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American International Group, Inc. Index to Financial Statements and Schedules
Index of Notes to Consolidated Financial Statements

Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

American International Group, Inc. Index to Financial Statements and Schedules

AIG Form 8-K            53

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of American International Group, Inc.:

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of American International Group, Inc. and its subsidiaries (AIG) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, AIG maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). AIG's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A in the 2011 Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on AIG's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

    As discussed in Note 1 to the consolidated financial statements, AIG changed the manner in which it accounts for the costs associated with acquiring or renewing insurance contracts and the presentation of its comprehensive income. As described in Note 2 to the Consolidated Financial Statements, AIG changed the manner in which it accounts for other-than-temporary impairments of fixed maturity securities as of April 1, 2009.

    A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

    Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 23, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to changes in the presentation of segment information, the effects of the adoption of the accounting standard relating to accounting for acquisition costs associated with acquiring or renewing insurance contracts, and the effects of the adoption of the accounting standard related to the presentation of comprehensive income discussed in Note 1, as to which the date is May 4, 2012.

54            AIG Form 8-K

American International Group, Inc.
Consolidated Balance Sheet

(in millions, except for share data)	December 31, 2011	December 31, 2010

Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value (amortized cost: 2011 – $250,770; 2010 – $220,669)	$263,981	$228,302
Bond trading securities, at fair value	24,364	26,182
Equity securities:
Common and preferred stock available for sale, at fair value (cost: 2011 – $1,820; 2010 – $2,571)	3,624	4,581
Common and preferred stock trading, at fair value	125	6,652
Mortgage and other loans receivable, net of allowance (portion measured at fair value: 2011 – $107; 2010 – $143)	19,489	20,237
Flight equipment primarily under operating leases, net of accumulated depreciation	35,539	38,510
Other invested assets (portion measured at fair value: 2011 – $20,876; 2010 – $21,356)	40,744	42,210
Short-term investments (portion measured at fair value: 2011 – $5,913; 2010 – $23,860)	22,572	43,738

Total investments	410,438	410,412
Cash	1,474	1,558
Accrued investment income	3,108	2,960
Premiums and other receivables, net of allowance	14,721	15,713
Reinsurance assets, net of allowance	27,211	25,810
Current and deferred income taxes	17,802	-
Deferred policy acquisition costs	8,937	9,431
Derivative assets, at fair value	4,499	5,917
Other assets, including restricted cash of $2,988 in 2011 and $30,232 in 2010 and prepaid commitment fee asset of $3,628 in 2010 (portion measured at fair value: 2011 – $0; 2010 – $14)	12,782	44,379
Separate account assets, at fair value	51,388	54,432
Assets held for sale	-	104,961

Total assets	$552,360	$675,573

Liabilities:
Liability for unpaid claims and claims adjustment expense	$91,145	$91,151
Unearned premiums	23,465	23,803
Future policy benefits for life and accident and health insurance contracts	34,317	31,268
Policyholder contract deposits (portion measured at fair value: 2011 – $918; 2010 – $445)	126,898	121,373
Other policyholder funds	6,691	6,758
Current and deferred income taxes	-	2,351
Derivative liabilities, at fair value	4,733	5,735
Other liabilities (portion measured at fair value: 2011 – $907; 2010 – $2,619)	27,554	29,108
Federal Reserve Bank of New York credit facility (see Note 1)	-	20,985
Other long-term debt (portion measured at fair value: 2011 – $10,766; 2010 – $12,143)	75,253	85,476
Separate account liabilities	51,388	54,432
Liabilities held for sale	-	95,923

Total liabilities	441,444	568,363

Commitments, contingencies and guarantees (see Note 16)
Redeemable noncontrolling interests (see Note 1):
Nonvoting, callable, junior preferred interests held by Department of the Treasury	8,427	-
Other	96	434

Total redeemable noncontrolling interests	8,523	434

AIG shareholders' equity (see Note 1):
Preferred stock
Series E; $5.00 par value; shares issued: 2011 – 0; 2010 – 400,000, at aggregate liquidation value	-	41,605
Series F; $5.00 par value; shares issued: 2011 – 0; 2010 – 300,000, aggregate liquidation value: $7,543	-	7,378
Series C; $5.00 par value; shares issued: 2011 – 0; 2010 – 100,000, aggregate liquidation value: $0.5	-	23,000
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued: 2011 – 1,906,568,099; 2010 – 147,124,067	4,766	368
Treasury stock, at cost; 2011 – 9,746,617; 2010 – 6,660,908 shares of common stock	(942)	(873)
Additional paid-in capital	81,787	9,683
Retained earnings (accumulated deficit)	10,774	(9,848)
Accumulated other comprehensive income	5,153	7,543

Total AIG shareholders' equity	101,538	78,856

Non-redeemable noncontrolling interests (see Note 1):
Nonvoting, callable, junior and senior preferred interests held by Federal Reserve Bank of New York	-	26,358
Other (including $204 associated with businesses held for sale in 2010)	855	1,562

Total non-redeemable noncontrolling interests	855	27,920

Total equity	102,393	106,776

Total liabilities and equity	$552,360	$675,573

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

AIG Form 8-K            55

American International Group, Inc.
Consolidated Statement of Operations

	Years Ended December 31,
(dollars in millions, except per share data)	2011	2010	2009

Revenues:
Premiums	$38,990	$45,319	$48,583
Policy fees	2,705	2,710	2,656
Net investment income	14,755	20,934	18,992
Net realized capital gains (losses):
Total other-than-temporary impairments on available for sale securities	(1,216)	(1,712)	(6,096)
Portion of other-than-temporary impairments on available for sale fixed maturity securities recognized in Other comprehensive income	168	(812)	316

Net other-than-temporary impairments on available for sale securities recognized in net income (loss)	(1,048)	(2,524)	(5,780)
Other realized capital gains	1,589	2,360	570

Total net realized capital gains (losses)	541	(164)	(5,210)
Aircraft leasing revenue	4,508	4,749	4,967
Other income	2,758	3,989	5,459

Total revenues	64,257	77,537	75,447

Benefits, claims and expenses:
Policyholder benefits and claims incurred	33,450	41,392	45,314
Interest credited to policyholder account balances	4,467	4,487	4,611
Amortization of deferred acquisition costs	5,486	5,821	6,670
Other acquisition and insurance expenses	8,458	10,163	9,815
Interest expense	3,871	7,981	14,358
Aircraft leasing expenses	3,974	4,050	2,385
Net loss on extinguishment of debt (see Note 1)	2,908	104	-
Net (gain) loss on sale of properties and divested businesses	74	(19,566)	1,271
Other expenses	2,470	3,439	5,465

Total benefits, claims and expenses	65,158	57,871	89,889

Income (loss) from continuing operations before income tax expense (benefit)	(901)	19,666	(14,442)
Income tax expense (benefit):
Current	95	644	2,802
Deferred	(19,859)	6,092	(4,857)

Income tax expense (benefit)	(19,764)	6,736	(2,055)

Income (loss) from continuing operations	18,863	12,930	(12,387)
Income (loss) from discontinued operations, net of income tax expense (benefit) (see Note 4)	2,467	(645)	2,661

Net income (loss)	21,330	12,285	(9,726)

Less:
Net income (loss) from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	634	1,818	140
Other	55	355	(1,576)

Total net income (loss) from continuing operations attributable to noncontrolling interests	689	2,173	(1,436)
Net income from discontinued operations attributable to noncontrolling interests	19	54	72

Total net income (loss) attributable to noncontrolling interests	708	2,227	(1,364)

Net income (loss) attributable to AIG	$20,622	$10,058	$(8,362)

Net income (loss) attributable to AIG common shareholders	$19,810	$2,046	$(9,657)

Income (loss) per common share attributable to AIG common shareholders:
Basic:
Income (loss) from continuing operations	$9.65	$16.02	$(90.51)
Income (loss) from discontinued operations	$1.36	$(1.04)	$19.14
Diluted:
Income (loss) from continuing operations	$9.65	$16.02	$(90.51)
Income (loss) from discontinued operations	$1.36	$(1.04)	$19.14

Weighted average shares outstanding:
Basic	1,799,385,757	136,585,844	135,324,896
Diluted	1,799,458,497	136,649,280	135,324,896

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

56            AIG Form 8-K

American International Group, Inc.
Consolidated Statement of Comprehensive Income

	Years Ended December 31,
(in millions)	2011	2010	2009

Net income (loss)	$21,330	$12,285	$(9,726)

Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity investments on which other-than-temporary credit impairments were taken	(74)	1,229	1,324
Change in unrealized appreciation (depreciation) of all other investments	(1,485)	2,293	18,621
Change in foreign currency translation adjustments	(992)	(928)	1,437
Change in net derivative gains (losses) arising from cash flow hedging activities	17	94	63
Change in retirement plan liabilities adjustment	(70)	275	354

Other comprehensive income (loss)	(2,604)	2,963	21,799

Comprehensive income	18,726	15,248	12,073
Comprehensive income attributable to noncontrolling nonvoting, callable, junior and senior preferred interests	634	1,818	140
Comprehensive income (loss) attributable to other noncontrolling interests	(47)	590	(1,116)

Total comprehensive income (loss) attributable to noncontrolling interests	587	2,408	(976)

Comprehensive income attributable to AIG	$18,139	$12,840	$13,049

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

AIG Form 8-K            57

American International Group, Inc.
Consolidated Statement of Equity

(in millions)	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total AIG Share- holders' Equity	Non- redeemable non- controlling Interests	Total Equity

Balance, January 1, 2009	$40,000	$368	$(8,450)	$39,488	$(12,368)	$(6,328)	$52,710	$8,095	$60,805

Cumulative effect of change in accounting principle, net of tax(a)	-	-	-	-	585	(9,977)	(9,392)	-	(9,392)
Series C issuance	23,000	-	-	(23,000)	-	-	-	-	-
Series D exchange for Series E	1,605	-	-	(1,605)	-	-	-	-	-
Series F drawdowns	5,344	-	-	-	-	-	5,344	-	5,344
Series F commitment fee	(165)	-	-	-	-	-	(165)	-	(165)
Common stock issued under stock plans	-	1	176	(177)	-	-	-	-	-
Retirement of treasury stock	-	(15)	7,400	(7,385)	-	-	-	-	-
Net loss attributable to AIG or other noncontrolling interests(b)	-	-	-	-	(8,362)	-	(8,362)	(1,784)	(10,146)
Net income attributable to noncontrolling nonvoting, callable, junior and senior preferred interests held by the Federal Reserve Bank of New York	-	-	-	-	-	-	-	140	140
Other comprehensive income	-	-	-	-	-	21,411	21,411	388	21,799
Deferred income taxes	-	-	-	(818)	-	-	(818)	-	(818)
Net decrease due to deconsolidation	-	-	-	(97)	-	-	(97)	(3,405)	(3,502)
Contributions from noncontrolling interests	-	-	-	-	-	-	-	677	677
Distributions to noncontrolling interests	-	-	-	-	-	-	-	(368)	(368)
Issuance of noncontrolling nonvoting, callable, junior and senior preferred interests to the Federal Reserve Bank of New York	-	-	-	-	-	-	-	24,400	24,400
Other	-	-	-	(48)	-	-	(48)	109	61

Balance, December 31, 2009	$69,784	$354	$(874)	$6,358	$(20,145)	$5,106	$60,583	$28,252	$88,835

Series F drawdowns	2,199	-	-	-	-	-	2,199	-	2,199
Common stock issued under stock plans	-	2	-	(20)	-	-	(18)	-	(18)
Equity unit exchange	-	12	-	3,645	-	-	3,657	-	3,657
Cumulative effect of change in accounting principle, net of tax	-	-	-	-	239	(345)	(106)	-	(106)
Net income attributable to AIG or other noncontrolling interests(b)	-	-	-	-	10,058	-	10,058	336	10,394
Net income attributable to noncontrolling nonvoting, callable, junior and senior preferred interests held by the Federal Reserve Bank of New York	-	-	-	-	-	-	-	1,818	1,818
Other comprehensive income(c)	-	-	-	-	-	2,782	2,782	176	2,958
Deferred income taxes	-	-	-	(332)	-	-	(332)	-	(332)
Net decrease due to deconsolidation	-	-	-	-	-	-	-	(2,740)	(2,740)
Contributions from noncontrolling interests	-	-	-	-	-	-	-	253	253
Distributions to noncontrolling interests	-	-	-	-	-	-	-	(175)	(175)
Other	-	-	1	32	-	-	33	-	33

Balance, December 31, 2010	$71,983	$368	$(873)	$9,683	$(9,848)	$7,543	$78,856	$27,920	$106,776

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

58            AIG Form 8-K

American International Group, Inc.
Consolidated Statement of Equity (Continued)

(in millions)	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total AIG Share- holders' Equity	Non- redeemable non- controlling Interests	Total Equity

Series F drawdown	20,292	-	-	-	-	-	20,292	-	20,292
Repurchase of SPV preferred interests in connection with Recapitalization(d)	-	-	-	-	-	-	-	(26,432)	(26,432)
Exchange of consideration for preferred stock in connection with Recapitalization(d)	(92,275)	4,138	-	67,460	-	-	(20,677)	-	(20,677)
Common stock issued	-	250	-	2,636	-	-	2,886	-	2,886
Purchase of common stock	-	-	(70)	-	-	-	(70)	-	(70)
Settlement of equity unit stock purchase contracts	-	9	-	2,160	-	-	2,169	-	2,169
Net income attributable to AIG or other noncontrolling interests	-	-	-	-	20,622	-	20,622	82	20,704
Net income attributable to noncontrolling nonvoting, callable, junior and senior preferred interests	-	-	-	-	-	-	-	74	74
Other comprehensive loss(c)	-	-	-	-	-	(2,483)	(2,483)	(119)	(2,602)
Deferred income taxes	-	-	-	2	-	-	2	-	2
Acquisition of noncontrolling interest	-	-	-	(164)	-	93	(71)	(489)	(560)
Net decrease due to deconsolidation	-	-	-	-	-	-	-	(123)	(123)
Contributions from noncontrolling interests	-	-	-	-	-	-	-	120	120
Distributions to noncontrolling interests	-	-	-	-	-	-	-	(128)	(128)
Other	-	1	1	10	-	-	12	(50)	(38)

Balance, December 31, 2011	$-	$4,766	$(942)	$81,787	$10,774	$5,153	$101,538	$855	$102,393

(a)
Includes the cumulative effect of the adoption of the accounting standard on April 1, 2009 for other-than-temporary impairments which increased AIG shareholders' equity by $2.5 billion, of which $12.0 billion increased retained earnings and $9.5 billion reduced accumulated other comprehensive income. Also includes the cumulative effect of the retrospective adoption of the accounting standard on January 1, 2012 for acquisition costs, which reduced retained earnings by $11.4 billion and reduced accumulated other comprehensive income by $0.4 billion. See Note 2 to the Consolidated Financial Statements.

(b)
Excludes gains of $560 million, $73 million and $280 million in 2011, 2010 and 2009, respectively, attributable to redeemable noncontrolling interests and net income attributable to noncontrolling nonvoting, callable, junior and senior preferred interests held by the Federal Reserve Bank of New York of $74 million, $1.8 billion and $140 million in 2011, 2010 and 2009, respectively.

(c)
Excludes $2 million and $5 million attributable to redeemable noncontrolling interests for the year ended December 31, 2011 and 2010, respectively.

(d)
See Notes 1 and 17 to Consolidated Financial Statements.

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

AIG Form 8-K            59

American International Group, Inc.
Consolidated Statement of Cash Flows

Years Ended December 31, (in millions)	2011	2010	2009

Cash flows from operating activities:
Net income (loss)	$21,330	$12,285	$(9,726)
(Income) loss from discontinued operations	(2,467)	645	(2,661)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Net gains on sales of securities available for sale and other assets	(1,766)	(2,842)	(1,305)
Net (gains) losses on sales of divested businesses	74	(19,566)	1,271
Net losses on extinguishment of debt	2,908	104	-
Unrealized gains in earnings – net	(687)	(1,372)	(4,249)
Equity in (income) loss from equity method investments, net of dividends or distributions	(637)	(1,268)	1,633
Depreciation and other amortization	7,372	8,012	9,212
Provision for mortgage and other loans receivable	4	429	1,011
Impairments of assets	3,482	5,372	9,260
Amortization of costs and accrued interest and fees related to FRBNY Credit Facility	48	4,223	10,175
Changes in operating assets and liabilities:
General and life insurance reserves	(202)	8,705	5,991
Premiums and other receivables and payables – net	1,828	595	2,282
Reinsurance assets and funds held under reinsurance treaties	(1,103)	(3,510)	(246)
Capitalization of deferred policy acquisition costs	(5,429)	(5,933)	(5,942)
Other policyholder funds	(407)	572	689
Current and deferred income taxes – net	(20,480)	5,733	(2,962)
Trading securities	281	354	993
Payment of FRBNY Credit Facility accrued compounded interest and fees	(6,363)	-	-
Other, net	(1,121)	(2,835)	(3,143)

Total adjustments	(22,198)	(3,227)	24,670

Net cash provided by (used in) operating activities – continuing operations	(3,335)	9,703	12,283
Net cash provided by operating activities – discontinued operations	3,370	7,207	6,301

Net cash provided by operating activities	$35	$16,910	$18,584

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

60            AIG Form 8-K

American International Group, Inc.
Consolidated Statement of Cash Flows (Continued)

Years Ended December 31, (in millions)	2011	2010	2009

Cash flows from investing activities:
Proceeds from (payments for)
Sales of available for sale investments	44,026	56,213	39,969
Maturities of fixed maturity securities available for sale and hybrid investments	20,131	14,657	15,778
Sales of trading securities	9,733	6,313	12,493
Sales or distributions of other invested assets (including flight equipment)	7,936	10,495	10,745
Sales of divested businesses, net	587	21,760	5,278
Principal payments received on and sales of mortgage and other loans receivable	3,207	5,410	9,195
Purchases of available for sale investments	(90,630)	(79,263)	(58,859)
Purchases of trading securities	(1,250)	(3,003)	(4,854)
Purchases of other invested assets (including flight equipment)	(6,675)	(7,850)	(10,270)
Mortgage and other loans receivable issued and purchased	(2,600)	(2,995)	(6,283)
Net change in restricted cash	27,244	(27,115)	(250)
Net change in short-term investments	19,988	(5,233)	(9,021)
Net change in derivative assets and liabilities other than AIGFP	587	267	(127)
Other, net	(430)	(599)	2,612

Net cash provided by (used in) investing activities – continuing operations	31,854	(10,943)	6,406
Net cash provided by (used in) investing activities – discontinued operations	4,478	718	(628)

Net cash provided by (used in) investing activities	36,332	(10,225)	5,778

Cash flows from financing activities:
Proceeds from (payments for)
Policyholder contract deposits	17,903	19,570	21,546
Policyholder contract withdrawals	(13,570)	(14,897)	(26,258)
Net change in short-term debt	(227)	(5,630)	(11,072)
Federal Reserve Bank of New York credit facility borrowings	-	19,900	32,526
Federal Reserve Bank of New York credit facility repayments	(14,622)	(23,178)	(26,426)
Issuance of other long-term debt	7,762	13,046	3,452
Repayments of other long-term debt	(17,810)	(15,976)	(19,451)
Proceeds from drawdown on the Department of the Treasury Commitment	20,292	2,199	5,344
Repayment of Department of the Treasury SPV Preferred Interests	(12,425)	-	-
Repayment of Federal Reserve Bank of New York SPV Preferred Interests	(26,432)	-	-
Issuance of Common Stock	5,055	-	-
Purchase of Common Stock	(70)	-	-
Acquisition of noncontrolling interest	(688)	-	-
Other, net	(152)	(579)	(671)

Net cash used in financing activities – continuing operations	(34,984)	(5,545)	(21,010)
Net cash used in financing activities – discontinued operations	(1,942)	(3,716)	(7,987)

Net cash used in financing activities	(36,926)	(9,261)	(28,997)

Effect of exchange rate changes on cash	29	39	533

Net decrease in cash	(530)	(2,537)	(4,102)
Cash at beginning of period	1,558	4,400	8,642
Change in cash of businesses held for sale	446	(305)	(140)

Cash at end of period	$1,474	$1,558	$4,400

See accompanying Notes to Consolidated Financial Statements, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

AIG Form 8-K            61

Index of Notes to Consolidated Financial Statements

		Page

Note 1.	Basis of Presentation and Significant Events	63
Note 2.	Summary of Significant Accounting Policies	70
Note 3.	Segment Information	93
Note 4.	Divested Businesses, Discontinued Operations and Held for Sale Classification	99
Note 5	Business Combinations	102
Note 6.	Fair Value Measurements	103
Note 7.	Investments	127
Note 8.	Lending Activities	138
Note 9.	Reinsurance	140
Note 10.	Deferred Policy Acquisition Costs	143
Note 11.	Variable Interest Entities	144
Note 12.	Derivatives and Hedge Accounting	148
Note 13.	Liability for Unpaid Claims and Claims Adjustment Expense and Future Policy Benefits for Life and Accident and Health Insurance Contracts and Policyholder Contract Deposits	158
Note 14.	Variable Life and Annuity Contracts	161
Note 15.	Debt Outstanding	163
Note 16.	Commitments, Contingencies and Guarantees	169
Note 17.	Total Equity and Earnings (Loss) Per Share	190
Note 18.	Statutory Financial Data and Restrictions	199
Note 19.	Share-based Compensation and Other Plans	200
Note 20.	Employee Benefits	206
Note 21	Ownership	215
Note 22.	Income Taxes	215
Note 23.	Quarterly Financial Information (Unaudited)	222
Note 24.	Information Provided in Connection With Outstanding Debt	223

62            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SIGNIFICANT EVENTS

    American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States.

    Since September 2008, AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG has entered into several important transactions and relationships with the Federal Reserve Bank of New York (FRBNY), the AIG Credit Facility Trust (together with its trustees, acting in their capacity as trustees, the Trust) and the United States Department of the Treasury (the Department of the Treasury) during this period. As a result of the series of integrated transactions to recapitalize AIG, on January 14, 2011, the Department of the Treasury became the holder of 92 percent of AIG's outstanding common stock, par value $2.50 per share (AIG Common Stock). In May 2011, AIG completed a registered public offering of AIG Common Stock (the May Common Stock Offering), which resulted in a reduction of the Department of the Treasury's ownership to approximately 77 percent. See Significant Events below for further information.

    The consolidated financial statements include the accounts of AIG, its controlled subsidiaries (through a greater than 50 percent ownership of voting rights of a voting interest entity), and variable interest entities (VIEs) in which AIG is the primary beneficiary. Entities that AIG does not consolidate, but in which it holds 20 percent to 50 percent of the voting rights or otherwise has the ability to exercise significant influence, are accounted for under the equity method unless AIG has elected the fair value option. On October 29, 2010, AIG completed an initial public offering (IPO) of 8.08 billion ordinary shares of AIA Group Limited (AIA), upon the completion of which AIG owned approximately 33 percent of AIA's outstanding shares. AIG accounts for its investment in AIA under the fair value option with gains and losses recorded in Net investment income.

    Certain of AIG's foreign subsidiaries included in the consolidated financial statements report on different fiscal period bases, in most cases ending November 30. The effect on AIG's consolidated financial condition and results of operations of all material events occurring at these subsidiaries between the fiscal year end and December 31 for all periods presented has been recorded.

    The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements requires the application of accounting policies that often involve a significant degree of judgment. AIG considers the accounting policies that are most dependent on the application of estimates and assumptions to be those relating to items considered by management in the determination of:

  •
  estimates with respect to income taxes, including the recoverability of the deferred tax assets and the predictability of future tax planning strategies and operating profitability of the character necessary for their realization;

  •
  recoverability of assets, including deferred policy acquisition costs (DAC), flight equipment, and reinsurance;

  •
  insurance liabilities, including general insurance unpaid claims and claims adjustment expenses and future policy benefits for life and accident and health contracts;

  •
  estimated gross profits for investment-oriented products;

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  impairment charges, including other-than-temporary impairments on financial instruments and goodwill impairments;

  •
  liabilities for legal contingencies; and

  •
  fair value measurements of certain financial assets and liabilities, including credit default swaps (CDS) and AIG's economic interest in Maiden Lane II LLC (ML II) and equity interest in Maiden Lane III LLC (ML III) (together, the Maiden Lane Interests).

    These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, AIG's consolidated financial condition, results of operations and cash flows could be materially affected.

RECLASSIFICATIONS, REVISIONS AND SEGMENT CHANGES

    Prior period amounts were reclassified to conform to the current period presentation for the following items.

    Due to changes in the relative composition of AIG's remaining continuing operations as a result of the substantial completion of AIG's asset disposition plan, AIG began presenting separately the following line items on its Consolidated Statement of Operations beginning in 2011:

Current line item:	Previously included in line item:

Policy fees(a)	Premiums and other considerations
Aircraft leasing revenues and Aircraft leasing expenses, respectively	Other income and Other expenses, respectively
Interest credited to policyholder account balances(b)	Policyholder benefits and claims incurred
Amortization of deferred acquisition costs	Policy acquisition and other insurance expenses

(a)
Represents fees recognized from universal life and investment-type products, consisting of policy charges for the cost of insurance, policy administration charges, amortization of unearned revenue reserves and surrender charges.

(b)
Represents interest on account-value-based policyholder deposits, consisting of amounts credited on non-equity-indexed account values, accretion to the host contract for equity indexed products, and net amortization of sales inducements.

    On January 1, 2012, AIG retrospectively adopted an accounting standard that amends the accounting for costs incurred by insurance companies that can be capitalized in connection with acquiring or renewing insurance contracts. See Note 2(v) herein for discussion of revisions to the consolidated financial statements.

    In order to align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to allocate resources and assess performance, changes were made during 2011 and 2012 to AIG's segment information. See Note 3 herein for additional information on AIG's segment changes.

    Additionally, certain other reclassifications have been made to prior period amounts in the Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Balance Sheet to conform to the current period presentation. See Note 4 herein for reclassifications to prior period amounts attributable to discontinued operations.

    On January 1, 2012, AIG adopted an accounting standard that requires the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components, followed consecutively by a second statement that presents total other comprehensive income and its components. The adoption of this standard resulted in the inclusion of statements of comprehensive income in Note 24 herein. The standard did not have any effect on AIG's consolidated financial condition, results of operations or cash flows.

64            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIGNIFICANT EVENTS

    During 2011, AIG completed the Recapitalization (described below), executed transactions in the debt and equity capital markets and substantially completed its asset disposition plan.

Recapitalization

    On January 14, 2011 (the Closing), AIG completed a series of integrated transactions to recapitalize AIG (the Recapitalization) with the Department of the Treasury, the FRBNY and the Trust, including the repayment of all amounts owed under the Credit Agreement, dated as of September 22, 2008 (as amended, the FRBNY Credit Facility). At the Closing, AIG recognized a net loss on extinguishment of debt, primarily representing $3.3 billion in accelerated amortization of the remaining prepaid commitment fee asset resulting from the termination of the FRBNY Credit Facility.

Repayment and Termination of the FRBNY Credit Facility

    At the Closing, AIG repaid to the FRBNY approximately $21 billion in cash, representing complete repayment of all amounts owed under the FRBNY Credit Facility, and the FRBNY Credit Facility was terminated. The funds for the repayment came from the net cash proceeds from AIG's sale of 67 percent of the ordinary shares of AIA in its initial public offering and from AIG's sale of American Life Insurance Company (ALICO) in 2010. These funds were loaned to AIG in the form of secured limited recourse debt from the special purpose vehicles that held the proceeds of the AIA IPO and the ALICO sale (the AIA SPV and the ALICO SPV, respectively, and collectively, the SPVs). The loan from the ALICO SPV was repaid in full during 2011. The loan from the AIA SPV is secured by pledges and any proceeds received from the sale by AIG and certain of its subsidiaries of, among other collateral, all or part of their equity interest in International Lease Finance Corporation (ILFC or the Designated Entity). Proceeds from the sales of the remaining ordinary shares of AIA held by the AIA SPV will be used to pay down the liquidation preference of the Department of the Treasury's preferred interests in the AIA SPV (the AIA SPV Preferred Interests) (described below). Until their respective sales on February 1, 2011 and August 18, 2011 as further discussed in Sales of Divested Businesses below, AIG's Japan-based life insurance subsidiaries, AIG Star Life Insurance Company Ltd. (AIG Star) and AIG Edison Life Insurance Company (AIG Edison), and Nan Shan Life Insurance Company, Ltd. (Nan Shan), were also Designated Entities.

Repurchase and Exchange of SPV Preferred Interests

    At the Closing, AIG drew down approximately $20.3 billion (the Series F Closing Drawdown Amount) under the Department of the Treasury's commitment (the Department of the Treasury Commitment (Series F)) pursuant to the Securities Purchase Agreement, dated as of April 17, 2009 (the Series F SPA), between AIG and the Department of the Treasury relating to AIG's Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the Series F Preferred Stock). The Series F Closing Drawdown Amount was the full amount remaining under the Department of the Treasury Commitment (Series F), less $2 billion that AIG designated to be available after the closing for general corporate purposes under a commitment relating to AIG's Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (the Series G Preferred Stock), described below (the Series G Drawdown Right). The right of AIG to draw on the Department of the Treasury Commitment (Series F) (other than the Series G Drawdown Right) was terminated.

    AIG used the Series F Closing Drawdown Amount to repurchase all of the FRBNY's AIA SPV Preferred Interests and the preferred interests in the ALICO SPV (together with the AIA SPV Preferred Interests, the SPV Preferred Interests). AIG transferred the SPV Preferred Interests to the Department of the Treasury as part of the consideration for the exchange of the Series F Preferred Stock (described below).

AIG Form 8-K            65

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The Department of the Treasury, so long as it holds AIA SPV Preferred Interests, has the right, subject to existing contractual restrictions, to require AIG to dispose of the remaining AIA ordinary shares held by the AIA SPV to the extent necessary to fully repay the liquidation preference on the Department of the Treasury's AIA SPV Preferred Interests. In addition, the consent of the Department of the Treasury, so long as it holds SPV Preferred Interests, will be required for AIG to take specified significant actions with respect to the Designated Entity, ILFC, including an IPO, sales, significant acquisitions or dispositions and incurrence of specified levels of indebtedness. If any SPV Preferred Interests are outstanding on May 1, 2013, the Department of the Treasury will have the right to compel the sale of all or a portion of ILFC on terms that it will determine.

    As a result of these transactions, the AIA SPV Preferred Interests are no longer considered permanent equity on AIG's Consolidated Balance Sheet, and are classified as Redeemable noncontrolling nonvoting, callable, junior preferred interests held by the Department of the Treasury.

Issuance and Cancellation of AIG's Series G Preferred Stock

    At the Closing, AIG and the Department of the Treasury amended and restated the Series F SPA to provide for the issuance of 20,000 shares of Series G Preferred Stock by AIG to the Department of the Treasury. The Series G Preferred Stock was issued with a liquidation preference of zero. Because the net proceeds to AIG from the completion of the registered public offering of AIG Common Stock in the May Common Stock Offering of $2.9 billion exceeded the $2.0 billion Series G Drawdown Right, the Series G Drawdown Right was terminated and the Series G Preferred Stock was cancelled immediately thereafter.

Exchange of AIG's Series C, E and F Preferred Stock for AIG Common Stock and Series G Preferred Stock

    At the Closing:

  •
  the shares of AIG's Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share (the Series C Preferred Stock), held by the Trust, were exchanged for 562,868,096 shares of newly issued AIG Common Stock, which were subsequently transferred by the Trust to the Department of the Treasury;

  •
  the shares of AIG's Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the Series E Preferred Stock), held by the Department of the Treasury, were exchanged for 924,546,133 newly issued shares of AIG Common Stock; and

  •
  the shares of the Series F Preferred Stock held by the Department of the Treasury, were exchanged for (a) the SPV Preferred Interests, (b) 20,000 shares of the Series G Preferred Stock (subsequently cancelled) and (c) 167,623,733 shares of newly issued AIG Common Stock.

    The issuance of AIG Common Stock to the Department of the Treasury described above significantly affected the determination of Net income (loss) attributable to AIG common shareholders and the weighted average shares outstanding, both of which are used to compute earnings per share. See Note 17 herein for further discussion.

    AIG entered into a registration rights agreement (the Registration Rights Agreement) with the Department of the Treasury that granted the Department of the Treasury registration rights with respect to the shares of AIG Common Stock issued at the Closing. The May Common Stock Offering was conducted in accordance with the right of AIG under the Registration Rights Agreement to complete a registered primary offering of AIG Common Stock. Current rights of the Department of the Treasury under the Registration Rights Agreement include:

  •
  the right to participate in any future registered offering of AIG Common Stock by AIG;

66            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  the right to demand that AIG effect a registered market offering of its shares no more than twice in any 12-month period;

  •
  the right to engage in at-the-market offerings; and

  •
  subject to certain exceptions, the right to approve the terms, conditions and pricing of any registered offering in which it participates until its ownership falls below 33 percent of AIG's voting securities.

    AIG has the right to raise the greater of $2 billion and the amount of the projected liquidity shortfall if the AIG Board of Directors determines, after consultation with the Department of the Treasury, that due to events affecting AIG's insurance subsidiaries, AIG Parent's reasonably projected aggregate liquidity (cash and cash equivalents and commitments of credit) will fall below $8 billion within 12 months of the date of such determination.

    Until the Department of the Treasury's ownership of AIG's voting securities falls below 33 percent, the Department of the Treasury will, subject to certain exceptions, have complete control over the terms, conditions and pricing of any offering in which it participates, including any primary offering by AIG. As a result, if AIG seeks to conduct an offering of its equity securities the Department of the Treasury may decide to participate in the offering, and to prevent AIG from selling any equity securities.

Issuance of Warrants to Purchase AIG Common Stock

    On January 19, 2011, as part of the Recapitalization, AIG issued to the holders of record of AIG Common Stock as of January 13, 2011, by means of a dividend, ten-year warrants to purchase a total of 74,997,778 shares of AIG Common Stock at an exercise price of $45.00 per share. AIG retained 67,650 of these warrants for tax withholding purposes. No warrants were issued to the Trust, the Department of the Treasury or the FRBNY.

May 2011 Common Stock Offering and Sale

    On May 27, 2011, AIG and the Department of the Treasury, as the selling shareholder, completed a registered public offering of AIG Common Stock. AIG issued and sold 100 million shares of AIG Common Stock for aggregate net proceeds of approximately $2.9 billion and the Department of the Treasury sold 200 million shares of AIG Common Stock. AIG did not receive any of the proceeds from the sale of the shares of AIG Common Stock by the Department of the Treasury. Of the net proceeds AIG received from this offering, $550 million has been used to fund the Consolidated 2004 Securities Litigation settlement (see Note 16 herein). As required by the Registration Rights Agreement, AIG paid the underwriting discount as well as certain expenses with respect to the shares sold by the Department of the Treasury. The balance of the net proceeds was used for general corporate purposes. As a result of the sale of AIG Common Stock in this offering, the Series G Drawdown Right was terminated, the Series G Preferred Stock was cancelled and the ownership by the Department of the Treasury was reduced from approximately 92 percent to approximately 77 percent of the AIG Common Stock outstanding after the completion of the offering.

September 2011 Debt Offering

    On September 13, 2011, AIG issued $1.2 billion of 4.250% Notes Due 2014 and $800 million of 4.875% Notes Due 2016. The proceeds are being used to pay maturing notes issued by AIG to fund the Matched Investment Program (MIP).

October 2011 Syndicated Credit and Contingent Liquidity Facilities

    On October 12, 2011, the previously outstanding AIG 364-Day Syndicated Facility, AIG 3-Year Syndicated Facility and Chartis letter of credit facility were terminated and AIG entered into a $1.5 billion 364-Day

AIG Form 8-K            67

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Syndicated Facility and a $3.0 billion 4-Year Syndicated Facility. The new 4-Year Syndicated Facility provides for $3.0 billion of revolving loans, which includes a $1.5 billion letter of credit sublimit. The $1.3 billion of previously issued letters of credit under the Chartis letter of credit facility were rolled into the letter of credit sublimit within the 4-Year Syndicated Facility, so that a total of $1.7 billion remains available under this facility, of which $0.2 billion is available for letters of credit. AIG expects that it may draw down on these facilities from time to time, and may use the proceeds for general corporate purposes.

    In December 2010, AIG established a $500 million contingent liquidity facility. Under this facility, AIG has the right, prior to December 15, 2015, to issue up to $500 million in senior debt to the counterparty, based on a put option agreement between AIG and the counterparty. The senior debt, if issued, will mature on December 15, 2015.

    In October 2011, AIG entered into an additional contingent liquidity facility. Under this facility, AIG has the right, for a period of one year, to enter into put option agreements, with an aggregate notional amount of up to $500 million, with an unaffiliated international financial institution pursuant to which AIG has the right, for a period of five years from the date any such put option agreement is entered into, to issue up to $500 million in senior debt to the financial institution, at AIG's discretion.

November 2011 Exchange Offer

    In November 2011, AIG exchanged specified series of its outstanding Junior Subordinated Debentures for newly issued senior notes pursuant to an exchange offer. The exchange resulted in a gain on extinguishment of debt of approximately $484 million, which is reflected in Net loss on extinguishment of debt in the Consolidated Statement of Operations and a deferred gain of $65 million, included in Other long-term debt in the Consolidated Balance Sheet, which will be amortized as a reduction to future interest expense. See Note 15 herein for additional information on this transaction.

Sales of Businesses

    On January 12, 2011, AIG entered into an agreement to sell its 97.57 percent interest in Nan Shan to a Taiwan-based consortium. The transaction closed on August 18, 2011 for net proceeds of $2.15 billion in cash. The net proceeds from the transaction were used to pay down a portion of the liquidation preference of the Department of the Treasury's AIA SPV Preferred Interests.

    On February 1, 2011, AIG completed the sale of AIG Star and AIG Edison to Prudential Financial, Inc., for $4.8 billion, consisting of $4.2 billion in cash and $0.6 billion in the assumption of third-party debt. Of the $4.2 billion in cash, AIG retained $2 billion to support the capital of Chartis, Inc. (Chartis) and its subsidiaries pursuant to an agreement with the Department of the Treasury, and caused the remaining amount to be applied to pay down a portion of liquidation preference of the Department of the Treasury's AIA SPV Preferred Interests. AIG recognized a pre-tax gain of $3.5 billion on the date of the sale which is reflected in Income (loss) from discontinued operations in the Consolidated Statement of Operations.

    See Note 4 herein for additional information on these transactions and Note 16 for discussion of indemnification provisions.

Sale of MetLife Securities

    On March 1, 2011, AIG entered into a Coordination Agreement among the ALICO SPV, AIG and MetLife, Inc. (MetLife) regarding a series of integrated transactions (the MetLife Disposition) whereby MetLife agreed to allow AIG to offer for sale earlier than contemplated under the original terms of the ALICO sale (the ALICO Sale) the MetLife securities that AIG received when it sold ALICO to MetLife. The MetLife Disposition included (i) the sale of MetLife common stock, par value $0.01 per share, and the sale of common equity units of

68            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MetLife pursuant to two separate underwritten public offerings and (ii) the sale by the ALICO SPV of MetLife preferred stock to MetLife.

    In connection with the MetLife Disposition, on March 1, 2011, AIG and the ALICO SPV entered into a letter agreement with the Department of the Treasury pursuant to which AIG and the ALICO SPV received the consent of the Department of the Treasury to the MetLife Disposition. AIG completed the MetLife Disposition on March 8, 2011 for a total of $9.6 billion and used $6.6 billion of the proceeds to pay down all of the liquidation preference of the Department of the Treasury's ALICO SPV Preferred Interests and a portion of the liquidation preference of the Department of the Treasury's AIA SPV Preferred Interests. In the first quarter of 2011, AIG recognized a loss of $348 million, representing the decline in the value of the MetLife securities from December 31, 2010 through their disposition on March 8, 2011, due to market conditions prior to the MetLife Disposition. Of this amount, $191 million is reflected in Net realized capital gains (losses) and $157 million is reflected in Net investment income in the Consolidated Statement of Operations. The remaining proceeds were placed in escrow to secure indemnities provided to MetLife under the original terms of the ALICO stock purchase agreement as described in Note 16 herein.

LIQUIDITY ASSESSMENT

    In assessing AIG's current financial flexibility and developing operating plans for the future, management has made significant judgments and estimates with respect to the potential financial and liquidity effects of AIG's risks and uncertainties, including but not limited to:

  •
  the potential effect of changes in bond, equity and foreign exchange markets on contingent liquidity requirements;

  •
  the potential effect on AIG if the capital levels of its regulated and unregulated subsidiaries prove inadequate to support current business plans;

  •
  AIG's continued ability to generate cash flow from operations;

  •
  the potential adverse effects on AIG's businesses that could result if there are further downgrades by rating agencies; and

  •
  the potential for regulatory limitations on AIG's business in one or more countries.

    AIG believes that it has sufficient liquidity to satisfy future liquidity requirements and meet its obligations, including requirements arising out of reasonably foreseeable contingencies and events.

AIG Form 8-K            69

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTARY DISCLOSURE OF CONSOLIDATED CASH FLOW INFORMATION

Years Ended December 31, (in millions)	2011	2010	2009

Cash paid during the period for:
Interest*	$(8,985)	$(5,166)	$(5,777)
Taxes	$(716)	$(1,002)	$(226)
Non-cash financing/investing activities:
Noncontrolling nonvoting callable, junior and senior preferred interests held by Federal Reserve Bank of New York	$-	$-	$25,000
Interest credited to policyholder contract deposits included in financing activities	$4,750	$9,294	$12,615
Long-term debt reduction due to deconsolidations	$-	$-	$775
Exchange of equity units and extinguishment of junior subordinated debentures	$-	$3,657	$-
Exchange of junior subordinated debentures for senior notes	$(2,392)	$-	$-
Senior notes exchanged for junior subordinated debentures	$1,843	$-	$-
Non-cash consideration received from sale of ALICO	$-	$9,041	$-
Debt assumed on consolidation of variable interest entities	$-	$2,591	$-
Debt assumed on acquisition	$299	$164	$-

*
2011 includes payment of FRBNY credit facility accrued compounded interest of $4.7 billion, before the facility was terminated on January 14, 2011 in connection with the Recapitalization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Revenue recognition and expenses:

    Premiums:    Premiums for short duration contracts are recorded as written on the inception date of the policy. Premiums are earned primarily on a pro rata basis over the term of the related coverage. The reserve for unearned premiums includes the portion of premiums written relating to the unexpired terms of coverage. Reinsurance premiums under a reinsurance contract are typically earned over the same period as the underlying policies, or risks, covered by the contracts. As a result, the earning pattern of a reinsurance contract may extend up to 24 months, reflecting the inception dates of the underlying policies.

    Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided in proportion to the risks to which they relate.

    Premiums for long duration insurance products and life contingent annuities are recognized as revenues when due. Estimates for premiums due but not yet collected are accrued.

    Policy fees:    Policy fees represent fees recognized from universal life and investment-type products consisting of policy charges for the cost of insurance, policy administration charges, amortization of unearned revenue reserves and surrender charges.

    Net investment income:    Net investment income represents income primarily from the following sources in AIG's insurance operations and AIG Parent:

  •
  Interest income and related expenses, including amortization of premiums and accretion of discounts on bonds with changes in the timing and the amount of expected principal and interest cash flows reflected in the yield, as applicable.

  •
  Dividend income from common and preferred stock and distributions from other investments.

  •
  Realized and unrealized gains and losses from investments in trading securities accounted for at fair value.

  •
  Earnings from private equity funds and hedge fund investments accounted for under the equity method.

70            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  The difference between the carrying amount of a life settlement contract and the life insurance proceeds of the underlying life insurance policy recorded in income upon the death of the insured.

  •
  Changes in the fair values of AIG's interests in ML II, ML III, AIA and MetLife securities prior to sale.

    Net realized capital gains (losses):    Net realized capital gains and losses are determined by specific identification. The net realized capital gains and losses are generated primarily from the following sources:

  •
  Sales of fixed maturity securities and equity securities (except trading securities accounted for at fair value), real estate, investments in private equity funds and hedge funds and other types of investments.

  •
  Reductions to the cost basis of fixed maturity securities and equity securities (except trading securities accounted for at fair value) and other invested assets for other-than-temporary impairments.

  •
  Changes in fair value of derivatives except for (1) those instruments at AIG Financial Products Corp. and AIG Trading Group Inc. and their respective subsidiaries (collectively, AIGFP), (2) those instruments that qualify for hedge accounting treatment when the change in the fair value of the hedged item is not reported in Net realized capital gains (losses), and (3) those instruments that are designated as economic hedges of financial instruments for which the fair value option has been elected.

  •
  Exchange gains and losses resulting from foreign currency transactions.

    Aircraft leasing revenue:    Income from flight equipment under operating leases is recognized over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. In certain cases, leases provide for additional payments contingent on usage. In those cases, rental income is recognized at the time such usage occurs, net of estimated future contractual aircraft maintenance reimbursements. Gains on sales of flight equipment are recognized in Other income when flight equipment is sold and the risk of ownership of the equipment is passed to the new owner.

    Other income:    Other income includes unrealized gains and losses on derivatives, including unrealized market valuation gains and losses associated with AIGFP's super senior credit default swap (CDS) portfolio, as well as income from the Direct Investment book.

    Other income from the operations of the Direct Investment book and AIG's Other Operations category consists of the following:

  •
  Change in fair value relating to financial assets and liabilities for which the fair value option has been elected.

  •
  Interest income and related expenses, including amortization of premiums and accretion of discounts on bonds with changes in the timing and the amount of expected principal and interest cash flows reflected in the yield, as applicable.

  •
  Dividend income from common and preferred stock and distributions from other investments.

  •
  Changes in the fair value of trading securities and spot commodities sold but not yet purchased, futures, hybrid financial instruments, securities purchased under agreements to resell, and securities sold under agreements to repurchase for which the fair value option was elected.

  •
  Realized capital gains and losses from the sales of available for sale securities and investments in private equity funds and hedge funds and other investments.

  •
  Income earned on real estate based investments and related losses from property level impairments and financing costs.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  Exchange gains and losses resulting from foreign currency transactions.

  •
  Reductions to the cost basis of securities available for sale for other-than-temporary impairments.

  •
  Earnings from private equity funds and hedge fund investments accounted for under the equity method.

  •
  Gains and losses recognized in earnings on derivatives for the effective portion and their related hedged items.

    Policyholder benefits and claims incurred:    Incurred claims and claims adjustment expenses for short duration insurance contracts consist of the estimated ultimate cost of settling claims incurred within the reporting period, including incurred but not reported claims, plus the changes in estimates of current and prior period losses resulting from the continuous review process, which are charged to income as incurred. Benefits for long duration insurance contracts consist of benefits paid and changes in future policy benefits liabilities. Benefits for universal life and investment-type products primarily consist of interest credited to policy account balances and benefit payments made in excess of policy account balances except for certain contracts for which the fair value option was elected, for which benefits represent the entire change in fair value (including derivative gains and losses on related economic hedges).

    Interest credited to policyholder account balances:    Represents interest on account-value-based policyholder deposits consisting of amounts credited on non-equity-indexed account values, accretion to the host contract for equity indexed products, and net amortization of sales inducements.

    Amortization of deferred policy acquisition costs:    Amortization of deferred policy acquisition costs represents amortization of short-duration and long-duration deferred policy acquisition costs:

  •
  Short-duration policies:    Policy acquisition costs are deferred and amortized over the period in which the related premiums written are earned, generally 12 months.

  •
  Long-duration policies:    Policy acquisition costs for participating life, traditional life and accident and health insurance products are generally deferred and amortized, with interest, over the premium paying period. Policy acquisition costs and policy issuance costs related to universal life, and investment-type products (investment-oriented products) are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts.

    Aircraft leasing expenses:    Aircraft leasing expenses consist of depreciation expense, impairment charges, fair value adjustments and lease-related charges on aircraft as well as selling, general and administrative expenses and other expenses incurred by ILFC.

    Net (gain) loss on sale of properties and divested businesses:    Includes gains or losses from the sales of businesses that do not qualify as discontinued operations and sales of previously occupied properties.

    (b) Held-for-sale and discontinued operations:    AIG reports a business as held for sale when management has approved or received approval to sell the business and is committed to a formal plan, the business is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the ensuing year and certain other specified criteria are met. A business classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. Depreciation is not recorded on assets of a business classified as held for sale. Assets and liabilities related to a business classified as held for sale are segregated in the Consolidated Balance Sheet and major classes are separately disclosed in the notes to the Consolidated Financial Statements commencing in the period in which the business is classified as held for sale.

    AIG reports the results of operations of a business as discontinued operations if the business is classified as held for sale, the operations and cash flows of the business have been or will be eliminated from the ongoing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operations of AIG as a result of a disposal transaction and AIG will not have any significant continuing involvement in the operations of the business after the disposal transaction. The results of discontinued operations are reported in Discontinued Operations in the Consolidated Statement of Operations for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell.

    (c) Investments:

    Fixed maturity and equity securities:    Bonds held to maturity are carried at amortized cost when AIG has the ability and positive intent to hold these securities until maturity. When AIG does not have the positive intent to hold bonds until maturity, these securities are classified as available for sale or as trading and are carried at fair value. None of AIG's fixed maturity securities met the criteria for held to maturity classification at December 31, 2011 or 2010.

    Fixed maturity and equity securities classified as available for sale or as trading are carried at fair value. Unrealized gains and losses from available for sale investments in fixed maturity and equity securities are reported as a separate component of Accumulated other comprehensive income (loss), net of deferred acquisition costs and deferred income taxes, in Total AIG shareholders' equity. Realized and unrealized gains and losses from fixed maturity and equity securities classified as trading are reflected in Net investment income (for insurance subsidiaries) or Other income (for Direct Investment book). Investments in fixed maturities and equity securities are recorded on a trade-date basis.

    Premiums and discounts arising from the purchase of bonds classified as available for sale are treated as yield adjustments over their estimated holding periods, until maturity, or call date, if applicable. For investments in certain residential mortgage-backed securities (RMBS), certain commercial mortgage-backed securities (CMBS) and certain collateralized debt obligations/asset backed securities (CDO/ABS), (collectively, structured securities), recognized yields are updated based on current information regarding the timing and amount of expected undiscounted future cash flows. For high credit-quality structured securities, effective yields are recalculated based on actual payments received and updated prepayment expectations, and the amortized cost is adjusted to the amount that would have existed had the new effective yield been applied since acquisition with a corresponding charge or credit to net investment income. For structured securities that are not high credit-quality, effective yields are recalculated and adjusted prospectively based on changes in expected undiscounted future cash flows. For purchased credit impaired (PCI) securities, at acquisition, the difference between the undiscounted expected future cash flows and the recorded investment in the securities represents the initial accretable yield, which is to be accreted into net investment income over the securities' remaining lives on a level-yield basis. Subsequently, effective yields recognized on PCI securities are recalculated and adjusted prospectively to reflect changes in the contractual benchmark interest rates on variable rate securities and any significant increases in undiscounted expected future cash flows arising due to reasons other than interest rate changes.

    Trading securities include the investment portfolio of the Direct Investment book and the Maiden Lane Interests. Trading securities for the Direct Investment book are held to meet short-term investment objectives and to economically hedge other securities.

    For discussion of AIG's other-than-temporary impairment policy, see Note 7 herein.

    Mortgage and other loans receivable – net:    Mortgage and other loans receivable include commercial mortgages, life insurance policy loans, commercial loans, other loans and notes receivable. Commercial mortgages, commercial loans, and other loans and notes receivable are carried at unpaid principal balances less credit allowances and plus or minus adjustments for the accretion or amortization of discount or premium. Interest income on such loans is accrued as earned.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Direct costs of originating commercial mortgages, commercial loans, and other loans and notes receivable, net of nonrefundable points and fees, are deferred and included in the carrying amount of the related receivables. The amount deferred is amortized to income as an adjustment to earnings using the interest method.

    Mortgage and other loans receivable are considered impaired when collection of all amounts due under contractual terms is not probable. Interest income on such impaired loans is recognized as cash is received. For a discussion of the allowance for credit losses on mortgages and other loans receivable, see Note 8 herein.

    Mortgage and other loans receivable also include life insurance policy loans, which are carried at unpaid principal amount. There is no allowance for policy loans because these loans serve to reduce the death benefit paid when the death claim is made and the balances are effectively collateralized by the cash surrender value of the policy.

    Flight equipment primarily under operating leases – net:    Flight equipment is stated at cost (adjusted for any impairment charges), net of accumulated depreciation. Major additions, modifications and interest on deposits during the construction phase are capitalized. Normal maintenance and repairs, airframe and engine overhauls and compliance with return conditions of flight equipment on lease are generally provided by and paid for by the lessee. Under the provisions of most leases for certain airframe and engine overhauls, the lessee is reimbursed for certain costs incurred up to but not exceeding contingent rentals paid to ILFC by the lessee. ILFC recognizes overhaul rentals received as revenue, net of estimated overhaul reimbursements. Any lessor maintenance contribution made by ILFC in conjunction with a lease of a used aircraft and in excess of overhaul rentals received from the lessee, is capitalized as lease incentives and amortized into lease revenue over the life of the lease. Maintenance performed by ILFC in the event of a repossession of an aircraft is capitalized to the extent the costs meet the recognition criteria for an asset. Depreciation of aircraft is generally computed on a straight-line basis over a useful life of 25 years to a residual value of approximately 15 percent of the cost of the asset.

    Aircraft in the fleet are evaluated for impairment annually during the third quarter and whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly affected by estimates of future net cash flows and other factors that involve uncertainty. There are a number of factors and circumstances that can influence (and increase) the potential for recognizing an impairment loss. A firm commitment to sell aircraft may result in aircraft being reclassified from held for use to held for sale for financial reporting purposes and would require an impairment assessment based on the aircraft's fair value. An increase in the likelihood of a sale transaction being completed could result in a similar impairment assessment if the probability of an aircraft sale becomes high enough to reduce the probability weighted expected undiscounted future cash flows to be realized from the aircraft to an amount that is less than its carrying value. In addition, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances, including risk factors affecting the airline industry, can affect the impairment assessment.

    When assets are retired or disposed of, the cost and associated accumulated depreciation are removed from the related accounts and the difference, net of proceeds, is recorded as a gain in Other income.

    Other invested assets:    Other invested assets consist primarily of investments by AIG's insurance operations in hedge funds, private equity funds, other investment partnerships and direct private equity investments. AIG's investments in life settlement contracts and its 33 percent interest in AIA are also included in Other invested assets.

    Hedge funds, private equity funds and other investment partnerships in which AIG's insurance operations hold in the aggregate less than a five percent interest are reported at fair value. The change in fair value is recognized as a component of Accumulated other comprehensive income (loss). With respect to hedge funds, private equity funds and other investment partnerships in which AIG holds in the aggregate a five percent or greater interest or

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less than a five percent interest but in which AIG has more than a minor influence over the operations of the investee, AIG's carrying value is its share of the net asset value of the funds or the partnerships. The changes in such net asset values, accounted for under the equity method, are recorded in Net investment income. Direct private equity investments entered into for strategic purposes and not solely for capital appreciation or for income generation are also accounted for under the equity method.

    In applying the equity method of accounting, AIG consistently uses the most recently available financial information provided by the general partner or manager of each of these investments, which is one to three months prior to the end of AIG's reporting period. The financial statements of these investees are generally audited annually.

    Life settlement contracts are accounted for under the investment method. Under the investment method, AIG recognizes its initial investment in life settlement contracts at the transaction price plus all initial direct external costs. Continuing costs to keep the policy in force, primarily life insurance premiums, increase the carrying value of the investment. AIG recognizes income on individual life settlement contracts when the insured dies, at an amount equal to the excess of the contract proceeds over the carrying amount of the contract at that time. Contracts are reviewed for indications that the expected future proceeds from the contract would not be sufficient to recover AIG's estimated future carrying amount of the contract, which is the current carrying amount for the contract plus anticipated undiscounted future premiums and other capitalizable future costs. Any such contracts identified are written down to their estimated fair value.

    AIG accounts for its investment in AIA under the fair value option with gains and losses recorded in Net investment income. See Note 7 herein for further information.

    Also included in Other invested assets are real estate held for investment and aircraft asset investments held by non-Aircraft Leasing subsidiaries. See Note 7 herein for further information.

    Short-term investments:    Short-term investments consist of interest-bearing cash equivalents, time deposits, securities purchased under agreements to resell, and investments, such as commercial paper, with original maturities within one year from the date of purchase.

    Securities purchased under agreements to resell (reverse repurchase agreements) generally are accounted for as collateralized lending transactions. These agreements are recorded at their contracted resale amounts plus accrued interest, other than those that are accounted for at fair value. Such agreements entered into by AIGFP are carried at fair value based on market observable interest rates. AIG's policy is to take possession of or obtain a security interest in securities purchased under agreements to resell. The value of reverse repurchase agreements that were accounted for as collateralized lending transactions was $7.0 billion at December 31, 2011. The fair value of securities collateral received by AIG was $6.8 billion at December 31, 2011, of which $122 million was repledged by AIG.

    AIG minimizes the risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and generally requiring additional collateral to be deposited with AIG when necessary.

    (d) Cash:    Cash represents cash on hand and non-interest bearing demand deposits.

    (e) Premiums and other receivables – net:    Premiums and other receivables includes premium balances receivable, amounts due from agents and brokers and insureds, trade receivables for Direct Investment book and Global Capital Markets and other receivables. Trade receivables for Global Capital Markets include cash collateral posted to derivative counterparties that are not eligible to be netted against derivative liabilities. The allowance for doubtful accounts on premiums and other receivables was $484 million and $515 million at December 31, 2011 and 2010, respectively.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (f) Reinsurance assets – net:    In the ordinary course of business, AIG uses both treaty and facultative reinsurance to minimize its net loss exposure to any single catastrophic loss event or to an accumulation of losses from a number of smaller events. AIG determines the portion of the incurred but not reported (IBNR) loss that will be recoverable under its reinsurance contracts by reference to the terms of the reinsurance protection purchased. This determination is necessarily based on the estimate of IBNR and accordingly, is subject to the same uncertainties as the estimate of IBNR. Reinsurance assets include the balances due from reinsurance and insurance companies under the terms of AIG's reinsurance agreements for paid and unpaid losses and loss expenses, ceded unearned premiums and ceded future policy benefits for life and accident and health insurance contracts and benefits paid and unpaid. Amounts related to paid and unpaid losses and benefits and loss expenses with respect to these reinsurance agreements are substantially collateralized. AIG remains liable to the extent that its reinsurers do not meet their obligation under the reinsurance contracts, and as such, AIG regularly evaluates the financial condition of its reinsurers and monitors concentration of credit risk. The allowance for doubtful accounts on reinsurance assets was $365 million and $492 million at December 31, 2011 and 2010, respectively.

    (g) Deferred policy acquisition costs:    Policy acquisition costs represent those costs that are incremental and directly related to the successful acquisition of new or renewal of insurance contracts.

    AIG defers incremental costs that result directly from, and are essential to, the acquisition or renewal of an insurance contract. Such costs generally include agent or broker commissions and bonuses, premium taxes, and medical and inspection fees that would not have been incurred if the insurance contract had not been acquired or renewed. Each cost is analyzed to assess whether it is fully deferrable. AIG partially defers costs, including certain commissions, when it does not believe the entire cost is directly related to the acquisition or renewal of insurance contracts.

    AIG also defers that portion of employee total compensation and payroll-related fringe benefits directly related to time spent performing specific acquisition or renewal activities, including costs associated with the time spent on underwriting, policy issuance and processing, and sales force contract selling. The amounts deferred are derived based on successful efforts for each distribution channel and/or cost center from which the cost originates. Advertising costs related to the issuance of insurance contracts that meet the direct-advertising criteria are deferred and amortized as part of the deferred policy acquisition costs.

    Short-duration insurance contracts:    Policy acquisition costs are deferred and amortized over the period in which the related premiums written are earned. DAC is grouped consistent with the manner in which the insurance contracts are acquired, serviced and measured for profitability and is reviewed for recoverability based on the profitability of the underlying insurance contracts. Investment income is anticipated in assessing the recoverability of DAC. AIG assesses the recoverability of its DAC on an annual basis or more frequently if circumstances indicate an impairment may have occurred. This assessment is performed by comparing recorded net unearned premiums and anticipated investment income on in-force business to the sum of expected claims, claims adjustment expenses, unamortized DAC and maintenance costs. If the sum of these costs exceeds the amount of recorded net unearned premiums and anticipated investment income, the excess is recognized as an offset against the asset established for DAC. This offset is referred to as a premium deficiency charge. Increases in expected claims and claims adjustment expenses can have a significant impact on the likelihood and amount of a premium deficiency charge.

    Long-duration insurance contracts:    Policy acquisition costs for participating life, traditional life and accident and health insurance products are generally deferred and amortized, with interest, over the premium paying period. Policy acquisition costs and policy issuance costs related to universal life, and investment-type products (investment-oriented products) are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. Estimated gross profits are composed of net interest income, net realized investment gains and losses, fees, surrender charges, expenses, and mortality and morbidity gains and losses.

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    AIG uses a "reversion to the mean" methodology, which allows AIG to maintain its long-term assumptions, while also giving consideration to the effect of deviations from these assumptions occurring in the current period. A DAC unlocking is performed when management determines that key assumptions (e.g. market return, surrender rates, etc.) should be modified. The DAC asset is recalculated using the new assumptions. The use of a reversion to the mean assumption is common within the industry; however, the parameters used in the methodology are subject to judgment and vary within the industry. If estimated gross profits change significantly, DAC is recalculated using the new assumptions. Any resulting adjustment is included in income as an adjustment to DAC. DAC is grouped consistent with the manner in which the insurance contracts are acquired, serviced and measured for profitability and is reviewed for recoverability based on the current and projected future profitability of the underlying insurance contracts.

    The DAC for investment-oriented products is also adjusted for changes in estimated gross profits that result from changes in the net unrealized gains or losses on fixed maturity and equity securities available for sale. Because fixed maturity and equity securities available for sale are carried at aggregate fair value, an adjustment is made to DAC equal to the change in DAC amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. For long-duration traditional business, if such reinvestment would not be sufficient to recover DAC and meet policyholder obligations an adjustment to DAC and additional future policy benefits for those products is recorded using current best estimates that incorporate a review of assumptions regarding mortality, morbidity, persistency, maintenance expenses and investment returns. The change in these adjustments, net of tax, is included with the change in net unrealized appreciation (depreciation) of investments that is credited or charged directly to Accumulated other comprehensive income (loss).

    Value of Business Acquired (VOBA) is determined at the time of acquisition and is reported in the Consolidated Balance Sheet with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase. For participating life, traditional life and accident and health insurance products, VOBA is amortized over the life of the business similar to that for DAC based on the assumptions at purchase. For universal life, and investment-oriented products, VOBA is amortized in relation to the estimated gross profits to date for each period.

    For contracts accounted for at fair value, policy acquisition costs are expensed as incurred and not deferred or amortized.

    See (v) Recent Accounting Standards — Accounting Standards Retrospectively Adopted herein for changes related to deferred acquisition costs due to the adoption of a new accounting standard that addresses the accounting for costs associated with acquiring or renewing insurance contracts.

    (h) Derivative assets and derivative liabilities, at fair value:    Interest rate, currency, equity and commodity swaps, credit contracts (including AIGFP's super senior credit default swap portfolio), swaptions, options and forward transactions are accounted for as derivatives recorded on a trade-date basis, and carried at fair value. Unrealized gains and losses are reflected in income, when appropriate. In certain instances, a contract's transaction price is the best indication of initial fair value. Aggregate asset or liability positions are netted on the Consolidated Balance Sheet only to the extent permitted by qualifying master netting arrangements in place with each respective counterparty. Cash collateral posted by AIG with counterparties in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative liability, while cash collateral received by AIG in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative asset.

    (i) Other assets:    Other assets consists of, prepaid expenses, including sales inducement assets, deposits, other deferred charges, real estate, other fixed assets, capitalized software costs, goodwill, intangible assets other than goodwill, restricted cash, including net cash proceeds from the AIA initial public offering in 2010 and, at December 31, 2010, net cash proceeds from the ALICO sale held in escrow pending the Closing and a prepaid

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitment fee asset related to the FRBNY Credit Agreement. The prepaid commitment fee asset related to the FRBNY Credit Agreement was amortized as interest expense ratably over the five-year term of the agreement, accelerated for actual pay-downs that reduce the total credit available. The remaining unamortized prepaid commitment fee asset of $3.6 billion at December 31, 2010 was derecognized by AIG through earnings upon the closing of the Recapitalization on January 14, 2011.

    AIG offers sales inducements, which include enhanced crediting rates or bonus payments to contract holders (bonus interest) on certain annuity and investment contract products. Sales inducements provided to the contractholder are recognized as part of the liability for policyholders' contract deposits in the Consolidated Balance Sheet. Such amounts are deferred and amortized over the life of the contract using the same methodology and assumptions used to amortize DAC. To qualify for such accounting treatment, the bonus interest must be explicitly identified in the contract at inception, and AIG must demonstrate that such amounts are incremental to amounts AIG credits on similar contracts without bonus interest, and are higher than the contract's expected ongoing crediting rates for periods after the bonus period. The deferred bonus interest and other deferred sales inducement assets totaled $803 million and $915 million at December 31, 2011 and 2010, respectively. The amortization expense associated with these assets is reported within Policyholder benefits and claims incurred and Interest credited to policyholder account balances in the Consolidated Statement of Operations. Such amortization expense totaled $239 million, $146 million and $123 million for the years ended December 31, 2011, 2010 and 2009, respectively.

    All commodities are recorded at the lower of cost or fair value. The exposure to market risk may be reduced through the use of forwards, futures and option contracts. Lower of cost or fair value reductions in commodity positions and unrealized gains and losses in related derivatives are reflected in Other income.

    See Note 12 herein for a discussion of derivatives.

    The cost of buildings and furniture and equipment is depreciated principally on a straight-line basis over their estimated useful lives (maximum of 40 years for buildings and 10 years for furniture and equipment). Expenditures for maintenance and repairs are charged to income as incurred; expenditures for improvements are capitalized and depreciated. AIG periodically assesses the carrying value of its real estate for purposes of determining any asset impairment. Capitalized software costs, which represent costs directly related to obtaining, developing or upgrading internal use software, are capitalized and amortized using the straight-line method over a period generally not exceeding five years. Real estate, fixed assets and other long-lived assets are assessed for impairment when impairment indicators exist. Accumulated depreciation on real estate and other fixed assets was $3.8 billion and $3.6 billion at December 31, 2011 and 2010, respectively.

    (j) Goodwill:    Goodwill is the excess of the cost of an acquired business over the fair value of the identifiable net assets of the acquired business. Goodwill is tested for impairment annually, or more frequently if circumstances indicate an impairment may have occurred. Substantially all of AIG's goodwill is associated with and allocated to its Chartis segment at December 31, 2011.

    The impairment assessment involves a two-step process in which an initial assessment for potential impairment is performed and, if potential impairment is present, the amount of impairment is measured (if any) and recorded. Impairment is tested at the reporting unit level.

    Management initially assesses the potential for impairment by estimating the fair value of each of AIG's reporting units and comparing the estimated fair values with the carrying amounts of those reporting units, including allocated goodwill. The estimate of a reporting unit's fair value may be based on one or a combination of approaches including market-based earnings multiples of the unit's peer companies, discounted expected future cash flows, external appraisals or, in the case of reporting units being considered for sale, third-party indications of fair value, if available. Management considers one or more of these estimates when determining the fair value of a reporting unit to be used in the impairment test.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, goodwill associated with that reporting unit potentially is impaired. The amount of impairment, if any, is measured as the excess of the carrying value of the goodwill over the implied fair value of the goodwill. The implied fair value of the goodwill is measured as the excess of the fair value of the reporting unit over the amounts that would be assigned to the reporting unit's assets and liabilities in a hypothetical business combination. An impairment charge is recognized in earnings to the extent of the excess. Chartis manages its assets on an aggregate basis and does not allocate its assets, other than goodwill, between its operating segments. Therefore, the carrying value of the reporting units was determined by allocating the carrying value of Chartis to those units based upon an internal model.

    During the third quarter of 2011, Chartis finalized its reorganization, operating design and related segment reporting changes. In connection with this reorganization, total goodwill of $1.4 billion was allocated between Commercial Insurance and Consumer Insurance based on their relative fair values as of September 30, 2011. Management tested the allocated goodwill for impairment and determined that the fair values of the Commercial Insurance and Consumer Insurance reporting units exceeded their carrying values at both September 30, 2011 and December 31, 2011 and therefore the goodwill of these reporting units was considered not impaired.

    During 2010, AIG had performed goodwill impairment tests at March 31, June 30 and September 30, in connection with the announced sales of ALICO, AIG Star and AIG Edison and again at December 31, 2010.

    During 2010, AIG determined that the fair value of ALICO was less than its carrying value. Based on the results of the goodwill impairment test, AIG determined that all of the goodwill allocated to ALICO should be impaired and, accordingly, recognized a goodwill impairment charge of $3.3 billion.

    In connection with the announced sale of AIG Star and AIG Edison (the Reporting Unit) in 2010 and management's determination that the Reporting Unit met the held-for-sale criteria, management tested the $1.3 billion of goodwill of the Reporting Unit for impairment. AIG estimated the fair value of the Reporting Unit based on the consideration to be received pursuant to the agreement with Prudential Financial Inc. and determined the fair value to be less than its carrying value. Based on the results of the goodwill impairment test, AIG determined that all of the goodwill allocated to the Reporting Unit should be impaired and, accordingly, recognized a goodwill impairment charge of $1.3 billion in the third quarter of 2010.

    At December 31, 2010, AIG performed its annual goodwill impairment test. Based on the results of the goodwill impairment test, AIG concluded that the remaining goodwill was not impaired.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the changes in goodwill by reportable segment:

(in millions)	Chartis	Aircraft Leasing	Other	Total

Balance at December 31, 2009:
Goodwill – gross	$2,480	$-	$7,192	$9,672
Accumulated impairments	(1,196)	-	(2,281)	(3,477)

Net goodwill	1,284	-	4,911	6,195

Increase (decrease) due to:
Acquisition	33	-	-	33
Sales of business units	-	-	(69)	(69)
Other(a)	16	-	(86)	(70)
Goodwill impairment included in discontinued operations	-	-	(4,625)	(4,625)
Dispositions(b)	-	-	(131)	(131)

Balance at December 31, 2010:
Goodwill – gross	$2,529	$-	$2,281	$4,810
Accumulated impairments	(1,196)	-	(2,281)	(3,477)

Net goodwill	$1,333	$-	$-	$1,333

Increase (decrease) due to:
Acquisition	3	15	8	26
Other(a)	14	-	-	14

Balance at December 31, 2011:
Goodwill – gross	$2,546	$15	$2,289	$4,850
Accumulated impairments	(1,196)	-	(2,281)	(3,477)

Net goodwill	$1,350	$15	$8	$1,373

(a)
Includes foreign exchange translation and purchase price adjustments (PPA).

(b)
Reflects the deconsolidation of AIA.

    (k) Separate accounts:    Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders who bear the investment risk. Each account has specific investment objectives, and the assets are carried at fair value. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of AIG. The liabilities for these accounts are equal to the account assets.

    (l) Liability for unpaid claims and claims adjustment expense:    The liability for unpaid claims and claims adjustment expense represents the accumulation of estimates for unpaid reported losses and includes provisions for IBNR losses. Because the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The methods of determining such estimates and establishing resulting reserves are reviewed and updated periodically. If the estimate of reserves is determined to be inadequate or redundant, the increase or decrease is reflected in income. AIG discounts its loss reserves relating to workers' compensation business written by its U.S. domiciled subsidiaries as permitted by the domiciliary statutory regulatory authorities.

    (m) Future policy benefits for life and accident and health insurance contracts and policyholder contract deposits:    The liabilities for future policy benefits and policyholder contract deposits are established using assumptions described in Note 13 herein. Future policy benefits for life and accident and health insurance contracts include provisions for future dividends to participating policyholders, accrued in accordance with all applicable regulatory or contractual provisions. Also included in Future policy benefits are liabilities for annuities issued in structured settlement arrangements whereby a claimant has agreed to settle a general insurance claim in exchange for fixed payments over a fixed determinable period of time with a life contingency feature. Structured

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

settlement liabilities are presented on a discounted basis because the settled claims are fixed and determinable. Policyholder contract deposits also include AIG's liability for (a) certain guarantee benefits accounted for as embedded derivatives at fair value, (b) annuities issued in a structured settlement arrangement with no life contingency and (c) certain contracts AIG elected to account for at fair value.

    See Note 6 herein for additional fair value information.

    (n) Other policyholder funds:    Other policyholder funds are reported at cost and include any policyholder funds on deposit that encompass premium deposits and similar items.

    (o) Income taxes:    Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. AIG assesses its ability to realize deferred tax assets considering all available evidence, including the earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and prudent and feasible tax planning strategies available to the legal entities when recognizing deferred tax assets. See Note 22 herein for a further discussion of income taxes.

    (p) Other liabilities:    Other liabilities consist of other funds on deposit, other payables, securities sold under agreements to repurchase and securities and spot commodities sold but not yet purchased. AIG has entered into certain insurance and reinsurance contracts, primarily in its Chartis segment, that do not contain sufficient insurance risk to be accounted for as insurance or reinsurance. Accordingly, the premiums received on such contracts, after deduction for certain related expenses, are recorded as deposits within Other liabilities in the Consolidated Balance Sheet. Net proceeds of these deposits are invested and generate Net investment income. As amounts are paid, consistent with the underlying contracts, the deposit liability is reduced. Also included in Other liabilities are trade payables for the Direct Investment book and AIGFP, which include option premiums received and payables to counterparties that relate to unrealized gains and losses on futures, forwards, and options and balances due to clearing brokers and exchanges. Trade payables for Global Capital Markets include cash collateral received from derivative counterparties that is not contractually nettable against derivative assets.

    Securities and spot commodities sold but not yet purchased represent sales of securities and spot commodities not owned at the time of sale. The obligations arising from such transactions are recorded on a trade-date basis and carried at fair value. Fair values of securities sold but not yet purchased are based on current market prices. Fair values of spot commodities sold but not yet purchased are based on current market prices of reference spot futures contracts traded on exchanges.

    Liabilities arising from securities sold under agreements to repurchase securities (repurchase agreements) (other than those entered into by AIGFP) are generally treated as collateralized borrowing transactions and are recorded at their contracted repurchase amounts plus accrued interest. Agreements to repurchase securities entered into by AIGFP are carried at fair value based on market-observable interest rates. As of December 31, 2011, the fair value of repurchase agreements accounted for as collateralized borrowing transactions was $563 million.

    When AIG does not obtain cash proceeds sufficient to fund substantially all of the cost of purchasing identical replacement securities during the term of the contract (generally less than 90 percent of the security value), AIG accounts for the transaction as a sale of the security and reports the obligation to repurchase the security as a derivative contract that is recognized at fair value through earnings. When securities carried in the available for sale category are sold, AIG records a gain or loss in income. When securities accounted for at fair value are considered sold, no additional gain or loss is recognized.

    The fair value of securities transferred under repurchase agreements accounted for as sales was $2.1 billion and $2.7 billion at December 31, 2011 and December 31, 2010, respectively.

    As of December 31, 2011, the fair value of collateral posted by AIG for repurchase agreements totaled $2.8 billion, of which $2.7 billion could be repledged or resold by the counterparties. The market value of securities to be repurchased is monitored, and additional collateral is posted where appropriate.

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    Also included in Other liabilities are obligations under gold leases, which are accounted for as a debt host with an embedded gold derivative which are accounted for under the fair value option.

    (q) Other long-term debt:    AIG's funding consists, in part, of medium and long-term debt. Long-term debt is carried at the principal amount borrowed, net of unamortized discounts or premiums. See Note 15 herein for additional information. Long-term debt also includes liabilities connected to trust preferred stock principally related to outstanding securities issued by SunAmerica Financial Group, Inc. (SAFG, Inc.), a wholly owned subsidiary of AIG (formerly AIG Life Holdings, Inc.). Cash distributions on such preferred stock are accounted for as interest expense.

    (r) Contingent liabilities:    Amounts are accrued for the resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the contingency arises, in which case, no accrual is made until that time. See Note 16 herein for additional information.

    (s) Foreign currency:    Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date of each respective subsidiary and the related translation adjustments are recorded as a separate component of Accumulated other comprehensive income (loss), net of any related taxes, in Total AIG shareholders' equity. Functional currencies are generally the currencies of the local operating environment. Financial statement accounts expressed in currencies other than the functional currency of a consolidated entity are translated into that entity's functional currency. Income statement accounts expressed in functional currencies are translated using average exchange rates during the period. The adjustments resulting from translation of financial statements of foreign entities operating in highly inflationary economies are recorded in income. Exchange gains and losses resulting from foreign currency transactions are recorded in income.

    (t) Noncontrolling interests:

    Nonvoting, callable, junior preferred interests held by Department of the Treasury and Nonvoting, callable, junior and senior preferred interests held by the FRBNY:    Represent preferred interests in (i) at December 31, 2011, a wholly-owned SPV initially formed to hold the common stock of AIA and (ii) at December 31, 2010, two wholly-owned SPVs initially formed to hold common stock of AIA and ALICO at December 31, 2010. The preferred interests were measured at fair value on their issuance date. AIG transferred the preferred interests in the SPVs to the FRBNY in consideration for a $25 billion reduction of the FRBNY Credit Facility. The preferred interests initially had a liquidation preference of $25 billion and had a preferred return of five percent per year compounded quarterly through September 22, 2013 and nine percent thereafter. The preferred return is reflected in Income (loss) from continuing operations attributable to noncontrolling interests — Nonvoting, callable, junior and senior preferred interests in the Consolidated Statement of Operations. The difference between the preferred interests' fair value and the initial liquidation preference is being amortized and included in Net income (loss) from continuing operations attributable to noncontrolling interests — Nonvoting, callable, junior and senior preferred interests. These noncontrolling interests, other than the senior preferred interests in the ALICO SPV, which were redeemed in full, were transferred to the Department of the Treasury as part of the January 14, 2011 Recapitalization transactions.

    Other noncontrolling interests:    Includes the equity interests of third-party shareholders in AIG's consolidated subsidiaries and includes the preferred shareholders' equity in outstanding preferred stock of ILFC, a wholly owned subsidiary of AIG. Cash distributions on such preferred stock or equity interests are accounted for as interest expense. This preferred stock consists of 1,000 shares of market auction preferred stock (MAPS) in two series (Series A and B) of 500 shares each. Each of the MAPS shares has a liquidation value of $100,000 per

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

share and is not convertible. The dividend rate, other than the initial rate, for each dividend period for each series is reset approximately every seven weeks (49 days) on the basis of orders placed in an auction, provided such auctions are able to occur. At December 31, 2011, there is no ability to conduct such auctions; therefore, the MAPS certificate of determination dictates that a maximum applicable rate, as defined in the certificate of determination, be paid on the MAPS. At December 31, 2011, the dividend rate for each of the Series A and Series B MAPS was 0.25 percent and 0.88 percent respectively.

    (u) Earnings (loss) per share:    Basic earnings or loss per share and diluted loss per share are based on the weighted average number of common shares outstanding, adjusted to reflect all stock dividends and stock splits. Diluted earnings per share is based on those shares used in basic earnings per share plus shares that would have been outstanding assuming issuance of common shares for all dilutive potential common shares outstanding, adjusted to reflect all stock dividends and stock splits.

    See Note 17 herein for additional earnings (loss) per share disclosures.

    (v) Recent accounting standards:

Accounting Standards Retrospectively Adopted

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

    In October 2010, the Financial Accounting Standards Board (FASB) issued an accounting standard update that amends the accounting for costs incurred by insurance companies that can be capitalized in connection with acquiring or renewing insurance contracts. The standard clarifies how to determine whether the costs incurred in connection with the acquisition of new or renewal insurance contracts qualify as deferred policy acquisition costs. AIG adopted the standard retrospectively on January 1, 2012.

    The adoption of the standard resulted in a reduction to beginning of period retained earnings for the earliest period presented and a decrease in the amount of capitalized costs in connection with the acquisition or renewal of insurance contracts. Accordingly, AIG revised its historical financial statements and accompanying notes to the financial statements for the changes in deferred policy acquisition costs and associated changes in acquisition expenses and income taxes for affected entities and segments, including divested entities presented in continuing and discontinued operations.

The following tables present the Consolidated Balance Sheet as of December 31, 2011 and 2010 and the Consolidated Statement of Operations for the years ended December 31, 2011, 2010 and 2009, showing the amounts previously reported, the effect of the change due to the retrospective adoption of the standard, and the adjusted amounts that are reflected in AIG's consolidated financial statements:

December 31, 2011 (in millions)	As Previously Reported	Effect of Change	As Currently Reported

Assets:
Deferred policy acquisition costs	$14,026	$(5,089)	$8,937
Current and deferred income tax asset	16,084	1,718	17,802
Other assets	12,824	(42)	12,782

Total assets	555,773	(3,413)	552,360

Total liabilities	441,444	-	441,444

AIG shareholders' equity:
Retained earnings	14,332	(3,558)	10,774
Accumulated other comprehensive income	5,008	145	5,153

Total AIG shareholders' equity	$104,951	$(3,413)	$101,538

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 (in millions)	As Previously Reported	Effect of Change	As Currently Reported

Assets:
Deferred policy acquisition costs	$14,668	$(5,237)	$9,431
Other assets	44,520	(141)	44,379
Assets held for sale	107,453	(2,492)	104,961

Total assets	683,443	(7,870)	675,573

Liabilities:
Current and deferred income tax liability	2,369	(18)	2,351
Liabilities held for sale	97,312	(1,389)	95,923

Total liabilities	569,770	(1,407)	568,363

AIG shareholders' equity:
Accumulated deficit	(3,466)	(6,382)	(9,848)
Accumulated other comprehensive income	7,624	(81)	7,543

Total AIG shareholders' equity	$85,319	$(6,463)	$78,856

Year Ended December 31, 2011 (dollars in millions, except per share data)	As Previously Reported	Effect of Change	As Currently Reported

Statement of Operations:
Total net realized capital gains (losses)	$521	$20	$541

Benefits, claims and expenses:
Policyholder benefits and claims incurred	33,449	1	33,450
Interest credited to policyholder account balances	4,446	21	4,467
Amortization of deferred acquisition costs	8,019	(2,533)	5,486
Other acquisition and insurance expenses	6,091	2,367	8,458
Net (gain) loss on sale of properties and divested businesses	74	-	74

Total benefits, claims and expenses	65,302	(144)	65,158

Income (loss) from continuing operations before income tax benefit	(1,065)	164	(901)

Income tax benefit(a)	(18,036)	(1,728)	(19,764)

Income (loss) from continuing operations	16,971	1,892	18,863
Income (loss) from discontinued operations, net of income tax(b)	1,535	932	2,467

Net income (loss)	18,506	2,824	21,330

Net income attributable to AIG	$17,798	$2,824	$20,622

Net income attributable to AIG common shareholders	$16,986	$2,824	$19,810

Income (loss) per common share attributable to AIG common shareholders:
Basic:
Income (loss) from continuing operations	$8.60	$1.05	$9.65
Income (loss) from discontinued operations	$0.84	$0.52	$1.36
Diluted:
Income (loss) from continuing operations	$8.60	$1.05	$9.65
Income (loss) from discontinued operations	$0.84	$0.52	$1.36

Other data (from continuing operations):
Adjustment to federal and foreign deferred tax valuation allowance	$(16,561)	$(1,746)	$(18,307)

(a)
Includes an adjustment to the deferred tax valuation allowance of $1.8 billion in the fourth quarter of 2011.

(b)
Represents the effect on the gain on sale of AIG Star and AIG Edison which were sold in first quarter of 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2010 (dollars in millions, except per share data)	As Previously Reported	Effect of Change	As Currently Reported

Statement of Operations:
Total net realized capital gains (losses)	$(175)	$11	$(164)

Benefits, claims and expenses:
Policyholder benefits and claims incurred	41,394	(2)	41,392
Interest credited to policyholder account balances	4,480	7	4,487
Amortization of deferred acquisition costs	9,134	(3,313)	5,821
Other acquisition and insurance expenses	6,775	3,388	10,163
Net (gain) loss on sale of properties and divested businesses(a)	(17,767)	(1,799)	(19,566)

Total benefits, claims and expenses	59,590	(1,719)	57,871

Income (loss) from continuing operations before income tax benefit	17,936	1,730	19,666

Income tax benefit(b)	5,859	877	6,736

Income (loss) from continuing operations	12,077	853	12,930
Income (loss) from discontinued operations, net of income tax(c)	(2,064)	1,419	(645)

Net income (loss)	10,013	2,272	12,285

Net income attributable to AIG	$7,786	$2,272	$10,058

Net income attributable to AIG common shareholders	$1,583	$463	$2,046

Income per common share attributable to AIG common shareholders:
Basic:
Income (loss) from continuing operations	$14.75	$1.27	$16.02
Income (loss) from discontinued operations	$(3.15)	$2.11	$(1.04)
Diluted:
Income (loss) from continuing operations	$14.75	$1.27	$16.02
Income (loss) from discontinued operations	$(3.15)	$2.11	$(1.04)

Other data (from continuing operations):
Adjustment to federal and foreign deferred tax valuation allowance	$1,486	$(125)	$1,361

(a)
Represents the effect on the gain on sale of AIA ordinary shares, which were sold in the fourth quarter of 2010.

(b)
Includes the tax impact to the AIA gain adjustment of $1.0 billion in the fourth quarter of 2010.

(c)
Includes an adjustment to the after-tax gain on the sale of ALICO of $1.6 billion in the fourth quarter of 2010.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2009 (dollars in millions, except per share data)	As Previously Reported	Effect of Change	As Currently Reported

Statement of Operations:
Total net realized capital gains (losses)	$(5,210)	$-	$(5,210)

Benefits, claims and expenses:
Policyholder benefits and claims incurred	45,311	3	45,314
Interest credited to policyholder account balances	4,704	(93)	4,611
Amortization of deferred acquisition costs	9,442	(2,772)	6,670
Other acquisition and insurance expenses	6,818	2,997	9,815
Net (gain) loss on sale of properties and divested businesses	1,271	-	1,271

Total benefits, claims and expenses	89,754	135	89,889

Income (loss) from continuing operations before income tax benefit	(14,307)	(135)	(14,442)

Income tax benefit	(1,489)	(566)	(2,055)

Income (loss) from continuing operations	(12,818)	431	(12,387)
Income (loss) from discontinued operations, net of income tax*	505	2,156	2,661

Net income (loss)	(12,313)	2,587	(9,726)

Net income attributable to AIG	$(10,949)	$2,587	$(8,362)

Net income attributable to AIG common shareholders	$(12,244)	$2,587	$(9,657)

Income (loss) per share attributable to AIG common shareholders:
Basic:
Income (loss) from continuing operations	$(93.69)	$3.18	$(90.51)
Income (loss) from discontinued operations	$3.21	$15.93	$19.14
Diluted:
Income (loss) from continuing operations	$(93.69)	$3.18	$(90.51)
Income (loss) from discontinued operations	$3.21	$15.93	$19.14

Other data (from continuing operations):
Adjustment to federal and foreign deferred tax valuation allowance	$3,137	$(151)	$2,986

*
Includes an adjustment to the loss accrual related to the sale of Nan Shan of $2.3 billion.

    Adoption of the standard did not affect the previously reported totals for net cash flows provided by (used in) operating, investing, or financing activities, but did affect the following components of cash flow from operating activities.

Year Ended December 31, 2011 (dollars in millions)	As Previously Reported	Effect of Change	As Currently Reported

Cash flows from operating activities:
Net income	$18,506	$2,824	$21,330
Income from discontinued operations	(1,535)	(932)	(2,467)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Unrealized gains in earnings (net)	(667)	(20)	(687)
Depreciation and other amortization	9,883	(2,511)	7,372
Changes in operating assets and liabilities:
Capitalization of deferred policy acquisition costs	(7,796)	2,367	(5,429)
Current and deferred income taxes – net	(18,752)	(1,728)	(20,480)
Total adjustments	(20,306)	(1,892)	(22,198)

Net cash provided by operating activities	35	-	35

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2010 (dollars in millions)	As Previously Reported	Effect of Change	As Currently Reported

Cash flows from operating activities:
Net income	$10,013	$2,272	$12,285
Income (loss) from discontinued operations	2,064	(1,419)	645

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Net (gains) losses on sales of divested businesses	(17,767)	(1,799)	(19,566)
Unrealized gains in earnings (net)	(1,361)	(11)	(1,372)
Depreciation and other amortization	11,320	(3,308)	8,012
Changes in operating assets and liabilities:
Capitalization of deferred policy acquisition costs	(9,321)	3,388	(5,933)
Current and deferred income taxes – net	4,856	877	5,733
Total adjustments	(2,374)	(853)	(3,227)

Net cash provided by operating activities	16,910	-	16,910

Year Ended December 31, 2009 (dollars in millions)	As Previously Reported	Effect of Change	As Currently Reported

Cash flows from operating activities:
Net income (loss)	$(12,313)	$2,587	$(9,726)
Income from discontinued operations	(505)	(2,156)	(2,661)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Unrealized gains in earnings (net)	(4,249)	-	(4,249)
Depreciation and other amortization	12,074	(2,862)	9,212
Changes in operating assets and liabilities:
Capitalization of deferred policy acquisition costs	(8,938)	2,996	(5,942)
Current and deferred income taxes – net	(2,397)	(565)	(2,962)
Total adjustments	25,101	(431)	24,670

Net cash provided by operating activities	18,584	-	18,584

    For short-duration insurance contracts, starting on January 1, 2012, AIG has elected to include anticipated investment income in its determination of whether the deferred policy acquisition costs are recoverable. AIG believes the inclusion of anticipated investment income in the recoverability analysis is a preferable accounting policy, as it includes in the recoverability analysis the fact that there is a timing difference between when the premiums are collected and in turn invested and when the losses and related expenses are paid. This is considered a change in accounting principle that requires retrospective application to all periods presented. Because AIG historically has not recorded any premium deficiency on its short-duration insurance contracts even without the inclusion of anticipated investment income, there were no changes to the historical financial statements for the change in accounting principle.

Presentation of Comprehensive Income

    In June 2011, the FASB issued an accounting standard that requires the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components, followed consecutively by a second statement that presents total other comprehensive income and its components. This presentation is effective January 1, 2012 and is required to be applied retrospectively. AIG adopted this standard

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

on January 1, 2012 and included the Condensed Consolidating Statement of Comprehensive Income (Loss) in Note 24 herein.

Future Application of Accounting Standards

Reconsideration of Effective Control for Repurchase Agreements

    In April 2011, the FASB issued an accounting standard that amends the criteria used to determine effective control for repurchase agreements and other similar arrangements such as securities lending transactions. The standard modifies the criteria for determining when these transactions would be accounted for as secured borrowings (i.e., financings) instead of sales of the securities.

    The standard removes from the assessment of effective control the requirement that the transferor have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. The removal of this requirement makes the level of collateral received by the transferor in a repurchase agreement or similar arrangement irrelevant in determining whether the transaction should be accounted for as a sale. Consequently, more repurchase agreements, securities lending transactions and similar arrangements will be accounted for as secured borrowings.

    The guidance in the standard must be applied prospectively to transactions or modifications of existing transactions that occur on or after January 1, 2012. Early adoption is prohibited. Under this standard, which AIG adopted on January 1, 2012, $2.1 billion in repurchase agreements will continue to be accounted for as sales unless modifications of these transactions occur subsequent to adoption, which would result in an assessment of whether they should be accounted for as secured borrowings under the standard.

Common Fair Value Measurements and Disclosure Requirements in GAAP and IFRS

    In May 2011, the FASB issued an accounting standard that amends certain aspects of the fair value measurement guidance in GAAP, primarily to achieve the FASB's objective of a converged definition of fair value and substantially converged measurement and disclosure guidance with International Financial Reporting Standards (IFRS). Consequently, when the standard becomes effective on January 1, 2012, fair value measurement and disclosure requirements under GAAP and IFRS will be consistent, with certain exceptions including the accounting for day one gains and losses, measuring the fair value of alternative investments using net asset value and certain disclosure requirements.

    The standard's fair value guidance applies to all companies that measure assets, liabilities, or instruments classified in shareholders' equity at fair value or provide fair value disclosures for items not recorded at fair value. While many of the amendments are not expected to significantly affect current practice, the guidance clarifies how a principal market is determined, addresses the fair value measurement of financial instruments with offsetting market or counterparty credit risks and the concept of valuation premise (i.e., in-use or in exchange) and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures.

    The standard is effective for AIG for interim and annual periods beginning on January 1, 2012. The new disclosure requirements must be applied prospectively. The standard will not have a material effect on AIG's consolidated financial condition, results of operations or cash flows.

Testing Goodwill for Impairment

    In September 2011, the FASB issued an accounting standard that amends the approach to testing goodwill for impairment. The standard simplifies how entities test goodwill for impairment by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

two-step goodwill impairment test. The standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. AIG plans to adopt the standard in conjunction with its goodwill impairment testing performed in 2012. The adoption of the standard is not expected to affect AIG's consolidated financial condition, results of operations or cash flows.

Accounting Standards Adopted During 2011

Fair Value Measurements and Disclosures

    In January 2010, the FASB issued an accounting standard that requires fair value disclosures about significant transfers between Level 1 and 2 measurement categories and separate presentation of purchases, sales, issuances, and settlements within the rollforward of Level 3 activity. Also, this fair value guidance clarifies the disclosure requirements about the level of disaggregation and valuation techniques and inputs. This guidance became effective for AIG beginning on January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements within the rollforward of Level 3 activity, which became effective for AIG beginning on January 1, 2011. See Note 6 herein.

Consolidation of Investments in Separate Accounts

    In April 2010, the FASB issued an accounting standard that clarifies that an insurance company should not combine any investments held in separate account interests with its interest in the same investment held in its general account when assessing the investment for consolidation. Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders who bear the investment risk. The standard also provides guidance on how an insurer should consolidate an investment fund when the insurer concludes that consolidation of an investment is required and the insurer's interest is through its general account in addition to any separate accounts. The standard became effective for AIG on January 1, 2011. The adoption of this standard did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows.

A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring

    In April 2011, the FASB issued an accounting standard that amends the guidance for a creditor's evaluation of whether a restructuring is a troubled debt restructuring and requires additional disclosures about a creditor's troubled debt restructuring activities. The standard clarifies the existing guidance on the two criteria used by creditors to determine whether a modification or restructuring is a troubled debt restructuring: (i) whether the creditor has granted a concession and (ii) whether the debtor is experiencing financial difficulties. The standard became effective for AIG for interim and annual periods beginning on July 1, 2011. AIG applied the guidance in the accounting standard retrospectively for all modifications and restructuring activities that had occurred since January 1, 2011. For receivables that were considered impaired under the guidance, AIG was required to measure the impairment of those receivables prospectively in the first period of adoption. In addition, AIG must provide the disclosures about troubled debt restructuring activities in the period of adoption. The adoption of this standard did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows. See Note 8 herein.

Accounting Standards Adopted During 2010

Accounting for Transfers of Financial Assets

    In June 2009, the FASB issued an accounting standard addressing transfers of financial assets that removes the concept of a qualifying special-purpose entity (QSPE) from the FASB Accounting Standards Codification and removes the exception that exempted transferors from applying the consolidation rules to QSPEs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The standard was effective for interim and annual periods beginning on January 1, 2010 for AIG. Earlier application was prohibited. The adoption of this standard increased both assets and liabilities by approximately $1.3 billion as a result of consolidating two previously unconsolidated QSPEs. The adoption of this standard did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows.

Consolidation of Variable Interest Entities

    In June 2009, the FASB issued an accounting standard that amends the guidance addressing consolidation of certain variable interest entities with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly affect the entity's economic performance and has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. The standard also requires enhanced financial reporting by enterprises involved with variable interest entities.

The following table summarizes the two methods applied by AIG and the amount and classification in the Consolidated Balance Sheet of the assets and liabilities consolidated as a result of the adoption of the standard on January 1, 2010:

	Transition Methods
(in millions)	Fair Value Option	Carrying Value	Total

Assets:
Bond trading securities, at fair value	$1,239	$1,262	$2,501
Mortgage and other loans receivable	-	1,980	1,980
Other invested assets	-	480	480
Other asset accounts	194	150	344
Assets held for sale	4,630	-	4,630

Total Assets	$6,063	$3,872	$9,935

Liabilities:
FRBNY commercial paper funding facility	$1,088	$-	$1,088
Other long-term debt	-	1,533	1,533
Other liability accounts	1	31	32
Liabilities held for sale	4,525	-	4,525

Total Liabilities	$5,614	$1,564	$7,178

    The cumulative effect adjustment of electing the fair value option was not material to AIG's accumulated deficit.

The following table summarizes the excess of amounts previously recorded upon the consolidation of previously unconsolidated VIEs, as a result of the adoption of the standard on January 1, 2010:

(in billions)

Assets	$8.2

Liabilities	7.1
Redeemable noncontrolling interest	1.1
Equity:
Accumulated deficit	0.2
Accumulated other comprehensive income	(0.3)
Other noncontrolling interests	0.1

Total liabilities and equity	$8.2

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    In February 2010, the FASB also issued an update to the aforementioned accounting standard that defers the revised consolidation rules for variable interest entities with attributes of, or similar to, an investment company or money market fund. The primary effect of this deferral for AIG is that AIG will continue to apply the consolidation rules in effect before the amended guidance discussed above for its interests in eligible entities, such as certain mutual funds.

Accounting for Embedded Credit Derivatives

    In March 2010, the FASB issued an accounting standard that amends the accounting for embedded credit derivative features in structured securities that redistribute credit risk in the form of subordination of one financial instrument to another. The standard clarifies how to determine whether embedded credit derivative features, including those in collateralized debt obligations (CDOs), credit-linked notes (CLNs), synthetic CDOs and CLNs and other synthetic securities (e.g., commercial and residential mortgage-backed securities issued by securitization entities that wrote credit derivatives), are considered to be embedded derivatives that should be analyzed for potential bifurcation and separate accounting or, alternatively, for fair value accounting in connection with the application of the fair value option to the entire hybrid instrument. AIG adopted the standard on July 1, 2010 and recorded a reclassification of $256 million of synthetic securities from Bonds available for sale to Bond trading securities and also reclassified a gain of $68 million from Accumulated other comprehensive income to Accumulated deficit as of July 1, 2010. Upon adoption, AIG accounts for its investments in synthetic securities otherwise requiring bifurcation at fair value, with changes in fair value recognized in earnings. The adoption of this standard did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows.

Disclosure about the Credit Quality of Financing Receivables

    In July 2010, the FASB issued an accounting standard that requires enhanced disclosures about the credit quality of financing receivables that are not measured at fair value. This guidance requires a greater level of disaggregated information about the credit quality of financing receivables and the related allowance for credit losses. In addition, this guidance requires disclosure of credit quality indicators, past due information, and modifications of financing receivables. The disclosures as of the end of a reporting period became effective for interim and annual reporting periods ended on or after December 15, 2010. The disclosures about activity that occurs during a reporting period became effective for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued an accounting standard that temporarily deferred the effective date for disclosures on modifications of financing receivables by creditors. In April 2011, the FASB issued an accounting standard that amended the guidance for a creditor's evaluation of whether a restructuring is a troubled debt restructuring. In addition, this guidance requires additional disclosures about a creditor's troubled debt restructuring activities in interim and annual periods beginning on July 1, 2011. See Accounting Standards Adopted During 2011 herein for further discussion.

Accounting Standards Adopted During 2009

Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock

    In June 2008, the FASB issued an accounting standard that addresses how to determine whether a financial instrument (or embedded feature) is indexed to an entity's own stock and therefore may not be accounted for as a derivative instrument. AIG adopted the standard on January 1, 2009, which resulted in a $15 million cumulative effect adjustment to opening Accumulated deficit and a $91 million reduction in Additional paid-in capital.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recognition and Presentation of Other-Than-Temporary Impairments

    In April 2009, the FASB issued an accounting standard that requires a company to recognize the credit component of an other-than-temporary impairment of a fixed maturity security in earnings and the non-credit component in accumulated other comprehensive income when the company does not intend to sell the security or it is more likely than not that the company will not be required to sell the security prior to recovery. The standard also changed the threshold for determining when an other-than-temporary impairment has occurred on a fixed maturity security with respect to intent and ability to hold until recovery. The standard does not change the recognition of other-than-temporary impairment for equity securities. The standard requires additional disclosures in interim and annual reporting periods for fixed maturity and equity securities. See Note 7 herein for the expanded disclosures.

    AIG adopted the standard on April 1, 2009 and recorded an after-tax cumulative effect adjustment to increase AIG shareholders' equity by $2.5 billion as of April 1, 2009, consisting of a decrease in Accumulated deficit of $11.8 billion and an increase to Accumulated other comprehensive loss of $9.3 billion, net of tax. The net increase in AIG's shareholders' equity was due to a reversal of a portion of the deferred tax asset valuation allowance for certain previous non-credit impairment charges directly attributable to the change in accounting principle (see Note 22 herein). The cumulative effect adjustment resulted in an increase of approximately $16 billion in the amortized cost of fixed maturity securities, which has the effect of significantly reducing the accretion of investment income over the remaining life of the underlying securities, beginning in the second quarter of 2009. The effect of the reduced investment income will be offset, in part, by a decrease in the amortization of deferred policy acquisition costs (DAC) and sales inducements assets (SIA).

    The standard reduced the level of other-than-temporary impairment charges recorded in earnings for fixed maturity securities due to the following required changes in AIG's accounting policy for other-than-temporary impairments (see Note 7 herein for a more detailed discussion of the changes in policy):

  •
  Impairment charges for non-credit (e.g., severity) losses are no longer recognized;

  •
  The amortized cost basis of credit impaired securities will be written down through a charge to earnings to the present value of expected cash flows, rather than to fair value; and

  •
  For fixed maturity securities that are not deemed to be credit-impaired, AIG is no longer required to assert that it has the intent and ability to hold such securities to recovery to avoid an other-than-temporary impairment charge. Instead, an impairment charge through earnings is required only when AIG has the intent to sell the fixed maturity security or it is more likely than not that AIG will be required to sell the security prior to recovery.

  •
  The retrospective adoption of the standard for acquisition costs on January 1, 2012 required an adjustment to the cumulative effect on DAC, SIA and other insurance balances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of the change in AIG shareholders' equity at April 1, 2009 due to the adoption of the accounting standard for other-than-temporary impairments and the effect on related DAC, SIA and other insurance balances due to the adoption of the standard for acquisitions costs:

(in billions)	Accumulated Deficit	Accumulated Other Comprehensive Loss	AIG Shareholders' Equity

Increase (decrease)
Net effect on the increase in amortized cost of available for sale fixed maturity securities	$16.1	$(16.1)	$-
Net effect on related DAC, SIA and other insurance balances	(1.8)	1.8	-
Net effect on deferred income tax assets	(2.5)	5.0	2.5

Net effect on AIG shareholders' equity due to the adoption of the accounting standard for other-than-temporary impairments	$11.8	$(9.3)	$2.5

Net effect on related DAC, SIA and other insurance balances due to the adoption of the accounting standard for deferred acquisition costs	0.2	(0.2)	-

Net increase in AIG shareholders' equity	$12.0	$(9.5)	$2.5

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

    In April 2009 the FASB issued an accounting standard that provides guidance for estimating the fair value of assets and liabilities when the volume and level of activity for an asset or liability have significantly decreased and for identifying circumstances that indicate a transaction is not orderly. The adoption of the standard on April 1, 2009, did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows.

Measuring Liabilities at Fair Value

    In August 2009, the FASB issued an accounting standard to clarify how the fair value measurement principles should be applied to measuring liabilities carried at fair value. The standard explains how to prioritize market inputs in measuring liabilities at fair value and what adjustments to market inputs are appropriate for debt obligations that are restricted from being transferred to another obligor. The standard was effective beginning October 1, 2009 for AIG. The adoption of the standard did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows.

Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)

    In September 2009, the FASB issued an accounting standard that permits, as a practical expedient, a company to measure the fair value of an investment that is within the scope of the standard on the basis of the net asset value per share of the investment (or its equivalent) if that value is calculated in accordance with fair value as defined by the FASB. The standard also requires enhanced disclosures. The standard applies to investment companies that do not have readily determinable fair values such as certain hedge funds and private equity funds. The standard was effective for interim and annual periods ended after December 15, 2009. The adoption of the standard did not have a material effect on AIG's consolidated financial condition, results of operations or cash flows. See Note 6 herein for disclosure.

3. SEGMENT INFORMATION

    AIG reports the results of its operations through three reportable segments: Chartis, SunAmerica Financial Group (SunAmerica) and Aircraft Leasing. AIG evaluates performance based on pre-tax income (loss), excluding

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

results from discontinued operations and net (gains) losses on sales of divested businesses, because AIG believes this provides more meaningful information on how its operations are performing.

  •
  In order to align financial reporting with changes made during 2011 and 2012 to the manner in which AIG's chief operating decision makers review the businesses to assess performance and make decisions about resources to be allocated, the following changes were made to AIG's segment information:

  •
  During the third quarter of 2011, Chartis completed the previously-announced reorganization of its operations and now presents its financial information in two operating segments — Commercial Insurance and Consumer Insurance, as well as a Chartis Other operations category. Prior to the third quarter of 2011, Chartis presented its financial information in two operating segments, Chartis U.S. and Chartis International.

  •
  Aircraft Leasing is now presented as a standalone reportable segment. It was previously reported as a component of the Financial Services reportable segment.

  •
  The derivatives portfolio of AIGFP, previously reported as Capital Markets, a component of the Financial Services reportable segment, is now reported with AIG Markets, Inc. (AIG Markets) as Global Capital Markets in AIG's Other operations.

  •
  Chartis financial information has been revised to reflect the classification of certain Chartis products from the Commercial Insurance operating segment to the Consumer Insurance operating segment. This change aligns the financial reporting with the changes made during 2012 to the manner in which AIG's chief operating decision makers review the Chartis segment in order to assess performance and make decisions about resources to be allocated. These revisions did not affect the total Chartis reportable segment results previously reported.

    Prior periods have been revised to conform to the current period presentation for the above segment changes.

    The reportable segments and their respective operations are as follows:

    Chartis:    AIG's property and casualty operations are conducted through multiple-line companies writing substantially all commercial and consumer lines both domestically and abroad. Chartis offers its products through a diverse, multi-channel distribution network that includes agents, wholesalers, global and local brokers, and direct-to-consumer platforms. Beginning in the third quarter of 2010, Chartis includes the results of Fuji Fire & Marine Insurance Company Limited (Fuji), which writes primarily consumer lines in Japan. See Note 5 herein.

    SunAmerica:    SunAmerica offers a comprehensive suite of products and services to individuals and groups, including term life insurance, universal life insurance, accident and health (A&H) insurance, fixed and variable deferred annuities, fixed payout annuities, mutual funds and financial planning. SunAmerica offers its products and services through a diverse, multi-channel distribution network that includes banks, national, regional and independent broker-dealers, affiliated financial advisors, independent marketing organizations, independent and career insurance agents, structured settlement brokers, benefit consultants and direct-to-consumer platforms.

    The SunAmerica segment is presented as two operating segments — Domestic Life Insurance, which focuses on mortality and morbidity based protection products, and Domestic Retirement Services, which focuses on investment, retirement savings and income solutions.

    Aircraft Leasing:    AIG's commercial aircraft leasing business is conducted through ILFC.

    Other Operations:    AIG's Other operations include results from:

  •
  Mortgage Guaranty operations;

  •
  Global Capital Markets operations;

  •
  Direct Investment book results;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  Retained Interests, which represents the fair value gains or losses on the AIA ordinary shares retained following the AIA initial public offering, the retained interest in ML III, and, prior to their sale on March 8, 2011, the MetLife securities that were received as consideration from the sale of ALICO;

  •
  Corporate & Other operations (after allocations to AIG's business segments); and

  •
  Divested businesses that did not qualify for discontinued operations accounting.

    Year-end identifiable assets presented in the following tables include assets of businesses held for sale at December 31, 2010 and 2009.

The following table presents AIG's operations by reportable segment:

	Reportable Segments
						Consolidation and Eliminations
(in millions)	Chartis	SunAmerica	Aircraft Leasing	Other Operations	Total		Consolidated

2011
Total revenues	$40,722	$15,315	$4,457	$4,079	$64,573	$(316)	$64,257
Other-than-temporary impairment charges(a)	274	977	-	29	1,280	-	1,280
Net (gain) loss on sale of properties and divested businesses	-	-	-	74	74	-	74
Interest expense(b)	7	-	1,427	2,490	3,924	(53)	3,871
Depreciation and amortization	4,700	691	1,948	33	7,372	-	7,372
Pre-tax income (loss) from continuing operations	1,820	2,956	(1,005)	(4,703)	(932)	31	(901)
Capital expenditures	234	75	604	655	1,568	-	1,568
Year-end identifiable assets	176,894	267,500	39,038	185,989	669,421	(117,061)	552,360

2010
Total revenues	$37,207	$14,747	$4,718	$21,405	$78,077	$(540)	$77,537
Other-than-temporary impairment charges(a)	577	1,958	-	504	3,039	-	3,039
Net (gain) loss on sale of properties and divested businesses	(669)	-	-	(18,897)	(19,566)	-	(19,566)
Interest expense(b)	1	-	1,397	6,881	8,279	(298)	7,981
Depreciation and amortization	4,422	622	2,035	933	8,012	-	8,012
Pre-tax income (loss) from continuing operations	(93)	2,701	(729)	17,611	19,490	176	19,666
Capital expenditures	213	57	266	620	1,156	-	1,156
Year-end identifiable assets	169,635	258,659	43,158	312,697	784,149	(108,576)	675,573

2009
Total revenues	$35,023	$11,366	$4,992	$25,264	$76,645	$(1,198)	$75,447
Other-than-temporary impairment charges(a)	903	3,821	-	1,972	6,696	-	6,696
Net (gain) loss on sale of properties and divested businesses	-	-	-	1,271	1,271	-	1,271
Interest expense(b)	-	-	1,222	13,305	14,527	(169)	14,358
Depreciation and amortization	4,694	784	2,022	1,712	9,212	-	9,212
Pre-tax income (loss) from continuing operations	35	(1,121)	1,385	(14,257)	(13,958)	(484)	(14,442)
Capital expenditures	191	52	2,587	875	3,705	-	3,705
Year-end identifiable assets	151,685	243,042	45,992	489,631	930,350	(92,004)	838,346

(a)
Included in Total revenues presented above.

(b)
Interest expense for Other operations in 2010 and 2009 includes amortization of prepaid commitment fee asset of $3.5 billion and $8.4 billion, respectively.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents Chartis operations by operating segment:

(in millions)	Commercial Insurance	Consumer Insurance	Other	Total Chartis

2011
Total revenues	$25,113	$14,109	$1,500	$40,722
Claims and claims adjustment expenses incurred	18,850	8,900	199	27,949
Underwriting expenses	5,349	5,253	268	10,870
Pre-tax income (loss) from continuing operations	914	(44)	950	1,820

2010
Total revenues	$24,500	$11,580	$1,127	$37,207
Net (gain) loss on sale of properties and divested businesses	-	-	(669)	(669)
Claims and claims adjustment expenses incurred	18,942	6,745	2,180	27,867
Underwriting expenses	5,261	4,650	191	10,102
Pre-tax income (loss) from continuing operations	297	185	(575)	(93)

2009
Total revenues	$26,633	$9,762	$(1,372)	$35,023
Claims and claims adjustment expenses incurred	18,851	5,384	1,127	25,362
Underwriting expenses	5,251	4,226	149	9,626
Pre-tax income (loss) from continuing operations	2,531	152	(2,648)	35

    Chartis manages its assets on an aggregate basis and does not allocate its assets, other than goodwill, between its operating segments. Investment income is allocated to the Commercial Insurance and Consumer Insurance segments based upon an internal capital model. The model estimates investable funds based upon the loss reserves, unearned premiums and a capital allocation for each operating segment. The investment income is calculated based on the estimated investable funds and the duration of the liabilities. Any difference between the calculated investment income and the actual investment income is included in Chartis Other.

96            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents SunAmerica operations by operating segment:

(in millions)	Domestic Life Insurance	Domestic Retirement Services	Total Operating Segments	Consolidation and Eliminations	Total SunAmerica

2011
Total revenues:
Insurance-oriented products	$5,813	$-	$5,813	$-	$5,813
Retirement savings products	2,469	6,006	8,475	-	8,475
Asset management revenues	-	1,027	1,027	-	1,027

Total revenues	8,282	7,033	15,315	-	15,315

Depreciation and amortization	301	390	691	-	691
Pre-tax income from continuing operations	1,387	1,569	2,956	-	2,956
Capital expenditures	42	33	75	-	75
Year-end identifiable assets	109,620	177,377	286,997	(19,497)	267,500

2010
Total revenues:
Insurance-oriented products	$5,992	$-	$5,992	$-	$5,992
Retirement savings products	2,335	6,150	8,485	-	8,485
Asset management revenues	7	263	270	-	270

Total revenues	8,334	6,413	14,747	-	14,747

Depreciation and amortization	433	189	622	-	622
Pre-tax income from continuing operations	1,441	1,260	2,701	-	2,701
Capital expenditures	28	29	57	-	57
Year-end identifiable assets	104,404	174,643	279,047	(20,388)	258,659

2009
Total revenues:
Insurance-oriented products	$5,349	$-	$5,349	$-	$5,349
Retirement savings products	1,993	3,611	5,604	-	5,604
Asset management revenues	17	396	413	-	413

Total revenues	7,359	4,007	11,366	-	11,366

Depreciation and amortization	361	423	784	-	784
Pre-tax income (loss) from continuing operations	616	(1,737)	(1,121)	-	(1,121)
Capital expenditures	17	35	52	-	52
Year-end identifiable assets	99,257	164,214	263,471	(20,429)	243,042

    AIG's Aircraft Leasing operations consist of a single operating segment.

    AIG Global Real Estate Investment Corp. and Institutional Asset Management, previously reported as components of the Direct Investment book and Asset Management operations, respectively, are now reported in Corporate & Other.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of AIG's Other operations:

(in millions)	Mortgage Guaranty	Global Capital Markets	Direct Investment Book	Retained Interests	Corporate & Other	Divested Businesses	Consolidation and Eliminations	Total Other Operations

2011
Total revenues	$944	$266	$1,004	$486	$1,415	$-	$(36)	$4,079
Net (gain) loss on sale of properties and divested businesses	-	-	-	-	74	-	-	74
Interest expense	-	-	367	-	2,143	-	(20)	2,490
Depreciation and amortization	44	-	(218)	-	207	-	-	33
Pre-tax income (loss) from continuing operations	(77)	(7)	622	486	(5,727)	-	-	(4,703)
Capital expenditures	37	-	-	-	618	-	-	655
Year-end identifiable assets	5,393	12,619	31,162	15,086	98,999	-	22,730	185,989

2010
Total revenues	$1,168	$532	$1,499	$1,819	$2,631	$13,811	$(55)	$21,405
Net (gain) loss on sale of properties and divested businesses	-	-	-	-	(18,897)	-	-	(18,897)
Interest expense	-	3	382	-	6,551	4	(59)	6,881
Depreciation and amortization	43	4	(317)	-	342	861	-	933
Pre-tax income (loss) from continuing operations	397	193	1,242	1,819	11,436	2,435	89	17,611
Capital expenditures	10	-	-	-	503	107	-	620
Year-end identifiable assets	6,056	31,038	29,291	23,939	91,155	107,578	23,640	312,697

2009
Total revenues	$1,183	$1,109	$1,950	$419	$3,058	$18,481	$(936)	$25,264
Net (gain) loss on sale of properties and divested businesses	-	-	-	-	1,271	-	-	1,271
Interest expense	-	3	425	-	13,267	19	(409)	13,305
Depreciation and amortization	72	13	(162)	-	615	1,174	-	1,712
Pre-tax income (loss) from continuing operations	(1,686)	603	1,506	419	(16,831)	2,093	(361)	(14,257)
Capital expenditures	5	-	-	-	652	218	-	875
Year-end identifiable assets	7,766	34,047	31,948	4,519	84,657	326,755	(61)	489,631

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents AIG's operations and long-lived assets by major geographic area:

	Geographic Area
(in millions)	United States	Asia	Other Foreign	Consolidated

2011
Total revenues(a)	$40,234	$8,119	$15,904	$64,257
Real estate and other fixed assets, net of accumulated depreciation	1,330	591	386	2,307
Flight equipment primarily under operating leases, net of accumulated depreciation(b)	35,539	-	-	35,539

2010
Total revenues(a)	$40,993	$20,411	$16,133	$77,537
Real estate and other fixed assets, net of accumulated depreciation	1,896	557	392	2,845
Flight equipment primarily under operating leases, net of accumulated depreciation(b)	38,510	-	-	38,510

2009
Total revenues(a)	$34,986	$23,183	$17,278	$75,447
Real estate and other fixed assets, net of accumulated depreciation	2,328	1,189	625	4,142
Flight equipment primarily under operating leases, net of accumulated depreciation(b)	44,091	-	-	44,091

(a)
Revenues are generally reported according to the geographic location of the reporting unit.

(b)
ILFC derives more than 94 percent of its lease revenue from non-U.S. carriers.

 4. DIVESTED BUSINESSES, DISCONTINUED OPERATIONS AND HELD-FOR-SALE CLASSIFICATION

DIVESTED BUSINESSES

AIA Initial Public Offering

    During the second quarter of 2010, AIG and Prudential plc terminated the AIA purchase agreement they had entered in March 2010 and in accordance with the terms of the purchase agreement, Prudential plc paid AIG a termination fee of $228 million, which is included in Net (gain) loss on sale of properties and divested businesses in the Consolidated Statement of Operations.

    On October 29, 2010, AIG completed an IPO of 8.08 billion ordinary shares of AIA for aggregate gross proceeds of approximately $20.5 billion. Upon completion of the IPO, AIG owned 33 percent of AIA's outstanding shares. Accordingly, AIG deconsolidated AIA and recorded a pre-tax gain of $18.1 billion in 2010. Under the terms of an agreement with the underwriters, AIG is precluded from selling or hedging more than one-half of its remaining shares of AIA until April 18, 2012. Based on AIG's continuing involvement as a result of its 33 percent ownership and board representation, AIA is not being presented as a discontinued operation in the Consolidated Financial Statements at December 31, 2011 and 2010. AIG accounts for its investment in AIA under the fair value option with gains and losses recorded in Net investment income. At December 31, 2011 and 2010, the fair value of AIG's retained interest in AIA was approximately $12.4 billion and approximately $11.1 billion, respectively, and is included in Other invested assets.

DISCONTINUED OPERATIONS

    The results of operations for the following sales are presented as discontinued operations in AIG's Consolidated Statement of Operations.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALICO Sale

    On March 7, 2010, AIG and the ALICO SPV entered into a definitive agreement with MetLife for the sale of ALICO by the ALICO SPV to MetLife, and the sale of Delaware American Life Insurance Company by AIG to MetLife, for consideration then valued at approximately $15.5 billion, consisting of $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments. The ALICO sale closed on November 1, 2010. AIG does not have any significant continuing involvement with or significant continuing cash flows from ALICO. The fair value of the consideration at closing was approximately $16.2 billion. At December 31, 2010, a total of $6.5 billion was included in common and preferred stock trading.

    On the closing date, as consideration for the ALICO sale, the ALICO SPV received net cash consideration of $7.2 billion (which included an upward price adjustment of approximately $400 million pursuant to the terms of the ALICO stock purchase agreement), 78,239,712 shares of MetLife common stock, 6,857,000 shares of newly issued MetLife participating preferred stock convertible into 68,570,000 shares of MetLife common stock upon the approval of MetLife shareholders and 40,000,000 equity units of MetLife with an aggregate stated value of $3.2 billion. AIG recorded a pre-tax gain of $7.9 billion on the transaction in 2010.

    As part of the Recapitalization, AIG used approximately $6.1 billion of the cash proceeds from the ALICO sale to pay down a portion of the liquidation preference of the SPV Preferred Interests.

AGF Sale

    On August 10, 2010, AIG entered into a definitive agreement to sell an 80 percent economic interest (84 percent voting interest) in American General Finance, Inc. (AGF) for $125 million. The AGF sale closed on November 30, 2010. AIG's voting ownership interest in AGF was reduced to approximately 16 percent, and AIG does not otherwise have significant continuing involvement with or significant continuing cash flows from AGF. AIG is carrying its retained investment in AGF of approximately $30 million as a cost method investment in Other invested assets. As a result of this transaction, AIG recorded a pre-tax loss of $1.7 billion in 2010.

    The components of the $1.7 billion charge consisted of the difference between (i) the sum of the fair value of the agreed consideration and AIG's retained 20 percent economic interest and (ii) the net book value of the assets. Prior to the agreed sale, AGF's business and underlying assets were subject to periodic impairment assessments under a held-for-use model and did not meet the criteria for held-for-sale accounting. The large majority of AGF's assets were consumer finance and mortgage loans held for investment and thus were not carried at fair value.

AIG Star and AIG Edison Sale

    On September 30, 2010, AIG entered into a definitive agreement with Prudential Financial, Inc. for the sale of its Japan-based insurance subsidiaries, AIG Star and AIG Edison, for total consideration of $4.8 billion, including the assumption of certain outstanding debt totaling $0.6 billion owed by AIG Star and AIG Edison. The transaction closed on February 1, 2011 and AIG recognized a pre-tax gain of $3.5 billion on the sale that is reflected in Income (loss) from discontinued operations in the Consolidated Statement of Operations. In connection with the sale, AIG recorded a goodwill impairment charge of $1.3 billion in the third quarter of 2010.

Nan Shan Sale

    On January 12, 2011, AIG entered into an agreement to sell its 97.57 percent interest in Nan Shan to a Taiwan-based consortium. The transaction was consummated on August 18, 2011 for net proceeds of $2.15 billion in cash. AIG recorded a pre-tax loss of $1.0 billion for the year ended December 31, 2011 largely offsetting Nan Shan operating results for the period, which is reflected in Income (loss) from discontinued operations in the

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Operations. The net proceeds from the transaction were used to pay down a portion of the liquidation preference of the Department of the Treasury's AIA SPV Preferred Interests.

    See Note 16 herein for a discussion of guarantees and indemnifications associated with sales of businesses.

    ALICO, Nan Shan, AIG Star and AIG Edison previously were components of the Foreign Life Insurance & Retirement Services reportable segment and AGF previously was a component of the Financial Services reportable segment. Results from discontinued operations for 2011, 2010 and 2009 include the results of Nan Shan, AIG Star and AIG Edison through the date of disposition. Results from discontinued operations for 2010 and 2009 also include the results of ALICO and AGF, which were sold during 2010. The results also include adjustments for guarantees and indemnifications related to these sold businesses.

    Certain other sales completed during 2011, 2010 and 2009 were not classified as discontinued operations because AIG continued to generate significant direct revenue-producing or cost-generating cash flows from the businesses or because associated assets, liabilities and results of operations were not material, individually or in the aggregate, to AIG's consolidated financial position or results of operations.

The following table summarizes income (loss) from discontinued operations:

Years Ended December 31, (in millions)	2011	2010	2009

Revenues:
Premiums	$5,012	$18,296	$18,325
Net investment income	1,632	6,924	7,851
Net realized capital gains (losses)	844	289	(920)
Other income	5	1,607	2,285

Total revenues	7,493	27,116	27,541

Benefits, claims and expenses*	6,324	29,219	25,975
Interest expense allocation	2	75	89

Income (loss) from discontinued operations	1,167	(2,178)	1,477

Gain (loss) on sales	2,338	5,389	(530)

Income from discontinued operations, before tax expense (benefit)	3,505	3,211	947

Income tax expense (benefit)	1,038	3,856	(1,714)

Income (loss) from discontinued operations, net of income tax	$2,467	$(645)	$2,661

*
In 2010, includes goodwill impairment charges of $3.3 billion related to the sale of ALICO and $1.3 billion related to the sale of AIG Star and AIG Edison. See Note 2(j) – Goodwill herein for further discussion.

Interest Expense Allocation

    Interest expense allocated to discontinued operations gives effect to the provisions of the Recapitalization discussed in Note 1 for all periods presented. For this reason, an interest allocation to discontinued operations related to a portion of the ALICO and all the AGF proceeds was required.

    The interest expense allocated to discontinued operations was based on the anticipated net proceeds that would be applied toward the repayment of the FRBNY Credit Facility from the sales of ALICO and AGF multiplied by the daily interest rate on the FRBNY Credit Facility for each respective period. The periodic amortization of the prepaid commitment fee allocated to discontinued operations was determined based on the ratio of funds committed to repay the FRBNY Credit Facility to the total amount of credit available under the FRBNY Credit Facility.

AIG Form 8-K            101

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Prior to the Recapitalization, the terms of the FRBNY Credit Facility contractually required net proceeds from dispositions, after taxes and transaction expenses, to the extent such proceeds did not represent capital of AIG's insurance subsidiaries required for regulatory or ratings purposes, to be applied toward the repayment of the FRBNY Credit Facility as mandatory prepayments unless otherwise agreed with the FRBNY. Mandatory prepayments reduced the amount available to be borrowed under the FRBNY Credit Facility by the amount of the prepayment. In conjunction with anticipated prepayments, AIG allocated interest expense, including periodic amortization of the prepaid commitment fee asset, to Income (loss) from discontinued operations. As a result of the revised terms for repayment of the FRBNY Credit Facility, interest expense that was previously allocated to discontinued operations in connection with the sales of AIG Star, AIG Edison and Nan Shan was reclassified to continuing operations for all periods presented.

HELD-FOR-SALE CLASSIFICATION

    At December 31, 2011, AIG had completed the sales of its remaining assets and liabilities that had been classified as held-for-sale. At December 31, 2010, held-for-sale assets and liabilities consisted of Nan Shan, AIG Star, and AIG Edison, and aircraft that remained to be sold by ILFC under agreements for sale.

The following table summarizes the components of assets and liabilities held for sale on the Consolidated Balance Sheet as of December 31, 2010:

(in millions)	December 31, 2010

Assets:
Fixed maturity securities	$77,905
Equity securities	4,488
Mortgage and other loans receivable, net	5,584
Other invested assets	4,167
Short-term investments	3,670
Deferred policy acquisition costs and Other assets	5,147
Separate account assets	3,745

Assets of businesses held for sale	104,706

Flight equipment*	255

Total assets held for sale	$104,961

Liabilities:
Future policy benefits for life and accident and health insurance contracts	$61,767
Policyholder contract deposits	26,847
Other liabilities	3,039
Other long-term debt	525
Separate account liabilities	3,745

Total liabilities held for sale	$95,923

*
Represents nine aircraft that were under agreements for sale by ILFC at December 31, 2010.

 5. BUSINESS COMBINATIONS

    On March 31, 2010, AIG, through a Chartis subsidiary, purchased additional voting shares in Fuji, a publicly traded Japanese insurance company with property/casualty insurance operations and a life insurance subsidiary. The acquisition of the additional voting shares for $145 million increased Chartis' total voting ownership interest in Fuji from 41.7 percent to 54.8 percent, which resulted in Chartis obtaining control of Fuji. In connection with the acquisition, AIG recognized a bargain purchase gain of $332 million in the Consolidated Statement of Operations for the year ended December 31, 2010. The bargain purchase gain was primarily attributable to the

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depressed market value of Fuji's common stock, which AIG believes was the result of macroeconomic, capital market and regulatory factors in Japan coupled with Fuji's financial condition and results of operations. The acquisition was consistent with Chartis' desire to increase its share in the substantial Japanese insurance market and to achieve cost savings from synergies.

    In March 2011, Chartis completed the acquisition of approximately 305 million shares of Fuji tendered in response to a public offer at an offer price of 146 Yen per share ($1.76 per share) for a purchase price of $538 million. In August 2011, Chartis acquired the remaining outstanding voting shares of Fuji. As a result of these actions, Chartis now owns 100 percent of Fuji.

    The 2011 purchases were accounted for as equity transactions because AIG previously consolidated Fuji due to its controlling interest. Accordingly, the difference between the fair value of the total consideration paid of $560 million and the carrying value of the noncontrolling interest acquired of $489 million was recognized as a reduction of AIG's equity. There was no gain or loss recorded in the Consolidated Statement of Operations for the year ended December 31, 2011.

    On October 7, 2011, AIG through ILFC acquired all of the issued and outstanding shares of capital stock of AeroTurbine for an aggregate cash purchase price of $228 million. AeroTurbine is a provider of certified aircraft engines, aircraft and engine parts and supply chain solutions. This acquisition is expected to further maximize the value of ILFC's aircraft by providing ILFC with in-house part-out and engine leasing capabilities. The acquisition was recorded as a business combination and is not significant to AIG's Consolidated Financial Statements.

6. FAIR VALUE MEASUREMENTS

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

    AIG carries certain of its financial instruments at fair value. AIG defines the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

    The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. AIG maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.

FAIR VALUE HIERARCHY

    Assets and liabilities recorded at fair value in the Consolidated Balance Sheet are measured and classified for disclosure purposes in accordance with a fair value hierarchy established in U.S. GAAP. The hierarchy consists of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below:

  •
  Level 1:    Fair value measurements that are quoted prices (unadjusted) in active markets that AIG has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. AIG does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include certain government and agency securities, actively traded listed common stocks and futures and options contracts, most separate account assets and most mutual funds.

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  •
  Level 2:    Fair value measurements based on inputs other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government and agency securities, most investment-grade and high-yield corporate bonds, certain residential mortgage-backed securities (RMBS), certain commercial mortgage-backed securities (CMBS) and certain collateralized debt obligations/asset backed securities (CDO/ABS), certain listed equities, state, municipal and provincial obligations, hybrid securities, certain securities purchased (sold) under agreements to resell (repurchase), certain mutual fund and hedge fund investments, certain interest rate, currency and commodity derivative contracts, guaranteed investment agreements (GIAs) for the Direct Investment book and other long-term debt.

  •
  Level 3:    Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, AIG must make certain assumptions as to the inputs a hypothetical market participant would use to value that asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. AIG's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, AIG considers factors specific to the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 include certain RMBS, CMBS and CDO/ABS, certain corporate debt securities, certain municipal and sovereign debt securities, certain derivative contracts (including the AIGFP super senior credit default swap portfolio), certain hedge fund investments, private equity and real estate fund investments, direct private equity investments and policyholder contract deposits carried at fair value. AIG's non-financial instrument assets that are measured at fair value on a non-recurring basis generally are classified as Level 3.

    The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels noted above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.

VALUATION METHODOLOGIES OF FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE

Incorporation of Credit Risk in Fair Value Measurements

  •
  AIG's Own Credit Risk.    Fair value measurements for certain Direct Investment book debt, GIAs, structured note liabilities and freestanding derivatives, as well as AIGFP derivatives, incorporate AIG's own credit risk by determining the explicit cost for each counterparty to protect against its net credit exposure to AIG at the balance sheet date by reference to observable AIG CDS or cash bond spreads. A derivative counterparty's net credit exposure to AIG is determined based on master netting agreements, when applicable, which take into consideration all derivative positions with AIG, as well as collateral posted by AIG with the counterparty at the balance sheet date.

        Fair value measurements for embedded policy derivatives and policyholder contract deposits take into consideration that policyholder liabilities are senior in priority to general creditors of AIG and therefore are much less sensitive to changes in AIG credit default swap or cash issuance spreads.

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  •
  Counterparty Credit Risk.    Fair value measurements for freestanding derivatives incorporate counterparty credit by determining the explicit cost for AIG to protect against its net credit exposure to each counterparty at the balance sheet date by reference to observable counterparty CDS spreads, when available. When not available, other directly or indirectly observable credit spreads will be used to derive the best estimates of the counterparty spreads. AIG's net credit exposure to a counterparty is determined based on master netting agreements, which take into consideration all derivative positions with the counterparty, as well as collateral posted by the counterparty at the balance sheet date.

    A CDS is a derivative contract that allows the transfer of third-party credit risk from one party to the other. The buyer of the CDS pays an upfront and/or periodic premium to the seller. The seller's payment obligation is triggered by the occurrence of a credit event under a specified reference security and is determined by the loss on that specified reference security. The present value of the amount of the upfront and/or periodic premium therefore represents a market-based expectation of the likelihood that the specified reference party will fail to perform on the reference obligation, a key market observable indicator of non-performance risk (the CDS spread).

    Fair values for fixed maturity securities based on observable market prices for identical or similar instruments implicitly incorporate counterparty credit risk. Fair values for fixed maturity securities based on internal models incorporate counterparty credit risk by using discount rates that take into consideration cash issuance spreads for similar instruments or other observable information.

    The cost of credit protection is determined under a discounted present value approach considering the market levels for single name CDS spreads for each specific counterparty, the mid market value of the net exposure (reflecting the amount of protection required) and the weighted average life of the net exposure. CDS spreads are provided to AIG by an independent third party. AIG utilizes an interest rate based on the benchmark London Interbank Offered Rate (LIBOR) curve to derive its discount rates.

    While this approach does not explicitly consider all potential future behavior of the derivative transactions or potential future changes in valuation inputs, AIG believes this approach provides a reasonable estimate of the fair value of the assets and liabilities, including consideration of the impact of non-performance risk.

Fixed Maturity Securities – Trading and Available for Sale

    Whenever available, AIG obtains quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value in its trading and available for sale portfolios. Market price data is generally obtained from dealer markets.

    Management is responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions. AIG employs independent third-party valuation service providers to gather, analyze, and interpret market information in order to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation services are reviewed and understood by AIG management, via periodic discussion with and information provided by the valuation services. In addition, as discussed further below, control processes are applied to the fair values received from third-party valuation services to ensure the accuracy of these values.

    Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted valuation methodologies, which may utilize matrix pricing, financial models, accompanying model inputs and various assumptions, provide a single fair value measurement for individual securities. The inputs used by the valuation service providers include, but are not limited to, market prices from completed transactions for identical securities and transactions for comparable securities, benchmark yields, interest rate yield curves, credit spreads, currency rates, quoted prices for similar securities and other market-observable information, as applicable. If fair value is determined using financial models, these models generally take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate,

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credit rating, industry sector, and when applicable, collateral quality and other security or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.

    AIG has control processes designed to ensure that the fair values received from third party valuation services are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. AIG assesses the reasonableness of individual security values received from valuation service providers through various analytical techniques, and has procedures to escalate related questions internally and to the third party valuation services for resolution. In order to assess the degree of pricing consensus among various valuation services for specific asset types, AIG has conducted comparisons of prices received from available sources. Management has used these comparisons to establish a hierarchy for the fair values received from third party valuation services to be used for particular security classes. AIG also validates prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.

    When AIG's third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non-binding, or by employing widely accepted valuation models. Fair values provided by brokers are subject to similar control processes to those noted above for fair values from third party valuation services, including management reviews. Fair values determined internally are also subject to management review in order to ensure that valuation models and related inputs are reasonable.

    The methodology above is relevant for all fixed maturity securities; following are discussions of certain procedures unique to specific classes of securities.

Fixed Maturity Securities issued by Government Entities

    For most debt securities issued by government entities, AIG obtains fair value information from independent third-party valuation service providers, as quoted prices in active markets are generally only available for limited debt securities issued by government entities. The fair values received from these valuation service providers may be based on a market approach using matrix pricing, which considers a security's relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount.

Fixed Maturity Securities issued by Corporate Entities

    For most debt securities issued by corporate entities, AIG obtains fair value information from independent third-party valuation service providers. For certain corporate debt securities, AIG obtains fair value information from brokers. For those corporate debt instruments (for example, private placements) that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and non-transferability, and such adjustments generally are based on available market evidence. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of publicly-traded debt of the issuer or other comparable securities, adjusted for illiquidity and structure.

RMBS, CMBS, CDOs and other ABS

    Independent third-party valuation service providers also provide fair value information for the majority of AIG investments in RMBS, CMBS, CDOs and other ABS. Where pricing is not available from valuation service providers, AIG obtains fair value information from brokers. Broker prices may be based on an income approach,

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which converts expected future cash flows to a single present value amount, with specific consideration of inputs relevant to structured securities, including ratings, collateral types, geographic concentrations, underlying loan vintages, loan delinquencies, and weighted average coupons and maturities. Broker prices may also be based on a market approach that considers recent transactions involving identical or similar securities. When the volume or level of market activity for an investment in RMBS, CMBS, CDOs or other ABS is limited, certain inputs used to determine fair value may not be observable in the market.

Maiden Lane Interests

    At their inception, AIG's interests in ML II and ML III were valued and recorded at the transaction prices of $1 billion and $5 billion, respectively.

    Subsequently, AIG's interest in ML III has been valued using a discounted cash flow methodology that (i) uses the estimated future cash flows and the fair value of the ML III assets, (ii) allocates the estimated future cash flows according to the ML III waterfall, and (iii) determines the discount rate to be applied to AIG's interest in ML III by reference to the discount rate implied by the estimated value of ML III assets and the estimated future cash flows of AIG's interest in the capital structure. Estimated cash flows and discount rates used in the valuations are validated, to the extent possible, using market observable information for securities with similar asset pools, structure and terms.

    The fair value methodology used since inception and prior to March 31, 2011 for AIG's interest in ML II had used the same discounted cash flow methodology as for ML III. As a result of the announcement on March 31, 2011 by the FRBNY of its plan to begin selling the assets in the ML II portfolio over time through a competitive sales process, AIG modified its methodology for estimating the fair value of its interest in ML II to incorporate the assumption of a current liquidation, which (i) uses the estimated fair value of the ML II assets and (ii) allocates the estimated asset fair value according to the ML II waterfall.

    AIG does not believe a change in the fair value methodology used for its interest in ML III is appropriate at this time based on current available information. Other methodologies employed or assumptions made in determining fair value for these investments could result in amounts that differ significantly from the amounts reported.

    Adjustments to the fair value of AIG's interest in ML II are recorded in the Consolidated Statement of Operations in Net investment income for SunAmerica's domestic life insurance companies. Adjustments to the fair value of AIG's interest in ML III are recorded in the Consolidated Statement of Operations in Net investment income for AIG's Other operations.

    AIG expects to receive repayment of its initial investment as well as incremental undiscounted cash flows and accrued interest on the Maiden Lane Interests after repayment of the first priority obligations owed to the FRBNY. On February 8, 2012, the FRBNY announced that the proceeds from the most recent sale of ML II assets would enable the repayment of the entire remaining outstanding balance of the senior loan from the FRBNY to ML II. AIG therefore, expects to begin receiving repayment of its $1 billion initial investment in ML II, plus accrued interest, commencing in 2012. Any proceeds in excess of AIG's principal and interest will be allocated five-sixths to the FRBNY and one-sixth to AIG. Under the terms of the Master Transaction Agreement dated December 8, 2010, among AIG Parent, AM Holdings LLC (formerly known as ALICO Holdings LLC), AIA Aurora LLC, the FRBNY, the Department of the Treasury, and the Trust, all payments received by AIG from ML II will be required to be used to pay down the liquidation preference of the AIA SPV Preferred Interests. The fair value of AIG's interest in ML II is most affected by the liquidation proceeds realized by the FRBNY from the sale of the collateral securities. A 10 percent change in the liquidation proceeds realized by the FRBNY would result in a change of approximately $152 million in the fair value of the ML II interest. The fair value of AIG's interest in ML III is most affected by changes in the discount rates and changes in the estimated future collateral cash flows used in the valuation. Changes in estimated future cash flows for ML III would be the

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result of changes in interest rates and their effect on the underlying floating rate securities as well as expectations of defaults, recoveries and prepayments on underlying loans.

    The LIBOR interest rate curve changes are determined based on observable prices, interpolated or extrapolated to derive a LIBOR for a specific maturity term as necessary. The spreads over LIBOR for the Maiden Lane Interests (including collateral-specific credit and liquidity spreads) can change as a result of changes in market expectations about the future performance of these investments as well as changes in the risk premium that market participants would demand at the time of the transactions.

Changes in the discount rate or the estimated future cash flows used in the valuation would alter AIG's estimate of the fair value of AIG's interest in ML III as shown in the table below.

Year Ended December 31, 2011 (in millions)	Maiden Lane III Fair Value Change

Discount Rates:
200 basis point increase	$(585)
200 basis point decrease	668
400 basis point increase	(1,101)
400 basis point decrease	1,433

Estimated Future Cash Flows:
10% increase	658
10% decrease	(664)
20% increase	1,309
20% decrease	(1,338)

    If the FRBNY were to announce a plan to liquidate the assets of ML III at their estimated fair values, similar to their disclosed plan for ML II, the impact of the change in AIG's assumptions would be an increase in the fair value of AIG's interest in ML III by approximately $685 million at December 31, 2011.

    AIG believes that the ranges of discount rates used in these analyses are reasonable on the basis of implied spread volatilities of similar collateral securities. The ranges of estimated future cash flows were determined on the basis of historical variability in the estimated cash flows. Because of these factors, the fair values of the Maiden Lane Interests are likely to vary, perhaps materially, from the amounts estimated.

Equity Securities Traded in Active Markets – Trading and Available for Sale

    Whenever available, AIG obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value marketable equity securities in its trading and available for sale portfolios or in Other invested assets. Market price data is generally obtained from exchange or dealer markets.

Mortgage and Other Loans Receivable

    AIG estimates the fair value of mortgage and other loans receivable that are measured at fair value by using dealer quotations, discounted cash flow analyses and/or internal valuation models. The determination of fair value considers inputs such as interest rate, maturity, the borrower's creditworthiness, collateral, subordination, guarantees, past-due status, yield curves, credit curves, prepayment rates, market pricing for comparable loans and other relevant factors.

Other Invested Assets

    AIG initially estimates the fair value of investments in certain hedge funds, private equity funds and other investment partnerships by reference to the transaction price. Subsequently, AIG generally obtains the fair value

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of these investments from net asset value information provided by the general partner or manager of the investments, the financial statements of which are generally audited annually. AIG considers observable market data and performs certain control procedures to validate the appropriateness of using the net asset value as a fair value measurement. The fair values of other investments carried at fair value, such as direct private equity holdings, are initially determined based on transaction price and are subsequently estimated based on available evidence such as market transactions in similar instruments and other financing transactions of the issuer, with adjustments made to reflect illiquidity as appropriate.

Short-term Investments

    For short-term investments that are measured at fair value, the carrying values of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk.

Securities Purchased Under Agreements to Resell

    Securities purchased under agreements to resell are generally treated as collateralized receivables. AIG reports certain receivables arising from securities purchased under agreements to resell in Short-term investments in the Consolidated Balance Sheet. AIG uses market-observable interest rates for receivables measured at fair value. This methodology considers such factors as the coupon rate, yield curves and other relevant factors.

Separate Account Assets

    Separate account assets are composed primarily of registered and unregistered open-end mutual funds that generally trade daily and are measured at fair value in the manner discussed above for equity securities traded in active markets.

Freestanding Derivatives

    Derivative assets and liabilities can be exchange-traded or traded over-the-counter (OTC). AIG generally values exchange-traded derivatives such as futures and options using quoted prices in active markets for identical derivatives at the balance sheet date.

    OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value an OTC derivative depends on the contractual terms of, and specific risks inherent in the instrument, as well as the availability of pricing information in the market. AIG generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be corroborated by observable market data by correlation or other means, and model selection does not involve significant management judgment.

    Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. When AIG does not have corroborating market evidence to support significant model inputs and cannot verify the model to market transactions, the transaction price may provide the best estimate of fair value. Accordingly, when a pricing model is used to value such an instrument, the model is adjusted so the model value at inception equals the transaction price. AIG will update valuation inputs in these models only when corroborated by evidence such as similar market transactions, third party pricing services and/or broker or dealer quotations, or other empirical market data. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.

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Embedded Policy Derivatives

    Certain variable annuity and equity-indexed annuity and life contracts contain embedded policy derivatives that AIG bifurcates from the host contracts and accounts for separately at fair value, with changes in fair value recognized in earnings. AIG concluded these contracts contain (i) written option guarantees on minimum accumulation value, (ii) a series of written options that guarantee withdrawals from the highest anniversary value within a specific period or for life, or (iii) equity-indexed written options that meet the criteria of derivatives that must be bifurcated.

    The fair value of embedded policy derivatives contained in certain variable annuity and equity-indexed annuity and life contracts is measured based on actuarial and capital market assumptions related to projected cash flows over the expected lives of the contracts. These cash flow estimates primarily include benefits and related fees assessed, when applicable, and incorporate expectations about policyholder behavior. Estimates of future policyholder behavior are subjective and based primarily on AIG's historical experience.

    With respect to embedded policy derivatives in AIG's variable annuity contracts, because of the dynamic and complex nature of the expected cash flows, risk neutral valuations are used. Estimating the underlying cash flows for these products involves many estimates and judgments, including those regarding expected market rates of return, market volatility, correlations of market index returns to funds, fund performance, discount rates and policyholder behavior. With respect to embedded policy derivatives in AIG's equity-indexed annuity and life contracts, option pricing models are used to estimate fair value, taking into account assumptions for future equity index growth rates, volatility of the equity index, future interest rates, and determinations on adjusting the participation rate and the cap on equity-indexed credited rates in light of market conditions and policyholder behavior assumptions. These methodologies incorporate an explicit risk margin to take into consideration market participant estimates of projected cash flows and policyholder behavior.

    AIG also incorporates its own risk of non-performance in the valuation of the embedded policy derivatives associated with variable annuity and equity- indexed annuity and life contracts. Historically, the expected cash flows were discounted using the interest rate swap curve (swap curve), which is commonly viewed as being consistent with the credit spreads for highly-rated financial institutions (S&P AA-rated or above). A swap curve shows the fixed-rate leg of a non-complex swap against the floating rate (e.g. LIBOR) leg of a related tenor. The swap curve was adjusted, as necessary, for anomalies between the swap curve and the U.S. Treasury yield curve. During the fourth quarter of 2010, AIG revised the non-performance risk adjustment to reflect a market participant's view of SunAmerica's claims paying ability. As a result, in 2010, AIG incorporated an additional spread to the swap curve used to value embedded policy derivatives, thereby reducing the fair value of the embedded derivative liabilities by $336 million, which is partially offset by $173 million of DAC amortization.

AIGFP's Super Senior Credit Default Swap Portfolio

    Included in Global Capital Markets is the remaining derivatives portfolio of AIGFP. AIG values AIGFP's CDS transactions written on the super senior risk layers of designated pools of debt securities or loans using internal valuation models, third-party price estimates and market indices. The principal market was determined to be the market in which super senior credit default swaps of this type and size would be transacted, or have been transacted, with the greatest volume or level of activity. AIG has determined that the principal market participants, therefore, would consist of other large financial institutions who participate in sophisticated over-the-counter derivatives markets. The specific valuation methodologies vary based on the nature of the referenced obligations and availability of market prices.

    The valuation of the super senior credit derivatives is challenging given the limitation on the availability of market observable information due to the lack of trading and price transparency in certain structured finance markets. These market conditions have increased the reliance on management estimates and judgments in arriving at an estimate of fair value for financial reporting purposes. Further, disparities in the valuation methodologies employed by market participants and the varying judgments reached by such participants when assessing volatile

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markets have increased the likelihood that the various parties to these instruments may arrive at significantly different estimates as to their fair values.

    AIG's valuation methodologies for the super senior credit default swap portfolio have evolved over time in response to market conditions and the availability of market observable information. AIG has sought to calibrate the methodologies to available market information and to review the assumptions of the methodologies on a regular basis.

    Regulatory capital portfolio:    In the case of credit default swaps written to facilitate regulatory capital relief, AIG estimates the fair value of these derivatives by considering observable market transactions. The transactions with the most observability are the early terminations of these transactions by counterparties. AIG continues to reassess the expected maturity of the portfolio. AIGFP has not been required to make any payments as part of terminations of super senior regulatory capital CDSs initiated by counterparties. However, during the second quarter of 2011, AIGFP terminated mezzanine tranches related to certain terminated super senior regulatory capital trades and made payments which approximated their fair values at the time of termination.

    The regulatory benefit of these transactions for AIGFP's financial institution counterparties is generally derived from the capital regulations promulgated by the Basel Committee on Banking Supervision, known as Basel I. In December 2010, the Basel Committee on Banking Supervision finalized a new framework for international capital and liquidity standards known as Basel III, which, when fully implemented, may reduce or eliminate the regulatory benefits to certain counterparties and thus may impact the period of time that such counterparties are expected to hold the positions. In assessing the fair value of the regulatory capital CDS transactions, AIG also considers other market data, to the extent relevant and available. For further discussion, see Note 12 herein.

    Multi-sector CDO portfolios:    AIG uses a modified version of the Binomial Expansion Technique (BET) model to value AIGFP's credit default swap portfolio written on super senior tranches of multi-sector CDOs of ABS. The BET model was developed in 1996 by a major rating agency to generate expected loss estimates for CDO tranches and derive a credit rating for those tranches, and remains widely used.

    AIG has adapted the BET model to estimate the price of the super senior risk layer or tranche of the CDO. AIG modified the BET model to imply default probabilities from market prices for the underlying securities and not from rating agency assumptions. To generate the estimate, the model uses the price estimates for the securities comprising the portfolio of a CDO as an input and converts those estimates to credit spreads over current LIBOR-based interest rates. These credit spreads are used to determine implied probabilities of default and expected losses on the underlying securities. This data is then aggregated and used to estimate the expected cash flows of the super senior tranche of the CDO.

    Prices for the individual securities held by a CDO are obtained in most cases from the CDO collateral managers, to the extent available. CDO collateral managers provided market prices for 61.7 percent of the underlying securities used in the valuation at December 31, 2011. When a price for an individual security is not provided by a CDO collateral manager, AIG derives the price through a pricing matrix using prices from CDO collateral managers for similar securities. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the relationship of the security to other benchmark quoted securities. Substantially all of the CDO collateral managers who provided prices used dealer prices for all or part of the underlying securities, in some cases supplemented by third-party pricing services.

    The BET model also uses diversity scores, weighted average lives, recovery rates and discount rates. AIG employs a Monte Carlo simulation to assist in quantifying the effect on the valuation of the CDO of the unique aspects of the CDO's structure such as triggers that divert cash flows to the most senior part of the capital structure. The Monte Carlo simulation is used to determine whether an underlying security defaults in a given simulation scenario and, if it does, the security's implied random default time and expected loss. This information is used to project cash flow streams and to determine the expected losses of the portfolio.

    In addition to calculating an estimate of the fair value of the super senior CDO security referenced in the credit default swaps using its internal model, AIG also considers the price estimates for the super senior CDO securities

AIG Form 8-K            111

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provided by third parties, including counterparties to these transactions, to validate the results of the model and to determine the best available estimate of fair value. In determining the fair value of the super senior CDO security referenced in the credit default swaps, AIG uses a consistent process that considers all available pricing data points and eliminates the use of outlying data points. When pricing data points are within a reasonable range an averaging technique is applied.

    Corporate debt/Collateralized loan obligation (CLO) portfolios:    In the case of credit default swaps written on portfolios of investment-grade corporate debt, AIG uses a mathematical model that produces results that are closely aligned with prices received from third parties. This methodology is widely used by other market participants and uses the current market credit spreads of the names in the portfolios along with the base correlations implied by the current market prices of comparable tranches of the relevant market traded credit indices as inputs. Given its unique attributes, one transaction, which had represented two percent of the total notional amount of the corporate debt portfolio as of the second quarter of 2011, was valued using third-party quotations. This transaction matured in the third quarter of 2011.

    AIG estimates the fair value of its obligations resulting from credit default swaps written on CLOs to be equivalent to the par value less the current market value of the referenced obligation. Accordingly, the value is determined by obtaining third-party quotations on the underlying super senior tranches referenced under the credit default swap contract.

Policyholder Contract Deposits

    Policyholder contract deposits accounted for at fair value are measured using an earnings approach by taking into consideration the following factors:

  •
  Current policyholder account values and related surrender charges;

  •
  The present value of estimated future cash inflows (policy fees) and outflows (benefits and maintenance expenses) associated with the product using risk neutral valuations, incorporating expectations about policyholder behavior, market returns and other factors; and

  •
  A risk margin that market participants would require for a market return and the uncertainty inherent in the model inputs.

    The change in fair value of these policyholder contract deposits is recorded as Policyholder benefits and claims incurred in the Consolidated Statement of Operations.

Other Long-Term Debt

    When fair value accounting has been elected, the fair value of non-structured liabilities is generally determined by using market prices from exchange or dealer markets, when available, or discounting expected cash flows using the appropriate discount rate for the applicable maturity. Such instruments are generally classified in Level 2 of the fair value hierarchy as substantially all inputs are readily observable. AIG determines the fair value of structured liabilities and hybrid financial instruments (where performance is linked to structured interest rates, inflation or currency risks) using the appropriate derivative valuation methodology (described above) given the nature of the embedded risk profile. Such instruments are classified in Level 2 or Level 3 depending on the observability of significant inputs to the model. In addition, adjustments are made to the valuations of both non-structured and structured liabilities to reflect AIG's own creditworthiness based on observable credit spreads of AIG.

Other Liabilities

    Other liabilities measured at fair value include certain securities sold under agreements to repurchase and certain securities and spot commodities sold but not yet purchased. Liabilities arising from securities sold under agreements to repurchase are generally treated as collateralized borrowings. AIG estimates the fair value of liabilities arising under these agreements by using market-observable interest rates. This methodology considers such factors as the coupon rate, yield curves and other relevant factors. Fair values for securities sold but not yet purchased are based on current market prices. Fair values of spot commodities sold but not yet purchased are based on current market prices of reference spot futures contracts traded on exchanges.

112            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS

The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the levels of the inputs used:

December 31, 2011 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral(b)	Total

Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$174	$5,904	$-	$-	$-	$6,078
Obligations of states, municipalities and political subdivisions	-	36,538	960	-	-	37,498
Non-U.S. governments	259	25,467	9	-	-	25,735
Corporate debt	-	142,883	1,935	-	-	144,818
RMBS	-	23,727	10,877	-	-	34,604
CMBS	-	3,991	3,955	-	-	7,946
CDO/ABS	-	3,082	4,220	-	-	7,302

Total bonds available for sale	433	241,592	21,956	-	-	263,981

Bond trading securities:
U.S. government and government sponsored entities	100	7,404	-	-	-	7,504
Obligations of states, municipalities and political subdivisions	-	257	-	-	-	257
Non-U.S. governments	-	35	-	-	-	35
Corporate debt	-	809	7	-	-	816
RMBS	-	1,345	303	-	-	1,648
CMBS	-	1,283	554	-	-	1,837
CDO/ABS	-	3,835	8,432	-	-	12,267

Total bond trading securities	100	14,968	9,296	-	-	24,364

Equity securities available for sale:
Common stock	3,294	70	57	-	-	3,421
Preferred stock	-	44	99	-	-	143
Mutual funds	55	5	-	-	-	60

Total equity securities available for sale	3,349	119	156	-	-	3,624

Equity securities trading	43	82	-	-	-	125
Mortgage and other loans receivable	-	106	1	-	-	107
Other invested assets(c)	12,549	1,709	6,618	-	-	20,876
Derivative assets:
Interest rate contracts	2	7,251	1,033	-	-	8,286
Foreign exchange contracts	-	143	2	-	-	145
Equity contracts	92	133	38	-	-	263
Commodity contracts	-	134	2	-	-	136
Credit contracts	-	-	89	-	-	89
Other contracts	29	462	250	-	-	741
Counterparty netting and cash collateral	-	-	-	(3,660)	(1,501)	(5,161)

Total derivative assets	123	8,123	1,414	(3,660)	(1,501)	4,499

Short-term investments(d)	2,309	3,604	-	-	-	5,913
Separate account assets	48,502	2,886	-	-	-	51,388

Total	$67,408	$273,189	$39,441	$(3,660)	$(1,501)	$374,877

Liabilities:
Policyholder contract deposits	$-	$-	$918	$-	$-	$918
Derivative liabilities:
Interest rate contracts	-	6,661	248	-	-	6,909
Foreign exchange contracts	-	178	-	-	-	178
Equity contracts	-	198	10	-	-	208
Commodity contracts	-	146	-	-	-	146
Credit contracts(e)	-	4	3,362	-	-	3,366
Other contracts	-	155	217	-	-	372
Counterparty netting and cash collateral	-	-	-	(3,660)	(2,786)	(6,446)

Total derivative liabilities	-	7,342	3,837	(3,660)	(2,786)	4,733

Other long-term debt(f)	-	10,258	508	-	-	10,766
Other liabilities(g)	193	714	-	-	-	907

Total	$193	$18,314	$5,263	$(3,660)	$(2,786)	$17,324

AIG Form 8-K            113

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral(b)	Total

Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$142	$7,208	$-	$-	$-	$7,350
Obligations of states, municipalities and political subdivisions	4	46,007	609	-	-	46,620
Non-U.S. governments	719	16,084	5	-	-	16,808
Corporate debt	8	122,624	2,262	-	-	124,894
RMBS	-	13,441	6,367	-	-	19,808
CMBS	-	2,807	3,604	-	-	6,411
CDO/ABS	-	2,170	4,241	-	-	6,411

Total bonds available for sale	873	210,341	17,088	-	-	228,302

Bond trading securities:
U.S. government and government sponsored entities	339	6,563	-	-	-	6,902
Obligations of states, municipalities and political subdivisions	-	316	-	-	-	316
Non-U.S. governments	-	125	-	-	-	125
Corporate debt	-	912	-	-	-	912
RMBS	-	1,837	91	-	-	1,928
CMBS	-	1,572	506	-	-	2,078
CDO/ABS	-	4,490	9,431	-	-	13,921

Total bond trading securities	339	15,815	10,028	-	-	26,182

Equity securities available for sale:
Common stock	3,577	61	61	-	-	3,699
Preferred stock	-	423	64	-	-	487
Mutual funds	316	79	-	-	-	395

Total equity securities available for sale	3,893	563	125	-	-	4,581

Equity securities trading	6,545	106	1	-	-	6,652
Mortgage and other loans receivable	-	143	-	-	-	143
Other invested assets(c)	12,281	1,661	7,414	-	-	21,356
Derivative assets:
Interest rate contracts	1	13,146	1,057	-	-	14,204
Foreign exchange contracts	14	172	16	-	-	202
Equity contracts	61	233	65	-	-	359
Commodity contracts	-	69	23	-	-	92
Credit contracts	-	2	377	-	-	379
Other contracts	8	923	144	-	-	1,075
Counterparty netting and cash collateral	-	-	-	(6,298)	(4,096)	(10,394)

Total derivative assets	84	14,545	1,682	(6,298)	(4,096)	5,917

Short-term investments(d)	5,401	18,459	-	-	-	23,860
Separate account assets	51,607	2,825	-	-	-	54,432
Other assets	-	14	-	-	-	14

Total	$81,023	$264,472	$36,338	$(6,298)	$(4,096)	$371,439

114            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral(b)	Total

Liabilities:
Policyholder contract deposits	$-	$-	$445	$-	$-	$445
Derivative liabilities:
Interest rate contracts	-	9,387	325	-	-	9,712
Foreign exchange contracts	14	324	-	-	-	338
Equity contracts	-	286	43	-	-	329
Commodity contracts	-	68	-	-	-	68
Credit contracts(e)	-	5	4,175	-	-	4,180
Other contracts	-	52	256	-	-	308
Counterparty netting and cash collateral	-	-	-	(6,298)	(2,902)	(9,200)

Total derivative liabilities	14	10,122	4,799	(6,298)	(2,902)	5,735

Other long-term debt(f)	-	11,161	982	-	-	12,143
Other liabilities(g)	391	2,228	-	-	-	2,619

Total	$405	$23,511	$6,226	$(6,298)	$(2,902)	$20,942

(a)
Represents netting of derivative exposures covered by a qualifying master netting agreement.

(b)
Represents cash collateral posted and received. Securities collateral posted for derivative transactions that is reflected in Fixed maturity securities in the Consolidated Balance Sheet, and collateral received, not reflected in the Consolidated Balance Sheet, were $1.8 billion and $100 million, respectively, at December 31, 2011 and $1.4 billion and $109 million, respectively, at December 31, 2010.

(c)
Included in Level 1 are $12.4 billion and $11.1 billion at December 31, 2011 and December 31, 2010, respectively, of AIA shares publicly traded on the Hong Kong Stock Exchange. Approximately 3 percent and 5 percent of the fair value of the assets recorded as Level 3 relates to various private equity, real estate, hedge fund and fund-of-funds investments that are consolidated by AIG at December 31, 2011 and December 31, 2010, respectively. AIG's ownership in these funds represented 57.3 percent, or $0.7 billion, of Level 3 assets at December 31, 2011 and 68.6 percent, or $1.3 billion, of Level 3 assets at December 31, 2010.

(d)
Included in Level 2 is the fair value of $0.1 billion and $1.6 billion at December 31, 2011 and December 31, 2010, respectively, of securities purchased under agreements to resell.

(e)
Included in Level 3 is the fair value derivative liability of $3.2 billion and $3.7 billion at December 31, 2011 and December 31, 2010, respectively, on the AIGFP super senior credit default swap portfolio.

(f)
Includes GIAs, notes, bonds, loans and mortgages payable.

(g)
Included in Level 2 is the fair value of $0.6 billion, $144 million and $6 million at December 31, 2011 of securities sold under agreements to repurchase, securities and spot commodities sold but not yet purchased and trust deposits and deposits due to banks and other depositors, respectively. Included in Level 2 is the fair value of $2.1 billion, $94 million and $15 million at December 31, 2010 of securities sold under agreements to repurchase, securities and spot commodities sold but not yet purchased and trust deposits and deposits due to banks and other depositors, respectively.

 TRANSFERS OF LEVEL 1 AND LEVEL 2 ASSETS AND LIABILITIES

    AIG's policy is to record transfers of assets and liabilities between Level 1 and Level 2 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. During the year ended December 31, 2011, AIG transferred certain assets from Level 1 to Level 2, including approximately $1.2 billion of investments in securities issued by the U.S. government that are no longer actively traded and approximately $1.2 billion of investments in securities issued by Non-U.S. governments. Conversely, assets are transferred from Level 2 to Level 1 when transaction volume and frequency are indicative of an active market. AIG had no significant transfers from Level 2 to Level 1 during the twelve months ended December 31, 2011.

AIG Form 8-K            115

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGES IN LEVEL 3 RECURRING FAIR VALUE MEASUREMENTS

The following tables present changes during 2011 and 2010 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) recorded in the Consolidated Statement of Operations, during 2011 and 2010 related to the Level 3 assets and liabilities that remained in the Consolidated Balance Sheet at December 31, 2011 and 2010:

(in millions)	Fair value Beginning of Year(a)	Net Realized and Unrealized Gains (Losses) Included in Income	Accumulated Other Comprehensive Income	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers in	Gross Transfers out	Fair value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year

December 31, 2011
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$609	$2	$112	$296	$17	$(76)	$960	$-
Non-U.S. governments	5	-	-	5	-	(1)	9	-
Corporate debt	2,262	11	(25)	171	2,480	(2,964)	1,935	-
RMBS	6,367	(50)	288	3,232	1,093	(53)	10,877	-
CMBS	3,604	(100)	239	207	134	(129)	3,955	-
CDO/ABS	4,241	73	142	(432)	852	(656)	4,220	-

Total bonds available for sale	17,088	(64)	756	3,479	4,576	(3,879)	21,956	-

Bond trading securities:
Corporate debt	-	-	-	(11)	18	-	7	1
RMBS	91	(27)	-	239	-	-	303	(28)
CMBS	506	92	-	(95)	292	(241)	554	87
CDO/ABS	9,431	(660)	-	(323)	48	(64)	8,432	(677	)(b)

Total bond trading securities	10,028	(595)	-	(190)	358	(305)	9,296	(617)

Equity securities available for sale:
Common stock	61	28	(4)	(40)	18	(6)	57	-
Preferred stock	64	(1)	32	(1)	5	-	99	-
Mutual funds	-	-	-	(6)	6	-	-	-

Total equity securities available for sale	125	27	28	(47)	29	(6)	156	-

Equity securities trading	1	-	-	(1)	-	-	-	-
Mortgage and other loans receivable	-	-	-	1	-	-	1	-
Other invested assets	7,414	(10)	139	(739)	251	(437)	6,618	2

Total	$34,656	$(642)	$923	$2,503	$5,214	$(4,627)	$38,027	$(615)

Liabilities:
Policyholder contract deposits	$(445)	$(429)	$-	$(44)	$-	$-	$(918)	$508
Derivative liabilities, net:
Interest rate contracts	732	46	-	(2)	30	(21)	785	(90)
Foreign exchange contracts	16	(11)	-	(5)	2	-	2	1
Equity contracts	22	(16)	-	41	(7)	(12)	28	(15)
Commodity contracts	23	1	-	(22)	-	-	2	(1)
Credit contracts	(3,798)	332	-	193	-	-	(3,273)	493
Other contracts	(112)	(14)	(51)	74	(30)	166	33	(98)

Total derivative liabilities, net	(3,117)	338	(51)	279	(5)	133	(2,423)	290

Other long-term debt(c)	(982)	(60)	-	555	(21)	-	(508)	(135)

Total	$(4,544)	$(151)	$(51)	$790	$(26)	$133	$(3,849)	$663

116            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	Fair value Beginning of Year(a)	Net Realized and Unrealized Gains (Losses) Included in Income	Accumulated Other Comprehensive Income	Purchases, Sales, Issuances and Settlements, Net	Net Transfers	Activity of Discontinued Operations	Fair value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year

December 31, 2010
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$613	$(59)	$5	$(121)	$171	$-	$609	$-
Non-U.S. governments	753	-	3	29	(39)	(741)	5	-
Corporate debt	4,791	(44)	122	(322)	(1,813)	(472)	2,262	-
RMBS	6,654	(700)	1,847	(2,497)	1,106	(43)	6,367	-
CMBS	4,939	(801)	2,055	(668)	146	(2,067)	3,604	-
CDO/ABS	4,724	110	605	(667)	(19)	(512)	4,241	-

Total bonds available for sale	22,474	(1,494)	4,637	(4,246)	(448)	(3,835)	17,088	-

Bond trading securities:
U.S. government and government sponsored entities	16	-	-	-	-	(16)	-	-
Non-U.S. governments	56	-	-	(32)	(11)	(13)	-	-
Corporate debt	121	(3)	-	(7)	-	(111)	-	(6)
RMBS	4	(24)	-	(7)	118	-	91	(19)
CMBS	325	50	-	19	210	(98)	506	146
CDO/ABS	6,865	2,876	-	(144)	4	(170)	9,431	1,407 (b)

Total bond trading securities	7,387	2,899	-	(171)	321	(408)	10,028	1,528

Equity securities available for sale:
Common stock	35	(2)	38	4	(5)	(9)	61	-
Preferred stock	54	(5)	6	8	1	-	64	-
Mutual funds	6	-	3	11	(2)	(18)	-	-

Total equity securities available for sale	95	(7)	47	23	(6)	(27)	125	-

Equity securities trading	8	-	-	1	-	(8)	1	-
Other invested assets	6,910	355	149	(1,075)	1,474	(399)	7,414	(516)
Other assets	270	-	-	(270)	-	-	-	-
Separate account assets	1	-	-	-	-	(1)	-	-

Total	$37,145	$1,753	$4,833	$(5,738)	$1,341	$(4,678)	$34,656	$1,012

Liabilities:
Policyholder contract deposits	$(5,214)	$175	$-	$(544)	$-	$5,138	$(445)	$(609)
Derivative liabilities, net:
Interest rate contracts	(1,469)	(20)	-	1,230	991	-	732	(61)
Foreign exchange contracts	29	7	-	(2)	-	(18)	16	9
Equity contracts	74	(27)	-	(44)	20	(1)	22	(4)
Commodity contracts	22	3	-	(2)	-	-	23	3
Credit contracts	(4,545)	880	-	(131)	(2)	-	(3,798)	993
Other contracts	(176)	(61)	-	69	49	7	(112)	(86)

Total derivatives liabilities, net	(6,065)	782	-	1,120	1,058	(12)	(3,117)	854

Other long-term debt(c)	(881)	(237)	-	743	(607)	-	(982)	(275)

Total	$(12,160)	$720	$-	$1,319	$451	$5,126	$(4,544)	$(30)

(a)
Total Level 3 derivative exposures have been netted in these tables for presentation purposes only.

(b)
In 2011, AIG made revisions to the presentation to include income from ML III. The prior periods have been revised to conform to the current period presentation.

(c)
Includes GIAs, notes, bonds, loans and mortgages payable.

AIG Form 8-K            117

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net realized and unrealized gains and losses related to Level 3 items shown above are reported in the Consolidated Statement of Operations as follows:

(in millions)	Net Investment Income	Net Realized Capital Gains (Losses)	Other Income	Policyholder Benefits and Claims Incurred	Total

December 31, 2011
Bonds available for sale	$638	$(717)	$15	$-	$(64)
Bond trading securities	(634)	4	35	-	(595)
Equity securities available for sale	-	27	-	-	27
Other invested assets	23	(84)	51	-	(10)
Policyholder contract deposits	-	(499)	70	-	(429)
Derivative liabilities, net	2	13	323	-	338
Other long-term debt	-	-	(60)	-	(60)

December 31, 2010
Bonds available for sale	$321	$(1,832)	$17	$-	$(1,494)
Bond trading securities	2,282	39	578	-	2,899
Equity securities available for sale	-	(7)	-	-	(7)
Other invested assets	581	(271)	45	-	355
Policyholder contract deposits	-	419	76	(320)	175
Derivative liabilities, net	-	260	522	-	782
Other long-term debt	-	-	(237)	-	(237)

118            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the gross components of purchases, sales, issuances and settlements, net, shown above:

(in millions)	Purchases	Sales	Settlements	Purchases, Sales, Issuances and Settlements, Net(a)

December 31, 2011
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$305	$(4)	$(5)	$296
Non-U.S. governments	4	(2)	3	5
Corporate debt	497	(27)	(299)	171
RMBS	4,932	(205)	(1,495)	3,232
CMBS	470	(34)	(229)	207
CDO/ABS	1,067	(1)	(1,498)	(432)

Total bonds available for sale	7,275	(273)	(3,523)	3,479

Bond trading securities:
Corporate debt	-	-	(11)	(11)
RMBS	305	(1)	(65)	239
CMBS	221	(207)	(109)	(95)
CDO/ABS	331	(304)	(350)	(323)

Total bond trading securities	857	(512)	(535)	(190)

Equity securities available for sale:
Common stock	-	(31)	(9)	(40)
Preferred stock	-	-	(1)	(1)
Mutual funds	-	-	(6)	(6)

Total equity securities available for sale	-	(31)	(16)	(47)

Equity securities trading	-	-	(1)	(1)
Mortgage and other loans receivable	-	-	1	1
Other invested assets	718	(296)	(1,161)	(739)

Total assets	$8,850	$(1,112)	$(5,235)	$2,503

Liabilities:
Policyholder contract deposits	$-	$(70)	$26	$(44)
Derivative liabilities, net:
Interest rate contracts	-	-	(2)	(2)
Foreign exchange contracts	-	-	(5)	(5)
Equity contracts	43	-	(2)	41
Commodity contracts	-	-	(22)	(22)
Credit contracts	-	-	193	193
Other contracts	-	-	74	74

Total derivative liabilities, net	43	-	236	279

Other long-term debt(b)	-	-	555	555

Total liabilities	$43	$(70)	$817	$790

(a)
There were no issuances during year ended December 31, 2011.

(b)
Includes GIAs, notes, bonds, loans and mortgages payable.

    Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held at December 31, 2011 and 2010 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).

AIG Form 8-K            119

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transfers of Level 3 Assets and Liabilities

    AIG's policy is to transfer assets and liabilities into Level 3 when a significant input cannot be corroborated with market observable data. This may include circumstances in which market activity has dramatically decreased and transparency to underlying inputs cannot be observed, current prices are not available and substantial price variances in quotations among market participants exist.

    In certain cases, the inputs used to measure the fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement. AIG's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, AIG considers factors specific to the asset or liability.

    AIG's policy is to record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. As a result, the Net realized and unrealized gains (losses) included in income or other comprehensive income and as shown in the table above excludes $68 million of net losses related to assets and liabilities transferred into Level 3 during 2011, and includes $45 million of net gains related to assets and liabilities transferred out of Level 3 during 2011.

Transfers of Level 3 Assets

    During the year ended December 31, 2011, transfers into Level 3 included certain RMBS, CMBS, ABS, private placement corporate debt and certain private equity funds and hedge funds. The transfers into Level 3 of investments in certain RMBS, CMBS and certain ABS were due to a decrease in market transparency, downward credit migration and an overall increase in price disparity for certain individual security types. The downward credit migration in part reflected AIG's move to using composite credit ratings for these securities commencing in 2011, in order to reduce reliance on any single rating agency. Transfers into Level 3 for private placement corporate debt and certain other ABS were primarily the result of AIG adjusting matrix pricing information downward to better reflect the additional risk premium associated with those securities that AIG believes was not captured in the matrix. Certain private equity funds and hedge funds were transferred into Level 3 due to these investments being carried at fair value and no longer being accounted for using the equity method of accounting, consistent with the changes to AIG's ownership and lack of ability to exercise significant influence over the respective investments. Other private equity funds and hedge funds transferred into Level 3 represented interests in hedge funds carried at fair value with limited market activity due to fund-imposed redemption restrictions.

    Assets are transferred out of Level 3 when circumstances change such that significant inputs can be corroborated with market observable data. This may be due to a significant increase in market activity for the asset, a specific event, one or more significant input(s) becoming observable or when a long-term interest rate significant to a valuation becomes short-term and thus observable. In addition, transfers out of Level 3 also occur when investments are no longer carried at fair value as the result of a change in the applicable accounting methodology, given changes in the nature and extent of AIG's ownership interest. During the year ended December 31, 2011, transfers out of Level 3 primarily related to investments in private placement corporate debt, investments in certain CMBS and ABS and certain private equity funds and hedge funds. Transfers out of Level 3 for private placement corporate debt and for certain ABS were primarily the result of AIG using observable pricing information or a third party pricing quotation that appropriately reflects the fair value of those securities, without the need for adjustment based on AIG's own assumptions regarding the characteristics of a specific security or the current liquidity in the market. Transfers out of Level 3 for certain CMBS and certain other ABS investments were primarily due to increased observations of market transactions and price information for those securities. Certain private equity funds and hedge funds were transferred out of Level 3 due to these investments no longer being carried at fair value, based on AIG's use of the equity method of accounting consistent with the changes to AIG's ownership and ability to exercise significant influence over the respective investments.

120            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transfers of Level 3 Liabilities

    During the year ended December 31, 2011, there were no significant transfers into Level 3 liabilities. As AIG presents carrying values of its derivative positions on a net basis in the table above, transfers out of Level 3 liabilities, which totaled approximately $133 million for the year ended December 31, 2011, primarily related to certain derivative assets transferred into Level 3 because of the lack of observable inputs on certain forward commitments. Other transfers out of Level 3 liabilities were due to movement in market variables.

    AIG uses various hedging techniques to manage risks associated with certain positions, including those classified within Level 3. Such techniques may include the purchase or sale of financial instruments that are classified within Level 1 and/or Level 2. As a result, the realized and unrealized gains (losses) for assets and liabilities classified within Level 3 presented in the table above do not reflect the related realized or unrealized gains (losses) on hedging instruments that are classified within Level 1 and/or Level 2.

INVESTMENTS IN CERTAIN ENTITIES CARRIED AT FAIR VALUE USING NET ASSET VALUE PER SHARE

The following table includes information related to AIG's investments in certain other invested assets, including private equity funds, hedge funds and other alternative investments that calculate net asset value per share (or its equivalent). For these investments, which are measured at fair value on a recurring or non-recurring basis, AIG uses the net asset value per share as a practical expedient to measure fair value.

		December 31, 2011		December 31, 2010
(in millions)	Investment Category Includes	Fair Value Using Net Asset Value	Unfunded Commitments	Fair Value Using Net Asset Value	Unfunded Commitments

Investment Category
Private equity funds:
Leveraged buyout	Debt and/or equity investments made as part of a transaction in which assets of mature companies are acquired from the current shareholders, typically with the use of financial leverage	$3,185	$945	$3,137	$1,151
Non-U.S.	Investments that focus primarily on Asian and European based buyouts, expansion capital, special situations, turnarounds, venture capital, mezzanine and distressed opportunities strategies	165	57	172	67
Venture capital	Early-stage, high-potential, growth companies expected to generate a return through an eventual realization event, such as an initial public offering or sale of the company	316	39	325	42
Distressed	Securities of companies that are already in default, under bankruptcy protection, or troubled	182	42	258	67
Other	Real estate, energy, multi-strategy, mezzanine, and industry-focused strategies	252	98	373	147

Total private equity funds		4,100	1,181	4,265	1,474

AIG Form 8-K            121

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		December 31, 2011		December 31, 2010
(in millions)	Investment Category Includes	Fair Value Using Net Asset Value	Unfunded Commitments	Fair Value Using Net Asset Value		Unfunded Commitments

Hedge funds:
Event-driven	Securities of companies undergoing material structural changes, including mergers, acquisitions and other reorganizations	774	2	1,310		2
Long-short	Securities that the manager believes are undervalued, with corresponding short positions to hedge market risk	927	-	1,038		-
Relative value	Funds that seek to benefit from market inefficiencies and value discrepancies between related investments	52	-	230		-
Distressed	Securities of companies that are already in default, under bankruptcy protection or troubled	272	10	369		20
Other	Non-U.S. companies, futures and commodities, macro and multi-strategy and industry-focused strategies	748	-	708		-

Total hedge funds		2,773	12	3,655		22

Total		$6,873	$1,193	$7,920	*	$1,496

*
Includes investments of entities classified as held for sale of $415 million at December 31, 2010.

    At December 31, 2011, private equity fund investments included above are not redeemable during the lives of the funds and have expected remaining lives that extend in some cases more than 10 years. At that date, 32 percent of the total above had expected remaining lives of less than three years, 55 percent between three and seven years and 13 percent between seven and 10 years. Expected lives are based upon legal maturity, which can be extended at the fund manager's discretion, typically in one-year increments.

    At December 31, 2011, hedge fund investments included above are redeemable monthly (9 percent), quarterly (53 percent), semi-annually (10 percent) and annually (28 percent), with redemption notices ranging from 1 day to 180 days. More than 79 percent require redemption notices of less than 90 days. Investments representing approximately 47 percent of the value of the hedge fund investments cannot be redeemed, either in whole or in part, because the investments include various restrictions. The majority of these restrictions were put in place prior to 2009 and do not have stated end dates. The restrictions that have pre-defined end dates are generally expected to be lifted by the end of 2012. The partial restrictions relate to certain hedge funds that hold at least one investment that the fund manager deems to be illiquid. In order to treat investors fairly and to accommodate subsequent subscription and redemption requests, the fund manager isolates these illiquid assets from the rest of the fund until the assets become liquid.

FAIR VALUE MEASUREMENTS ON A NON-RECURRING BASIS

    AIG also measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include cost and equity-method investments, life settlement contracts, flight equipment primarily under operating leases, collateral securing foreclosed loans and real estate and other fixed assets, goodwill and

122            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

other intangible assets. AIG uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:

  •
  Cost and Equity-Method Investments:    When AIG determines that the carrying value of these assets may not be recoverable, AIG records the assets at fair value with the loss recognized in earnings. In such cases, AIG measures the fair value of these assets using the techniques discussed above in Valuation Methodologies of Financial Instruments Measured at Fair Value — Other Invested Assets.

  •
  Life Settlement Contracts:    AIG measures the fair value of individual life settlement contracts (which are included in Other invested assets) whenever the carrying value plus the undiscounted future costs that are expected to be incurred to keep the life settlement contract in force exceed the expected proceeds from the contract. In those situations, the fair value is determined on a discounted cash flow basis, incorporating current life expectancy assumptions. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life settlement contract and AIG's estimate of the risk margin an investor in the contracts would require.

  •
  Flight Equipment Primarily Under Operating Leases:    AIG evaluates quarterly the need to perform a recoverability assessment of held for use aircraft considering applicable accounting requirements and performs this assessment at least annually for all aircraft in the fleet. When AIG determines that the carrying value of its commercial aircraft may not be recoverable, AIG records the aircraft at fair value with the loss recognized in earnings. The impairment assessment involves a two-step process in which an initial assessment for potential impairment is performed whenever events or changes in circumstances indicate an aircraft's carrying amount may not be recoverable. If potential impairment is present, undiscounted cash flows are compared to the carrying value and, in the event of a cash flow shortfall, the amount of impairment is measured and recorded. AIG measures the fair value of its commercial aircraft using an income approach based on the present value of all cash flows from existing contractual and projected lease payments for the period extending to the end of the aircraft's economic life in its highest and best use configuration, plus its disposition value based on expectations of a market participant.

  •
  Collateral Securing Foreclosed Loans on Real Estate and Other Fixed Assets:    When AIG takes collateral in connection with foreclosed loans, AIG generally bases its estimate of fair value on the price that would be received in a current transaction to sell the asset by itself, by reference to observable transactions for similar assets.

  •
  Goodwill:    AIG tests goodwill for impairment annually or more frequently whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. When AIG determines that goodwill may be impaired, AIG uses techniques including market-based earning multiples of peer companies, discounted expected future cash flows, appraisals, or, in the case of reporting units being considered for sale, third-party indications of fair value of the reporting unit, if available, to determine the amount of any impairment.

  •
  Long-Lived Assets:    AIG tests its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. AIG measures the fair value of long-lived assets based on an in-use premise that considers the same factors used to estimate the fair value of its real estate and other fixed assets under an in-use premise.

  •
  Businesses Held for Sale:    When AIG determines that a business qualifies as held for sale and AIG's carrying amount is greater than the expected sale price less cost to sell, AIG records an impairment loss for the difference.

    See Note 2 herein for additional information about how AIG tests various asset classes for impairment.

AIG Form 8-K            123

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents assets (held as of the dates presented, but excluding discontinued operations) measured at fair value on a non-recurring basis at the time of impairment and the related impairment charges recorded during the periods presented:

	Assets at Fair Value				Impairment Charges
	Non-Recurring Basis				December 31,
(in millions)	Level 1	Level 2	Level 3	Total	2011	2010	2009

December 31, 2011
Goodwill	$-	$-	$-	$-	$-	$-	$693
Investment real estate	-	-	457	457	18	604	1,198
Other investments	-	-	2,199	2,199	639	323	908
Aircraft*	-	-	1,683	1,683	1,693	1,614	51
Other assets	-	-	4	4	3	5	225

Total	$-	$-	$4,343	$4,343	$2,353	$2,546	$3,075

December 31, 2010
Investment real estate	$-	$-	$1,588	$1,588
Other investments	-	4	2,388	2,392
Aircraft	-	-	4,224	4,224
Other assets	-	-	2	2

Total	$-	$4	$8,202	$8,206

*
Aircraft impairment charges include fair value adjustments on aircraft.

    Impairment charges shown above for the 12 months ended December 31, 2010 exclude a $4.6 billion of goodwill impairment charges associated with the sales of ALICO and AIG Star and AIG Edison, all of which are reported in discontinued operations.

    During 2009, AIG recognized goodwill impairment charges primarily in the Institutional Asset Management business. These impairment charges related to a significant decline in certain consolidated warehoused investments as well as the consideration of recent transaction activity. AIG also recognized impairment charges related to certain investment real estate, proprietary real estate, private equity investments and other long-lived assets.

FAIR VALUE OPTION

    Under the fair value option, AIG may elect to measure at fair value financial assets and financial liabilities that are not otherwise required to be carried at fair value. Subsequent changes in fair value for designated items are reported in earnings.

124            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the gains or losses recorded related to the eligible instruments for which AIG elected the fair value option:

Years Ended December 31,	Gain (Loss)
(in millions)	2011	2010	2009

Assets:
Mortgage and other loans receivable	$11	$53	$(6)
Bonds and equity securities	1,273	2,060	2,513
Trading – ML II interest	42	513	(25)
Trading – ML III interest	(646)	1,792	419
Securities purchased under agreements to resell	34	1	(8)
Retained interest in AIA	1,289	(638)	-
Short-term investments and other invested assets and Other assets	1	(40)	(32)

Liabilities:
Policyholder contract deposits	-	(320)	(1,121)
Securities sold under agreements to repurchase	(62)	14	(73)
Securities and spot commodities sold but not yet purchased	(4)	(21)	(148)
Other long-term debt(a)	(966)	(1,595)	2,482
Other liabilities	(1)	(1)	(173)

Total gain(b)	$971	$1,818	$3,828

(a)
Includes GIAs, notes, bonds, loans and mortgages payable.

(b)
Excludes discontinued operations. For instruments required to be carried at fair value, AIG recognized gains of $1.3 billion, $4.9 billion and $3.8 billion for the years ended December 31, 2011, 2010 and 2009, respectively, that were primarily due to changes in the fair value of derivatives, trading securities and certain other invested assets for which the fair value option was not elected.

    Interest income and expense and dividend income on assets and liabilities elected under the fair value option are recognized and classified in the Consolidated Statement of Operations depending on the nature of the instrument and related market conventions. For Direct Investment book-related activity, interest, dividend income and interest expense are included in Other income. Otherwise, interest and dividend income are included in Net investment income in the Consolidated Statement of Operations. Gains and losses on AIG's Maiden Lane Interests are recorded in Net investment income. See Note 2(a) herein for additional information about AIG's policies for recognition, measurement, and disclosure of interest and dividend income and interest expense.

    During 2011, 2010 and 2009, AIG recognized gains of $420 million and losses of $779 million and $86 million, respectively, attributable to the observable effect of changes in credit spreads on AIG's own liabilities for which the fair value option was elected. AIG calculates the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, AIG's observable credit spreads on these liabilities and other factors that mitigate the risk of nonperformance such as cash collateral posted.

The following table presents the difference between fair values and the aggregate contractual principal amounts of mortgage and other loans receivable and long-term borrowings for which the fair value option was elected:

	December 31, 2011			December 31, 2010
(in millions)	Fair Value	Outstanding Principal Amount	Difference	Fair Value	Outstanding Principal Amount	Difference

Assets:
Mortgage and other loans receivable	$107	$150	$(43)	$143	$203	$(60)
Liabilities:
Other long-term debt*	$10,766	$8,624	$2,142	$12,143	$10,508	$1,635

*
Includes GIAs, notes, bonds, loans and mortgages payable.

AIG Form 8-K            125

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    At December 31, 2011 and 2010, there were no significant mortgage or other loans receivable for which the fair value option was elected that were 90 days or more past due or in non-accrual status.

FAIR VALUE INFORMATION ABOUT FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE

    Information regarding the estimation of fair value for financial instruments not carried at fair value (excluding insurance contracts and lease contracts) is discussed below:

  •
  Mortgage and other loans receivable:    Fair values of loans on real estate and other loans receivable were estimated for disclosure purposes using discounted cash flow calculations based upon discount rates that AIG believes market participants would use in determining the price that they would pay for such assets. For certain loans, AIG's current incremental lending rates for similar type loans is used as the discount rate, as it is believed that this rate approximates the rates that market participants would use. The fair values of policy loans are generally estimated based on unpaid principal amount as of each reporting date or, in some cases, based on the present value of the loans using a discounted cash flow model. No consideration is given to credit risk as policy loans are effectively collateralized by the cash surrender value of the policies.

  •
  Other Invested Assets:    The majority of Other invested assets that are not measured at fair value represent investments in life settlement contracts. The fair value of life settlement contracts included in Other invested assets is determined on a discounted cash flow basis, incorporating current life expectancy assumptions.

  •
  Cash and short-term investments:    The carrying values of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk.

  •
  Policyholder contract deposits associated with investment-type contracts:    Fair values for policyholder contract deposits associated with investment-type contracts not accounted for at fair value were estimated for disclosure purposes using discounted cash flow calculations based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. Where no similar contracts are being offered, the discount rate is the appropriate tenor swap rate (if available) or current risk-free interest rate consistent with the currency in which the cash flows are denominated.

  •
  Long-term debt:    Fair values of these obligations were determined for disclosure purposes by reference to quoted market prices, where available and appropriate, or discounted cash flow calculations based upon AIG's current market-observable implicit-credit-spread rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.

The following table presents the carrying value and estimated fair value of AIG's financial instruments not measured at fair value:

	December 31, 2011		December 31, 2010
(in millions)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value

Assets:
Mortgage and other loans receivable	$19,382	$20,494	$20,094	$20,285
Other invested assets	4,701	3,390	4,405	3,644
Short-term investments	16,659	16,657	19,878	19,878
Cash	1,474	1,474	1,558	1,558
Liabilities:
Policyholder contract deposits associated with investment-type contracts	106,950	122,125	102,585	112,710
Long-term debt (including FRBNY Credit Facility)	64,487	61,295	94,318	93,745

126            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INVESTMENTS

SECURITIES AVAILABLE FOR SALE AND OTHER INVESTED ASSETS CARRIED AT FAIR VALUE

The following table presents the amortized cost or cost and fair value of AIG's available for sale securities and other invested assets carried at fair value:

(in millions)	Amortized Cost or Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments in AOCI(a)

December 31, 2011
Bonds available for sale:
U.S. government and government sponsored entities	$5,661	$418	$(1)	$6,078	$-
Obligations of states, municipalities and political subdivisions	35,017	2,554	(73)	37,498	(28)
Non-U.S. governments	24,568	1,269	(102)	25,735	-
Corporate debt	134,974	11,569	(1,725)	144,818	115
Mortgage-backed, asset-backed and collateralized:
RMBS	34,780	1,387	(1,563)	34,604	(716)
CMBS	8,449	470	(973)	7,946	(276)
CDO/ABS	7,321	454	(473)	7,302	49

Total mortgage-backed, asset-backed and collateralized	50,550	2,311	(3,009)	49,852	(943)

Total bonds available for sale(b)	250,770	18,121	(4,910)	263,981	(856)

Equity securities available for sale:
Common stock	1,682	1,839	(100)	3,421	-
Preferred stock	83	60	-	143	-
Mutual funds	55	6	(1)	60	-

Total equity securities available for sale	1,820	1,905	(101)	3,624	-

Other invested assets carried at fair value(c)	5,155	1,611	(269)	6,497	-

Total	$257,745	$21,637	$(5,280)	$274,102	$(856)

December 31, 2010
Bonds available for sale:
U.S. government and government sponsored entities	$7,239	$184	$(73)	$7,350	$-
Obligations of states, municipalities and political subdivisions	45,297	1,725	(402)	46,620	2
Non-U.S. governments	16,142	741	(75)	16,808	(28)
Corporate debt	117,367	8,725	(1,198)	124,894	99
Mortgage-backed, asset-backed and collateralized:
RMBS	20,661	700	(1,553)	19,808	(648)
CMBS	7,320	240	(1,149)	6,411	(218)
CDO/ABS	6,643	402	(634)	6,411	32

Total mortgage-backed, asset-backed and collateralized	34,624	1,342	(3,336)	32,630	(834)

Total bonds available for sale(b)	220,669	12,717	(5,084)	228,302	(761)

Equity securities available for sale:
Common stock	1,820	1,931	(52)	3,699	-
Preferred stock	400	88	(1)	487	-
Mutual funds	351	46	(2)	395	-

Total equity securities available for sale	2,571	2,065	(55)	4,581	-

Other invested assets carried at fair value(c)	5,392	1,256	(60)	6,588	-

Total(d)	$228,632	$16,038	$(5,199)	$239,471	$(761)

(a)
Represents the amount of other-than-temporary impairment losses recognized in Accumulated other comprehensive income. This amount includes unrealized gains and losses on impaired securities relating to changes in the value of such securities subsequent to the impairment measurement date.

AIG Form 8-K            127

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)
At December 31, 2011 and 2010, bonds available for sale held by AIG that were below investment grade or not rated totaled $24.2 billion and $18.6 billion, respectively.

(c)
Represents private equity and hedge fund investments carried at fair value for which unrealized gains and losses are required to be recognized in other comprehensive income.

(d)
Excludes $80.5 billion of available for sale securities at fair value from businesses held for sale at December 31, 2010. Net unrealized gain attributable to businesses held for sale totaled $604 million at December 31, 2010. See Note 4 herein.

    During 2011, Chartis entered into financing transactions using municipal bonds to support statutory capital by generating taxable income. In these transactions, certain available for sale high grade municipal bonds were loaned to counterparties, primarily commercial banks and brokerage firms, who receive the tax-exempt income from the bonds. In return, the counterparties are required to pay Chartis an income stream equal to the bond coupon of the loaned securities, plus a fee. To secure their borrowing of the securities, counterparties are required to post liquid collateral (such as high quality fixed maturity securities and cash) equal to at least 102 percent of the fair value of the loaned securities to third-party custodians for Chartis' benefit in the event of default by the counterparties. The collateral is maintained in a third-party custody account and is adjusted daily based on daily fair value measurements from a third-party pricing source. Chartis is not permitted to sell, repledge or otherwise control the collateral unless an event of default by the counterparties occurs. At the termination of these transactions, Chartis and its counterparties are obligated to return the collateral maintained in the third-party custody account and the identical municipal bonds loaned, respectively. These transactions are accounted for as secured financing arrangements. Under these secured financing arrangements, securities available for sale with a fair value of $2.3 billion at December 31, 2011 were loaned to counterparties against collateral equal to at least 102 percent of the fair value of the loaned securities.

Unrealized Losses on Securities Available for Sale

The following table summarizes the fair value and gross unrealized losses on AIG's available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

December 31, 2011
Bonds available for sale:
U.S. government and government sponsored entities	$142	$1	$-	$-	$142	$1
Obligations of states, municipalities and political subdivisions	174	1	669	72	843	73
Non-U.S. governments	3,992	67	424	35	4,416	102
Corporate debt	18,099	937	5,907	788	24,006	1,725
RMBS	10,624	714	4,148	849	14,772	1,563
CMBS	1,697	185	1,724	788	3,421	973
CDO/ABS	1,680	50	1,682	423	3,362	473

Total bonds available for sale	36,408	1,955	14,554	2,955	50,962	4,910

Equity securities available for sale:
Common stock	608	100	-	-	608	100
Preferred stock	6	-	-	-	6	-
Mutual funds	2	1	-	-	2	1

Total equity securities available for sale	616	101	-	-	616	101

Total	$37,024	$2,056	$14,554	$2,955	$51,578	$5,011

128            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Less than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

December 31, 2010*
Bonds available for sale:
U.S. government and government sponsored entities	$2,142	$73	$-	$-	$2,142	$73
Obligations of states, municipalities and political subdivisions	9,300	296	646	106	9,946	402
Non-U.S. governments	1,427	34	335	41	1,762	75
Corporate debt	18,246	579	7,343	619	25,589	1,198
RMBS	4,461	105	6,178	1,448	10,639	1,553
CMBS	462	19	3,014	1,130	3,476	1,149
CDO/ABS	996	48	2,603	586	3,599	634

Total bonds available for sale	37,034	1,154	20,119	3,930	57,153	5,084

Equity securities available for sale:
Common stock	576	52	-	-	576	52
Preferred stock	11	1	-	-	11	1
Mutual funds	65	2	-	-	65	2

Total equity securities available for sale	652	55	-	-	652	55

Total	$37,686	$1,209	$20,119	$3,930	$57,805	$5,139

*
Excludes fixed maturity and equity securities of businesses held for sale. See Note 4 herein.

    At December 31, 2011, AIG held 7,582 and 304 individual fixed maturity and equity securities, respectively, that were in an unrealized loss position, of which 2,045 individual securities were in a continuous unrealized loss position for longer than 12 months. AIG did not recognize the unrealized losses in earnings on these fixed maturity securities at December 31, 2011, because management neither intends to sell the securities nor does it believe that it is more likely than not that it will be required to sell these securities before recovery of their amortized cost basis. Furthermore, management expects to recover the entire amortized cost basis of these securities. In performing this evaluation, management considered the recovery periods for securities in previous periods of broad market declines. For fixed maturity securities with significant declines, management performed fundamental credit analysis on a security-by-security basis, which included consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other available market data.

Contractual Maturities of Securities Available for Sale

The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:

December 31, 2011	Total Fixed Maturity Available for Sale Securities		Fixed Maturity Securities in a Loss Position
(in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$9,967	$10,101	$1,884	$1,866
Due after one year through five years	58,207	60,179	12,911	12,302
Due after five years through ten years	70,031	74,362	10,928	10,253
Due after ten years	62,015	69,487	5,585	4,986
Mortgage-backed, asset-backed and collateralized	50,550	49,852	24,564	21,555

Total	$250,770	$263,981	$55,872	$50,962

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

TRADING SECURITIES

The following table presents the fair value of AIG's trading securities:

	December 31, 2011		December 31, 2010
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total

Fixed Maturities:
U.S. government and government sponsored entities	$7,504	31%	$6,902	21%
Non-U.S. governments	35	-	125	-
Corporate debt	816	3	912	3
State, territories and political subdivisions	257	1	316	1
Mortgage-backed, asset-backed and collateralized*:
RMBS	1,648	7	1,928	6
CMBS	1,837	7	2,078	6
CDO/ABS and other collateralized	5,282	22	6,331	19

Total mortgage-backed, asset-backed and collateralized	8,767	36	10,337	31
ML II	1,321	5	1,279	4
ML III	5,664	23	6,311	19

Total fixed maturities	24,364	99	26,182	79
Equity securities:
MetLife	-	-	6,494	20
All other	125	1	158	1

Total equity securities	125	1	6,652	21

Total	$24,489	100%	$32,834	100%

*
Primarily United Kingdom and European structured products.

 OTHER INVESTED ASSETS

The following table summarizes Other invested assets:

December 31, (in millions)	2011	2010

Category:
Alternative investments(a)	$18,793	$19,463
Mutual funds	258	1,718
Investment real estate(b)	2,778	3,196
Aircraft asset investments(c)	1,100	1,381
Life settlement contracts	4,006	3,834
Retained interest in AIA	12,367	11,134
All other investments	1,442	1,484

Other invested assets	$40,744	$42,210

(a)
Includes hedge funds, private equity funds, affordable housing partnerships and other investment partnerships.

(b)
Net of accumulated depreciation of $428 million and $536 million in 2011 and 2010, respectively.

(c)
Consist primarily of SunAmerica investments in aircraft equipment held in trusts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Life Settlement Contracts

    During 2011, 2010 and 2009, income recognized on life settlement contracts was $320 million, $213 million and $106 million, respectively, and is included in Net investment income in the Consolidated Statement of Operations. AIG's life settlement contracts reported above are monitored for impairment on a contract-by-contract basis quarterly. Impairment charges on life settlement contracts included in net realized capital gains (losses) totaled $312 million, $74 million, and $79 million in 2011, 2010 and 2009, respectively.

The following table presents further information regarding life settlement contracts:

	December 31, 2011
(dollars in millions)	Number of Contracts	Carrying Value	Face Value (Death Benefits)

Remaining Life Expectancy of Insureds:
0 - 1 year	6	$2	$4
1 - 2 years	43	20	32
2 - 3 years	108	78	165
3 - 4 years	208	232	528
4 - 5 years	274	232	616
Thereafter	5,262	3,442	16,755

Total	5,901	$4,006	$18,100

    At December 31, 2011, the anticipated life insurance premiums required to keep the life settlement contracts in force, payable in the next 12 months ending December 31, 2012 and the four succeeding years ending December 31, 2016 are $559 million, $573 million, $575 million, $581 million and $571 million, respectively.

Other Invested Assets – Carried at Fair Value

    All of the equity investments carried at fair value are subject to other-than-temporary impairment evaluation (see below for discussion on evaluating equity investments for other-than-temporary impairment). The gross unrealized loss recorded in Accumulated other comprehensive income on such investments was $269 million and $60 million at December 31, 2011 and 2010, respectively, the majority of which pertains to investments in private equity funds and hedge funds that have been in continuous unrealized loss position for less than 12 months.

Other Invested Assets – Equity Method Investments

    At December 31, 2011, AIG had a 33 percent interest in AIA, which AIG is accounting for under the fair value option. AIG's equity method investments include certain investment partnerships in which AIG holds in the aggregate a five percent or greater interest or in which AIG has more than a minor influence over the operations of the investee, and certain other strategic investments. Dividends received from AIG's other strategic investments were $17 million, $25 million and $12 million for the years ended December 31, 2011, 2010, and 2009, respectively. The undistributed earnings of other strategic investments in which AIG's ownership interest is less than 50 percent were $9 million, $8 million and $7 million at December 31, 2011, 2010, and 2009, respectively.

The following table presents the carrying value and ownership percentage of AIA and all other equity method investments:

	2011		2010
(in millions, except percentages)	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage

AIA	$12,367	33%	$11,134	33%
All other equity method investments	9,026	Various	9,187	Various

Total	$21,393		$20,321

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized Financial Information of AIA

The following is summarized financial information of AIA:

Year Ended December 31,
(in millions)	2011

Operating results:
Total revenues	$13,802
Total expenses	(12,436)

Net income	$1,366

At December 31,
(in millions)	2011

Balance sheet:
Total assets	$112,673
Total liabilities	$(90,894)

    Substantially all of AIA's assets consist of financial investments and deferred acquisition and origination costs and substantially all of its liabilities consist of insurance and investment-contract-related liabilities.

    Summarized financial information for AIA was as of and for the year ended November 30, 2011. AIA was consolidated through October 28, 2010. As a result, comparable amounts for 2010 are not being presented.

Summarized Financial Information of Other Equity Method Investees

The following is the aggregated summarized financial information of AIG's other equity method investees:

Years Ended December 31, (in millions)	2011	2010	2009

Operating results:
Total revenues	$12,749	$14,079	$(15,160)
Total expenses	(3,530)	(3,812)	(6,312)

Net income (loss)	$9,219	$10,267	$(21,472)

At December 31, (in millions)	2011	2010

Balance sheet:
Total assets	$95,749	$100,156
Total liabilities	$(22,379)	$(23,343)

    Summarized financial information for these equity method investees may be presented on a lag, due to the unavailability of information for the investees at the respective balance sheet date, and is included for the periods in which AIG held an equity method ownership interest. Summarized financial information for entities that have been divested or are held-for-sale is not included in the table above.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET INVESTMENT INCOME

The following table presents the components of Net investment income:

Years Ended December 31,
(in millions)	2011	2010	2009

Fixed maturity securities, including short-term investments	$11,814	$14,445	$14,535
Change in fair value of ML II	42	513	(25)
Change in fair value of ML III	(646)	1,792	419
Change in fair value of AIA securities	1,289	(638)	-
Change in fair value of MetLife securities prior to their sale	(157)	665	-
Equity securities	92	234	186
Interest on mortgage and other loans	1,065	1,268	1,347
Alternative investments*	1,213	1,602	4
Mutual funds	47	(25)	315
Real estate	107	126	139
Other investments	398	557	306

Total investment income before policyholder income and trading gains	15,264	20,539	17,226
Policyholder investment income and trading gains	-	886	2,305

Total investment income	15,264	21,425	19,531
Investment expenses	509	491	539

Net investment income	$14,755	$20,934	$18,992

*
Includes hedge funds, private equity funds and affordable housing partnerships.

NET REALIZED CAPITAL GAINS AND LOSSES

The following table presents the components of Net realized capital gains (losses) and the increase (decrease) in unrealized appreciation of AIG's available for sale securities:

Years Ended December 31, (in millions)	2011	2010	2009

Sales of fixed maturity securities	$1,913	$1,846	$849
Sales of equity securities	164	725	303
Other-than-temporary impairments:
Severity	(51)	(73)	(1,510)
Change in intent	(12)	(441)	(958)
Foreign currency declines	(32)	(63)	(112)
Issuer-specific credit events	(1,165)	(2,457)	(3,979)
Adverse projected cash flows	(20)	(5)	(137)
Provision for loan losses	48	(304)	(614)
Change in fair value of MetLife securities prior to the sale	(191)	315	-
Foreign exchange transactions	(96)	189	(616)
Derivative instruments	297	138	1,724
Other	(314)	(34)	(160)

Net realized capital gains (losses)	$541	$(164)	$(5,210)

Increase in unrealized appreciation of investments:
Fixed maturities	$5,578	$8,677	$29,803
Equity securities	(206)	473	2,352
Other investments	146	156	141

Increase in unrealized appreciation*	$5,518	$9,306	$32,296

*
Excludes net unrealized gains attributable to businesses held for sale of $604 million and $925 million at December 31, 2010 and December 31, 2009, respectively.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the gross realized gains and gross realized losses from sales or redemptions of AIG's available for sale securities:

	Years Ended December 31,
	2011		2010		2009
(in millions)	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses

Fixed maturities	$2,042	$129	$2,138	$292	$1,497	$648
Equity securities	199	35	811	86	516	213

Total	$2,241	$164	$2,949	$378	$2,013	$861

    For the year ended December 31, 2011, 2010 and 2009 the aggregate fair value of available for sale securities sold was $44.0 billion, $56.0 billion and $33.7 billion, respectively.

Evaluating Investments for Other-Than-Temporary Impairments

    On April 1, 2009, AIG adopted prospectively an accounting standard addressing the evaluation of fixed maturity securities for other-than-temporary impairments. These requirements have significantly altered AIG's policies and procedures for determining impairment charges recognized through earnings. The new standard requires a company to recognize the credit component (a credit impairment) of an other-than-temporary impairment of a fixed maturity security in earnings and the non-credit component in Accumulated other comprehensive income (loss) when the company does not intend to sell the security or it is more likely than not that the company will not be required to sell the security prior to recovery. The standard also changes the threshold for determining when an other-than-temporary impairment has occurred on a fixed maturity security with respect to intent and ability to hold the security until recovery and requires additional disclosures. A credit impairment, which is recognized in earnings when it occurs, is the difference between the amortized cost of the fixed maturity security and the estimated present value of cash flows expected to be collected (recovery value), as determined by management. The difference between fair value and amortized cost that is not related to a credit impairment is recognized as a separate component of Accumulated other comprehensive income (loss). AIG refers to both credit impairments and impairments recognized as a result of intent to sell as "impairment charges." The impairment model for equity securities was not affected by the standard.

Impairment Policy – Effective April 1, 2009 and Thereafter

Fixed Maturity Securities

    If AIG intends to sell a fixed maturity security or it is more likely than not that AIG will be required to sell a fixed maturity security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an other-than-temporary impairment has occurred and the amortized cost is written down to current fair value, with a corresponding charge to earnings.

    For all other fixed maturity securities for which a credit impairment has occurred, the amortized cost is written down to the estimated recovery value with a corresponding charge to earnings. Changes in fair value compared to recovery value, if any, is charged to unrealized appreciation (depreciation) of fixed maturity investments on which other-than-temporary credit impairments were taken (a component of Accumulated other comprehensive income (loss)).

    When assessing AIG's intent to sell a fixed maturity security, or whether it is more likely than not that AIG will be required to sell a fixed maturity security before recovery of its amortized cost basis, management evaluates relevant facts and circumstances including, but not limited to, decisions to reposition AIG's investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    AIG considers severe price declines in its assessment of potential credit impairments. AIG may also modify its modeled outputs for certain securities when it determines that price declines are indicative of factors not comprehended by the cash flow models.

    In periods subsequent to the recognition of an other-than-temporary impairment charge for available for sale fixed maturity securities that is not foreign exchange related, AIG generally prospectively accretes into earnings the difference between the new amortized cost and the expected undiscounted recovery value over the remaining expected holding period of the security.

Credit Impairments

The following table presents a rollforward of the credit impairments recognized in earnings for available for sale fixed maturity securities held by AIG(a):

(in millions)	Year Ended December 31, 2011	Year Ended December 31, 2010	Nine Months Ended December 31, 2009

Balance, beginning of year	$6,786	$7,803	$-
Increases due to:
Credit losses remaining in accumulated deficit related to the adoption of new other-than-temporary impairment standard	-	-	7,182
Credit impairments on new securities subject to impairment losses	235	627	550
Additional credit impairments on previously impaired securities	735	1,294	1,523
Reductions due to:
Credit impaired securities fully disposed for which there was no prior intent or requirement to sell	(529)	(1,039)	(967)
Credit impaired securities for which there is a current intent or anticipated requirement to sell	-	(503)	-
Accretion on securities previously impaired due to credit(b)	(544)	(332)	(221)
Hybrid securities with embedded credit derivatives reclassified to Bond trading securities	(179)	(748)	-
Other(c)	-	(316)	(264)

Balance, end of year	$6,504	$6,786	$7,803

(a)
Includes structured, corporate, municipal and sovereign fixed maturity securities.

(b)
Represents accretion recognized due to changes in cash flows expected to be collected over the remaining expected term of the credit impaired securities as well as the accretion due to the passage of time.

(c)
Reflects the deconsolidation of AIA and sale of ALICO and AGF in 2010.

    In assessing whether a credit impairment has occurred for a structured fixed maturity security, AIG performs evaluations of expected future cash flows. Certain critical assumptions are made with respect to the performance of the securities.

    When estimating future cash flows for a structured fixed maturity security (e.g., RMBS, CMBS, CDO, ABS) management considers historical performance of underlying assets and available market information as well as bond-specific structural considerations, such as credit enhancement and priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by asset class:

  •
  current delinquency rates;

  •
  expected default rates and the timing of such defaults;

AIG Form 8-K            135

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  loss severity and the timing of any recovery; and

  •
  expected prepayment speeds.

    For corporate, municipal and sovereign fixed maturity securities determined to be credit impaired, management considers the fair value as the recovery value when available information does not indicate that another value is more relevant or reliable. When management identifies information that supports a recovery value other than the fair value, the determination of a recovery value considers scenarios specific to the issuer and the security, and may be based upon estimates of outcomes of corporate restructurings, political and macroeconomic factors, stability and financial strength of the issuer, the value of any secondary sources of repayment and the disposition of assets.

Equity Securities

    The impairment model for equity securities and other cost and equity method investments was not affected by the adoption of the accounting standard related to other-than-temporary impairments in the second quarter of 2009. AIG continues to evaluate its available for sale equity securities, equity method and cost method investments for impairment by considering such securities as candidates for other-than-temporary impairment if they meet any of the following criteria:

  •
  the security has traded at a significant (25 percent or more) discount to cost for an extended period of time (nine consecutive months or longer);

  •
  a discrete credit event has occurred resulting in (i) the issuer defaulting on a material outstanding obligation; (ii) the issuer seeking protection from creditors under the bankruptcy laws or any similar laws intended for court-supervised reorganization of insolvent enterprises; or (iii) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than the par value of their claims; or

  •
  AIG has concluded that it may not realize a full recovery on its investment, regardless of the occurrence of one of the foregoing events.

    The determination that an equity security is other-than-temporarily impaired requires the judgment of management and consideration of the fundamental condition of the issuer, its near-term prospects and all the relevant facts and circumstances. The above criteria also consider circumstances of a rapid and severe market valuation decline in which AIG could not reasonably assert that the impairment period would be temporary (severity losses).

Other Invested Assets

    AIG's investments in private equity funds and hedge funds are evaluated for impairment similar to the evaluation of equity securities for impairments as discussed above. Such evaluation considers market conditions, events and volatility that may impact the recoverability of the underlying investments within these private equity funds and hedge funds and is based on the nature of the underlying investments and specific inherent risks. Such risks may evolve based on the nature of the underlying investments.

    AIG's investments in life settlement contracts are monitored for impairment based on the underlying life insurance policies, with cash flows reported periodically. An investment in a life settlement contract is considered impaired if the undiscounted cash flows resulting from the expected proceeds from the insurance policy are less than the carrying amount of the investment plus anticipated continuing costs. If an impairment loss is recognized, the investment is written down to fair value. During 2011, Chartis implemented an enhanced process in which updated medical information on individual insured lives is requested on a routine basis. In cases where updated information indicates that an individual's health has improved, an impairment loss may arise as a result of revised estimates of net cash flows from the related contract. Chartis also revised the valuation table used to estimate

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

future net cash flows. This had the general effect of decreasing the projected net cash flows on a number of contracts. These changes resulted in an increase in the number of life settlement contracts identified as potentially impaired.

    AIG's aircraft asset investments and investments in real estate are periodically evaluated for recoverability whenever changes in circumstances indicate the carrying amount of an asset may be impaired. When impairment indicators are present, AIG compares expected investment cash flows to carrying value. When the expected cash flows are less than the carrying value, the investments are written down to fair value with a corresponding charge to earnings.

Purchased Credit Impaired (PCI) Securities

    Beginning the second quarter of 2011, AIG purchased certain RMBS securities that had experienced deterioration in credit quality since their issuance. Management determined, based on its expectations as to the timing and amount of cash flows expected to be received, that it was probable at acquisition that AIG would not collect all contractually required payments, including both principal and interest and considering the effects of prepayments, for these PCI securities. At acquisition, the timing and amount of the undiscounted future cash flows expected to be received on each PCI security was determined based on management's best estimate using key assumptions, such as interest rates, default rates and prepayment speeds. At acquisition, the difference between the undiscounted expected future cash flows of the PCI securities and the recorded investment in the securities represents the initial accretable yield, which is to be accreted into net investment income over their remaining lives on a level-yield basis. Additionally, the difference between the contractually required payments on the PCI securities and the undiscounted expected future cash flows represents the non-accretable difference at acquisition. Over time, based on actual payments received and changes in estimates of undiscounted expected future cash flows, the accretable yield and the non-accretable difference can change, as discussed further below.

    On a quarterly basis, the undiscounted expected future cash flows associated with PCI securities are re-evaluated based on updates to key assumptions. Changes to undiscounted expected future cash flows due solely to the changes in the contractual benchmark interest rates on variable rate PCI securities will change the accretable yield prospectively. Declines in undiscounted expected future cash flows due to further credit deterioration as well as changes in the expected timing of the cash flows can result in the recognition of an other-than-temporary impairment charge, as PCI securities are subject to AIG's policy for evaluating investments for other-than-temporary impairment. Significant increases in undiscounted expected future cash flows for reasons other than interest rate changes are recognized prospectively as an adjustment to the accretable yield.

The following tables present information on AIG's PCI securities, which are included in bonds available for sale:

(in millions)	At Date of Acquisition

Contractually required payments (principal and interest)	$14,518
Cash flows expected to be collected*	11,520
Recorded investment in acquired securities	7,577

*
Represents undiscounted expected cash flows, including both principal and interest.

(in millions)	December 31, 2011

Outstanding principal balance	$10,119
Amortized cost	7,006
Fair value	6,535

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents activity for the accretable yield on PCI securities:

Year Ended December 31, 2011 (in millions)

Balance, beginning of year	$-
Newly purchased PCI securities	3,943
Accretion	(324)
Effect of changes in interest rate indices	(62)
Net reclassification from non-accretable difference, including effects of prepayments	578

Balance, end of year	$4,135

INSURANCE – STATUTORY AND OTHER DEPOSITS

    Total carrying values of cash and securities deposited by AIG's insurance subsidiaries under requirements of regulatory authorities or other insurance-related arrangements were $9.8 billion and $11.5 billion at December 31, 2011 and 2010, respectively.

8. LENDING ACTIVITIES

The following table presents the composition of Mortgages and other loans receivable:

(in millions)	December 31, 2011	December 31, 2010

Commercial mortgages	$13,554	$13,571
Life insurance policy loans	3,049	3,133
Commercial loans, other loans and notes receivable*	3,626	4,411

Total mortgage and other loans receivable	20,229	21,115
Allowance for losses	(740)	(878)

Mortgage and other loans receivable, net	$19,489	$20,237

*
Commercial mortgages primarily represent loans for office, retail and industrial properties, with exposures in California and New York representing the largest geographic concentrations (24 percent and 13 percent, respectively, at December 31, 2011). Over 98 percent and 97 percent of the commercial mortgages were current as to payments of principal and interest at December 31, 2011 and 2010, respectively.

 The following table presents the credit quality indicators for commercial mortgage loans:

December 31, 2011		Class
	Number of Loans								Percent of Total
(dollars in millions)		Apartments	Offices	Retail	Industrial	Hotel	Others	Total

Credit Quality Indicator:
In good standing	1,032	$1,751	$4,885	$2,287	$1,928	$939	$1,268	$13,058	96%
Restructured(a)	12	49	204	-	4	-	30	287	2
90 days or less delinquent	7	-	20	-	-	-	-	20	-
>90 days delinquent or in process of foreclosure	12	25	85	-	2	-	77	189	2

Total(b)	1,063	$1,825	$5,194	$2,287	$1,934	$939	$1,375	$13,554	100%

Valuation allowance		$24	$132	$23	$71	$12	$43	$305	2%

(a)
Loans that have been modified in troubled debt restructurings and are performing according to their restructured terms. See discussion of troubled debt restructurings below.

(b)
Does not reflect valuation allowances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

METHODOLOGY USED TO ESTIMATE THE ALLOWANCE FOR CREDIT LOSSES

    Mortgage and other loans receivable are considered impaired when collection of all amounts due under contractual terms is not probable. For commercial mortgage loans in particular, the impairment is measured based on the fair value of underlying collateral, which is determined based on the present value of expected net future cash flows of the collateral, less estimated costs to sell. For other loans, the impairment may be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or based on the loan's observable market price, where available. An allowance is typically established for the difference between the impaired value of the loan and its current carrying amount. Additional allowance amounts are established for incurred but not specifically identified impairments, based on the analysis of internal risk ratings and current loan values. Internal risk ratings are assigned based on the consideration of risk factors including past due status, debt service coverage, loan-to-value ratio or the ratio of the loan balance to the estimated value of the property, property occupancy, profile of the borrower and of the major property tenants, economic trends in the market where the property is located, and condition of the property. These factors and the resulting risk ratings also provide a basis for determining the level of monitoring performed at both the individual loan and the portfolio level. When all or a portion of a commercial mortgage loan is deemed uncollectible, the uncollectible portion of the carrying value of the loan is charged off against the allowance.

    A significant majority of commercial mortgage loans in the portfolio are non-recourse loans and, accordingly, the only guarantees are for specific items that are exceptions to the non-recourse provisions. It is therefore extremely rare for AIG to have cause to enforce the provisions of a guarantee on a commercial real estate or mortgage loan.

The following table presents a rollforward of the changes in the allowance for losses on Mortgage and other loans receivable:

	2011			2010			2009
Years Ended December 31, (in millions)	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans(b)	Total	Commercial Mortgages	Other Loans(b)	Total

Allowance, beginning of year	$470	$408	$878	$432	$2,012	$2,444	$3	$1,677	$1,680
Loans charged off	(78)	(47)	(125)	(217)	(137)	(354)	(82)	(482)	(564)
Recoveries of loans previously charged off	37	1	38	-	8	8	-	54	54

Net charge-offs	(41)	(46)	(87)	(217)	(129)	(346)	(82)	(428)	(510)
Provision for loan losses	(69)	73	4	342	27	369	422	588	1,010
Other	(55)	-	(55)	(34)	(1,497)	(1,531)	89	379	468
Reclassified to Assets of businesses held for sale	-	-	-	(53)	(5)	(58)	-	(204)	(204)

Allowance, end of year	$305 (a)	$435	$740	$470 (a)	$408	$878	$432	$2,012	$2,444

(a)
Of the total, $65 million and $476 million relates to individually assessed credit losses on $110 million and $739 million of commercial mortgage loans as of December 31, 2011 and 2010, respectively.

(b)
Included in Other loans were finance receivables, which were reported net of unearned finance charges, for both investment purposes and held for sale.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TROUBLED DEBT RESTRUCTURINGS

    AIG modifies loans to optimize their returns and improve their collectability, among other things. When such a modification is undertaken with a borrower that is experiencing financial difficulty and the modification involves AIG granting a concession to the troubled debtor, the modification is deemed to be a troubled debt restructuring (TDR). AIG assesses whether a borrower is experiencing financial difficulty based on a variety of factors, including the borrower's current default on any of its outstanding debt, the probability of a default on any of its debt in the foreseeable future without the modification, the insufficiency of the borrower's forecasted cash flows to service any of its outstanding debt (including both principal and interest), and the borrower's inability to access alternative third-party financing at an interest rate that would be reflective of current market conditions for a non-troubled debtor. Concessions granted may include extended maturity dates, interest rate changes, principal forgiveness, payment deferrals and easing of loan covenants.

    As of December 31, 2011, there were no significant loans held by AIG that had been modified in a TDR during 2011.

9. REINSURANCE

    In the ordinary course of business, AIG's general insurance and life insurance companies place reinsurance with other insurance companies in order to provide greater diversification of AIG's business and limit the potential for losses arising from large risks. In addition, AIG's general insurance subsidiaries assume reinsurance from other insurance companies.

The following table provides supplemental information for gross loss and benefit reserves net of ceded reinsurance:

	2011		2010
At December 31, (in millions)	As Reported	Net of Reinsurance	As Reported	Net of Reinsurance

Liability for unpaid claims and claims adjustment expense(a)	$(91,145)	$(70,825)	$(91,151)	$(71,507)
Future policy benefits for life and accident and health insurance contracts	(34,317)	(33,312)	(31,268)	(30,234)
Reserve for unearned premiums	(23,465)	(19,553)	(23,803)	(19,927)
Reinsurance assets(b)	25,237	-	24,554	-

(a)
In 2011, the Net of Reinsurance amount reflects the cession under the June 17, 2011 transaction with National Indemnity Company (NICO) of $1.7 billion.

(b)
Represents gross reinsurance assets, excluding allowances and reinsurance recoverable on paid losses.

 SHORT-DURATION REINSURANCE

    Short-duration reinsurance is effected under reinsurance treaties and by negotiation on individual risks. Certain of these reinsurance arrangements consist of excess of loss contracts that protect AIG against losses above stipulated amounts. Ceded premiums are considered prepaid reinsurance premiums and are recognized as a reduction of premiums earned over the contract period in proportion to the protection received. Amounts recoverable from reinsurers on short-duration contracts are estimated in a manner consistent with the claims liabilities associated with the reinsurance and presented as a component of Reinsurance assets. Assumed reinsurance premiums are earned primarily on a pro-rata basis over the terms of the reinsurance contracts. For both ceded and assumed reinsurance, risk transfer requirements must be met in order for reinsurance accounting to apply. If risk transfer requirements are not met, the contract is accounted for as a deposit, resulting in the recognition of cash flows under the contract through a deposit asset or liability and not as revenue or expense. To meet risk transfer requirements, a reinsurance contract must include both insurance risk, consisting of both

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underwriting and timing risk, and a reasonable possibility of a significant loss for the assuming entity. Similar risk transfer criteria are used to determine whether directly written insurance contracts should be accounted for as insurance or as a deposit.

The following table presents short-duration insurance premiums written and earned:

	Chartis			Other Businesses*			Eliminations			Total
Years Ended December 31, (in millions)
	2011	2010	2009	2011	2010*	2009*	2011	2010	2009	2011	2010	2009

Premiums written:
Direct	$41,710	$38,965	$38,461	$898	$927	$2,195	$-	$-	$-	$42,608	$39,892	$40,656
Assumed	3,031	2,442	2,061	-	(2)	2,628	2	-	(657)	3,033	2,440	4,032
Ceded	(9,901)	(9,795)	(9,869)	(97)	(169)	(631)	(2)	-	657	(10,000)	(9,964)	(9,843)

Total	$34,840	$31,612	$30,653	$801	$756	$4,192	$-	$-	$-	$35,641	$32,368	$34,845

Premiums earned:
Direct	$42,878	$39,082	$40,859	$835	$1,065	$2,288	$-	$-	$-	$43,713	$40,147	$43,147
Assumed	3,294	2,488	2,192	55	80	2,740	(46)	-	(657)	3,303	2,568	4,275
Ceded	(10,483)	(9,049)	(10,790)	(98)	(170)	(689)	46	-	657	(10,535)	(9,219)	(10,822)

Total	$35,689	$32,521	$32,261	$792	$975	$4,339	$-	$-	$-	$36,481	$33,496	$36,600

*
Includes results of Mortgage Guaranty and in 2009 only, also includes results of Transatlantic Holdings, Inc. (Transatlantic), which was deconsolidated during 2009, and 21st Century Insurance Group (including Agency Auto Division and excluding Chartis Private Client Group) (21st Century) and HSB Group, Inc. (HSB), which were sold during 2009.

    For the years ended December 31, 2011, 2010 and 2009, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $6.1 billion, $8.0 billion and $8.9 billion, respectively.

LONG-DURATION REINSURANCE

    Long-duration reinsurance is effected principally under yearly renewable term treaties. The premiums with respect to these treaties are earned over the contract period in proportion to the protection provided. Amounts recoverable from reinsurers on long-duration contracts are estimated in a manner consistent with the assumptions used for the underlying policy benefits and are presented as a component of Reinsurance assets.

The following table presents premiums for AIG's long-duration insurance and retirement services operations:

	SunAmerica			Divested Businesses*			Eliminations			Total
Years Ended December 31, (in millions)
	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009

Gross premiums	$3,104	$3,141	$3,438	$17	$9,670	$9,572	$-	$-	$(4)	$3,121	$12,811	$13,006
Ceded premiums	(591)	(621)	(767)	(6)	(435)	(342)	-	-	4	(597)	(1,056)	(1,105)

Total	$2,513	$2,520	$2,671	$11	$9,235	$9,230	$-	$-	$-	$2,524	$11,755	$11,901

*
Primarily represents results of AIA, which was deconsolidated during 2010.

    Long-duration reinsurance recoveries, which reduced death and other benefits, approximated $611 million, $810 million and $638 million, respectively, for the years ended December 31, 2011, 2010 and 2009.

The following table presents long-duration insurance in force ceded to other insurance companies:

At December 31, (in millions)	2011	2010*	2009*

Long-duration insurance in force ceded	$140,156	$148,605	$339,183

*
Excludes amounts related to held-for-sale entities.

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    Long-duration insurance assumed represented 0.07 percent of gross long-duration insurance in force at December 31, 2011, 0.1 percent at December 31, 2010 and less than 0.1 percent at December 31, 2009, and combined long-duration insurance and retirement services premiums assumed represented 0.5 percent, 0.3 percent and 0.1 percent of gross premiums for the years ended December 31, 2011, 2010 and 2009, respectively.

    SunAmerica operations utilize internal and third-party reinsurance relationships to manage insurance risks and to facilitate capital management strategies. Pools of highly-rated third-party reinsurers are utilized to manage net amounts at risk in excess of retention limits. SunAmerica's domestic long-duration insurance companies also cede excess, non-economic reserves carried on a statutory-basis on certain term and universal life insurance policies and certain fixed annuities to onshore and offshore affiliates.

    SunAmerica generally obtains letters of credit in order to obtain statutory recognition of its intercompany reinsurance transactions, particularly with respect to redundant statutory reserves requirements on term insurance and universal life with secondary guarantees (XXX and AXXX reserves). For this purpose, SunAmerica has a $585 million syndicated letter of credit facility outstanding at December 31, 2011, all of which relates to long-duration intercompany reinsurance transactions. SunAmerica has also obtained approximately $215 million of letters of credit on a bilateral basis all of which relates to long-duration intercompany reinsurance transactions. All of these approximately $800 million of letters of credit are due to mature on December 31, 2015.

REINSURANCE SECURITY

    AIG's third-party reinsurance arrangements do not relieve AIG from its direct obligation to its insureds. Thus, a credit exposure exists with respect to both short-duration and long-duration reinsurance ceded to the extent that any reinsurer fails to meet the obligations assumed under any reinsurance agreement. AIG holds substantial collateral as security under related reinsurance agreements in the form of funds, securities, and/or letters of credit. A provision has been recorded for estimated unrecoverable reinsurance. AIG has been largely successful in prior recovery efforts.

    AIG evaluates the financial condition of its reinsurers and AIG's Credit Risk Management department establishes limits per reinsurer. AIG believes that no exposure to a single reinsurer represents an inappropriate concentration of risk to AIG, nor is AIG's business substantially dependent upon any single reinsurer.

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10. DEFERRED POLICY ACQUISITION COSTS

 The following table presents a rollforward of deferred policy acquisition costs:

Years Ended December 31, (in millions)	2011	2010	2009

Chartis:
Balance, beginning of year	$2,099	$1,919	$2,420

Dispositions(a)	-	-	(418)
Acquisition costs deferred	4,548	4,058	4,158
Amortization expense	(4,324)	(3,894)	(4,352)
Increase due to foreign exchange and other	52	16	111

Balance, end of year	$2,375	$2,099	$1,919

SunAmerica:
Balance, beginning of year	$7,258	$8,462	$11,294

Dispositions(b)	-	-	(479)
Acquisition costs deferred	869	701	716
Amortization expense	(1,142)	(1,086)	(1,287)
Change in net unrealized losses on securities(c)	(486)	(817)	(735)
Increase (decrease) due to foreign exchange	3	1	(10)
Other(d)	-	(3)	(1,037)

Balance, end of year(e)	$6,502	$7,258	$8,462

Other operations:
Balance, beginning of year	$32	$17,505	$17,304

Dispositions(b)	-	(16,117)	-
Acquisition costs deferred	14	1,218	1,286
Amortization expense	(20)	(841)	(1,031)
Change in net unrealized gains (losses) on securities(c)	-	28	(37)
Increase due to foreign exchange	1	314	687
Activity of discontinued operations	-	59	446
Reclassified to Assets held for sale	-	(1,960)	(1,090)
Other(d)	(2)	(174)	(60)

Subtotal	$25	$32	$17,505
Consolidation and eliminations	35	42	49

Balance, end of year(e)	$60	$74	$17,554

Total deferred policy acquisition costs	$8,937	$9,431	$27,935

(a)
In 2009, Transatlantic was deconsolidated and 21st Century and HSB were sold.

(b)
In 2010, includes AIA which was deconsolidated and ALICO which was sold. In 2009, AIG Life Canada was sold.

(c)
In 2009, includes an increase of $1.0 billion and $2 million related to the cumulative effect of adopting a new other-than-temporary impairments accounting standard for SunAmerica and Divested businesses, respectively.

(d)
In 2009, includes a decrease of $1.0 billion and $2 million related to the cumulative effect of adopting a new other-than-temporary impairments accounting standard for SunAmerica and Divested businesses, respectively.

(e)
Includes $(1.4) billion, $(758) million and $176 million for SunAmerica at December 31, 2011, 2010 and 2009, respectively. For the year ended December 31, 2010, there were no net unrealized gains and losses on available for sale securities associated with divested businesses.

    Included in the above table is the VOBA, an intangible asset recorded during purchase accounting, which is amortized in a manner similar to DAC. Amortization of VOBA was $34 million, $90 million and $132 million in 2011, 2010 and 2009, respectively, while the unamortized balance was $430 million, $488 million and $1.6 billion at

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December 31, 2011, 2010 and 2009, respectively. The percentage of the unamortized balance of VOBA at December 31, 2011 expected to be amortized in 2012 through 2016 by year is: 8.1 percent, 7.6 percent, 6.3 percent, 5.8 percent and 5.1 percent, respectively, with 67.1 percent being amortized after five years. These projections are based on current estimates for investment, persistency, mortality and morbidity assumptions. The DAC amortization charged to income includes the increase or decrease of amortization related to Net realized capital gains (losses), primarily in SunAmerica's domestic retirement services business. In 2011, 2010 and 2009, amortization expense (increased) decreased by $274 million, $114 million and $15 million, respectively.

    As AIG operates in various global markets, the estimated gross profits used to amortize DAC, VOBA and SIA are subject to differing market returns and interest rate environments in any single period. The combination of market returns and interest rates may lead to acceleration of amortization in some products and regions and simultaneous deceleration of amortization in other products and regions.

    DAC, VOBA and SIA for insurance-oriented, investment-oriented and retirement services products are reviewed for recoverability, which involves estimating the future profitability of current business. This review involves significant management judgment. If actual future profitability is substantially lower than estimated, AIG's DAC, VOBA and SIA may be subject to an impairment charge and AIG's results of operations could be significantly affected in future periods.

11. VARIABLE INTEREST ENTITIES

    A variable interest entity (VIE) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity's operations through voting rights and do not substantively participate in the gains and losses of the entity. Consolidation of a VIE by its primary beneficiary is not based on majority voting interest, but is based on other criteria discussed below.

    While AIG enters into various arrangements with VIEs in the normal course of business, AIG's involvement with VIEs is primarily via its insurance companies as a passive investor in debt securities (rated and unrated) and equity interests issued by VIEs. In all instances, AIG consolidates the VIE when it determines it is the primary beneficiary. This analysis includes a review of the VIE's capital structure, contractual relationships and terms, nature of the VIE's operations and purpose, nature of the VIE's interests issued and AIG's involvements with the entity. When assessing the need to consolidate a VIE, AIG evaluates the design of the VIE as well as the related risks the entity was designed to expose the variable interest holders to.

    For VIEs with attributes consistent with that of an investment company or a money market fund, the primary beneficiary is the party or group of related parties that absorbs a majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both.

    For all other variable interest entities, the primary beneficiary is the entity that has both (1) the power to direct the activities of the VIE that most significantly affect the entity's economic performance and (2) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. While also considering these factors, the consolidation conclusion depends on the breadth of AIG's decision-making ability and its ability to influence activities that significantly affect the economic performance of the VIE.

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EXPOSURE TO LOSS

    AIG's total off-balance sheet exposure associated with VIEs, primarily consisting of financial guarantees and commitments to real estate and investment funds, was $0.4 billion and $1.0 billion at December 31, 2011 and 2010, respectively.

The following table presents AIG's total assets, total liabilities and off-balance sheet exposure associated with its variable interests in consolidated VIEs:

					Off-Balance Sheet Exposure
	VIE Assets*		VIE Liabilities
December 31, (in billions)
	2011	2010	2011	2010	2011	2010

AIA/ALICO SPVs	$14.2	$48.6	$0.1	$0.9	$-	$-
Real estate and investment funds	1.5	3.8	0.4	1.2	0.1	0.1
Commercial paper conduit	0.5	0.5	0.2	0.2	-	-
Affordable housing partnerships	2.5	2.9	0.1	0.4	-	-
Other	4.1	4.7	1.8	2.1	-	-
VIEs of businesses held for sale	-	0.4	-	-	-	-

Total	$22.8	$60.9	$2.6	$4.8	$0.1	$0.1

*
The assets of each VIE can be used only to settle specific obligations of that VIE.

    AIG calculates its maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where AIG has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Interest holders in VIEs sponsored by AIG generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to AIG, except in limited circumstances when AIG has provided a guarantee to the VIE's interest holders.

The following table presents total assets of unconsolidated VIEs in which AIG holds a variable interest, as well as AIG's maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
(in billions)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total

December 31, 2011
Real estate and investment funds	$18.3	$2.1	$0.3	$2.4
Affordable housing partnerships	0.6	0.6	-	0.6
Maiden Lane Interests	27.1	7.0	-	7.0
Other	1.5	-	-	-

Total	$47.5	$9.7	$0.3	$10.0

December 31, 2010
Real estate and investment funds	$18.5	$2.5	$0.3	$2.8
Affordable housing partnerships	0.6	0.6	-	0.6
Maiden Lane Interests	40.1	7.6	-	7.6
Other	1.6	0.1	0.5	0.6
VIEs of businesses held for sale	2.0	0.4	0.1	0.5

Total	$62.8	$11.2	$0.9	$12.1

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BALANCE SHEET CLASSIFICATION

AIG's interests in the assets and liabilities of consolidated and unconsolidated VIEs were classified in the Consolidated Balance Sheet as follows:

	Consolidated VIEs		Unconsolidated VIEs
December 31, (in billions)
	2011	2010	2011	2010

Assets:
Available for sale securities	$0.4	$3.3	$-	$-
Trading securities	1.3	8.1	7.1	7.7
Mortgage and other loans receivable	0.5	0.7	-	-
Other invested assets	17.2	18.3	2.6	3.1
Other asset accounts*	3.4	30.1	-	0.1
Assets held for sale	-	0.4	-	0.3

Total	$22.8	$60.9	$9.7	$11.2

Liabilities:
Other long-term debt	$1.7	$2.6	$-	$-
Other liability accounts*	0.9	2.2	-	-

Total	$2.6	$4.8	$-	$-

*
Decrease from prior year was due to the repayment of the FRBNY Credit Facility from the AIA and ALICO SPVs pursuant to the Recapitalization.

    See Note 2(v) herein for the effect of consolidation under the amended accounting standard for the consolidation of variable interest entities.

AIA AND ALICO SPVS

    AIG is the primary beneficiary of the AIA and ALICO SPVs, as AIG has the power to direct the activities of the SPVs that most significantly impact their economic performance and the obligation to absorb losses and the right to receive benefits that could potentially be significant to the SPVs. See Notes 1 and 17 herein for further discussion of the AIA and ALICO SPVs.

REAL ESTATE AND INVESTMENT FUNDS

    AIG, through AIG Global Real Estate, is an investor in various real estate investments, some of which are VIEs. These investments are typically with unaffiliated third-party developers via a partnership or limited liability company structure. The VIE's activities consist of the development or redevelopment of commercial and residential real estate. AIG's involvement varies from being a passive equity investor or finance provider to actively managing the activities of the VIE.

    AIG's insurance operations participate as passive investors in the equity issued primarily by third-party-managed hedge and private equity funds. AIG's insurance operations typically are not involved in the design or establishment of VIEs, nor do they actively participate in the management of VIEs.

COMMERCIAL PAPER CONDUIT

    AIGFP is the primary beneficiary of Curzon Funding LLC, an asset-backed commercial paper conduit, the assets of which serve as collateral for the conduit's obligations.

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AFFORDABLE HOUSING PARTNERSHIPS

    SunAmerica Affordable Housing Partners, Inc. (SAAHP) organizes and invests in limited partnerships that develop and operate affordable housing qualifying for federal tax credits, in addition to a few market rate properties across the United States. The general partners in the operating partnerships are almost exclusively unaffiliated third-party developers. AIG does not consolidate an operating partnership if the general partner is an unaffiliated person. Through approximately 1,050 partnerships, SAAHP has investments in developments with approximately 135,000 apartment units nationwide, and as of December 31, 2011 has syndicated approximately $7.7 billion in partnership equity to other investors who will receive, among other benefits, tax credits under certain sections of the Internal Revenue Code. The pre-tax income of SAAHP is reported, along with other SunAmerica partnership income, as a component of the SunAmerica segment.

MAIDEN LANE INTERESTS

    In 2008, certain AIG wholly-owned life insurance companies sold all of their undivided interests in a pool of $39.3 billion face amount of RMBS to ML II, whose sole member is the FRBNY. AIG has a significant variable economic interest in ML II, which is a VIE.

    In 2008, AIG entered into an agreement with the FRBNY, ML III and The Bank of New York Mellon, which established arrangements, through ML III, to fund the purchase of multi-sector CDOs underlying or related to CDS written by AIGFP. Concurrently, AIGFP's counterparties to such CDS transactions agreed to terminate those CDS transactions relating to the multi-sector CDOs purchased from them. AIG has a significant variable interest in ML III, which is a VIE.

OTHER ASSET ACCOUNTS

Aircraft Trusts

    AIG has created two VIEs for the purpose of acquiring, owning, leasing, maintaining, operating and selling aircraft. AIG subsidiaries hold beneficial interests, including all the equity interests in these entities. These beneficial interests include passive investments by AIG's insurance operations in non-voting preferred equity interests and in the majority of the debt issued by these entities. AIG and its subsidiaries collectively maintain the power to direct the activities of the VIEs that most significantly impact the entities' economic performance, and bear the obligation to absorb economic losses or receive economic benefits that could potentially be significant to the VIEs. As a result, AIG has determined that it is the primary beneficiary and fully consolidates the assets and liabilities of these entities, which totaled $1.3 billion and $0.8 billion, respectively at December 31, 2011. The debt of these entities is not an obligation of, or guaranteed by, AIG or any of its subsidiaries. Under a servicing agreement, ILFC acts as servicer for the aircraft owned by these entities.

Consumer Loans Vehicles

    AIG sponsors one VIE that has issued a variable funding note backed by a consumer loan collateralized by individual life insurance assets. As of December 31, 2011, total consolidated assets and liabilities for this entity were $456 million and $248 million, respectively; AIG's maximum exposure, representing the carrying value of the consumer loan, was $434 million.

Structured Investment Vehicle

    Through the Direct Investment book, AIG sponsors Nightingale Finance Ltd, a structured investment vehicle (SIV), which invests in variable rate, investment-grade debt securities, the majority of which are ABS. AIG has no equity interest in the SIV; however, it maintains the power to direct the activities of the SIV that most

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significantly impact the entity's economic performance and bears the obligation to absorb economic losses that could potentially be significant to the SIV. The SIV meets the definition of a VIE and accordingly, AIG, as primary beneficiary, consolidates the assets of the SIV, which totaled over $1 billion as of December 31, 2011 in the Direct Investment book; related liabilities were not significant.

FINANCING VEHICLES

    ILFC has created wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financing secured by such aircraft. A portion of the secured debt has been guaranteed by the European Export Credit Agencies. These entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes which serve as equity. ILFC fully consolidates the entities, controls all the activities of the entities and guarantees the activities of the entities. AIG has not included these entities in the above table as they are wholly-owned and there are no other variable interests other than those of ILFC and the lenders. See Note 15 herein for further information.

LEASING ENTITIES

    ILFC has created wholly-owned subsidiaries for the purpose of facilitating aircraft leases with airlines. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes which serve as equity. ILFC fully consolidates the entities, controls all the activities of the entities and fully guarantees the activities of the entities. AIG has not included these entities in the above table as they are wholly owned and there are no other variable interests in the entities other than those of ILFC.

RMBS, CMBS, OTHER ABS AND CDOS

    AIG, through its insurance company subsidiaries, is a passive investor in RMBS, CMBS, other ABS and CDOs primarily issued by domestic special-purpose entities. AIG generally does not sponsor or transfer assets to, or act as the servicer to these asset-backed structures, and was not involved in the design of these entities.

    AIG, through its Direct Investment book, also invests in CDOs and similar structures, which can be cash-based or synthetic and are managed by third parties. The role of Direct Investment book is generally limited to that of a passive investor in structures AIG does not manage.

    AIG's maximum exposure in these types of structures is limited to its investment in securities issued by these entities. Based on the nature of AIG's investments and its passive involvement in these types of structures, AIG has determined that it is not the primary beneficiary of these entities. AIG has not included these entities in the above table; however, the fair values of AIG's investments in these structures are reported in Notes 6 and 7 herein.

12. DERIVATIVES AND HEDGE ACCOUNTING

    AIG uses derivatives and other financial instruments as part of its financial risk management programs and as part of its investment operations. AIGFP had also transacted in derivatives as a dealer and had acted as an intermediary between the relevant AIG subsidiary and the counterparty. In a number of situations, AIG has replaced AIGFP with AIG Markets for purposes of acting as an intermediary between the AIG subsidiary and the third-party counterparty as part of the wind-down of AIGFP's portfolios.

    Derivatives are financial arrangements among two or more parties with returns linked to or "derived" from some underlying equity, debt, commodity, or other asset, liability, or foreign exchange rate or other index or the occurrence of a specified payment event. Derivatives, with the exception of bifurcated embedded derivatives, are reflected in the Consolidated Balance Sheet in Derivative assets, at fair value and Derivative liabilities, at fair

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value. A bifurcated embedded derivative is measured at fair value and accounted for in the same manner as a free standing derivative contract. The corresponding host contract is accounted for according to the accounting guidance applicable for that instrument. A bifurcated embedded derivative is generally presented with the host contract in the Consolidated Balance Sheet. See Note 6 herein for additional information on embedded policy derivatives.

The following table presents the notional amounts and fair values of AIG's derivative instruments:

	December 31, 2011				December 31, 2010
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount(a)	Fair Value(b)	Notional Amount(a)	Fair Value(b)	Notional Amount(a)	Fair Value(b)	Notional Amount(a)	Fair Value(b)

Derivatives designated as hedging instruments:
Interest rate contracts(c)	$-	$-	$481	$38	$1,471	$156	$626	$56
Foreign exchange contracts	-	-	180	1	-	-	-	-
Derivatives not designated as hedging instruments:
Interest rate contracts(c)	72,660	8,286	73,248	6,870	150,966	14,048	118,783	9,657
Foreign exchange contracts	3,278	145	3,399	178	2,495	203	4,105	338
Equity contracts(d)	4,748	263	18,911	1,126	5,002	358	15,666	774
Commodity contracts	691	136	861	146	944	92	768	67
Credit contracts	407	89	25,857	3,366	2,046	379	62,715	4,180
Other contracts(e)	24,305	741	2,125	372	27,333	1,075	2,190	308

Total derivatives not designated as hedging instruments	106,089	9,660	124,401	12,058	188,786	16,155	204,227	15,324

Total derivatives	$106,089	$9,660	$125,062	$12,097	$190,257	$16,311	$204,853	$15,380

(a)
Notional amount represents a standard of measurement of the volume of derivatives business of AIG. Notional amount is generally not a quantification of market risk or credit risk and is not recorded in the Consolidated Balance Sheet. Notional amounts generally represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps and certain credit contracts. For credit contracts, notional amounts are net of all underlying subordination.

(b)
Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.

(c)
Includes cross currency swaps.

(d)
Notional amount of derivative liabilities and fair value of derivative liabilities include $18,254 million and $918 million, respectively, at December 31, 2011, and $14,107 million and $445 million, respectively, at December 31, 2010, related to bifurcated embedded derivatives. At December 31, 2010, these respective amounts were previously included in Other Contracts.

(e)
Consist primarily of contracts with multiple underlying exposures.

AIG Form 8-K            149

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of derivative assets and liabilities in the Consolidated Balance Sheet:

	December 31, 2011				December 31, 2010
	Derivative Assets		Derivative Liabilities(a)		Derivative Assets		Derivative Liabilities(a)
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value

AIGFP derivatives	$86,128	$7,063	$90,241	$8,854	$168,033	$12,268	$173,226	$12,379
All other derivatives(b)	19,961	2,597	34,821	3,243	22,224	4,043	31,627	3,001

Total derivatives, gross	$106,089	9,660	$125,062	12,097	$190,257	16,311	$204,853	15,380

Counterparty netting(c)		(3,660)		(3,660)		(6,298)		(6,298)
Cash collateral(d)		(1,501)		(2,786)		(4,096)		(2,902)

Total derivatives, net		4,499		5,651		5,917		6,180

Less: Bifurcated embedded derivatives		-		918		-		445

Total derivatives on consolidated balance sheet		$4,499		$4,733		$5,917		$5,735

(a)
Included in All other derivatives are bifurcated embedded derivatives, which are recorded in Policyholder contract deposits.

(b)
Represents derivatives used to hedge the foreign currency and interest rate risk associated with insurance and ILFC operations, as well as embedded derivatives included in insurance obligations.

(c)
Represents netting of derivative exposures covered by a qualifying master netting agreement.

(d)
Represents cash collateral posted and received.

 COLLATERAL

    AIG engages in derivative transactions directly with unaffiliated third parties in most cases under International Swaps and Derivatives Association, Inc. (ISDA) agreements. Many of the ISDA agreements also include Credit Support Annex (CSA) provisions, which generally provide for collateral postings at various ratings and threshold levels. AIG attempts to reduce its risk with certain counterparties by entering into agreements that enable collateral to be obtained from a counterparty on an upfront or contingent basis. AIG minimizes the risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring counterparty credit exposure and collateral value and generally requiring additional collateral to be posted to AIG upon the occurrence of certain events or circumstances. In addition, a significant portion of the derivative transactions have provisions that require collateral to be posted by AIG upon a downgrade of AIG's long-term debt ratings or give the counterparty the right to terminate the transaction. In the case of some of the derivative transactions, as an alternative to posting collateral and subject to certain conditions, AIG may assign the transaction to an obligor with higher debt ratings or arrange for a substitute guarantee of AIG's obligations by an obligor with higher debt ratings or take other similar action. The actual amount of collateral required to be posted to counterparties in the event of such downgrades, or the aggregate amount of payments that AIG could be required to make, depends on market conditions, the fair value of outstanding affected transactions and other factors prevailing at and after the time of the downgrade.

    Collateral posted by AIG to third parties for derivative transactions was $4.7 billion and $4.3 billion at December 31, 2011 and 2010, respectively. This collateral can generally be repledged or resold by the counterparties. Collateral obtained by AIG from third parties for derivative transactions was $1.6 billion and $4.2 billion at December 31, 2011 and 2010, respectively. This collateral can generally be repledged or resold by AIG.

150            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HEDGE ACCOUNTING

    AIG designated certain derivatives entered into by AIG Markets with third parties as cash flow hedges of certain debt issued by ILFC and designated certain derivatives entered into by AIG's insurance subsidiaries with third parties as fair value hedges of available-for-sale investment securities held by such subsidiaries. The fair value hedges include foreign currency forwards designated as hedges of the change in fair value of foreign currency denominated available-for-sale securities attributable to changes in foreign exchange rates. With respect to the cash flow hedges, interest rate swaps were designated as hedges of the changes in cash flows on floating rate debt attributable to changes in the benchmark interest rate.

    AIG assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Regression analysis is employed to assess the effectiveness of these hedges both on a prospective and retrospective basis. AIG does not utilize the shortcut method to assess hedge effectiveness. For net investment hedges, a qualitative methodology is utilized to assess hedge effectiveness.

    AIG uses foreign currency denominated debt as hedging instruments in net investment hedge relationships to mitigate the foreign exchange risk associated with AIG's non-U.S. dollar functional currency foreign subsidiaries. AIG assesses the hedge effectiveness and measures the amount of ineffectiveness for these hedge relationships based on changes in spot exchange rates. AIG records the change in the carrying amount of these investments related to the effective portion of the hedge in the foreign currency translation adjustment within Accumulated other comprehensive income (loss). Simultaneously, the ineffective portion, if any, is recorded in earnings. If (i) the notional amount of the hedging debt matches the designated portion of the net investment and (ii) the hedging debt is denominated in the same currency as the functional currency of the hedged net investment, no ineffectiveness is recorded in earnings. For the years ended December 31, 2011 and 2010, AIG recognized gains (losses) of $(13) million and $28 million, respectively, included in Foreign currency translation adjustment in Accumulated other comprehensive loss related to the net investment hedge relationships.

The following table presents the effect of AIG's derivative instruments in fair value hedging relationships in the Consolidated Statement of Operations:

Years Ended December 31, (in millions)	2011	2010

Interest rate contracts(a)(b):
Gain (loss) recognized in earnings on derivatives	$(4)	$196
Gain (loss) recognized in earnings on hedged items(c)	153	(25)
Gain recognized in earnings for ineffective portion and amount excluded from effectiveness testing	-	27

(a)
Gains and losses recognized in earnings for the ineffective portion and amounts excluded from effectiveness testing are recorded in Net realized capital gains (losses). Includes $27 million for 2010 related to the ineffective portion.

(b)
Includes immaterial amounts related to Foreign exchange contracts.

(c)
Includes $149 million for 2011 and $144 million for 2010, representing the amortization of debt basis adjustment following the discontinuation of hedge accounting recorded in Other income and Net realized capital gains (losses).

AIG Form 8-K            151

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the effect of AIG's derivative instruments in cash flow hedging relationships in the Consolidated Statement of Operations:

Years Ended December 31, (in millions)	2011	2010

Interest rate contracts(a):
Loss recognized in OCI on derivatives	$(5)	$(33)
Loss reclassified from Accumulated OCI into earnings(b)	(55)	(84)
Loss recognized in earnings on derivatives for ineffective portion	-	(6)

(a)
Gains and losses reclassified from Accumulated other comprehensive loss are recorded in Other income. Gains or losses recognized in earnings on derivatives for the ineffective portion are recorded in Net realized capital losses.

(b)
The effective portion of the change in fair value of a derivative qualifying as a cash flow hedge is recorded in Accumulated other comprehensive income until earnings are affected by the variability of cash flows in the hedged item. At December 31, 2011, $17 million of the deferred net loss in Accumulated other comprehensive loss is expected to be recognized in earnings during the next 12 months.

 DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS

The following table presents the effect of AIG's derivative instruments not designated as hedging instruments in the Consolidated Statement of Operations:

	Gains (Losses) Recognized in Earnings
Years Ended December 31, (in millions)
	2011	2010

By Derivative Type:
Interest rate contracts(a)	$601	$254
Foreign exchange contracts	137	(123)
Equity contracts(b)	(263)	427
Commodity contracts	4	1
Credit contracts	337	1,227
Other contracts	47	545

Total	$863	$2,331

By Classification:
Premiums	$113	$75
Net investment income	8	18
Net realized capital gains	96	726
Other income	646	1,512

Total	$863	$2,331

(a)
Includes cross currency swaps.

(b)
Includes embedded derivative gains (losses) of $ (397) million and $423 million, for the years ended December 31, 2011 and December 31, 2010, respectively.

 AIGFP DERIVATIVES

    AIGFP enters into derivative transactions to mitigate market risk in its exposures (interest rates, currencies, commodities, credit and equities) arising from its transactions. In most cases, AIGFP did not hedge its exposures related to the credit default swaps it had written. As a dealer, AIGFP structured and entered into derivative transactions to meet the needs of counterparties who may have been seeking to hedge certain aspects of such counterparties' operations or obtain a desired financial exposure.

    AIGFP's derivative transactions involving interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional amounts. AIGFP typically became a principal in the exchange of interest payments between the parties and, therefore, is exposed to

152            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

counterparty credit risk and may be exposed to loss, if counterparties default. Currency, commodity and equity swaps are similar to interest rate swaps but involve the exchange of specific currencies or cash flows based on the underlying commodity, equity securities or indices. Also, they may involve the exchange of notional amounts at the beginning and end of the transaction. Swaptions are options where the holder has the right but not the obligation to enter into a swap transaction or cancel an existing swap transaction.

    AIGFP follows a policy of minimizing interest rate, currency, commodity, and equity risks associated with investment securities by entering into offsetting positions, thereby offsetting a significant portion of the unrealized appreciation and depreciation. In addition, to reduce its credit risk, at December 31, 2011, AIGFP has entered into credit derivative transactions with respect to $196 million of securities to economically hedge its credit risk.

    The timing and the amount of cash flows relating to AIGFP's foreign exchange forwards and exchange traded futures and options contracts are determined by each of the respective contractual agreements.

    Futures and forward contracts are contracts that obligate the holder to sell or purchase foreign currencies, commodities or financial indices in which the seller/purchaser agrees to make/take delivery at a specified future date of a specified instrument, at a specified price or yield. Options are contracts that allow the holder of the option to purchase or sell the underlying commodity, currency or index at a specified price and within, or at, a specified period of time. As a writer of options, AIGFP generally receives an option premium and then manages the risk of any unfavorable change in the value of the underlying commodity, currency or index by entering into offsetting transactions with third-party market participants. Risks arise as a result of movements in current market prices from contracted prices, and the potential inability of the counterparties to meet their obligations under the contracts.

AIGFP Super Senior Credit Default Swaps

    AIGFP entered into credit default swap transactions with the intention of earning revenue on credit exposure. In the majority of AIGFP's credit default swap transactions, AIGFP sold credit protection on a designated portfolio of loans or debt securities. Generally, AIGFP provides such credit protection on a "second loss" basis, meaning that AIGFP would incur credit losses only after a shortfall of principal and/or interest, or other credit events, in respect of the protected loans and debt securities, exceeds a specified threshold amount or level of "first losses."

    Typically, the credit risk associated with a designated portfolio of loans or debt securities has been tranched into different layers of risk, which are then analyzed and rated by the credit rating agencies. At origination, there is usually an equity layer covering the first credit losses in respect of the portfolio up to a specified percentage of the total portfolio, and then successive layers ranging generally from a BBB-rated layer to one or more AAA-rated layers. A significant majority of AIGFP transactions that were rated by rating agencies had risk layers or tranches rated AAA at origination that are immediately junior to the threshold level above which AIGFP's payment obligation would generally arise. In transactions that were not rated, AIGFP applied equivalent risk criteria for setting the threshold level for its payment obligations. Therefore, the risk layer assumed by AIGFP with respect to the designated portfolio of loans or debt securities in these transactions is often called the "super senior" risk layer, defined as a layer of credit risk senior to one or more risk layers rated AAA by the credit rating agencies, or, if the transaction is not rated, structured to be the equivalent thereto.

AIG Form 8-K            153

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the net notional amount, fair value of derivative (asset) liability and unrealized market valuation gain (loss) of the AIGFP super senior credit default swap portfolio, including credit default swaps written on mezzanine tranches of certain regulatory capital relief transactions, by asset class:

	Net Notional Amount
			Fair Value of Derivative (Asset) Liability at December 31,		Unrealized Market Valuation Gain (Loss) Years Ended December 31,
	December 31,
(in millions)	2011(a)	2010(a)	2011(b)(c)	2010(b)(c)	2011(c)	2010(c)

Regulatory Capital:
Corporate loans	$1,830	$5,193	$-	$-	$-	$-
Prime residential mortgages(d)	3,653	31,613	-	(190)	6	53
Other	887	1,263	9	17	8	4

Total	6,370	38,069	9	(173)	14	57

Arbitrage:
Multi-sector CDOs(e)	5,476	6,689	3,077	3,484	249	663
Corporate debt/CLOs(f)	11,784	12,269	127	171	44	(67)

Total	17,260	18,958	3,204	3,655	293	596

Mezzanine tranches(d)(g)	989	2,823	10	198	32	(55)

Total	$24,619	$59,850	$3,223	$3,680	$339	$598

(a)
Net notional amounts presented are net of all structural subordination below the covered tranches.

(b)
Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.

(c)
Includes credit valuation adjustment gains (losses) of $26 million and ($133) million in the years ended December 31, 2011 and 2010, respectively, representing the effect of changes in AIG's credit spreads on the valuation of the derivatives liabilities.

(d)
During 2011, AIGFP terminated two super senior prime residential mortgage transactions, with a combined net notional amount of $24.1 billion, that had previously been the subject of a collateral dispute. In addition, AIGFP terminated all of the related mezzanine tranches and hedge transactions related to those mezzanine tranches, with a combined net notional amount of $2.2 billion. The transactions were terminated at values that approximated their collective fair values at the time of termination.

(e)
During 2011, AIGFP liquidated one multi-sector super senior CDS transaction with a net notional amount of $188 million. The primary underlying collateral components, which consisted of individual ABS CDS transactions, were sold in an auction to counterparties, including AIGFP, at their approximate fair value at the time of the liquidation. AIGFP was the winning bidder on approximately $107 million of individual ABS CDS transactions, which are reported in written single name credit default swaps as of December 31, 2011. During 2011, AIGFP also paid $37 million to its counterparties with respect to multi-sector CDOs. Multi-sector CDOs also include $4.6 billion and $5.5 billion in net notional amount of credit default swaps written with cash settlement provisions at December 31, 2011 and December 31, 2010, respectively.

(f)
Corporate debt/CLOs include $1.2 billion and $1.3 billion in net notional amount of credit default swaps written on the super senior tranches of CLOs at December 31, 2011 and December 31, 2010, respectively.

(g)
Net of offsetting purchased CDS of $1.4 billion in net notional amount at December 31, 2010. There were no offsetting purchased CDSs at December 31, 2011.

    The expected weighted average maturity of AIGFP's super senior credit derivative portfolios as of December 31, 2011 was 0.72 years for the regulatory capital corporate loan portfolio, 0.41 years for the regulatory capital prime residential mortgage portfolio, 3.78 years for the regulatory capital other portfolio, 6.42 years for the multi-sector CDO arbitrage portfolio and 4.18 years for the corporate debt/CLO portfolio.

154            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Given the current performance of the underlying portfolios, the level of subordination of the credit protection written by AIGFP and AIGFP's own assessment of the credit quality of the underlying portfolio, as well as the risk mitigants inherent in the transaction structures, AIGFP does not expect that it will be required to make payments pursuant to the contractual terms of those transactions providing regulatory relief.

    Because of long-term maturities of the CDS in the arbitrage portfolio, AIG is unable to make reasonable estimates of the periods during which any payments would be made. However, the net notional amount represents the maximum exposure to loss on the super senior credit default swap portfolio.

AIGFP Written Single Name Credit Default Swaps

    AIGFP has also entered into credit default swap contracts referencing single-name exposures written on corporate, index and asset-backed credits, with the intention of earning spread income on credit exposure. Some of these transactions were entered into as part of a long-short strategy allowing AIGFP to earn the net spread between CDS it wrote and ones it purchased. At December 31, 2011, the net notional amount of these written CDS contracts was $380 million, including ABS CDS transactions assumed by AIGFP from a liquidated multi-sector super senior CDS transaction. AIGFP has hedged these exposures by purchasing offsetting CDS contracts of $70 million in net notional amount. The net unhedged position of approximately $310 million represents the maximum exposure to loss on these CDS contracts. The average maturity of the written CDS contracts is 19.13 years. At December 31, 2011, the fair value of derivative liability (which represents the carrying value) of the portfolio of CDS was $89 million.

    Upon a triggering event (e.g., a default) with respect to the underlying credit, AIGFP would normally have the option to settle the position through an auction process (cash settlement) or pay the notional amount of the contract to the counterparty in exchange for a bond issued by the underlying credit obligor (physical settlement).

    AIGFP wrote these CDS contracts under ISDA Master Agreements. The majority of these Master Agreements include CSAs that provide for collateral postings at various ratings and threshold levels. At December 31, 2011, AIGFP had posted $112 million of collateral under these contracts.

ALL OTHER DERIVATIVES

    AIG's businesses other than AIGFP also use derivatives and other instruments as part of their financial risk management. Interest rate derivatives (such as interest rate swaps) are used to manage interest rate risk associated with embedded derivatives contained in insurance contract liabilities, fixed maturity securities, outstanding medium- and long-term notes as well as other interest rate sensitive assets and liabilities. Foreign exchange derivatives (principally foreign exchange forwards and options) are used to economically mitigate risk associated with non-U.S. dollar denominated debt, net capital exposures, and foreign currency transactions. Equity derivatives are used to mitigate financial risk embedded in certain insurance liabilities. The derivatives are effective economic hedges of the exposures that they are meant to offset.

    In addition to hedging activities, AIG also enters into derivative instruments with respect to investment operations, which include, among other things, credit default swaps and purchasing investments with embedded derivatives, such as equity linked notes and convertible bonds.

Matched Investment Program Written Credit Default Swaps

    AIG's MIP operations, which are reported in AIG's Other operations category as part of the Direct Investment book, are currently in run-off. Through the MIP, AIG has entered into CDS contracts as a writer of protection, with the intention of earning spread income on credit exposure in an unfunded form. The portfolio of CDS contracts were single-name exposures and, at inception, were predominantly high-grade corporate credits.

AIG Form 8-K            155

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    These contracts were written through AIG Markets, which then transacted directly with unaffiliated third parties under ISDA agreements. As of December 31, 2011, the notional amount of written CDS contracts was $1.1 billion with an average credit rating of BBB+. At that date, the average remaining maturity of the written CDS contracts was less than one year and the fair value of the derivative liability (which represents the carrying value) of the MIP's written CDS contracts was $13 million.

    The majority of the ISDA agreements include CSA provisions, which provide for collateral postings at various ratings and threshold levels. At December 31, 2011, $2 million of collateral was posted for CDS contracts related to the MIP. The notional amount represents the maximum exposure to loss on the written CDS contracts. However, because of the average investment grade rating and expected default recovery rates, actual losses are expected to be less.

    Upon a triggering event (e.g., a default) with respect to the underlying credit, AIG Markets would normally have the option to settle the position on behalf of the MIP through an auction process (cash settlement) or pay the notional amount of the contract to the counterparty in exchange for a bond issued by the underlying credit (physical settlement).

Credit Risk-Related Contingent Features

    AIG engages in derivative transactions directly with unaffiliated third parties under ISDA agreements. Many of the ISDA agreements also include CSA provisions, which provide for collateral postings at various ratings and threshold levels. In addition, AIG attempts to reduce credit risk with certain counterparties by entering into agreements that enable collateral to be obtained from a counterparty on an upfront or contingent basis.

    The aggregate fair value of AIG's derivative instruments, including those of AIGFP, that contain credit risk-related contingent features that were in a net liability position at December 31, 2011, was approximately $4.9 billion. The aggregate fair value of assets posted as collateral under these contracts at December 31, 2011, was $5.1 billion.

    AIG estimates that at December 31, 2011, based on AIG's outstanding financial derivative transactions, including those of AIGFP at that date, a one-notch downgrade of AIG's long-term senior debt ratings to BBB+ by Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (S&P), would permit counterparties to make additional collateral calls and permit the counterparties to elect early termination of contracts, resulting in a negligible amount of corresponding collateral postings and termination payments; a one-notch downgrade to Baa2 by Moody's Investors' Services, Inc. (Moody's) and an additional one-notch downgrade to BBB by S&P would result in approximately $264 million in additional collateral postings and termination payments and a further one-notch downgrade to Baa3 by Moody's and BBB- by S&P would result in approximately $267 million in additional collateral postings and termination payments. Additional collateral postings upon downgrade are estimated based on the factors in the individual collateral posting provisions of the CSA with each counterparty and current exposure as of December 31, 2011. Factors considered in estimating the termination payments upon downgrade include current market conditions, the complexity of the derivative transactions, historical termination experience and other observable market events such as bankruptcy and downgrade events that have occurred at other companies. Management's estimates are also based on the assumption that counterparties will terminate based on their net exposure to AIG. The actual termination payments could significantly differ from management's estimates given market conditions at the time of downgrade and the level of uncertainty in estimating both the number of counterparties who may elect to exercise their right to terminate and the payment that may be triggered in connection with any such exercise.

156            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HYBRID SECURITIES WITH EMBEDDED CREDIT DERIVATIVES

    AIG invests in hybrid securities (such as credit-linked notes). Upon the issuance of credit-linked notes, the cash received by the issuer is generally used to invest in highly rated securities in addition to entering into a derivative contract that exchanges the return on its highly-rated securities for the return on a separate portfolio of assets. The investments owned by the issuer serve as collateral for the derivative instrument written by the issuer. The return on the separate portfolio received by the issuer is used to pay the return owed on the credit-linked notes. These hybrid securities expose AIG to risks similar to the risks in RMBS, CMBS, CDOs and ABS, but such risk is derived from the separate portfolio rather than from direct mortgage or loan investments owned by the issuer. As with other investments in RMBS, CMBS, CDOs and other ABS, AIG invested in these hybrid securities with the intent of generating income, and not specifically to acquire exposure to embedded derivative risk. Similar to AIG's other investments in RMBS, CMBS, CDOs and ABS, AIG's investments in these hybrid securities are exposed to losses only up to the amount of AIG's initial investment in the hybrid security, as losses on the derivative contract will be paid via the collateral held by the entity that issues the hybrid security. Losses on the embedded derivative contracts may be triggered by events such as bankruptcy, failure to pay or restructuring associated with the obligations referenced by the derivative, and these losses in turn result in the reduction of the principal amount to be repaid to AIG and other investors in the hybrid securities. Other than AIG's initial investment in the hybrid securities, AIG has no further obligation to make payments on the embedded credit derivatives in the related hybrid securities.

    Effective July 1, 2010, AIG elected to account for its investments in these hybrid securities with embedded written credit derivatives at fair value, with changes in fair value recognized in Net investment income and Other income. Through June 30, 2010, these hybrid securities had been accounted for as available for sale securities, and had been subject to other-than-temporary impairment accounting as applicable.

    AIG's investments in these hybrid securities are reported as Bond trading securities in the Consolidated Balance Sheet. The fair value of these hybrid securities was $111 million at December 31, 2011. These securities have a current par amount of $454 million and have remaining stated maturity dates that extend to 2052.

AIG Form 8-K            157

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. LIABILITY FOR UNPAID CLAIMS AND CLAIMS ADJUSTMENT EXPENSE AND FUTURE POLICY BENEFITS FOR LIFE AND ACCIDENT AND HEALTH INSURANCE CONTRACTS AND POLICYHOLDER CONTRACT DEPOSITS

The following table presents the reconciliation of activity in the Liability for unpaid claims and claims adjustment expense:

Years Ended December 31, (in millions)	2011	2010	2009

Balance, beginning of year:
Liability for unpaid claims and claims adjustment expense	$91,151	$85,386	$89,258
Reinsurance recoverable	(19,644)	(17,487)	(16,803)

Total	71,507	67,899	72,455

Foreign exchange effect	353	(126)	1,416
Acquisitions(a)	-	1,538	-
Dispositions(b)	-	(87)	(9,657)
Reduction of net loss reserves due to NICO transaction	(1,703)	-	-

Losses and loss expenses incurred(c):
Current year	27,590	24,074	27,354
Prior years, other than accretion of discount(d)	195	4,182	2,771
Prior years, accretion of discount	375	(181)	313

Total	28,160	28,075	30,438

Losses and loss expenses paid(c):
Current year	11,534	9,873	11,079
Prior years	15,958	15,919	15,673

Total	27,492	25,792	26,752

Activity of discontinued operations	-	-	(1)

Balance, end of year:
Net liability for unpaid claims and claims adjustment expense	70,825	71,507	67,899
Reinsurance recoverable	20,320	19,644	17,487

Total	$91,145	$91,151	$85,386

(a)
Represents the acquisition of Fuji on March 31, 2010.

(b)
Transatlantic was deconsolidated in 2009, and 21st Century and HSB were sold in 2009.

(c)
Includes amounts related to dispositions through the date of disposition.

(d)
In 2011, includes $(414) million, $145 million and $413 million related to excess casualty, commercial specialty workers' compensation and environmental, respectively. In 2010, includes $1.1 billion, $793 million and $1.5 billion related to excess casualty, excess workers' compensation and asbestos, respectively. In 2009, includes $1.5 billion, $956 million and $151 million related to excess casualty, excess workers' compensation and asbestos, respectively.

    The 2011 net adverse development includes loss-sensitive business, for which AIG also recognized a $172 million loss-sensitive premium adjustment.

    The 2010 net adverse loss development for prior accident years primarily relates to the asbestos, excess casualty, excess workers' compensation and primary workers' compensation. Further, this charge primarily relates to accident years 2007 and prior (accident years before the financial crisis in 2008) and a significant amount relates to accident 2005 and prior (accident years prior to the start of the managed reduction in these long-tail lines of business). The 2009 charge relates to excess casualty, excess workers' compensation and asbestos lines of business.

158            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Further, the charge relates to accident years 2005 and prior (accident years prior to the start of the managed reduction in these long-tail lines of business).

    In 2010 and 2009, the reserve charges were primarily due to long-tail lines of business which have been reduced since 2006. In the case of asbestos, since 1985, standard policies have contained an absolute exclusion for asbestos and pollution-related damages. The factors driving excess casualty loss cost were primarily due to medical inflation and the exhaustion of underlying primary policies for products liability coverage and for homebuilders. In 2010, excess workers' compensation experienced significant prior year development related to the passage of the Affordable Care Act in March 2010 as management concluded that there is increased vulnerability to the risk of further cost-shifting to the excess workers' compensation class of business.

DISCOUNTING OF RESERVES

    At December 31, 2011, net loss reserves reflect a loss reserve discount of $3.18 billion, including tabular and non-tabular calculations based upon the following assumptions.

  •
  The tabular workers' compensation discount is calculated using a 3.5 percent interest rate and the 1979-81 Decennial Mortality Table.

  •
  The non-tabular workers' compensation discount is calculated separately for companies domiciled in New York and Pennsylvania, and follows the statutory regulations for each state. For New York companies, the discount is based on a five percent interest rate and the companies' own payout patterns. For Pennsylvania companies, the statute has specified discount factors for accident years 2001 and prior, which are based on a six percent interest rate and an industry payout pattern. For accident years 2002 and subsequent, the discount is based on the payout patterns and investment yields of the companies.

  •
  Certain asbestos business that was written by Chartis is discounted, when allowed by the regulator and when payments are fixed and determinable, based on the investment yields of the companies and the payout pattern for this business.

    The discount consists of the following: $777 million — tabular discount for workers' compensation in the domestic operations of Chartis and $2.32 billion — non-tabular discount for workers' compensation in the domestic operations of Chartis; and $88 million — non-tabular discount for asbestos for Chartis.

FUTURE POLICY BENEFITS

The following table presents the components of future policy benefits:

At December 31, (in millions)	2011	2010

Future policy benefits:
Long duration and structured settlement contracts	$33,322	$30,992
Short duration contracts	995	276

Total future policy benefits	$34,317	$31,268

    Long duration contract liabilities included in future policy benefits, as presented in the preceding table, result primarily from life products. Short duration contract liabilities are primarily accident and health products. The liability for future life policy benefits has been established on the basis of the following assumptions:

  •
  Interest rates (exclusive of immediate/terminal funding annuities), which vary by year of issuance and products, range from 1 percent to 9.5 percent within the first 20 years. Interest rates on immediate/terminal funding annuities are at a maximum of 13.5 percent and grade to not greater than 0.5 percent.

AIG Form 8-K            159

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  Mortality and surrender rates are based upon actual experience modified to allow for variations in policy form. The weighted average lapse rate, including surrenders, for individual and group life was approximately 5.3 percent.

  •
  The portions of current and prior Net income and of current unrealized appreciation of investments that can inure to the benefit of AIG are restricted in some cases by the insurance contracts and by the local insurance regulations of the jurisdictions in which the policies are in force.

  •
  Participating life business represented approximately 2.2 percent of the gross insurance in force at December 31, 2011 and 4.8 percent of gross Premiums and other considerations in 2011. The amount of annual dividends to be paid is approved locally by the boards of directors of the life companies. Provisions for future dividend payments are computed by jurisdiction, reflecting local regulations.

POLICYHOLDER CONTRACT DEPOSITS

The following table presents policyholder contract deposits liabilities:

At December 31, (in millions)	2011	2010

Policyholder contract deposits:
Annuities	$98,657	$92,672
Universal life products	12,917	12,569
Guaranteed investment contracts	6,788	8,491
Variable products – fixed account option	3,181	2,217
Corporate life products	2,239	2,203
Other investment contracts	3,116	3,221

Total policyholder contract deposits	$126,898	$121,373

    The liability for policyholder contract deposits has been established based on the following assumptions:

  •
  Interest rates credited on deferred annuities, which vary by year of issuance, range from 1 percent to, including bonuses, 9 percent. Current declared interest rates are generally guaranteed to remain in effect for a period of one year though some are guaranteed for longer periods. Withdrawal charges generally range from zero percent to 20 percent grading to zero over a period of zero to 15 years.

  •
  Guaranteed investment contracts (GICs) have market value withdrawal provisions for any funds withdrawn other than benefit responsive payments. Interest rates credited generally range from 0.4 percent to 8.5 percent. The majority of these GICs mature within five years.

  •
  Interest rates on corporate life insurance products are guaranteed at 3 percent and the weighted average rate credited in 2011 was 4.8 percent.

  •
  The universal life funds have credited interest rates of 1 percent to 8 percent and guarantees ranging from 1 percent to 5.5 percent depending on the year of issue. Additionally, universal life funds are subject to surrender charges that amount to 10.3 percent of the aggregate fund balance grading to zero over a period not longer than 20 years.

  •
  For variable products and investment contracts, policy values are expressed in terms of investment units. Each unit is linked to an asset portfolio. The value of a unit increases or decreases based on the value of the linked asset portfolio. The current liability at any time is the sum of the current unit value of all investment units plus any liability for guaranteed minimum death or withdrawal benefits.

    Certain products are subject to experience adjustments. These include group life and group medical products, credit life contracts, accident and health insurance contracts/riders attached to life policies and, to a limited extent,

160            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reinsurance agreements with other direct insurers. Ultimate premiums from these contracts are estimated and recognized as revenue, and the unearned portions of the premiums recorded as liabilities. Experience adjustments vary according to the type of contract and the territory in which the policy is in force and are subject to local regulatory guidance.

14. VARIABLE LIFE AND ANNUITY CONTRACTS

    AIG reports variable contracts through separate accounts when investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities), and the separate account qualifies for separate account treatment. AIG also reports variable annuity and life contracts through separate accounts, or general accounts when not qualified for separate account reporting, when AIG contractually guarantees to the contract holder (variable contracts with guarantees) either (a) total deposits made to the contract less any partial withdrawals plus a minimum return (and in minor instances, no minimum returns) or (b) the highest contract value attained, typically on any anniversary date minus any subsequent withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death, annuitization, or, in other instances, at specified dates during the accumulation period. Such benefits are referred to as guaranteed minimum death benefits (GMDB), guaranteed minimum income benefits (GMIB), guaranteed minimum withdrawal benefits (GMWB) and guaranteed minimum account value benefits (GMAV). For AIG, GMDB is the most widely offered benefit.

    The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as separate account assets with an equivalent summary total reported as separate account liabilities when the separate account qualifies for separate account treatment. Assets for separate accounts that do not qualify for separate account treatment are reported as trading account assets, and liabilities are included in the respective policyholder liability account of the general account. Amounts assessed against the contract holders for mortality, administrative, and other services are included in revenue and changes in liabilities for minimum guarantees are included in Policyholder benefits and claims incurred in the Consolidated Statement of Operations. Separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the Consolidated Statement of Operations for those accounts that qualify for separate account treatment. Net investment income and gains and losses on trading accounts for contracts that do not qualify for separate account treatment are reported in Net investment income and are principally offset by amounts reported in Policyholder benefits and claims incurred.

The following table presents details concerning AIG's GMDB exposures:

At December 31,	2011		2010
(dollars in billions)	Net Deposits Plus a Minimum Return	Highest Contract Value Attained	Net Deposits Plus a Minimum Return	Highest Contract Value Attained

Account value(a)	$57	$12	$55	$13
Amount at risk(b)	3	2	3	1
Average attained age of contract holders by product	58 - 72 years	67 - 74 years	58 - 70 years	70 - 73 years

Range of guaranteed minimum return rates	3 - 10%		3 - 10%

(a)
Included in Policyholder contract deposits in the Consolidated Balance Sheet.

(b)
Represents the amount of death benefit currently in excess of Account value.

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American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes GMDB and GMIB liabilities for guarantees on variable contracts reflected in the general account:

Years Ended December 31, (in millions)	2011	2010

Balance, beginning of year	$412	$469
Reserve increase	120	31
Benefits paid	(87)	(88)

Balance, end of year	$445	$412

    The GMDB liability is determined each period end by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. AIG regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.

    The following assumptions and methodology were used to determine the GMDB liability at December 31, 2011:

  •
  Data used was up to 1,000 stochastically generated investment performance scenarios.

  •
  Mean investment performance assumptions ranged from three percent to approximately ten percent depending on the block of business.

  •
  Volatility assumption was 16 percent.

  •
  Mortality was assumed at between 50 percent and 88 percent based on various life and annuity mortality tables adjusted for recent experience.

  •
  Lapse rates vary by contract type and duration and ranged from zero percent to 40 percent.

  •
  The discount rate ranged from 3.75 percent to 10 percent and is based on the growth rate assumption for the underlying contracts in effect at the time of policy issuance.

    In addition to GMDB, AIG's contracts currently include to a lesser extent GMIB. The GMIB liability is determined each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. AIG periodically evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.

    AIG contracts currently include GMAV and GMWB benefits. GMAV and GMWB features are considered to be embedded derivatives are recognized at fair value through earnings. AIG enters into derivative contracts to economically hedge a portion of the exposure that arises from GMAV and GMWB. At December 31, 2011, AIG had $14.7 billion of account values and $1.9 billion of net amount at risk that were attributable to variable annuities with GMAV and GMWB benefits. See Note 6 herein for additional fair value disclosures.

162            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. DEBT OUTSTANDING

The following table presents maturities of long-term debt (including unamortized original issue discount, hedge accounting valuation adjustments and fair value adjustments, when applicable), excluding $1.9 billion in borrowings of consolidated investments:

		Year Ending
December 31, 2011 (in millions)
	Total	2012	2013	2014	2015	2016	Thereafter

AIG general borrowings	$23,923	$183	$1,470	$500	$1,001	$1,719	$19,050
AIG borrowings supported by assets	24,720	3,757	1,517	2,398	1,182	2,134	13,732
ILFC	24,364	3,023	4,006	2,991	2,766	3,234	8,344
Other subsidiaries notes, bonds, loans and mortgages payable	393	3	4	4	23	6	353

Total	$73,400	$6,966	$6,997	$5,893	$4,972	$7,093	$41,479

AIG GENERAL BORROWINGS

The following table presents maturities of AIG's general borrowings:

		Year Ending
December 31, 2011 (in millions)
	Total	2012	2013	2014	2015	2016	Thereafter

Notes and bonds payable	$12,725	$27	$1,467	$500	$999	$1,719	$8,013
Junior subordinated debt	9,327	-	-	-	-	-	9,327
Loans and mortgages payable	234	156	3	-	2	-	73
SAFG, Inc. notes and bonds payable	298	-	-	-	-	-	298
Liabilities connected to trust preferred stock	1,339	-	-	-	-	-	1,339

Total general borrowings	$23,923	$183	$1,470	$500	$1,001	$1,719	$19,050

Notes and Bonds Payable

    In November 2011, AIG issued senior unsecured notes in exchange for specified series of its outstanding Junior Subordinated Debentures. As a result of the exchange offer, AIG issued $256 million in 6.820 percent Dollar notes due 2037, £662 million ($1.03 billion at the December 31, 2011 exchange rate) in 6.765 percent Sterling notes due 2017 and €421 million ($545 million at the December 31, 2011 exchange rate) in 6.797 percent Euro notes due 2017. For additional details regarding the exchange offer, see — Junior subordinated debt below.

    In the fourth quarter of 2010, AIG issued an aggregate of $2.0 billion in senior unsecured notes, consisting of $500 million in three-year notes and $1.5 billion in ten-year notes.

    As of December 31, 2011, approximately $5.7 billion principal amount of senior notes were outstanding under AIG's medium-term note program. The maturity dates of these notes range from 2012 to 2052. To the extent considered appropriate, AIG may enter into swap transactions to manage its effective borrowing rates with respect to these notes.

    As of December 31, 2011, the equivalent of $7.8 billion of notes were outstanding under AIG's Euro medium-term note program. The aggregate amount outstanding includes a $174 million gain resulting from foreign exchange translation into U.S. dollars related to notes issued to fund the MIP. AIG has economically hedged the currency exposure arising from its foreign currency denominated notes.

    AIG maintains a shelf registration statement in Japan, providing for the issuance of up to 300 billion Japanese Yen ($3.9 billion at the December 31, 2011 exchange rate) principal amount of senior notes and there was no balance outstanding at December 31, 2011.

AIG Form 8-K            163

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Junior Subordinated Debt

    During 2007 and 2008, AIG issued an aggregate of $12.5 billion of junior subordinated debentures denominated in U.S. dollars, British Pounds and Euros in eight series of securities. In connection with each series of junior subordinated debentures, AIG entered into a Replacement Capital Covenant (RCC) for the benefit of the holders of AIG's 6.25 percent senior notes due 2036. The RCCs provide that AIG will not repay, redeem, or purchase the applicable series of junior subordinated debentures on or before a specified date, unless AIG has received qualifying proceeds from the sale of replacement capital securities.

    In November 2011, AIG exchanged specified series of its outstanding Junior Subordinated Debentures for newly issued senior notes pursuant to an exchange offer. In particular, AIG exchanged (i) $312 million aggregate principal amount of its outstanding Series A-1 Junior Subordinated Debentures for $256 million aggregate principal amount of its new 6.820 percent Dollar notes due November 15, 2037, (ii) £812 million ($1.26 billion at the December 31, 2011 exchange rate) aggregate principal amount of its outstanding Series A-2 and Series A-8 Junior Subordinated Debentures for £662 million ($1.03 billion at the December 31, 2011 exchange rate) aggregate principal amount of its new 6.765 percent Sterling notes due November 15, 2017 and (iii) €591 million ($766 million at the December 31, 2011 exchange rate) aggregate principal amount of its outstanding Series A-3 Junior Subordinated Debentures for €421 million ($545 million at the December 31, 2011 exchange rate) aggregate principal amount of its new 6.797 percent Euro notes due November 15, 2017.

    The exchange resulted in a pre-tax gain on extinguishment of debt of approximately $484 million, which is reflected in Net loss on extinguishment of debt in the Consolidated Statement of Operations and a deferred gain of $65 million reflected in Other long-term debt in the Consolidated Balance Sheet, which will be amortized as a reduction to future interest expense.

    In May 2008, as adjusted for the one-for-twenty reverse split of AIG's Common Stock effective June 30, 2009, AIG raised a total of approximately $20 billion through the sale of (i) 9,835,526 shares of AIG Common Stock, in a public offering at a price per share of $760; (ii) 78.4 million Equity Units in a public offering at a price per unit of $75; and (iii) $6.9 billion in unregistered offerings of junior subordinated debentures in three series. In November 2010, AIG exchanged 49,474,600 of its Equity Units for 4,881,667 shares of AIG Common Stock plus $162 million in cash. Each Equity Unit was exchanged for 0.09867 shares of AIG Common Stock plus $3.2702 in cash. The stock and cash received by the Equity Unit holders was the result of netting payments from two separate transactions, a repurchase of the subordinated debentures and a cancellation of the stock purchase contracts. AIG recognized a loss of $104 million as a result of the exchange. Following the completion of the exchange offer, a total of 28,925,400 Equity Units remained outstanding. In 2011, AIG remarketed the three series of debentures included in the Equity Units. AIG purchased and retired all of the Series B-1, B-2 and B-3 Debentures representing $2.2 billion in aggregate principal and as a result, no Series B-1, B-2 or B-3 Debentures remain outstanding. An additional loss of $47 million was recognized from the remarketing activities.

SAFG, Inc. Notes and Bonds Payable

    At December 31, 2011, SAFG, Inc. (formerly American General Corporation) notes and bonds payable aggregating $298 million were outstanding with maturity dates ranging from 2025 to 2029 at interest rates from 6.625 percent to 7.50 percent. AIG guarantees the notes and bonds of SAFG, Inc.

Liabilities Connected To Trust Preferred Stock

    In connection with its acquisition of SAFG, Inc. in 2001, AIG entered into arrangements with SAFG, Inc. with respect to outstanding SAFG, Inc. capital securities. In 1996, SAFG, Inc. issued capital securities through a trust to institutional investors and funded the trust with SAFG, Inc. junior subordinated debentures issued to the trust. SAFG, Inc. guaranteed payments to the holders of capital securities only to the extent (i) the trust received payments on the debentures and (ii) these payments were available for the trust to pay to holders of capital

164            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

securities. In 2001, AIG guaranteed the same payments to the holders of capital securities. Like the SAFG, Inc. guarantee, the AIG guarantee only applies to any payments actually made to the trust in respect of the debentures. If no payments are made on the debentures, AIG is not required to make any payments to the trust. AIG also guaranteed the debentures pursuant to a guarantee that is expressly subordinated to certain SAFG, Inc. senior debt securities. Under AIG's guarantee, AIG is not required to make any payments in respect of the debentures if such payment would be prohibited by the subordination provisions of the debentures. As a result, AIG will never be required to make a payment under its guarantee of the debentures for so long as SAFG, Inc. is prohibited from making a payment on the debentures.

    At December 31, 2011, the preferred stock outstanding consisted of $300 million liquidation value of 8.5 percent preferred stock issued by American General Capital II in June 2000, $500 million liquidation value of 8.125 percent preferred stock issued by American General Institutional Capital B in March 1997 and $500 million liquidation value of 7.57 percent preferred stock issued by American General Institutional Capital A in December 1996.

AIG BORROWINGS SUPPORTED BY ASSETS

The following table presents maturities of AIG's borrowings supported by assets:

December 31, 2011 (in millions)		Year Ending
	Total	2012	2013	2014	2015	2016	Thereafter

MIP notes payable	$10,147	$2,300	$856	$1,612	$396	$1,494	$3,489
Series AIGFP matched notes and bonds payable	3,807	50	3	-	-	-	3,754
GIAs, at fair value	7,964	421	201	659	601	303	5,779
Notes and bonds payable, at fair value	2,316	778	372	63	185	337	581
Loans and mortgages payable, at fair value	486	208	85	64	-	-	129

Total borrowings supported by assets	$24,720	$3,757	$1,517	$2,398	$1,182	$2,134	$13,732

MIP Notes Payable

    On September 13, 2011, AIG raised $2.0 billion in proceeds from the issuance of senior unsecured notes, comprised of $1.2 billion in three-year notes and $800 million in five-year notes. The proceeds from the sale of these notes are being used to pay maturing notes that were issued by AIG to fund the MIP.

Series AIGFP Matched Notes and Bonds Payable

    At December 31, 2011, AIG has outstanding $3.25 billion principal amount of senior unsecured notes that were issued in a Rule 144A/Regulation S offering which bear interest at a per annum rate of 8.25 percent and mature in 2018. The proceeds from the sale of these notes were used by the Direct Investment book for its general corporate purposes. In addition, the Direct Investment book has used $310 million of senior notes outstanding under AIG's medium-term note program. These notes are included within "Series AIGFP matched notes and bonds payable" in the preceding tables.

GIAs at Fair Value

    Borrowings under obligations of GIAs, which are guaranteed by AIG, are recorded at fair value using discounted cash flow calculations based upon interest rates currently being offered for similar contracts and AIG's current market observable implicit credit spread rates with maturities consistent with those remaining for the contracts being valued. Obligations may be called at various times prior to maturity at the option of the counterparty. Interest rates on these borrowings are primarily fixed, vary by maturity and range up to 9.8 percent.

AIG Form 8-K            165

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Generally, GIAs have provisions that require collateral to be posted by AIG upon a downgrade of AIG's long-term debt ratings or, at the election of AIG and as an alternative to posting collateral and subject to certain conditions, repayment by AIG of the transactions or arrangement by AIG of a substitute guarantee of AIG's obligations by an obligor with higher debt ratings. The actual amount of collateral required to be posted to the counterparties in the event of such downgrades, or the aggregate amount of payments that AIG could be required to make, depends on market conditions, the fair value of outstanding affected transactions and other factors prevailing at and after the time of the downgrade. The fair value of securities pledged as collateral with respect to these obligations approximated $5.1 billion and $5.7 billion at December 31, 2011 and December 31, 2010, respectively. This collateral primarily consists of securities of U.S. government and government sponsored entities and generally cannot be repledged or resold by the counterparties.

Notes and Bonds Payable at Fair Value

    Direct Investment book notes and bonds also include structured debt instruments whose payment terms are linked to one or more financial or other indices (such as an equity index or commodity index or another measure that is not considered to be clearly and closely related to the debt instrument). These notes contain embedded derivatives that otherwise would be required to be accounted for separately. The notes and bonds payable, including the structured debt instruments, are accounted for using the fair value option. The fair value of these obligations was determined by reference to quoted market prices, where available and appropriate, or discounted cash flow calculations based upon AIG's current market-observable implicit-credit-spread rates for similar types of obligations with maturities consistent with those remaining for the debt being valued.

The following table presents a range of maturities and interest rates by currency for AIG's borrowings supported by assets:

At December 31, 2011 (dollars in millions) Range of Maturities	Currency	Range of Interest Rates	U.S. Dollar Carrying Value

2012 - 2053	U.S. dollar	0.18 - 10.37%	$16,722
2012 - 2047	Euro	1.60 - 9.25	3,098
2012 - 2037	Japanese yen	0.01 - 3.65	2,856
2013 - 2017	Swiss franc	0.78 - 3.39	983
2014	Canadian dollar	4.90	418
2016 - 2017	Mexican peso	7.98 - 8.59	249
2012	Swedish krona	2.65	290
2015	Australian dollar	4.62 - 4.89	9
2013	Great Britain pound	1.30	44
2017 - 2018	Other	1.84 - 7.28	51

Total			$24,720

    The Direct Investment book economically hedges its notes, bonds and GIAs. As a result, certain of the interest rate or currency exposures set forth in the table above have been hedged with floating rate instruments so the stated rates may not be reflective of the all-in cost of funding after taking into account the related hedges. AIG Parent guarantees all Direct Investment book debt, except for MIP notes payable and series AIGFP matched notes and bonds payable, which are direct obligations of AIG, Inc.

166            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ILFC

The following table presents maturities of ILFC:

December 31, 2011 (in millions)		Year Ending
	Total	2012	2013	2014	2015	2016	Thereafter

Notes and bonds payable	$13,601	$2,018	$3,421	$1,040	$1,260	$1,000	$4,862
Junior subordinated debt	999	-	-	-	-	-	999
ECA Facility(a)	2,334	428	429	424	336	258	459
Bank financings and other secured financings(b)	7,430	577	156	1,527	1,170	1,976	2,024

Total ILFC(c)	$24,364	$3,023	$4,006	$2,991	$2,766	$3,234	$8,344

(a)
Reflects future minimum payment for ILFC's borrowings under the 2004 Export Credit Agency (ECA) Facility.

(b)
Includes $97 million of secured financings that are non-recourse to ILFC.

(c)
AIG does not guarantee these borrowings.

Notes and Bonds Payable

    At December 31, 2011, notes aggregating $13.6 billion were outstanding, consisting of $8.1 billion of term notes and $5.5 billion of medium-term notes with maturities ranging from 2012 to 2022 and interest rates ranging from 0.75 percent to 8.88 percent. Notes aggregating $800 million are at floating interest rates and the remainder are at fixed rates. ILFC enters into swap transactions to manage its effective borrowing rates with respect to these notes.

    On May 24, 2011, ILFC issued $2.25 billion aggregate principal amount of senior unsecured notes, with $1.0 billion maturing in 2016 and $1.25 billion maturing in 2019. On June 17, 2011, ILFC completed tender offers for the purchase of approximately $1.67 billion aggregate principal amount of notes with maturity dates in 2012 and 2013 for total cash consideration, including accrued interest, of approximately $1.75 billion. ILFC recorded a $61 million loss on the extinguishment of debt. On December 22, 2011, ILFC issued $650 million aggregate principal amount of 8.625 percent senior unsecured notes maturing in 2022.

    On December 7, 2010, ILFC issued $1.0 billion aggregate principal amount of 8.25 percent senior notes due December 15, 2020.

    On August 20, 2010, ILFC issued $500 million aggregate principal amount of 8.875 percent senior notes due September 1, 2017. Part of the proceeds from this debt issuance was used to repay loans from AIG, and then used by AIG to reduce the principal amount outstanding under the FRBNY Credit Facility.

    On March 22, 2010 and April 6, 2010, ILFC issued a combined $1.25 billion aggregate principal amount of 8.625 percent senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750 percent senior notes due March 15, 2017 in private placements. The notes are due in full on their scheduled maturity dates.

    In addition, ILFC had a Euro medium-term note program, which it did not renew when it expired in 2011. All outstanding notes, aggregating $1.2 billion, were repaid at their maturity in August 2011. Notes issued under the Euro medium-term note program are included in ILFC "Notes and bonds payable" in the preceding table of borrowings.

Junior Subordinated Debt

    In December 2005, ILFC issued two tranches of junior subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche had a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. ILFC did not exercise the call option at December 21, 2010 and the interest rate on the $600 million tranche

AIG Form 8-K            167

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

changed from a fixed interest rate of 5.90 percent to a floating rate with an initial credit spread of 1.55 percent plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest rate will reset quarterly. The $400 million tranche has a fixed interest rate of 6.25 percent until the 2015 call option date, and, if ILFC does not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80 percent plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If ILFC chooses to redeem the $600 million tranche, 100 percent of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date must be paid. If ILFC chooses to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Export Credit Agency Facility

    ILFC had a $4.3 billion 1999 Export Credit Agency Facility (1999 ECA Facility) that was used in connection with the purchase of 62 Airbus aircraft delivered through 2001. At December 31, 2010, ILFC had five loans with a remaining principal balance of $13 million outstanding under this facility. In January 2011, all of the amounts under the five remaining loans were repaid in full and no amounts remained outstanding under the 1999 ECA Facility.

    ILFC has a similarly structured 2004 Export Credit Agency Facility (2004 ECA Facility), which was amended in May 2009 to allow ILFC to borrow up to a maximum of $4.6 billion to fund the purchase of Airbus aircraft delivered through June 30, 2010. This facility is guaranteed by various European Export Credit Agencies. The interest rates are either LIBOR based with spreads ranging from (0.04) percent to 2.25 percent or at fixed rates ranging from 3.40 percent to 4.71 percent. ILFC financed 76 aircraft using approximately $4.3 billion under this facility and approximately $2.3 billion and $2.8 billion were outstanding at December 31, 2011 and December 31, 2010, respectively. At December 31, 2011, the interest rate of the loans outstanding ranged from 0.44 percent to 4.71 percent. At December 31, 2010, the interest rate of the loans outstanding ranged from 0.43 percent to 4.71 percent. The debt is collateralized by a pledge of shares of a subsidiary of ILFC, which holds title to the aircraft financed under the facility. The net book value of the related aircraft was $4.3 billion at both December 31, 2011 and December 31, 2010.

    ILFC's current credit ratings require (i) the segregation of security deposits, maintenance reserves and rental payments received for aircraft funded under its 2004 ECA Facilities into separate accounts, controlled by the trustees of the 2004 ECA Facilities; and (ii) the filings of individual mortgages on the aircraft funded under the facility in the respective local jurisdictions in which the aircraft is registered. At December 31, 2011, ILFC had segregated security deposits, maintenance reserves and rental payments aggregating $415 million related to such aircraft. Segregated rental payments are used to pay scheduled principal and interest on the 2004 ECA Facility as they become due.

    During 2010, ILFC entered into agreements to cross-collateralize the two ECA Facilities. In conjunction with the agreement, ILFC agreed to an acceleration event, which would accelerate debt related to the ten aircraft financed during 2010 if, among other things, ILFC were to sell aircraft with an aggregate net book value exceeding an agreed upon amount, currently approximately $10.1 billion, within a period starting from the date of the agreement until December 31, 2012.

    Borrowings with respect to these facilities are included in ILFC's notes and bonds payable in the preceding table of borrowings. New financings are no longer available to ILFC under either the 1999 or 2004 ECA facility.

Bank Financings and Other Secured Financings

    In 2010, ILFC amended its $2.5 billion revolving credit facility to, among other things, extend the maturity date of $2.16 billion from October 2011 to October 2012, with the loan secured by aircraft with an appraised value of not less than 133 percent of the principal amount of the outstanding loans, and increased the interest rate by 150

168            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

basis points resulting in an interest rate of 2.44 percent. As of December 31, 2011, ILFC had paid down $2.0 billion of this revolving credit facility. The amended facility prohibits ILFC from re-borrowing amounts repaid under this facility for any reason; therefore, the size of the outstanding facility and the total funded amount under the credit facility was $457 million at December 31, 2011. The interest rate of the credit facility was 2.44 percent at December 31, 2011.

    At December 31, 2011, AeroTurbine Inc., a wholly-owned subsidiary of ILFC, had a balance of $269 million on its secured four-year credit facility. The maturity of the credit facility is December 2015 and the interest rate is 3.28 percent. ILFC is a guarantor under the four-year credit facility.

    In addition, at December 31, 2011, ILFC has other secured financings of approximately $6.7 billion that mature through 2018, with interest rates ranging from 3.33 percent to 7.13 percent.

    On August 20, 2010, ILFC issued $1.35 billion aggregate principal amount of 6.5 percent senior secured notes due September 1, 2014, $1.275 billion of aggregate principal amount of 6.75 percent senior secured notes due September 1, 2016, and $1.275 billion of aggregate principal amount of 7.125 percent senior secured notes due September 1, 2018. The proceeds from these debt issuances were used to repay loans from AIG, and then used by AIG to reduce the principal amount outstanding under the FRBNY Credit Facility.

    On March 17, 2010, ILFC entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75 percent with a LIBOR floor of 2.0 percent. The principal of the loan is payable in full at maturity with no scheduled amortization; however, ILFC has the right to voluntarily prepay the loan at any time. On March 17, 2010, ILFC also entered into an additional term loan agreement of $550 million, of which $63 million is subject to the satisfaction of certain collateralization milestones. The loan is secured by 37 aircraft and all related equipment and leases. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0 percent with a LIBOR floor of 2.0 percent. The principal of the loan is payable in full at maturity with no scheduled amortization; however, ILFC has the right to voluntarily prepay the loan at any time, subject to a 1.0 percent prepayment penalty prior to March 17, 2012.

    AIG does not guarantee any of the debt obligations of ILFC.

Uncollateralized and collateralized notes, bonds, loans and mortgages payable consisted of the following:

At December 31, 2011 (in millions)	Uncollateralized Notes/Bonds/Loans Payable	Collateralized Loans and Mortgages Payable	Total

AIG general borrowings	$234	$-	$234
Other subsidiaries notes, bonds, loans and mortgages payable*	105	288	393

Total	$339	$288	$627

*
AIG does not guarantee any of these borrowings.

 16. COMMITMENTS, CONTINGENCIES AND GUARANTEES

    In the normal course of business, various commitments and contingent liabilities are entered into by AIG and certain of its subsidiaries. In addition, AIG guarantees various obligations of certain subsidiaries.

    Although AIG cannot currently quantify its ultimate liability for unresolved litigation and investigation matters, including those referred to below, it is possible that such liability could have a material adverse effect on AIG's consolidated financial condition or its consolidated results of operations or consolidated cash flows for an individual reporting period.

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(A) LITIGATION AND INVESTIGATIONS

    Overview.    AIG and its subsidiaries, in common with the insurance and financial services industries in general, are subject to litigation, including claims for punitive damages, in the normal course of their business. In AIG's insurance operations (including UGC), litigation arising from claims settlement activities is generally considered in the establishment of AIG's liability for unpaid claims and claims adjustment expense. However, the potential for increasing jury awards and settlements makes it difficult to assess the ultimate outcome of such litigation. AIG is also subject to derivative, class action and other claims asserted by its shareholders and others alleging, among other things, breach of fiduciary duties by its directors and officers and violations of insurance laws and regulations, as well as federal and state securities laws. In the case of any derivative action brought on behalf of AIG, any recovery would accrue to the benefit of AIG.

    Various regulatory and governmental agencies have been reviewing certain public disclosures, transactions and practices of AIG and its subsidiaries in connection with industry-wide and other inquiries into, among other matters, AIG's liquidity, compensation paid to certain employees, payments made to counterparties, and certain business practices and valuations of current and former operating insurance subsidiaries. AIG has cooperated, and will continue to cooperate, in producing documents and other information in response to subpoenas and other requests.

    AIG's life insurance companies have received industry-wide regulatory inquiries, including a multi-state audit covering compliance with unclaimed property laws and a directive from the New York Insurance Department (the New York Directive) regarding claims settlement practices. In particular, the above referenced multi-state audit seeks to require insurers to use the Social Security Death Master File (SSDMF) to identify potential deceased insureds, notwithstanding that the beneficiary or other payee has not presented the company with a valid claim, to determine whether a claim is payable and to take appropriate action. The multi-state audit covers certain policies in force at any time since 1992. The New York Directive generally requires a similar review and action although the time frame under review is different.

    AIG recorded an increase of $202 million in the estimated reserves for incurred but not reported death claims in 2011 in conjunction with the use of the SSDMF to identify potential claims not yet presented. Although AIG has enhanced its claims practices to include use of the SSDMF, it is possible that the inquiries, audits and other regulatory activity could result in the payment of additional death claims, additional escheatment of funds deemed abandoned under state laws, administrative penalties and interest. AIG believes it is adequately reserved for such claims, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate. Additionally, state regulators are considering a variety of proposals that would require life insurance companies to take additional steps to identify unreported deceased policy holders.

    The National Association of Insurance Commissioners Market Analysis Working Group, led by the states of Ohio and Iowa, is conducting a multi-state examination of certain accident and health products, including travel products, issued by National Union Fire Insurance Company of Pittsburgh, Pa. (National Union). The examination formally commenced in September 2010 after National Union, based on the identification of certain regulatory issues related to the conduct of its accident and health insurance business, including rate and form issues, producer licensing and appointment, and vendor management, requested that state regulators collectively conduct an examination of the regulatory issues in its accident and health business. In addition to Ohio and Iowa, the lead states in the multi-state examination are Minnesota, New Jersey and Pennsylvania, and currently a total of 38 states have agreed to participate in the multi-state examination. As part of the multi-state examination, the following Interim Consent Orders were entered into with Ohio: (a) on January 7, 2011, in which National Union agreed, on a nationwide basis, to cease marketing directly to individual bank customers accident/sickness policy forms that had been approved to be sold only as policies providing blanket coverage, and to certain related remediation and audit procedures and (b) on February 14, 2012, in which National Union agreed, on a nationwide basis, to limit outbound telemarketing to certain forms and rates. A Consent Order was entered into with Minnesota on February 10, 2012, in which National Union and Travel Guard Group Inc., an AIG subsidiary,

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agreed to (i) cease automatically enrolling Minnesota residents in certain insurance relating to air travel, (ii) pay a civil penalty to Minnesota of $250,000 and (iii) refund premium to Minnesota residents who were automatically enrolled in certain insurance relating to air travel. In early 2012, Chartis U.S., Inc., on behalf of itself, National Union, and certain of Chartis U.S., Inc.'s insurance companies (collectively, Chartis U.S.) and the lead regulators agreed in principle upon certain terms to resolve the multi-state examination. The terms include Chartis U.S.'s (i) payment of a civil penalty of up to $51 million, (ii) agreement to enter into a corrective action plan describing agreed-upon specific steps and standards for evaluating Chartis U.S.'s ongoing compliance with laws and regulations governing the regulatory issues identified in the examination, and (iii) agreement to pay a contingent fine in the event that Chartis U.S. fails to substantially comply with the steps and standards agreed to in the corrective action plan. As of December 31, 2011, AIG has an accrued liability equal to the amount of the civil penalty under the proposed agreement. As the terms outlined above are subject to agreement by the lead and participating states and appropriate agreements or orders, AIG (i) can give no assurance that these terms will not change prior to a final resolution of the multi-state examination that is binding on all parties and (ii) cannot predict what other regulatory action, if any, will result from resolving the multi-state examination. There can be no assurance that any regulatory action resulting from the issues identified will not have a material adverse effect on AIG's consolidated results of operations for an individual reporting period, the ongoing operations of the business being examined, or on similar business written by other AIG carriers. National Union and other AIG companies are also currently subject to civil litigation relating to the conduct of their accident and health business, and may be subject to additional litigation relating to the conduct of such business from time to time in the ordinary course.

    Industry-wide examinations conducted by the Minnesota Department of Insurance and the Department of Housing and Urban Development (HUD) on captive reinsurance practices by lenders and mortgage insurance companies, including UGC, have been ongoing for several years. Recently, the newly formed Consumer Financial Protection Bureau assumed responsibility for violations of the Real Estate Settlement Procedures Act from HUD, and assumed HUD's aforementioned ongoing investigation. UGC recently received a proposed consent order from the Minnesota Commissioner of Commerce (the MN Commissioner) which alleges that UGC violated the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act and other state and federal laws in connection with its practices with captive reinsurance companies owned by lenders. UGC is currently engaged in discussions with the MN Commissioner with respect to the terms of the proposed consent order. UGC cannot predict if or when a consent order may be entered into or, if entered into, what the terms of the final consent order will be. UGC is also currently subject to civil litigation relating to its placement of reinsurance with captives owned by lenders, and may be subject to additional litigation relating to the conduct of such business from time to time in the ordinary course.

AIG's Subprime Exposure, AIGFP Credit Default Swap Portfolio and Related Matters

    AIG, AIGFP and certain directors and officers of AIG, AIGFP and other AIG subsidiaries have been named in various actions relating to AIG's exposure to the U.S. residential subprime mortgage market, unrealized market valuation losses on AIGFP's super senior credit default swap portfolio, losses and liquidity constraints relating to AIG's securities lending program and related disclosure and other matters (Subprime Exposure Issues).

    Consolidated 2008 Securities Litigation.    Between May 21, 2008 and January 15, 2009, eight purported securities class action complaints were filed against AIG and certain directors and officers of AIG and AIGFP, AIG's outside auditors, and the underwriters of various securities offerings in the United States District Court for the Southern District of New York (the Southern District of New York), alleging claims under the Securities Exchange Act of 1934 (the Exchange Act) or claims under the Securities Act of 1933 (the Securities Act). On March 20, 2009, the Court consolidated all eight of the purported securities class actions as In re American International Group, Inc. 2008 Securities Litigation (the Consolidated 2008 Securities Litigation). Subsequently, on November 18, 2011 and January 20, 2012, two separate, though similar, securities actions were brought against

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AIG and certain directors and officers of AIG and AIGFP by the Kuwait Investment Office and various Oppenheimer Funds, respectively.

    On May 19, 2009, lead plaintiff in the Consolidated 2008 Securities Litigation filed a consolidated complaint on behalf of purchasers of AIG Common Stock during the alleged class period of March 16, 2006 through September 16, 2008, and on behalf of purchasers of various AIG securities offered pursuant to AIG's shelf registration statements. The consolidated complaint alleges that defendants made statements during the class period in press releases, AIG's quarterly and year-end filings, during conference calls, and in various registration statements and prospectuses in connection with the various offerings that were materially false and misleading and that artificially inflated the price of AIG Common Stock. The alleged false and misleading statements relate to, among other things, the Subprime Exposure Issues. The consolidated complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act and Sections 11, 12(a)(2), and 15 of the Securities Act. On August 5, 2009, defendants filed motions to dismiss the consolidated complaint, and on September 27, 2010, the Court denied the motions to dismiss.

    On November 24, 2010 and December 10, 2010, AIG and all other defendants filed answers to the consolidated complaint denying the material allegations therein and asserting their defenses.

    On April 1, 2011, the lead plaintiff in the Consolidated 2008 Securities Litigation filed a motion to certify a class of plaintiffs. On November 2, 2011, the Court terminated the motion without prejudice to an application for restoration.

    As of February 23, 2012, plaintiffs in the Consolidated 2008 Securities Litigation have not specified an amount of alleged damages, discovery is ongoing and the Court has not determined if a class action is appropriate or the size or scope of any class. As a result, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

    As of February 23, 2012, the actions initiated by the Kuwait Investment Office and various Oppenheimer Funds are in their early stages, no discussions concerning potential damages have occurred and the plaintiffs have not specified an amount of alleged damages in their respective actions. As a result, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from these litigations.

    ERISA Actions – Southern District of New York.    Between June 25, 2008, and November 25, 2008, AIG, certain directors and officers of AIG, and members of AIG's Retirement Board and Investment Committee were named as defendants in eight purported class action complaints asserting claims on behalf of participants in certain pension plans sponsored by AIG or its subsidiaries. On March 19, 2009, the Court consolidated these eight actions as In re American International Group, Inc. ERISA Litigation II. On June 26, 2009, lead plaintiffs' counsel filed a consolidated amended complaint. The action purports to be brought as a class action under the Employee Retirement Income Security Act of 1974, as amended (ERISA), on behalf of all participants in or beneficiaries of certain benefit plans of AIG and its subsidiaries that offered shares of AIG Common Stock. In the consolidated amended complaint, plaintiffs allege, among other things, that the defendants breached their fiduciary responsibilities to plan participants and their beneficiaries under ERISA, by continuing to offer the AIG Stock Fund as an investment option in the plans after it allegedly became imprudent to do so. The alleged ERISA violations relate to, among other things, the defendants' purported failure to monitor and/or disclose certain matters, including the Subprime Exposure Issues. On September 18, 2009, defendants filed motions to dismiss the consolidated amended complaint.

    On March 31, 2011, the Court granted defendants' motions to dismiss with respect to one plan at issue, and denied defendants' motions to dismiss with respect to the other two plans at issue.

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    On August 5, 2011, AIG and all other defendants filed answers to the consolidated complaint denying the material allegations therein and asserting their defenses.

    As of February 23, 2012, plaintiffs have not specified an amount of alleged damages, discovery is ongoing, and the Court has not determined if a class action is appropriate or the size or scope of any class. As a result, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

    Consolidated 2007 Derivative Litigation.    On November 20, 2007 and August 6, 2008, purported shareholder derivative actions were filed in the Southern District of New York naming as defendants directors and officers of AIG and its subsidiaries and asserting claims on behalf of nominal defendant AIG. The actions have been consolidated as In re American International Group, Inc. 2007 Derivative Litigation (the Consolidated 2007 Derivative Litigation). On June 3, 2009, lead plaintiff filed a consolidated amended complaint naming additional directors and officers of AIG and its subsidiaries as defendants. As amended, the factual allegations include the Subprime Exposure Issues and AIG and AIGFP employee retention payments and related compensation issues. The claims asserted on behalf of nominal defendant AIG include breach of fiduciary duty, waste of corporate assets, unjust enrichment, contribution and violations of Sections 10(b) and 20(a) of the Exchange Act. On August 5 and 26, 2009, AIG and defendants filed motions to dismiss the consolidated amended complaint. On December 18, 2009, a separate action, previously commenced in the United States District Court for the Central District of California (Central District of California) and transferred to the Southern District of New York on June 5, 2009, was consolidated into the Consolidated 2007 Derivative Litigation and dismissed without prejudice to the pursuit of the claims in the Consolidated 2007 Derivative Litigation.

    On March 30, 2010, the Court dismissed the action due to plaintiff's failure to make a pre-suit demand on AIG's Board of Directors. On March 17, 2011, the United States Court of Appeals for the Second Circuit (the Second Circuit) affirmed the Southern District of New York's dismissal of the Consolidated 2007 Derivative Litigation due to plaintiff's failure to make a pre-suit demand.

    On August 10, 2011 and August 15, 2011, the plaintiff that brought the Consolidated 2007 Derivative Litigation sent letters to AIG's Board of Directors (the Board) demanding that the Board cause AIG to pursue the claims asserted in the Consolidated 2007 Derivative Litigation. On September 13, 2011, the Board rejected the demand.

    Other Derivative Actions.    Separate purported derivative actions, alleging similar claims as the Consolidated 2007 Derivative Litigation, have been brought asserting claims on behalf of the nominal defendant AIG in various jurisdictions. These actions are described below:

  •
  Supreme Court of New York, Nassau County.    On February 29, 2008, a purported shareholder derivative complaint was filed in the Supreme Court of Nassau County, naming as defendants certain directors and officers of AIG and its subsidiaries. On March 9, 2009, this action was stayed.

  •
  Supreme Court of New York, New York County.    On March 20, 2009, a purported shareholder derivative complaint was filed in the Supreme Court of New York County naming as defendants certain directors and officers of AIG and recipients of AIGFP retention payments. The complaint has not been served on any defendant.

  •
  Delaware Court of Chancery.    On September 17, 2008, a purported shareholder derivative complaint was filed in the Delaware Court of Chancery, naming as defendants certain directors and officers of AIG and its subsidiaries. On July 17, 2009 the case was stayed. On May 4, 2011, the parties filed a stipulation with the court agreeing to lift the stay, and granting plaintiff leave to file an amended complaint. On June 17, 2011, AIG filed a motion to dismiss the second amended complaint due to plaintiff's failure to make a pre-suit demand on the Board. On February 1, 2012, the Court approved a stipulation between the parties, dismissing the second amended complaint with prejudice.

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  •
  Superior Court for the State of California, Los Angeles County.    On November 20, 2009, a purported shareholder derivative complaint was filed in the Superior Court for the State of California, Los Angeles County, naming as defendants certain directors and officers of AIG and its subsidiaries. On February 9, 2010, the case was stayed.

    Southern District of New York.    On January 4, 2011, Wanda Mimms, a participant in the AIG Incentive Savings Plan (the Plan), filed a purported derivative action on behalf of the Plan in the United States District Court for the Southern District of New York against PricewaterhouseCoopers, LLP (PwC) and asserting a claim for professional malpractice in conducting audits of AIG's 2007 financial statements. The complaint, as amended on April 20, 2011, also asserts a claim for breach of fiduciary duty under ERISA against members of the Plan's Retirement Board for failing to pursue a claim for professional malpractice on behalf of the Plan against PwC. On July 6, 2011, the Plan and defendants filed motions to dismiss the amended complaint. On February 16, 2012, the Court granted the motions to dismiss and dismissed the amended complaint without leave to replead.

    Canadian Securities Class Action – Ontario Superior Court of Justice.    On November 12, 2008, an application was filed in the Ontario Superior Court of Justice for leave to bring a purported class action against AIG, AIGFP, certain directors and officers of AIG and Joseph Cassano, the former Chief Executive Officer of AIGFP, pursuant to the Ontario Securities Act. If the Court grants the application, a class plaintiff will be permitted to file a statement of claim against defendants. The proposed statement of claim would assert a class period of November 10, 2006 through September 16, 2008 (later amended to March 16, 2006 through September 16, 2008) and would allege that during this period defendants made false and misleading statements and omissions in quarterly and annual reports and during oral presentations in violation of the Ontario Securities Act.

    On April 17, 2009, defendants filed a motion record in support of their motion to stay or dismiss for lack of jurisdiction and forum non conveniens. On July 12, 2010, the Court adjourned a hearing on the motion pending a decision by the Supreme Court of Canada in another action with respect to similar issues raised in the action pending against AIG.

    In plaintiff's proposed statement of claim, plaintiff alleged general and special damages of $500 million, and punitive damages of $50 million plus prejudgment interest or such other sums as the Court finds appropriate. As of February 23, 2012, the Court has not determined whether it has jurisdiction or granted plaintiff's application to file a statement of claim and no merits discovery has occurred. As a result, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

    Starr International Litigation — On November 21, 2011, Starr International Company, Inc. (SICO) filed a complaint against the Department of the Treasury in the United States Court of Federal Claims, bringing claims, both individually and on behalf of all others similarly situated and derivatively on behalf of AIG (the Starr Treasury Action). The complaint challenges the government's assistance of AIG, pursuant to which AIG entered into the FRBNY Credit Facility and the Department of the Treasury received an approximately 80 percent ownership in AIG. The complaint alleges that the interest rate imposed on AIG and the appropriation of approximately 80 percent of AIG's equity was discriminatory, unprecedented, and inconsistent with liquidity assistance offered by the Government to other comparable firms at the time and violated the Equal Protection, Due Process, and Takings Clauses of the U.S. Constitution.

    On the same day that SICO commenced the Starr Treasury Action, SICO also filed a second complaint in the United States District Court in the Southern District of New York, this one against the FRBNY bringing claims, both individually and on behalf of all others similarly situated and derivatively on behalf of AIG. This complaint also challenges the Government's assistance of AIG, pursuant to which AIG entered into the FRBNY Credit Facility and the Department of the Treasury received an approximately 80 percent ownership in AIG. The complaint alleges that the FRBNY owed fiduciary duties to AIG as a controlling shareholder of AIG, and that the FRBNY breached these fiduciary duties by "divert[ing] the rights and assets of AIG and its shareholders to itself

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and favored third parties" through transactions involving ML III, an entity controlled by FRBNY, and by "participating in, and causing AIG's officers and directors to participate in, the evasion of AIG's existing Common Stock shareholders' right to approve the massive issuance of the new Common Shares required to complete the Government's taking of a nearly 80 percent interest in the Common Stock of AIG." SICO also alleges that the "FRBNY has asserted that in exercising its control over, and acting on behalf of, AIG it did not act in an official, governmental capacity or at the direction of the Department of the Treasury," but that "[t]o the extent the proof at or prior to trial shows that the FRBNY did in fact act in a governmental capacity, or at the direction of the Department of the Treasury, the improper conduct . . . constitutes the discriminatory takings of the property and property rights of AIG without due process or just compensation."

    In both of the actions commenced by SICO, the only claims naming AIG as a party are derivative claims on behalf of AIG, and AIG thus faces no potential damages. The FRBNY has requested indemnification under the FRBNY Credit Facility from AIG in connection with the action against it and AIG is discussing the request and its scope with the FRBNY. On January 31, 2012 and February 1, 2012, amended complaints were filed in the Court of Claims and the Southern District of New York, respectively. These amended complaints contain additional factual allegations, but do not contain any new claims against the Department of Treasury, the FRBNY or AIG.

Other Litigation Related to AIGFP

    On September 30, 2009, Brookfield Asset Management, Inc. and Brysons International, Ltd. (together, Brookfield) filed a complaint against AIG and AIGFP in the Southern District of New York. Brookfield seeks a declaration that a 1990 interest rate swap agreement between Brookfield and AIGFP (guaranteed by AIG) terminated upon the occurrence of certain alleged events that Brookfield contends constituted defaults under the swap agreement's standard "bankruptcy" default provision. Brookfield claims that it is excused from all future payment obligations under the swap agreement on the basis of the purported termination. At December 31, 2011, the estimated present value of expected future cash flows discounted at LIBOR was $1.5 billion, which represents AIG's maximum contractual loss from the alleged termination of the contract. It is AIG's position that no termination event has occurred and that the swap agreement remains in effect. A determination that a termination event has occurred could result in AIG losing its entitlement to all future payments under the swap agreement and result in a loss to AIG of the full value at which AIG is carrying the swap agreement.

    Additionally, a determination that AIG triggered a "bankruptcy" event of default under the swap agreement could also, depending on the Court's precise holding, affect other AIG or AIGFP agreements that contain the same or similar default provisions. Such a determination could also affect derivative agreements or other contracts between third parties, such as credit default swaps under which AIG is a reference credit, which could affect the trading price of AIG securities. During the third quarter of 2011, beneficiaries of certain previously repaid AIGFP guaranteed investment agreements brought an action against AIG Parent and AIGFP making "bankruptcy" event of default allegations similar to those made by Brookfield. AIG has moved to dismiss that complaint.

    On December 17, 2009, AIG and AIGFP filed a motion to dismiss Brookfield's complaint. On September 28, 2010, the Court issued a decision granting defendants' motion in part and denying it in part, holding that the complaint: (i) failed to allege that an event of default had occurred based upon defendants' failure to pay or inability to pay debts as they became due; but, (ii) sufficiently alleged that an event of default had occurred based upon other sections of the swap agreement's "bankruptcy" default provision. On January 26, 2011, Brookfield filed an amended complaint that sought to reassert, on the basis of additional factual allegations, the claims that were dismissed from the initial complaint. While AIG initially moved to dismiss the claim that Brookfield sought to reassert in its amended complaint, after Brookfield filed a second amended complaint on September 15, 2011, AIG informed the Court that, in light of the advanced stage of fact discovery in the case, it intends to defer seeking to dismiss Brookfield's claims until motions for summary judgment have been filed, when the discovery

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record can be considered. AIG and AIGFP filed an answer to the second amended complaint on November 8, 2011. Fact discovery is currently scheduled to conclude on May 15, 2012.

Securities Lending Dispute with Transatlantic Holdings Inc.

    On May 24, 2010, Transatlantic Holdings, Inc. (Transatlantic) and two of its subsidiaries, Transatlantic Reinsurance Company and Trans Re Zurich Reinsurance Company Ltd. (collectively, Claimants), commenced an arbitration proceeding before the American Arbitration Association in New York against AIG and two of its subsidiaries (the AIG Respondents). Claimants allege breach of contract, breach of fiduciary duty, and common law fraud in connection with certain securities lending agency agreements between AIG's subsidiaries and Claimants. Claimants allege that AIG and its subsidiaries should be liable for the losses that Claimants purport to have suffered in connection with securities lending and investment activities, and seek damages of $350 million and other unspecified damages.

    On June 29, 2010, AIG brought a petition in the Supreme Court of the State of New York, seeking to enjoin the arbitration on the ground that AIG is not a party to the securities lending agency agreements with Claimants. On July 29, 2010, the parties agreed to resolve that petition by consolidating the arbitration commenced by Claimants with a separate arbitration, commenced by AIG on June 29, 2010, in which AIG is seeking damages of Euro 17.6 million ($22.8 million at the December 31, 2011 exchange rate) from Transatlantic for breach of a Master Separation Agreement among Transatlantic, AIG and one of its subsidiary companies.

    On September 13, 2010, the AIG Respondents submitted an answer to Claimants' claims asserting, among other things, that there was no breach of the securities lending agency agreements, and that Claimants' other allegations including purported breach of fiduciary duty and fraud are not meritorious. Transatlantic submitted an answer denying liability with respect to AIG's claim on September 13, 2010. Claimants recently increased its claimed damages to an amount of approximately $500 million.

    On January 26, 2012, AIG Respondents and Claimants reached a binding agreement to terminate the arbitration proceedings and to dismiss all claims between the parties without any admission of liability by any of the parties. Pursuant to the agreement, the parties will first seek to reach an overall mediated settlement of the claims in the arbitration proceeding along with various other business matters that were not at issue in the arbitration. If a mediated resolution including all claims and outstanding business issues cannot be reached by April 30, 2012, then the parties will try to reach a mediated resolution of the securities lending claims only, including a settlement payment to Transatlantic between $45 million and $125 million. If the parties cannot reach such resolution, the parties have agreed that the mediator will, by June 1, 2012, determine the amount of a settlement payment to Transatlantic with respect to the securities lending claims in a range between $45 million and $125 million. Accordingly, AIG has accrued an amount it believes is reasonable for this settlement.

Employment Litigation against AIG and AIG Global Real Estate Investment Corporation

    Fitzpatrick matter.    On December 9, 2009, AIG Global Real Estate Investment Corporation's (AIGGRE) former President, Kevin P. Fitzpatrick, several entities he controls, and various other single purpose entities (the SPEs) filed a complaint in the Supreme Court of the State of New York, New York County against AIG and AIGGRE (the Defendants). The case was removed to the Southern District of New York, and an amended complaint was filed on March 8, 2010. The amended complaint asserts that the Defendants violated fiduciary duties to Fitzpatrick and his controlled entities and breached Fitzpatrick's employment agreement and agreements of SPEs that purportedly entitled him to carried interest fees arising out of the sale or disposition of certain real estate. Fitzpatrick has also brought derivative claims on behalf of the SPEs, purporting to allege that the Defendants breached contractual and fiduciary duties in failing to fund the SPEs with various amounts allegedly due under the SPE agreements. Fitzpatrick has also requested injunctive relief, an accounting, and that a receiver be appointed to manage the affairs of the SPEs. He has further alleged that the SPEs are subject to a constructive

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trust. Fitzpatrick also has alleged a violation of ERISA relating to retirement benefits purportedly due. Fitzpatrick has claimed that he is currently owed damages totaling approximately $196 million, and that potential future amounts owed to him are approximately $78 million, for a total of approximately $274 million. Fitzpatrick further claims unspecified amounts of carried interest on certain additional real estate assets of AIG and its affiliates. He also seeks punitive damages for the alleged breaches of fiduciary duties. Defendants assert that Fitzpatrick has been paid all amounts currently due and owing pursuant to the various agreements through which he seeks recovery. As set forth above, the possible range of loss to AIG is $0 to $274 million, although Fitzpatrick claims that he is also entitled to additional unspecified amounts of carried interest and punitive damages.

    Defendants filed counterclaims against Fitzpatrick and a motion to dismiss. On September 28, 2010, the Court dismissed the Defendants' counterclaims, and denied Defendants' motion to dismiss. On March 14, 2011, both plaintiffs and defendants filed motions for partial summary judgment. Those motions are still pending, and no trial date has been set.

    Behm matter.    Frank Behm, former President of AIG Global Real Estate Asia Pacific, Inc. ("AIGGREAP"), has filed two actions in connection with the termination of his employment. Behm filed an action on or about October 1, 2010 in Delaware Superior Court in which he asserts claims of breach of implied covenant of good faith and fair dealing for termination in violation of public policy, deprivation of compensation, and breach of contract. Additionally, on or about March 29, 2011, Behm filed an arbitration proceeding before the American Arbitration Association alleging wrongful termination, in which he seeks the payment of carried interest or "promote" distributed through the SPEs, based on the sales of certain real estate assets. Behm also contends that he is entitled to promote as a third-party beneficiary of Kevin Fitzpatrick's employment agreement, which, Behm claims, defines broadly a class of individuals, allegedly including himself, who, with the approval of AIG's Chief Investment Officer, became eligible to receive promote payments. Behm is claiming approximately $33 million in carried interest. Multiple AIG entities (the AIG Entities) are named as parties in each of the Behm matters. The AIG Entities have filed a counterclaim in the Delaware case, contending that Behm owes them approximately $3.6 million (before pre-judgment interest) in tax equalization payments made by the AIG Entities on Behm's behalf.

    Both matters filed by Behm are premised on the same key allegations. Behm claims that the AIG Entities wrongfully terminated him from AIGGREAP in an effort to silence him for voicing opposition to allegedly improper practices concerning the amount of AIG reserves for carried interest that Behm contends is due to him and others. The AIG Entities contend that their reserves are appropriate, as Behm's claim for additional carried interest are without merit. Behm claims that, when he refused to accede to the AIG Entities' position as to the amount of carried interest due, he was targeted for investigation and subsequently terminated, purportedly for providing confidential AIG information to a competitor, and its executive search firm. Behm argues that he did not disclose any confidential information; instead, he met with several of the competitor's representatives in order to foster interest in purchasing AIGGREAP.

    The parties have finalized the selection of the arbitration panel and the arbitration hearing dates have been set for May 2012. No trial date has been set in the Delaware action. As set forth above, the possible range of loss to AIG is $0 to $33 million, although Behm claims that he is also entitled to additional unspecified amounts of carried interest and punitive damages.

False Claims Act Complaint

    On February 25, 2010, a complaint was filed in the United States District Court for the Southern District of California by two individuals (Relators) seeking to assert claims on behalf of the United States against AIG and certain other defendants, including Goldman Sachs and Deutsche Bank, under the False Claims Act. Relators filed a First Amended Complaint on September 30, 2010, adding certain additional defendants, including Bank of America and Société Générale. The amended complaint alleges that defendants engaged in fraudulent business

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practices in respect of their activities in the over-the-counter market for collateralized debt obligations, and submitted false claims to the United States in connection with the FRBNY Credit Facility and the Maiden Lane Interests through, among other things, misrepresenting AIG's ability and intent to repay amounts drawn on the FRBNY Credit Facility, and misrepresenting the value of the securities that the Maiden Lane Interests acquired from AIG and certain of its counterparties. The complaint seeks unspecified damages pursuant to the False Claims Act in the amount of three times the damages allegedly sustained by the United States as well as interest, attorneys' fees, costs and expenses. The complaint and amended complaints were initially filed and maintained under seal while the United States considered whether to intervene in the action. On or about April 28, 2011, after the United States declined to intervene, the District Court lifted the seal, and Relators served the amended complaint on AIG on July 11, 2011.

    On October 14, 2011, the defendants that had been served filed motions to dismiss the amended complaint, which are currently pending. The Court will hear oral argument on those motions on April 23, 2012. The Relators have not specified in their amended complaint an amount of alleged damages. As a result, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

2006 Regulatory Settlements and Related Regulatory Matters

    2006 Regulatory Settlements.    In February 2006, AIG reached a resolution of claims and matters under investigation with the United States Department of Justice (DOJ), the Securities and Exchange Commission (SEC), the Office of the New York Attorney General (NYAG) and the New York State Department of Insurance (DOI). The settlements resolved investigations conducted by the SEC, NYAG and DOI in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers' compensation premium taxes and other assessments. These settlements did not, however, resolve investigations by regulators from other states into insurance brokerage practices related to contingent commissions and other broker-related conduct, such as alleged bid rigging. Nor did the settlements resolve any obligations that AIG may have to state guarantee funds in connection with any of these matters.

    As a result of these settlements, AIG made payments or placed amounts in escrow in 2006 totaling approximately $1.64 billion, $225 million of which represented fines and penalties.

    In addition to the escrowed funds, $800 million was deposited into, and subsequently disbursed by, a fund under the supervision of the SEC, to resolve claims asserted against AIG by investors, including the securities class action and shareholder lawsuits described below. Additional amounts held in escrow totaling approximately $597 million, including interest thereon, are included in Other assets at December 31, 2011, and, as discussed below, are specifically designated to satisfy regulatory and class-action liabilities related to workers' compensation premium reporting issues. Approximately $338 million of the $597 million of the current total workers' compensation related escrow amount was originally held in an account established as part of the 2006 New York regulatory settlement and referred to as the Workers' Compensation Fund.

    On February 1, 2012, AIG was informed by the SEC that AIG had complied with the terms of the settlement order under which AIG had agreed to retain an independent consultant, and as of that date, was no longer subject to such order.

    Other Regulatory Settlements.    AIG's 2006 regulatory settlements with the SEC, DOJ, NYAG and DOI did not resolve investigations by regulators from other states into insurance brokerage practices. AIG entered into agreements effective in early 2008 with the Attorneys General of the States of Florida, Hawaii, Maryland, Michigan, Oregon, Texas and West Virginia; the Commonwealths of Massachusetts and Pennsylvania; and the District of Columbia; as well as the Florida Department of Financial Services and the Florida Office of Insurance Regulation, relating to their respective industry-wide investigations into producer compensation and insurance

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placement practices. The settlements called for total payments of $26 million by AIG, of which $4.4 million was paid under previous settlement agreements. During the term of the settlement agreements, which run through early 2018, AIG will continue to maintain certain producer compensation disclosure and ongoing compliance initiatives. AIG will also continue to cooperate with the industry-wide investigations. On April 7, 2010, it was announced that AIG and the Ohio Attorney General entered into a settlement agreement to resolve the Ohio Attorney General's claim concerning producer compensation and insurance placement practices. AIG paid the Ohio Attorney General $9 million as part of that settlement.

    NAIC Examination of Workers' Compensation Premium Reporting.    During 2006, the Settlement Review Working Group of the National Association of Insurance Commissioners (NAIC), under the direction of the States of Indiana, Minnesota and Rhode Island, began an investigation into AIG's reporting of workers' compensation premiums. In late 2007, the Settlement Review Working Group recommended that a multi-state targeted market conduct examination focusing on workers' compensation insurance be commenced under the direction of the NAIC's Market Analysis Working Group. AIG was informed of the multi-state targeted market conduct examination in January 2008. The lead states in the multi-state examination are Delaware, Florida, Indiana, Massachusetts, Minnesota, New York, Pennsylvania, and Rhode Island. All other states (and the District of Columbia) have agreed to participate in the multi-state examination. The examination focused on legacy issues related to AIG's writing and reporting of workers' compensation insurance prior to 1996 and current compliance with legal requirements applicable to such business.

    On December 17, 2010, AIG and the lead states reached an agreement to settle all regulatory liabilities arising out of the subjects of the multistate examination. The regulatory settlement agreement, which has been agreed to by all 50 states and the District of Columbia, includes, among other terms, (i) AIG's payment of $100 million in regulatory fines and penalties; (ii) AIG's payment of $46.5 million in outstanding premium taxes; (iii) AIG's agreement to enter into a compliance plan describing agreed-upon specific steps and standards for evaluating AIG's ongoing compliance with state regulations governing the setting of workers' compensation insurance premium rates and the reporting of workers' compensation premiums; and (iv) AIG's agreement to pay up to $150 million in contingent fines in the event that AIG fails to comply substantially with the compliance plan requirements. The $146.5 million in fines, penalties and premium taxes have been funded out of the $338 million originally held in the Workers' Compensation Fund and placed into an escrow account pursuant to the terms of the regulatory settlement agreement. The regulatory settlement is contingent upon and will not become effective until, among other events: (i) a final, court-approved settlement is reached in all the lawsuits that comprise the Workers' Compensation Premium Reporting Litigation, discussed below, including the putative class action, except that such settlement need not resolve claims between AIG and the Liberty Mutual Group in order for the regulatory settlement to become effective and (ii) a settlement is reached and consummated between AIG and certain state insurance guaranty funds that may assert claims against AIG for underpayment of guaranty-fund assessments.

    As of December 31, 2011, AIG has an accrued liability for the amounts payable under the proposed settlement.

Litigation Related to the Matters Underlying the 2006 Regulatory Settlements

    AIG and certain present and former directors and officers of AIG have been named in various actions related to the matters underlying the 2006 Regulatory Settlements. These actions are described below.

    The Consolidated 2004 Securities Litigation.    Beginning in October 2004, a number of putative securities fraud class action suits were filed in the Southern District of New York against AIG and consolidated as In re American International Group, Inc. Securities Litigation (the Consolidated 2004 Securities Litigation). Subsequently, a separate, though similar, securities fraud action was also brought against AIG by certain Florida pension funds. The lead plaintiff in the Consolidated 2004 Securities Litigation is a group of public retirement systems and pension funds benefiting Ohio state employees, suing on behalf of themselves and all purchasers of AIG's publicly

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traded securities between October 28, 1999 and April 1, 2005. The named defendants are AIG and a number of present and former AIG officers and directors, as well as C.V. Starr & Co., Inc. (Starr), Starr International Company, Inc. (SICO), General Reinsurance Corporation (General Re), and PwC, among others. The lead plaintiff alleges, among other things, that AIG: (i) concealed that it engaged in anti-competitive conduct through alleged payment of contingent commissions to brokers and participation in illegal bid-rigging; (ii) concealed that it used "income smoothing" products and other techniques to inflate its earnings; (iii) concealed that it marketed and sold "income smoothing" insurance products to other companies; and (iv) misled investors about the scope of government investigations. In addition, the lead plaintiff alleges that Maurice R. Greenberg, AIG's former Chief Executive Officer, manipulated AIG's stock price. The lead plaintiff asserts claims for violations of Sections 11 and 15 of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and Sections 20(a) and Section 20A of the Exchange Act.

    On July 14, 2010, AIG approved the terms of a settlement (the Settlement) with lead plaintiffs. The Settlement is conditioned on, among other things, court approval and a minimum level of shareholder participation. Under the terms of the Settlement, if consummated, AIG would pay an aggregate of $725 million.

    On July 20, 2010, at the joint request of AIG and lead plaintiffs, the District Court entered an order staying all deadlines in the case. On November 30, 2010, AIG and lead plaintiffs executed their agreement of settlement and compromise. On November 30, 2010, lead plaintiffs filed a motion for preliminary approval of the settlement with AIG.

    On October 5, 2011, the District Court granted lead plaintiffs' motion for preliminary approval of the settlement between AIG and lead plaintiffs. Notices to class members of the settlement were mailed on October 14, 2011. On December 2, 2011, Lead Plaintiff filed a motion for final approval of the settlement and for attorneys' fees. Objections to the settlement and requests to be excluded from the settlement were due to the District Court by December 30, 2011. Only two shareholders objected to the settlement, and 25 shareholders claiming to hold less than 1.5 percent of AIG's outstanding shares at the end of the class period submitted timely and valid requests to opt out of the class. Of those 25 shareholders, seven are investment funds controlled by the same investment group, and that investment group is the only opt-out who held more than 1,000 shares at the end of the class period. By order dated February 2, 2012, the District Court granted lead plaintiffs' motion for final approval of the Settlement between AIG and lead plaintiffs. AIG has fully funded the amount of the Settlement into an escrow account. On February 17, 2012, one of the objectors filed a notice to appeal the District Court's February 2, 2012 order to the Court of Appeals for the Second Circuit.

    On January 23, 2012, AIG and the Florida pension funds, who had brought a separate securities fraud action, executed a settlement agreement. Under the terms of the settlement agreement, AIG paid $4 million.

    The Multi-District Litigation.    Commencing in 2004, policyholders brought multiple federal antitrust and Racketeer Influenced and Corrupt Organizations Act (RICO) class actions in jurisdictions across the nation against insurers and brokers, including AIG and a number of its subsidiaries, alleging that the insurers and brokers engaged in one or more broad conspiracies to allocate customers, steer business, and rig bids. These actions, including 24 complaints filed in different federal courts naming AIG or an AIG subsidiary as a defendant, were consolidated by the judicial panel on multi-district litigation and transferred to the United States District Court for the District of New Jersey (District of New Jersey) for coordinated pretrial proceedings. The consolidated actions have proceeded in that Court in two parallel actions, In re Insurance Brokerage Antitrust Litigation (the Commercial Complaint) and In re Employee Benefits Insurance Brokerage Antitrust Litigation (the Employee Benefits Complaint, and, together with the Commercial Complaint, the Multi-District Litigation).

    The plaintiffs in the Commercial Complaint are a group of corporations, individuals and public entities that contracted with the broker defendants for the provision of insurance brokerage services for a variety of insurance needs. The broker defendants are alleged to have placed insurance coverage on the plaintiffs' behalf with a number of insurance companies named as defendants, including AIG subsidiaries. The Commercial Complaint

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also named various brokers and other insurers as defendants (three of which have since settled). The Commercial Complaint alleges that defendants engaged in a number of overlapping "broker-centered" conspiracies to allocate customers through the payment of contingent commissions to brokers and through purported "bid-rigging" practices. It also alleges that the insurer and broker defendants participated in a "global" conspiracy not to disclose to policyholders the payment of contingent commissions. Plaintiffs assert that the defendants violated the Sherman Antitrust Act, RICO, and the antitrust laws of 48 states and the District of Columbia, and are liable under common law breach of fiduciary duty and unjust enrichment theories. Plaintiffs seek treble damages plus interest and attorneys' fees as a result of the alleged RICO and Sherman Antitrust Act violations.

    The plaintiffs in the Employee Benefits Complaint are a group of individual employees and corporate and municipal employers alleging claims on behalf of two separate nationwide purported classes: an employee class and an employer class that acquired insurance products from the defendants from January 1, 1998 to December 31, 2004. The Employee Benefits Complaint names AIG, as well as various other brokers and insurers, as defendants. The activities alleged in the Employee Benefits Complaint, with certain exceptions, track the allegations of customer allocation through steering and bid-rigging made in the Commercial Complaint.

    The District Court, in connection with the Commercial and Employee Benefits Complaints, granted (without leave to amend) defendants' motions to dismiss the federal antitrust and RICO claims on August 31, 2007 and September 28, 2007, respectively. The Court declined to exercise supplemental jurisdiction over the state law claims in the Commercial Complaint and therefore dismissed it in its entirety. Plaintiffs appealed the dismissal of the Commercial Complaint to the United States Court of Appeals for the Third Circuit (the Third Circuit) on October 10, 2007. On January 14, 2008, the District Court granted summary judgment to defendants on plaintiffs' ERISA claims in the Employee Benefits Complaint. On February 12, 2008, plaintiffs filed a notice of appeal to the Third Circuit with respect to the dismissal of the antitrust and RICO claims in the Employee Benefits Complaint.

    On August 16, 2010, the Third Circuit affirmed the dismissal of the Employee Benefits Complaint in its entirety, affirmed in part and vacated in part the District Court's dismissal of the Commercial Complaint, and remanded the case for further proceedings consistent with the opinion. Specifically, the Third Circuit affirmed the dismissal of plaintiffs' broader antitrust and RICO claims, but the Court reversed the District Court's dismissal of alleged "Marsh-centered" antitrust and RICO claims based on allegations of bid-rigging involving excess casualty insurance. The Court remanded these Marsh-centered claims to the District Court for consideration as to whether plaintiffs had adequately pleaded them. Because the Third Circuit vacated in part the judgment dismissing the federal claims in the Commercial Complaint, the Third Circuit also vacated the District Court's dismissal of the state-law claims in the Commercial Complaint.

    On October 1, 2010, defendants named in the Commercial Complaint filed motions to dismiss the remaining remanded claims in the District of New Jersey. On March 18, 2011, AIG and certain other defendants announced that they had entered into a memorandum of understanding (MOU) with class plaintiffs to settle the claims asserted against them in the Commercial Complaint. As of May 20, 2011, the parties to the MOU and certain other defendants entered into a Stipulation of Settlement. Under the terms of the settlement, it is anticipated that AIG will pay $6.75 million of a total aggregate settlement amount of approximately $37 million. The settlement is conditioned on final court approval. Plaintiffs' attorneys' fees and litigation expenses, and the aggregate costs of notice and claims administration in connection with the settlement, would be paid from the settlement fund.

    On June 20, 2011, the Court "administratively terminated" without prejudice the various Defendants' pending motions to dismiss the proposed class plaintiffs' operative pleading indicating that those motions may be re-filed after adjudication of all issues related to the proposed class settlement and subject to the approval of the Magistrate Judge. On June 27, 2011, the Court preliminarily approved the class settlement. On June 30, 2011, AIG placed its portion of the total settlement payment into escrow. If the settlement does not receive final court approval, those funds will revert to AIG. A final fairness hearing was held on September 14, 2011. The Court has not yet ruled on the motion for final approval of the class settlement.

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    A number of complaints making allegations similar to those in the Multi-District Litigation have been filed against AIG and other defendants in state and federal courts around the country. The defendants have thus far been successful in having the federal actions transferred to the District of New Jersey and consolidated into the Multi-District Litigation. These additional consolidated actions are still pending in the District of New Jersey, but are currently stayed. In one of those consolidated actions, Palm Tree Computer Systems, Inc. v. Ace USA (Palm Tree), which is brought by two named plaintiffs on behalf of a proposed class of insurance purchasers, the plaintiffs allege specifically with respect to their claim for breach of fiduciary duty against the insurer defendants that neither named plaintiff nor any member of the proposed class suffered damages "exceeding $74,999 each." Plaintiffs do not specify damages as to other claims against the insurer defendants in the complaint. The plaintiffs in Palm Tree have not yet sought certification of the class, as that case has been stayed by the District Court of New Jersey. Because discovery has not been completed and the District Court has not determined if a class action is appropriate or the size or scope of any class, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the Palm Tree litigation. In another consolidated action, The Heritage Corp. of South Florida v. National Union Fire Ins. Co. (Heritage), an individual plaintiff alleges damages "in excess of $75,000." Because discovery has not been completed and a precise amount of damages has not been specified, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the Heritage litigation. For the remaining consolidated actions, as of February, 2012, plaintiffs have not specified an amount of alleged damages arising from these actions. AIG is therefore unable to reasonably estimate the possible loss or range of losses, if any, arising from these matters.

    In June 2011, the Court ordered counsel for each of the tag-along actions in the Multi-District Litigation (including the following cases where AIG is a defendant: Avery Dennison Corp. v. Marsh & McLennan Companies,  Inc.; Henley Management Co. v. Marsh Inc.; Heritage; and Palm Tree) to submit a letter to the Court within 30 days of the date of that order that outlines the effect the current proposed class settlement will have on their respective cases if finalized in due course. In July 2011, several plaintiffs submitted letters to the Court. Defendants submitted an omnibus response to the Court on August 19, 2011.

    On October 17, 2011, the Court conducted a conference and subsequently ordered that discovery and motion practice may proceed in all tag-along actions. The parties were ordered to submit a proposed scheduling order for discovery and any additional motion practice to the Court by October 31, 2011. The Court has not yet issued a scheduling order.

    The AIG defendants have also sought to have state court actions making similar allegations stayed pending resolution of the Multi-District Litigation proceeding. These efforts have generally been successful, although four cases have proceeded; one each in Florida and New Jersey state courts that have settled, and one each in Texas and Kansas state courts have proceeded (although discovery is stayed in both actions). In the Texas action, plaintiff filed its Fourth Amended Petition on July 13, 2009 and on August 14, 2009, defendants filed renewed special exceptions. Plaintiff in the Texas action alleges a "maximum" of $125 million in total damages (after trebling). Because the Court has not rendered a decision on defendants' renewed special exceptions and discovery has not been completed, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the Texas action. In the Kansas action, defendants are appealing to the Kansas Supreme Court the trial court's denial of defendants' motion to dismiss on statute of limitations grounds. In the Kansas action, the plaintiff alleges damages in an amount "greater than $75,000" for each of the three claims directed against AIG in the complaint. Because the Kansas Supreme Court has not decided the appeal of the trial court's denial of defendants' motion to dismiss, a precise amount of damages has not been specified and discovery has not been completed, AIG is unable to reasonably estimate the possible loss or range of losses, if any, from the Kansas action.

    Workers' Compensation Premium Reporting.    On May 24, 2007, the National Council on Compensation Insurance (NCCI), on behalf of the participating members of the National Workers' Compensation Reinsurance Pool (the NWCRP), filed a lawsuit in the United States District Court for the Northern District of Illinois

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(Northern District of Illinois) against AIG with respect to the underpayment by AIG of its residual market assessments for workers' compensation insurance. The complaint alleged claims for violations of RICO, breach of contract, fraud and related state law claims arising out of AIG's alleged underpayment of these assessments between 1970 and the present and sought damages purportedly in excess of $1 billion. On August 6, 2007, the Court denied AIG's motion seeking to dismiss or stay the complaint or, in the alternative, to transfer to the Southern District of New York. On December 26, 2007, the Court denied AIG's motion to dismiss the complaint.

    On March 17, 2008, AIG filed an amended answer, counterclaims and third-party claims against NCCI (in its capacity as attorney-in-fact for the NWCRP), the NWCRP, its board members, and certain of the other insurance companies that are members of the NWCRP alleging violations of RICO, as well as claims for conspiracy, fraud, and other state law claims. The counterclaim- defendants and third-party defendants filed motions to dismiss on June 9, 2008. On January 26, 2009, AIG filed a motion to dismiss all claims in the complaint for lack of subject-matter jurisdiction. On February 23, 2009, the Court issued a decision and order sustaining AIG's counterclaims and sustaining, in part, AIG's third-party claims. The Court also dismissed certain of AIG's third-party claims without prejudice.

    On April 13, 2009, third-party defendant Liberty Mutual Group (Liberty Mutual) filed third-party counterclaims against AIG, certain of its subsidiaries, and former AIG executives. On August 23, 2009, the Court granted AIG's motion to dismiss the NCCI complaint for lack of standing. On September 25, 2009, AIG filed its First Amended Complaint, reasserting its RICO claims against certain insurance companies that both underreported their workers' compensation premium and served on the NWCRP Board, and repleading its fraud and other state law claims. Defendants filed a motion to dismiss the First Amended Complaint on October 30, 2009. On October 8, 2009, Liberty Mutual filed an amended counterclaim against AIG. The amended counterclaim is substantially similar to the complaint initially filed by NCCI, but also seeks damages related to non-NWCRP states, guaranty funds, and special assessments, in addition to asserting claims for other violations of state law. The amended counterclaim also removes as defendants the former AIG executives. On October 30, 2009, AIG filed a motion to dismiss the Liberty amended counterclaim.

    On April 1, 2009, Safeco Insurance Company of America (Safeco) and Ohio Casualty Insurance Company (Ohio Casualty) filed a complaint in the Northern District of Illinois, on behalf of a purported class of all NWCRP participant members, against AIG and certain of its subsidiaries with respect to the underpayment by AIG of its residual market assessments for workers' compensation insurance. The complaint was styled as an "alternative complaint," should the Court grant AIG's motion to dismiss the NCCI lawsuit for lack of subject-matter jurisdiction. The allegations in the class action complaint are substantially similar to those filed by the NWCRP, but the complaint names former AIG executives as defendants and asserts a RICO claim against those executives. On August 28, 2009, the class action plaintiffs filed an amended complaint, removing the AIG executives as defendants. On October 30, 2009, AIG filed a motion to dismiss the amended complaint. On July 16, 2010, Safeco and Ohio Casualty filed their motion for class certification, which AIG opposed on October 8, 2010.

    On July 1, 2010, the Court ruled on the pending motions to dismiss that were directed at all parties' claims. With respect to the underreporting NWCRP companies' and board members' motion to dismiss AIG's first amended complaint, the Court denied the motion to dismiss all counts except AIG's claim for unjust enrichment, which it found to be precluded by the surviving claims for breach of contract. With respect to NCCI and the NWCRP's motion to dismiss AIG's first amended complaint, the Court denied the NCCI and the NWCRP's motions to dismiss AIG's claims for an equitable accounting and an action on an open, mutual, and current account. With respect to AIG's motions to dismiss Liberty's counterclaims and the class action complaint, the Court denied both motions, except that it dismissed the class claim for promissory estoppel. On July 30, 2010, the NWCRP filed a motion for reconsideration of the Court's ruling denying its motion to dismiss AIG's claims for an equitable accounting and an action on an open, mutual, and current account. The Court denied the NWCRP's motion for reconsideration on September 16, 2010. The plaintiffs filed a motion for class certification on July 16, 2010. AIG opposed the motion.

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    On January 5, 2011, AIG executed a term sheet with a group of intervening plaintiffs, made up of seven participating members of the NWCRP that filed a motion to intervene in the class action for the purpose of settling the claims at issue on behalf of a settlement class. The proposed class-action settlement would require AIG to pay $450 million to satisfy all liabilities to the class members arising out of the workers' compensation premium reporting issues, a portion of which would be funded out of the remaining amount held in the Workers' Compensation Fund less any amounts previously withdrawn to satisfy AIG's regulatory settlement obligations, as addressed above. On January 13, 2011, their motion to intervene was granted. On January 19, 2011, the intervening class plaintiffs filed their Complaint in Intervention. On January 28, 2011, AIG and the intervening class plaintiffs entered into a settlement agreement embodying the terms set forth in the January 5, 2011 term sheet and filed a joint motion for certification of the settlement class and preliminary approval of the settlement. If approved by the Court (and such approval becomes final), the settlement agreement will resolve and dismiss with prejudice all claims that have been made or that could have been made in the consolidated litigations pending in the Northern District of Illinois arising out of workers' compensation premium reporting, including the class action, other than claims that are brought by any class member that opts out of the settlement. On April 29, 2011, Liberty Mutual filed papers in opposition to preliminary approval of the proposed settlement and in opposition to certification of a settlement class, in which it alleged AIG's actual exposure, should the class action continue through judgment, to be in excess of $3 billion. AIG disputes and will defend against this allegation. The Court held a hearing on the motions for class certification and preliminary approval of the proposed class-action settlement on June 21 and July 25, 2011.

    On August 1, 2011, the Court issued an opinion and order granting the motion for class certification and preliminarily approving the proposed class-action settlement, subject to certain minor modifications that the Court noted the parties already had agreed to make. The opinion and order became effective upon the entry of a separate Findings and Order Preliminarily Certifying a Settlement Class and Preliminarily Approving Proposed Settlement on August 5, 2011. Liberty Mutual sought leave from the United States Court of Appeals for the Seventh Circuit to appeal the August 5, 2011 class certification decision, which was denied on August 19, 2011. Notice of the settlement was issued to the class members on August 19, 2011 advising that any class member wishing to opt out of or object to the class — action settlement was required to do so by October 3, 2011. RLI Insurance Company and its affiliates, which were to receive less than one thousand dollars under the proposed settlement, sent the only purported opt-out notice. Liberty Mutual, including its subsidiaries Safeco and Ohio Casualty, and the Kemper group of insurance companies, through their affiliate Lumbermens Mutual Casualty, were the only two objectors. AIG and the settling class plaintiffs filed responses to the objectors' submissions on October 28, 2011. The Court conducted a final fairness hearing on November 29, 2011. On December 21, 2011, the Court issued an order granting final approval of the settlement, but staying that ruling pending a forthcoming opinion. On January 19, 2012, Liberty Mutual and Safeco and Ohio Casualty filed notices of their intent to appeal the Court's order granting class-action settlement approval.

    The $450 million settlement amount, which is currently held in escrow pending final resolution of the class-action settlement, was funded in part from the approximately $191.5 million remaining in the Workers' Compensation Fund, after the transfer of the $146.5 million in fines, penalties, and premium taxes discussed in the NAIC Examination of Workers' Compensation Premium Reporting matter above into a separate escrow account pursuant to the regulatory settlement agreement. In the event that the proposed class action settlement is not approved, the litigation will resume. As of December 31, 2011, AIG has an accrued liability equal to the amounts payable under the settlement.

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Litigation Matters Relating to AIG's Insurance Operations

    Caremark.    AIG and certain of its subsidiaries have been named defendants in two putative class actions in state court in Alabama that arise out of the 1999 settlement of class and derivative litigation involving Caremark Rx, Inc. (Caremark). The plaintiffs in the second-filed action intervened in the first-filed action, and the second-filed action was dismissed. An excess policy issued by a subsidiary of AIG with respect to the 1999 litigation was expressly stated to be without limit of liability. In the current actions, plaintiffs allege that the judge approving the 1999 settlement was misled as to the extent of available insurance coverage and would not have approved the settlement had he known of the existence and/or unlimited nature of the excess policy. They further allege that AIG, its subsidiaries, and Caremark are liable for fraud and suppression for misrepresenting and/or concealing the nature and extent of coverage. In addition, the intervenors originally alleged that various lawyers and law firms who represented parties in the underlying class and derivative litigation (the Lawyer Defendants) were also liable for fraud and suppression, misrepresentation, and breach of fiduciary duty.

    The complaints filed by the plaintiffs and the intervenors request compensatory damages for the 1999 class in the amount of $3.2 billion, plus punitive damages. AIG and its subsidiaries deny the allegations of fraud and suppression, assert that information concerning the excess policy was publicly disclosed months prior to the approval of the settlement, that the claims are barred by the statute of limitations, and that the statute cannot be tolled in light of the public disclosure of the excess coverage. The plaintiffs and intervenors, in turn, have asserted that the disclosure was insufficient to inform them of the nature of the coverage and did not start the running of the statute of limitations.

    In November 2007, the trial court dismissed the intervenors' complaint against the Lawyer Defendants, and the Alabama Supreme Court affirmed that dismissal in September 2008. After the case was sent back down to the trial court, the intervenors retained additional counsel and filed an Amended Complaint in Intervention that named only Caremark and AIG and various subsidiaries as defendants, purported to bring claims against all defendants for deceit and conspiracy to deceive, and purported to bring a claim against AIG and its subsidiaries for aiding and abetting Caremark's alleged deception. The defendants moved to dismiss the Amended Complaint in Intervention, and the plaintiffs moved to disqualify all of the lawyers for the intervenors because, among other things, the newly retained firm had previously represented Caremark. The intervenors, in turn, moved to disqualify the lawyers for the plaintiffs in the first-filed action. The cross-motions to disqualify were withdrawn after the two sets of plaintiffs agreed that counsel for the original plaintiffs would act as lead counsel, and intervenors also withdrew their Amended Complaint in Intervention. The trial court approved all of the foregoing steps and, in April 2009, established a schedule for class action discovery that was to lead to a hearing on class certification in March 2010. The Court has since appointed a special master to oversee class action discovery and has directed the parties to submit a new discovery schedule after certain discovery disputes are resolved. Class discovery is ongoing. A class certification hearing has been set for March 2012, but it is expected to be adjourned until later in the Spring.

    As of February 23, 2012, the parties have not completed class action discovery, general discovery has not commenced, and the court has not determined if a class action is appropriate or the size or scope of any class. As a result, AIG is unable to reasonably estimate the possible loss or range of losses, if any, arising from the litigation.

(B) COMMITMENTS

Flight Equipment

    At December 31, 2011, ILFC had committed to purchase 232 new aircraft and 26 additional aircraft, mostly through sale-leaseback transactions with airlines, deliverable from 2012 through 2019, with aggregate estimated total remaining payments of approximately $19.0 billion. ILFC will be required to find lessees for any aircraft acquired and to arrange financing for a substantial portion of the purchase price.

AIG Form 8-K            185

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    During 2011, ILFC entered into a contract for the purchase of 100 A320neo family narrowbody aircraft from Airbus with deliveries beginning in 2015 and canceled its previous purchase commitment for ten A380s. ILFC also has the right to purchase an additional 50 Airbus A320neo family narrowbody aircraft. In addition, ILFC signed a purchase agreement for 33 737-800 aircraft from Boeing with deliveries beginning in 2012.

The following table presents the minimum future rental income on noncancelable operating leases of flight equipment that has been delivered:

At December 31, 2011 (in millions)

2012	$4,091
2013	3,585
2014	2,900
2015	2,180
2016	1,570
Remaining years after 2016	1,701

Total	$16,027

    Flight equipment is leased under operating leases with remaining terms ranging from one to fourteen years.

Lease Commitments

    AIG and its subsidiaries occupy leased space in many locations under various long-term leases and have entered into various leases covering the long-term use of data processing equipment.

The following table presents the future minimum lease payments under operating leases:

At December 31, 2011 (in millions)

2012	$422
2013	332
2014	234
2015	181
2016	151
Remaining years after 2016	428

Total	$1,748

    Rent expense was $482 million, $587 million and $733 million for the years ended December 31, 2011, 2010 and 2009, respectively. These amounts include $24 million, $118 million and $206 million attributable to discontinued operations for the years ended December 31, 2011, 2010 and 2009, respectively.

Other Commitments

    In the normal course of business, AIG enters into commitments to invest in private equity funds, hedge funds and mutual funds and to purchase and develop real estate in the U.S. and abroad. These commitments totaled $2.8 billion at December 31, 2011.

    AIG is obligated, subject to certain conditions, to make any payment that is not promptly paid with respect to the benefits accrued by certain employees of AIG and its subsidiaries under the SICO Plans (as discussed in (c) below under "Benefits Provided by Starr International Company, Inc.").

186            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(C) CONTINGENCIES

Liability for unpaid claims and claims adjustment expense

    Although AIG regularly reviews the adequacy of the established Liability for unpaid claims and claims adjustment expense, there can be no assurance that AIG's loss reserves will not develop adversely and have a material adverse effect on its results of operations. Estimation of ultimate net losses, loss expenses and loss reserves is a complex process for long-tail casualty lines of business, which include general liability, commercial automobile liability, workers' compensation, excess casualty and crisis management coverages, insurance and risk management programs for large corporate customers and other customized structured insurance products, as well as excess and umbrella liability, D&O and products liability. Generally, actual historical loss development factors are used to project future loss development. However, there can be no assurance that future loss development patterns will be the same as in the past. Moreover, any deviation in loss cost trends or in loss development factors might not be discernible for an extended period of time subsequent to the recording of the initial loss reserve estimates for any accident year. There is the potential for reserves with respect to a number of years to be significantly affected by changes in loss cost trends or loss development factors that were relied upon in setting the reserves. These changes in loss cost trends or loss development factors could be attributable to changes in inflation or in the judicial environment, or in other social or economic phenomena affecting claims, such as the effects that the recent disruption in the credit markets could have on reported claims under professional liability coverages.

Benefits Provided by Starr International Company, Inc.

    SICO has provided a series of two-year Deferred Compensation Profit Participation Plans (SICO Plans) to certain AIG employees. The SICO Plans were created in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset was AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG.

    None of the costs of the various benefits provided under the SICO Plans has been paid by AIG, although AIG has recorded a charge to reported earnings for the deferred compensation amounts paid to AIG employees by SICO, with an offsetting amount credited to Additional paid-in capital reflecting amounts considered to be contributed by SICO. The SICO Plans provide that shares currently owned by SICO are set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors currently may permit an early payout of units under certain circumstances. Prior to payout, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. Under the SICO Plans, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. Following notification from SICO to participants in the SICO Plans that it will settle specific future awards under the SICO Plans with shares rather than cash, AIG modified its accounting for the SICO Plans from variable to fixed measurement accounting. AIG gave effect to this change in settlement method beginning on December 9, 2005, the date of SICO's notice to participants in the SICO Plans.

    Under the Starr International Company, Inc. Assurance Agreement, dated as of June 27, 2005 (SICO Assurance Agreement), AIG has agreed that, in the event that SICO does not promptly deliver the shares as required under the express terms of the SICO Plans to participants who were employees of AIG and its subsidiaries as of May 18, 2005, AIG will pay the benefits due under the SICO Plans. At December 31, 2011, the maximum number of shares of AIG Common Stock that AIG could be required to deliver under the SICO Assurance Agreement was 195,908.

AIG Form 8-K            187

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(D) GUARANTEES

Subsidiaries

    AIG has issued unconditional guarantees with respect to the prompt payment, when due, of all present and future payment obligations and liabilities of AIGFP arising from transactions entered into by AIGFP.

    In connection with AIGFP's leasing business, AIGFP has issued, in a limited number of transactions, standby letters of credit or similar facilities to equity investors in an amount equal to the termination value owing to the equity investor by the lessee in the event of a lessee default (the equity termination value). The total amount outstanding at December 31, 2011 was $437 million. In those transactions, AIGFP has agreed to pay such amount if the lessee fails to pay. The amount payable by AIGFP is, in certain cases, partially offset by amounts payable under other instruments typically equal to the present value of a scheduled payment to be made by AIGFP. In the event that AIGFP is required to make a payment to the equity investor, the lessee is unconditionally obligated to reimburse AIGFP. To the extent that the equity investor is paid the equity termination value from the standby letter of credit and/or other sources, including payments by the lessee, AIGFP takes an assignment of the equity investor's rights under the lease of the underlying property. Because the obligations of the lessee under the lease transactions are generally economically defeased, lessee bankruptcy is the most likely circumstance in which AIGFP would be required to pay.

Asset Dispositions

General

    AIG is subject to financial guarantees and indemnity arrangements in connection with the completed sales of businesses pursuant to its asset disposition plan. The various arrangements may be triggered by, among other things, declines in asset values, the occurrence of specified business contingencies, the realization of contingent liabilities, developments in litigation or breaches of representations, warranties or covenants provided by AIG. These arrangements are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or are not applicable.

    AIG is unable to develop a reasonable estimate of the maximum potential payout under certain of these arrangements. Overall, AIG believes that it is unlikely it will have to make any material payments related to completed sales under these arrangements, and no material liabilities related to these arrangements have been recorded in the Consolidated Balance Sheet. See Notes 1 and 4 herein for additional information on sales of businesses and asset dispositions.

ALICO Sale

    Pursuant to the terms of the ALICO stock purchase agreement, AIG has agreed to provide MetLife with certain indemnities, the most significant of which include:

  •
  Indemnification related to breaches of general representations and warranties with an aggregate deductible of $125 million and a maximum payout of $2.25 billion. The indemnification extends for 21 months after November 1, 2010.

  •
  Indemnifications related to specific product, investment, litigation and other matters that are excluded from the general representations and warranties indemnity. These indemnifications provide for various deductible amounts, which in certain cases are zero, and maximum exposures, which in certain cases are unlimited, and extend for various periods after the completion of the sale.

188            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  Tax indemnifications related to insurance reserves that extend for taxable periods ending on or before December 31, 2013 and that are limited to an aggregate of $200 million, and certain other tax-related representations and warranties that extend to the expiration of the statute of limitations and are subject to an aggregate deductible of $50 million.

  •
  Indemnification for taxes incurred by ALICO as a result of the proposed elections under Section 338 of the Internal Revenue Code (the Code). Such elections have the effect of shifting the federal income tax liability on the sale from the seller to ALICO. On March 8, 2011, AIG paid MetLife approximately $300 million related to this indemnity.

    In connection with the indemnity obligations described above, as of December 31, 2011, approximately $1.6 billion of proceeds from the ALICO Sale were on deposit in an escrow arrangement. The amount required to be held in escrow declines to zero in April 2013, with claims submitted related to the indemnifications reducing the amount that can be released to AIG. Escrow releases to AIG are generally required to be applied towards the reduction of the liquidation preference of the Department of the Treasury's AIA SPV Preferred Interests. The escrow arrangement, as of December 31, 2011, consists of $3.0 billion of initial cash proceeds from the sale of MetLife securities received upon the completion of the ALICO Sale, less the following payments to MetLife from the escrow account in connection with the indemnification for various claims under the terms of the ALICO Sale: (i) approximately $300 million for taxes as described above and (ii) approximately $150 million during 2011 in connection with the previously disclosed litigation relating to Italian internal fund suspensions, U.K. internal fund suspensions, and various tax and other indemnity claims. On November 1, 2011, in accordance with the MetLife escrow agreement from the ALICO Sale, approximately $918 million was released to AIG. These proceeds were applied to pay down a portion of the liquidation preference of the Department of the Treasury's AIA SPV Preferred Interests pursuant to the Master Transaction Agreement, dated as of December 8, 2010, among AIG, the SPVs, the FRBNY, the Department of the Treasury and the Trust.

AGF Sale

    On November 30, 2010, AIG completed the sale of AGF. In accordance with the terms of the sale, AIG has made certain customary representations, warranties and covenants in the stock purchase agreement in which AIG agreed to provide the purchaser with certain indemnities.

AIG Star and AIG Edison Sale

    Pursuant to the terms of the AIG Star and AIG Edison stock purchase agreement, AIG has agreed to provide Prudential Financial, Inc. with certain indemnities, the most significant of which is indemnification related to breaches of general representations and warranties that result in losses that exceed 4.1 billion Yen ($53 million at the December 31, 2011 exchange rate), with a maximum payout of 102 billion Yen ($1.3 billion at the December 31, 2011 exchange rate). Except for certain specified representations and warranties that may have a longer survival period, the indemnification extends until November 1, 2012.

Other

  •
  See Note 11 herein for commitments and guarantees associated with VIEs.

  •
  See Note 12 herein for disclosures on derivatives, including AIGFP and MIP written credit default swaps and other derivatives with credit risk-related contingent features.

  •
  See Note 24 herein for additional disclosures on guarantees of outstanding debt.

AIG Form 8-K            189

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. TOTAL EQUITY AND EARNINGS (LOSS) PER SHARE

SHARES OUTSTANDING

The following table presents a rollforward of outstanding shares:

	Preferred Stock
Year Ended December 31, 2011	AIG Series E	AIG Series F	AIG Series C	AIG Series G	Common Stock Issued	Treasury Stock	Outstanding Shares

Shares, beginning of year	400,000	300,000	100,000	-	147,124,067	(6,660,908)	140,463,159
Issuances	-	-	-	20,000	100,799,653	-	100,799,653
Settlement of equity unit stock purchase contracts	-	-	-	-	3,606,417	-	3,606,417
Shares exchanged	(400,000)	(300,000)	(100,000)	-	1,655,037,962	(11,678)	1,655,026,284
Shares repurchased	-	-	-	-	-	(3,074,031)	(3,074,031)
Shares cancelled	-	-	-	(20,000)	-	-	-

Shares, end of year	-	-	-	-	1,906,568,099	(9,746,617)	1,896,821,482

    See Note 1 herein for a discussion of the Recapitalization, the May 2011 Common Stock Offering and Sale and AIG's authorized stock repurchases.

PREFERRED STOCK AND RECAPITALIZATION

    At December 31, 2010, a total of $7.5 billion was outstanding under the Department of the Treasury Commitment (Series F). On January 14, 2011, AIG completed the Recapitalization in which the Series C Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock were exchanged for AIG Common Stock and the Series G Preferred Stock was issued. In connection with the Recapitalization, AIG repaid all amounts outstanding under the FRBNY Credit Facility. In connection with the May Common Stock Offering (described below under May 2011 Common Stock Offering and Sale), the Series G Preferred Stock was cancelled.

190            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the principal Consolidated Balance Sheet line items affected by the Recapitalization on January 14, 2011, further described in Note 1 herein:

	Effect of Recapitalization
Increase (Decrease) (dollars in millions)	Repayment and Termination of FRBNY Credit Facility(a)	Repurchase and Exchange of SPV Preferred Interests		Exchange of Preferred Stock for Common Stock(c)	Total Effect of Recapitalization

Other assets	$(24,297)	$(6,140	)(b)	$-	$(30,437)
Other liabilities	(325)	-		-	(325)
Federal Reserve Bank of New York credit facility	(20,689)	-		-	(20,689)
Redeemable noncontrolling nonvoting, callable, junior preferred interests held by Department of Treasury	-	20,292		-	20,292
AIG shareholders' equity:
Preferred stock
Series C preferred stock	-	-		(23,000)	(23,000)
Series E preferred stock	-	-		(41,605)	(41,605)
Series F preferred stock	-	20,292		(7,378)	(7,378)
		(20,292)
Series G preferred stock; 20,000 shares issued; liquidation value $0(d)	-	-		-	-
Common stock	-	-		4,138	4,138
Additional paid-in capital	-	-		67,845	67,845
Retained Earnings	(3,283)	-		-	(3,283)
Noncontrolling nonvoting, callable, junior and senior preferred interests held by Federal Reserve Bank of New York	-	(26,432)		-	(26,432)
Shares outstanding				1,655,037,962	1,655,037,962

(a)
Repayment and Termination of the FRBNY Credit Facility – Funds held in escrow and included in Other assets from the AIA IPO and the ALICO sale were used to repay the FRBNY Credit Facility. The adjustments to Other assets and Accumulated deficit reflects the write-off of the unamortized portion of the net prepaid commitment fee asset.

(b)
Repurchase and Exchange of SPV Preferred Interests – AIG used remaining net cash proceeds from the AIA IPO and the ALICO sale to pay down a portion of the liquidation preference on the SPV Preferred Interests held by the FRBNY and drew down approximately $20.3 billion under the Department of the Treasury Commitment (Series F) to repurchase the FRBNY's remaining SPV Preferred Interests, which AIG then transferred to the Department of the Treasury as part of the consideration for the exchange of the Series F Preferred Stock.

(c)
Exchange of AIG's Series C, E and F Preferred Stock for AIG Common Stock. The adjustments represent the exchange of Series C Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock for AIG Common Stock. As a result of the Recapitalization, the Department of the Treasury acquired 1,655,037,962 shares of newly issued AIG Common Stock.

(d)
In connection with the May Common Stock Offering, the Series G Preferred Stock was cancelled.

AIG Form 8-K            191

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a rollforward of preferred stock:

(in millions)	AIG Series E	AIG Series F	AIG Series C	AIG Series D	Total Preferred Stock

Balance, January 1, 2009	$-	$-	$-	$40,000	$40,000
AIG Series C issuance	-	-	23,000	-	23,000
AIG Series D exchange for AIG Series E	41,605	-	-	(40,000)	1,605
AIG Series F drawdown	-	5,344	-	-	5,344
AIG Series F commitment fee	-	(165)	-	-	(165)

Balance, December 31, 2009	$41,605	$5,179	$23,000	$-	$69,784

AIG Series F drawdown	-	2,199	-	-	2,199

Balance, December 31, 2010	$41,605	$7,378	$23,000	$-	$71,983

Shares Exchanged	(41,605)	(7,378)	(23,000)	-	(71,983)

Balance, December 31, 2011	$-	$-	$-	$-	$-

COMMON STOCK

AIG Treasury Stock Retirement

    On November 30, 2009, AIG retired 6,111,158 common shares included in Treasury stock, which had a carrying value of $7.4 billion. These shares were returned to AIG's authorized but unissued common stock. AIG accounted for the retirement by reducing common stock by $15 million and Additional paid-in capital by $7.4 billion.

Dividends

    Following the Recapitalization on January 14, 2011, and pursuant to the terms of the Series G Preferred Stock, AIG was not able to declare or pay any cash dividends on the AIG Common Stock while the Series G Preferred Stock was outstanding. In addition, AIG was unable to pay dividends under the terms of other series of AIG preferred stock that were outstanding from November 2008 through January 14, 2011.

    The Series G Preferred Stock was cancelled in connection with AIG's public offering of AIG Common Stock in May 2011. After the cancellation of the Series G Preferred Stock, there have been no contractual restrictions on AIG's ability to pay dividends.

    Any payment of dividends will require the approval of AIG's Board of Directors (the Board), in its discretion, from funds legally available therefor. The Board may consider AIG's financial position, the performance of its businesses, its consolidated financial condition, results of operations and liquidity, available capital, the existence of investment opportunities and other factors in determining the payment of dividends, if any.

Share Issuances and Repurchases

May 2011 Common Stock Offering and Sale

    On May 27, 2011, AIG and the Department of the Treasury, as the selling shareholder, completed a registered public offering of AIG Common Stock. AIG issued and sold 100 million shares of AIG Common Stock for aggregate net proceeds of approximately $2.9 billion and the Department of the Treasury sold 200 million shares of AIG Common Stock. AIG did not receive any of the proceeds from the sale of the shares of AIG Common Stock by the Department of the Treasury. Of the net proceeds AIG received from this offering, $550 million was used to fund the Consolidated 2004 Securities Litigation settlement (see Note 16 herein). As required by the Registration Rights Agreement, AIG paid the underwriting discount as well as certain expenses with respect to the

192            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shares sold by the Department of the Treasury. The balance of the net proceeds was used for general corporate purposes. As a result of the sale of AIG Common Stock in this offering, the Series G Drawdown Right was terminated, the Series G Preferred Stock was cancelled and the ownership by the Department of the Treasury was reduced from approximately 92 percent to approximately 77 percent of the AIG Common Stock outstanding after the completion of the offering.

Repurchases

    In November 2011, AIG's Board of Directors authorized the repurchase of shares of AIG Common Stock, with an aggregate purchase amount of up to $1 billion from time to time in the open market, through derivative or automatic purchase contracts or otherwise. This authorization replaces all prior Common Stock repurchase authorizations.

    AIG repurchased a total of 3,074,031 shares of AIG Common Stock for approximately $70 million in 2011. The timing of additional repurchases will depend on market conditions, AIG's financial condition, results of operations, liquidity, rating agency considerations and other factors.

Equity Units

    In May 2008, AIG sold 78.4 million equity units (the Equity Units) at a price per unit of $75 for gross proceeds of $5.88 billion. The Equity Units included a stock purchase contract obligating the holder of an Equity Unit to purchase, and obligating AIG to sell, a variable number of shares of AIG Common Stock for $25 in cash.

    AIG was obligated to pay quarterly contract adjustment payments to the holders of the stock purchase contracts under the Equity Units, at an initial annual rate of 2.71 percent applied to the stated amount. The present value of the contract adjustment payments, $431 million, was recognized at inception as a liability (a component of Other liabilities), and was recorded as a reduction to Additional paid-in capital.

    In addition to the stock purchase contracts, as part of the Equity Units, AIG issued $1.96 billion of each of the Series B-1, B-2 and B-3 junior subordinated debentures, which initially paid interest at rates of 5.67 percent, 5.82 percent and 5.89 percent, respectively.

    The junior subordinated debentures were recorded as Other long-term debt in the Consolidated Balance Sheet. The principal amount owed by AIG on the subordinated debentures was equal to the amount owed to AIG under the related stock purchase contract.

    On November 23, 2010, AIG commenced an offer to exchange up to 74,480,000 of its Equity Units for consideration per Equity Unit equal to 0.09867 share of AIG Common Stock plus $3.2702 in cash (the Exchange Offer). The stock and cash received was the result of netting payments from two separate transactions, a repurchase of the subordinated debentures and a cancellation of the stock purchase contracts.

    On November 29, 2010, holders of 49,474,600 Equity Units accepted the Exchange Offer and their units were tendered in exchange for 4,881,667 shares of AIG Common Stock and $162 million in cash. Following the completion of the exchange offer, a total of 28,925,400 Equity Units remained outstanding. The execution of the Exchange Offer resulted in a loss on the extinguishment of the subordinated debentures of approximately $104 million and an increase to equity of approximately $3.7 billion.

    In 2011, AIG remarketed the three series of debentures included in the Equity Units. AIG purchased and retired all of the Series B-1, B-2 and B-3 Debentures representing $2.2 billion in aggregate principal and as a result, no Series B-1, B-2 or B-3 Debentures remain outstanding. As of December 31, 2011, AIG had issued approximately 1.8 billion shares of AIG Common Stock in connection with the settlement of the stock purchase contracts underlying its Equity Units.

AIG Form 8-K            193

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents a rollforward of Accumulated other comprehensive income (loss):

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Investments on Which Other-Than- Temporary Credit Impairments Were Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Foreign Currency Translation Adjustments	Net Derivative Gains (Losses) Arising from Cash Flow Hedging Activities	Change in Retirement Plan Liabilities Adjustment	Total

Balance, January 1, 2009, net of tax	$-	$(4,452)	$(187)	$(191)	$(1,498)	$(6,328)
Cumulative effect of change in accounting principle, net of tax(a)	(2,537)	(7,242)	(198)	-	-	(9,977)
Adjustment on April 1, 2009(b)	(599)	599	-	-	-	-

Change in unrealized appreciation of investments	2,392	30,829	-	-	-	33,221
Change in deferred acquisition costs adjustment and other	(345)	(3,016)	-	-	-	(3,361)
Change in foreign currency translation adjustments	-	-	2,858	-	-	2,858
Change in net derivative losses arising from cash flow hedging activities	-	-	-	95	-	95
Net actuarial gain	-	-	-	-	197	197
Prior service credit	-	-	-	-	(29)	(29)
Change attributable to divestitures and deconsolidations	1	896	(679)	-	202	420
Deferred tax liability	(724)	(10,088)	(742)	(32)	(16)	(11,602)

Total other comprehensive income	1,324	18,621	1,437	63	354	21,799
Noncontrolling interests	(2)	280	110	-	-	388

Balance, December 31, 2009, net of tax	$(1,810)	$7,246	$942	$(128)	$(1,144)	$5,106

Cumulative effect of change in accounting principle, net of tax(c)	(76)	(269)	-	-	-	(345)

Change in unrealized appreciation of investments	2,645	7,265	-	-	-	9,910
Change in deferred acquisition costs adjustment and other	(166)	(491)	-	-	-	(657)
Change in foreign currency translation adjustments	-	-	654	-	-	654
Change in net derivative losses arising from cash flow hedging activities	-	-	-	105	-	105
Net actuarial loss	-	-	-	-	(1)	(1)
Prior service credit	-	-	-	-	10	10
Change attributable to divestitures and deconsolidations	43	(2,854)	(2,357)	6	290	(4,872)
Deferred tax asset (liability)	(1,293)	(1,627)	775	(17)	(24)	(2,186)

Total other comprehensive income (loss)	1,229	2,293	(928)	94	275	2,963
Noncontrolling interests	2	99	80	-	-	181

Balance, December 31, 2010, net of tax	$(659)	$9,171	$(66)	$(34)	$(869)	$7,543

Change in unrealized appreciation of investments	55	5,463	-	-	-	5,518
Change in deferred acquisition costs adjustment and other(d)	11	(641)	-	-	-	(630)
Change in future policy benefits(e)	-	(2,302)	-	-	-	(2,302)
Change in foreign currency translation adjustments	-	-	(97)	-	-	(97)
Change in net derivative losses arising from cash flow hedging activities	-	-	-	51	-	51
Net actuarial loss	-	-	-	-	(752)	(752)
Prior service credit	-	-	-	-	387	387
Change attributable to divestitures and deconsolidations	23	(3,643)	(1,681)	-	260	(5,041)
Deferred tax asset (liability)	(163)	(362)	786	(34)	35	262

Total other comprehensive income (loss)	(74)	(1,485)	(992)	17	(70)	(2,604)
Acquisition of noncontrolling interest	-	45	66	-	(18)	93
Noncontrolling interests	3	(160)	36	-	-	(121)

Balance, December 31, 2011, net of tax	$(736)	$7,891	$(1,028)	$(17)	$(957)	$5,153

(a)
Includes the cumulative effect of the adoption on April 1, 2009 for other-than-temporary impairments, which reduced accumulated other comprehensive income by $9.5 billion. Also includes the cumulative effect of the retrospective adoption of the standard for acquisition costs, which reduced accumulated other comprehensive income by $0.4 billion. See Note 2 to the Consolidated Financial Statements.

(b)
Adjustment to reflect adoption of the other-than-temporary impairment accounting standard.

(c)
AIG adopted the standard on the consolidation of variable interest entities on January 1, 2010. The adoption decreased accumulated other comprehensive income as a result of the consolidation of previously unconsolidated VIEs.

(d)
Includes the pre-tax adjustment to Accumulated other comprehensive income related to a $152 million reduction of deferred acquisition costs as a consequence of the recognition of additional policyholder benefit reserves disclosed below.

(e)
The adjustment to policyholder benefit reserves assumes that the unrealized appreciation on available for sale securities is actually realized and that the proceeds are reinvested at lower yields.

194            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    As a result of divestitures in 2010, $1.8 billion of Foreign currency cumulative translation adjustment and $6.1 billion of Unrealized appreciation of investments were transferred to earnings as net gain on sale.

NONCONTROLLING INTERESTS

    In connection with the execution of its orderly asset disposition plan, as well as the repayment of the FRBNY Credit Facility, AIG transferred two of its wholly-owned businesses, AIA and ALICO, to two newly created SPVs in exchange for all the common and preferred interests of those SPVs. On December 1, 2009, AIG transferred the preferred interests in the SPVs to the FRBNY in consideration for a $25 billion reduction of the outstanding loan balance and of the maximum amount of credit available under the FRBNY Credit Facility and amended the terms of the FRBNY Credit Facility. As part of the closing of the Recapitalization, the remaining preferred interests, with an aggregate liquidation preference of approximately $20.3 billion at January 14, 2011, were purchased from the FRBNY by AIG and transferred to the Department of the Treasury as part of the consideration for the exchange of the Series F Preferred Stock. Under the terms of the SPVs' limited liability company agreements, the SPVs generally may not distribute funds to AIG until the liquidation preferences and preferred returns on the preferred interests have been repaid in full and concurrent distributions have been made on certain participating returns attributable to the preferred interests.

    The common interests, which were retained by AIG, entitle AIG to 100 percent of the voting power of the SPVs. The voting power allows AIG to elect the boards of managers of the SPVs, who oversee the management and operation of the SPVs. Primarily due to the substantive participation rights of the preferred interests, the SPVs were determined to be variable interest entities. As the primary beneficiary of the SPVs, AIG consolidates the SPVs.

    The rights originally held by the FRBNY through its ownership of the SPV Preferred Interests are now held by the Department of the Treasury. In connection with the Recapitalization, AIG agreed to cause the proceeds of certain asset dispositions to be used to pay down the remaining SPV Preferred Interests.

    For the years ended December 31, 2010 and 2009, the Noncontrolling interests balance declined by $2.2 billion and $4.4 billion. In 2009, this decline reflected the deconsolidation of Transatlantic in the second quarter of 2009 following the public offering of 29.9 million shares of Transatlantic common stock, after which AIG retained 13.9 percent of Transatlantic common stock outstanding. AIG also restructured certain relationships within the Institutional Asset Management business in 2009, resulting in the deconsolidation of a subsidiary and a related decline in goodwill of $476 million and noncontrolling interests of $1.9 billion for the year ended December 31, 2009, due to the deconsolidation of certain entities.

    As a result of the closing of the Recapitalization on January 14, 2011, the SPV Preferred Interests held by the Department of the Treasury are not considered permanent equity on AIG's Consolidated Balance Sheet, and were classified as redeemable non-controlling interests. As part of the Recapitalization, AIG used approximately $6.1 billion of the cash proceeds from the sale of ALICO to pay down a portion of the liquidation preference of the SPV Preferred Interests. The liquidation preference of the SPV Preferred Interests was further reduced by approximately $12.4 billion using proceeds from the sale of AIG Star, AIG Edison, Nan Shan, and MetLife securities received in the sale of ALICO. During the first quarter of 2011, the remaining liquidation preference of the Preferred Interests in the ALICO SPV was paid in full. See Note 16(d) herein for a discussion of indemnity payments made to MetLife pursuant to the terms of the ALICO stock purchase agreement.

AIG Form 8-K            195

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a rollforward of non-controlling interests:

	Redeemable Noncontrolling interests
				Non-redeemable Noncontrolling interests
	Held by Department of Treasury
(in millions)		Other	Total	Held by FRBNY	Other	Total

Year Ended December 31, 2011
Balance, beginning of year	$-	$434	$434	$26,358	$1,562	$27,920

Repurchase of SPV preferred interests in connection with Recapitalization	-	-	-	(26,432)	-	(26,432)
Exchange of consideration for preferred stock in connection with Recapitalization	20,292	-	20,292	-	-	-
Repayment to Department of the Treasury	(12,425)	-	(12,425)	-	-	-
Net distributions	-	(21)	(21)	-	(8)	(8)
Consolidation (deconsolidation)	-	(307)	(307)	-	(123)	(123)
Acquisition of noncontrolling interest	-	-	-	-	(489)	(489)
Comprehensive income:
Net income (loss)	560	(8)	552	74	82	156
Accumulated other comprehensive loss, net of tax:
Unrealized losses on investments	-	(2)	(2)	-	(155)	(155)
Foreign currency translation adjustments	-	-	-	-	36	36

Total accumulated other comprehensive loss, net of tax	-	(2)	(2)	-	(119)	(119)

Total comprehensive income (loss)	560	(10)	550	74	(37)	37

Other	-	-	-	-	(50)	(50)

Balance, end of year	$8,427	$96	$8,523	$-	$855	$855

Year Ended December 31, 2010
Balance, beginning of year	$-	$959	$959	$24,540	$3,712	$28,252

Net contributions	-	469	469	-	78	78
Consolidation (deconsolidation)	-	265	265	-	(2,740)	(2,740)
Comprehensive income:
Net income	-	73	73	1,818	336	2,154
Accumulated other comprehensive income, net of tax:
Unrealized gains on investments	-	7	7	-	93	93
Foreign currency translation adjustments	-	(2)	(2)	-	83	83

Total accumulated other comprehensive income, net of tax	-	5	5	-	176	176

Total comprehensive income	-	78	78	1,818	512	2,330

Deconsolidation of AIA	-	(1,337)	(1,337)	-	-	-
Other

Balance, end of year	$-	$434	$434	$26,358	$1,562	$27,920

196            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS (LOSS) PER SHARE (EPS)

    Basic and diluted earnings (loss) per share are based on the weighted average number of common shares outstanding, adjusted to reflect all stock dividends and stock splits. Diluted earnings per share is based on those shares used in basic EPS plus shares that would have been outstanding assuming issuance of common shares for all dilutive potential common shares outstanding, adjusted to reflect all stock dividends and stock splits. Basic earnings (loss) per share was not affected by outstanding stock purchase contracts. Diluted earnings per share is determined considering the potential dilution from outstanding stock purchase contracts using the treasury stock method and was not affected by the previously outstanding stock purchase contracts because they were not dilutive.

    In connection with the issuance of the Series C Preferred Stock, AIG applied the two-class method for calculating EPS. The two-class method is an earnings allocation method for computing EPS when a company's capital structure includes either two or more classes of common stock or common stock and participating securities. This method determines EPS based on dividends declared on common stock and participating securities (i.e., distributed earnings) as well as participation rights of participating securities in any undistributed earnings. The Series C Preferred Stock was retired as part of the Recapitalization on January 14, 2011.

    AIG applied the two-class method due to the participation rights of the Series C Preferred Stock through January 14, 2011. However, application of the two-class method had no effect on earnings per share for 2011 because AIG recognized a net loss attributable to AIG common shareholders from continuing operations, which is not applicable to participating stock for EPS, for 2011. Subsequent to January 14, 2011, AIG did not have any outstanding participating securities that subjected AIG to the two-class method.

AIG Form 8-K            197

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the computation of basic and diluted EPS:

Years Ended December 31, (dollars in millions, except per share data)	2011	2010	2009

Numerator for EPS:
Income (loss) from continuing operations	$18,863	$12,930	$(12,387)
Net income (loss) from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	634	1,818	140
Other	55	355	(1,576)

Total net income (loss) from continuing operations attributable to noncontrolling interests	689	2,173	(1,436)

Net income (loss) attributable to AIG from continuing operations	18,174	10,757	(10,951)

Income (loss) from discontinued operations	$2,467	$(645)	$2,661
Net income from discontinued operations attributable to noncontrolling interests	19	54	72

Net income (loss) attributable to AIG from discontinued operations	2,448	(699)	2,589

Cumulative dividends on AIG Series D Fixed Rate Cumulative Perpetual Preferred Stock, par value $5.00 per share	-	-	(1,204)
Deemed dividend to AIG Series D Preferred Stock exchanged for the Series E Preferred Stock	-	-	(91)
Deemed dividends to AIG Series E and F Preferred Stock	(812)	-	-
(Income) loss allocated to the Series C Preferred Stock – continuing operations	-	(8,569)	-

Net income (loss) attributable to AIG common shareholders from continuing operations, applicable to common stock for EPS	17,362	2,188	(12,246)

(Income) loss allocated to the Series C Preferred Stock – discontinued operations	-	557	-

Net income (loss) attributable to AIG common shareholders from discontinued operations, applicable to common stock for EPS	$2,448	$(142)	$2,589

Denominator for EPS:
Weighted average shares outstanding – basic	1,799,385,757	136,585,844	135,324,896
Dilutive shares	72,740	63,436	-

Weighted average shares outstanding – diluted*	1,799,458,497	136,649,280	135,324,896

EPS attributable to AIG common shareholders:
Basic:
Income (loss) from continuing operations	$9.65	$16.02	$(90.51)
Income (loss) from discontinued operations	$1.36	$(1.04)	$19.14
Diluted:
Income (loss) from continuing operations	$9.65	$16.02	$(90.51)
Income (loss) from discontinued operations	$1.36	$(1.04)	$19.14

*
Dilutive shares are calculated using the treasury stock method and include dilutive shares from share-based employee compensation plans, and the warrants issued to the Department of the Treasury in 2009, and warrants issued to the shareholders in January 2011. The number of shares excluded from diluted shares outstanding were 76 million, 11 million and 12 million for the years ended December 31, 2011, 2010 and 2009, respectively, because the effect would have been anti-dilutive.

    Deemed dividends represent the excess of (i) the fair value of the consideration transferred to the Department of the Treasury, which consists of 1,092,169,866 shares of AIG Common Stock, $20.2 billion of redeemable SPV Preferred Interests, and a liability for a commitment by AIG to pay the Department of the Treasury's costs to dispose of all of its shares, over (ii) the carrying value of the Series E and F Preferred Stock. The fair value of the

198            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AIG Common Stock issued for the Series C Preferred Stock over the carrying value of the Series C Preferred Stock is not a deemed dividend because the Series C Preferred Stock was contingently convertible into the 562,868,096 shares of AIG Common Stock for which it was exchanged. See Note 1 herein for further discussion of shares exchanged in connection with the Recapitalization.

18. STATUTORY FINANCIAL DATA AND RESTRICTIONS

The following table presents statutory surplus and net income (loss) for AIG's general insurance and life insurance and retirement services operations in accordance with statutory accounting practices:

(in millions)	2011(d)	2010	2009

At December 31,
Statutory surplus(a):
General insurance(b)	$39,298	$40,300
Life insurance and retirement services	14,451	14,038

Years Ended December 31,
Statutory net income (loss)(a)(c):
General insurance	$2,194	$633	$2,937
Life insurance and retirement services	810	794	536

(a)
Excludes discontinued operations and other divested businesses. Statutory surplus and net income (loss) with respect to foreign operations are estimated at November 30.

(b)
The 2010 amount was increased by $310 million from that previously reported as a result of the finalization of statutory filings.

(c)
Includes catastrophe losses (General Insurance) and Net realized capital gains and losses.

(d)
Amount subject to change based on final statutory filings.

    AIG's insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic and foreign insurance regulatory authorities. The principal differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP for domestic companies are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, investment impairments are determined in accordance with statutory accounting practices, assets and liabilities are presented net of reinsurance, policyholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.

    At December 31, 2011, 2010 and 2009, statutory capital of AIG's insurance subsidiaries exceeded minimum company action level requirements.

EFFECT OF NEW STANDARDS

    Effective January 1, 2009, these domestic life insurance and domestic retirement services insurance entities, as well as certain other AIG insurance entities were initially required to prospectively adopt Statements of Statutory Accounting Principles (SSAP) No. 98, "Treatment of Cash Flows When Quantifying Changes in Valuation and Impairments, an Amendment of SSAP No. 43 — Loan-backed and Structured Securities" (SSAP 98). However, in the first quarter of 2009, the NAIC subsequently delayed the effective date of SSAP No. 98 until September 30, 2009, in consideration of the FASB's issuance of a new other-than-temporary accounting standard. The NAIC subsequently promulgated SSAP 43R (Revised) — Loan-backed and Structured Securities, which was effective for the third quarter of 2009 and superseded SSAP No. 43 and also SSAP No. 98, prior to its delayed effective date. Similar to the new other-than-temporary accounting standard, SSAP No. 43R requires that credit-related other-than-temporary impairments of structured securities be measured based upon projected discounted cash flows. SunAmerica insurance entities recognized a cumulative effect adjustment upon the adoption of SSAP No. 43R that on a pre-tax basis increased regulatory capital by approximately $0.9 billion.

AIG Form 8-K            199

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUBSIDIARY DIVIDEND RESTRICTIONS

    Payments of dividends to AIG by its insurance subsidiaries are subject to certain restrictions imposed by regulatory authorities. With respect to AIG's domestic insurance subsidiaries, the payment of any dividend requires formal notice to the insurance department in which the particular insurance subsidiary is domiciled. For example, unless permitted by the New York Superintendent of Insurance, general insurance companies domiciled in New York may not pay dividends to shareholders that, in any 12-month period, exceed the lesser of ten percent of such company's statutory policyholders' surplus or 100 percent of its "adjusted net investment income," as defined. Generally, less severe restrictions applicable to both general and life insurance companies exist in most of the other states in which AIG's insurance subsidiaries are domiciled. Under the laws of many states, an insurer may pay a dividend without prior approval of the insurance regulator when the amount of the dividend is below certain regulatory thresholds. Other foreign jurisdictions may restrict the ability of AIG's foreign insurance subsidiaries to pay dividends.

    There are also various local restrictions limiting cash loans and advances to AIG by its subsidiaries. Largely as a result of these restrictions, approximately 89 percent of the aggregate equity of AIG's consolidated insurance operations was restricted from transfer to AIG Parent at December 31, 2011. AIG cannot predict how regulatory investigations may affect the ability of its regulated subsidiaries to pay dividends.

    To AIG's knowledge, no AIG insurance company is currently on any regulatory or similar "watch list" with regard to solvency.

19. SHARE-BASED COMPENSATION AND OTHER PLANS

    AIG's Consolidated Statement of Operations included share-based compensation expense as follows:

Years Ended December 31, (in millions)	2011	2010	2009

Share-based compensation expense – pre-tax*	$(16)	$333	$209
Share-based compensation expense – after tax	(10)	216	151

*
As of December 31, 2011, compensation expense for the majority of AIG's outstanding share-based awards is attributed to liability-classified awards, the value of which are based on AIG's share price at the reporting date. AIG's share price was $23.20 and $57.62 at December 31, 2011 and December 31, 2010, respectively, and is the primary driver of the $349 million decrease in share-based compensation expense recognized in 2011 compared to 2010. Includes pre-tax share-based compensation expense related to discontinued operations for the years ended December 31, 2010 and 2009 of $12 million ($9 million after tax), and $21 million ($13 million after tax), respectively.

 EMPLOYEE PLANS

    AIG employees are granted awards under the AIG 2010 Stock Incentive Plan, as amended (2010 Plan), under which AIG has issued restricted stock, restricted stock units (RSUs) and stock appreciation rights (SARs). The 2010 Plan supersedes all Plans for which share-based awards remain outstanding and is currently the only plan under which share-based awards can be issued.

    However, awards granted under the following employee compensation plans remain outstanding at December 31, 2011:

  •
  AIG 1999 Stock Option Plan, as amended (1999 Plan) (superseded by the 2007 Plan);

  •
  AIG 2002 Stock Incentive Plan, as amended (2002 Plan), under which AIG has issued performance restricted stock units (performance RSUs) (superseded by the 2007 Plan);

200            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  •
  AIG 2007 Stock Incentive Plan, as amended (2007 Plan), under which AIG has issued restricted stock units (RSUs), performance restricted stock units (performance RSUs) and restricted stock (superseded by the 2010 Plan); and

  •
  SICO's Deferred Compensation Profit Participation Plans (SICO Plans).

    Share option exercises and other share awards to participants were settled by issuing previously acquired shares held in AIG's treasury account through November 30, 2009. Effective December 1, 2009, AIG is settling its share-settled awards with newly-issued shares of AIG Common Stock. Share awards made by SICO are settled by SICO.

NON-EMPLOYEE PLANS

    AIG's non-employee directors received share-based compensation in the form of deferred stock units (DSUs) under the 2010 Plan with delivery deferred until retirement from the Board. In 2011 and 2010, AIG granted to directors 21,203 and 14,484 DSUs, respectively.

STOCK OPTIONS

AIG Stock Option Plan

    Options granted under the 2007 Plan and the 1999 Plan remain outstanding at December 31, 2011. These awards generally vested over four years (25 percent vesting per year) and expire 10 years from the date of grant. There were no stock options granted since 2008; however, in 2011, AIG issued 506 shares in connection with previous exercises of options with delivery deferred.

The following table provides a roll forward of stock option activity:

As of or for the Year Ended December 31, 2011	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Options:
Outstanding at beginning of year	1,022,407	$1,236.64	3.20
Forfeited or expired	(312,109)	$1,383.18

Outstanding at end of year	710,298	$1,172.25	2.96

Options exercisable at end of year	710,298	$1,172.25	2.96

    The aggregate intrinsic value for all outstanding option is zero. At December 31, 2011, no unrecognized compensation costs remain for outstanding stock options under these plans.

OTHER SHARE-SETTLED AWARDS UNDER SHARE-BASED PLANS

AIG 2010 Stock Incentive Plan

    The 2010 Plan was adopted at the 2010 Annual Meeting of Shareholders. The total number of shares of common stock that may be granted under the Plan is 60,000,000 (the reserve). During 2011, AIG granted DSUs, RSUs, restricted stock and stock appreciation rights under the 2010 Plan. Each RSU, DSU and share of restricted stock awarded reduces the number of shares available for future grants by one share. The reserve is also reduced for the issuance of cash-settled share-based awards regardless of the form in which the award is originally granted. At December 31, 2011, a total of 31,287,400 shares remained in reserve for future grants under the 2010 Plan.

    In December 2011 and 2010, AIG granted 1,135,166 and 587,681, respectively, fully-vested shares of non-transferable AIG Common Stock (restricted stock) under the 2010 Stock Incentive Plan to certain of AIG's

AIG Form 8-K            201

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

most highly compensated employees and executive officers. The restricted stock generally becomes transferable in March of the second year following grant or on the second or third anniversary of grant in accordance with the terms of the employee's award.

AIG 2007 Stock Incentive Plan

    The 2007 Plan was adopted at the 2007 Annual Meeting of Shareholders. The 2010 Plan superseded the 2007 Plan, therefore, there were no grants made under the 2007 Plan subsequent to May 11, 2010. During 2010, 114,521 time-vested RSUs were granted under the 2007 Plan and will vest on the second or the third anniversary of the date of grant.

    In 2010, a total of 118,605 fully-vested shares of non-transferable AIG Common Stock (restricted stock) were granted to certain of AIG's most highly compensated employees and executive officers under the 2007 Plan. Of such restricted shares, 39,535 became transferable in March 2011 and the remaining restricted stock will become transferable on the second or third anniversary of grant in accordance with the terms of the employee's award.

AIG 2002 Stock Incentive Plan

    The 2002 Plan was adopted in 2002 and superseded by the 2007 Plan. Only the AIG 2005-2006 Deferred Compensation Profit Participation Plan (DCPPP) and the AIG Partners Plan, which provide share-based compensation to key AIG employees including senior executive officers, remained outstanding under the 2002 Plan at December 31, 2011. Participants in these plans were awarded RSUs if certain market or performance measures were met over a specified period of time as determined by AIG's Compensation and Management Resources Committee. The RSUs awarded under the DCPPP and the AIG Partners Plan vested in three and two installments, respectively, with the final installments vesting in January 2012; at December 31, 2011, a total of 34,126 and 19,950 RSUs in the respective plans remained outstanding, all of which vested and were settled by the net issuance of AIG Common Stock in January 2012.

SICO Plans

    The SICO Plans provide that shares of AIG Common Stock currently held by SICO are set aside for the benefit of the participant and distributed upon retirement. The SICO Board of Directors currently may permit an early payout of shares under certain circumstances. Prior to payout, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's termination of employment with AIG prior to normal retirement age. A significant portion of the awards under the SICO Plans vest the year after the participant reaches age 65, provided that the participant remains employed by AIG through age 65. The portion of the awards for which early payout is available vest on the applicable payout date.

    Although none of the costs of the various benefits provided under the SICO Plans have been paid by AIG, AIG has recorded compensation expense for the deferred compensation amounts payable to AIG employees by SICO, with an offsetting amount credited to Additional paid-in capital reflecting amounts deemed contributed by SICO.

    The SICO Plans are also described in Note 16 herein.

202            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RESTRICTED STOCK AND RESTRICTED STOCK UNIT VALUATION

    The fair value of restricted stock and RSUs is based on the closing price of AIG Common Stock on the date of grant.

The following table summarizes outstanding share-settled awards and RSUs that are fully vested on the date of grant but subject to transfer restrictions under the foregoing plans*:

	Number of Shares/RSUs				Weighted Average Grant-Date Fair Value
As of or for the Year Ended December 31, 2011	Time- vested RSUs	2002 Plan	Total AIG Plan	Total SICO Plans	Time- vested RSUs	2002 Plan	Total AIG Plans	Total SICO Plans

Unvested, beginning of year	117,664	43,064	160,728	238,613	$171.21	$1,016.42	$397.67	$1,215.16
Granted	1,502,238	-	1,502,238	-	24.36	-	24.36	-
Vested	(1,410,100)	(2,193)	(1,412,293)	(17,945)	29.13	313.33	29.58	(1,112.87)
Forfeited	(18,128)	(1,913)	(20,041)	(24,761)	377.94	1,003.73	437.68	(1,229.84)

Unvested, end of year	191,674	38,958	230,632	195,907	$45.95	$1,043.08	$214.39	$1,209.45

*
Excludes DSUs and options, which are discussed under the Non-Employee Plans and Stock Options sections above.

    The total unrecognized compensation cost (net of expected forfeitures) related to unvested SICO awards is $71 million and the weighted-average and expected period of years over which those costs are expected to be recognized are 5.41 years and 28 years, respectively. The unrecognized expense for all other awards total $1 million, with a weighted average period of less than one year.

LIABILITY AWARDS

    AIG has issued various share-based grants, including restricted stock units, linked to AIG Common Stock, but providing for cash settlement to certain of its most highly compensated employees and executive officers. Share-based cash settled awards are recorded as liabilities until the final payout is made or the award is replaced with a stock-settled award. Unlike stock-settled awards, which have a fixed grant-date fair value (unless the award is subsequently modified), the fair value of unsettled or unvested liability awards is remeasured at the end of each reporting period based on the change in fair value of one share of AIG Common Stock. The liability and corresponding expense are adjusted accordingly until the award is settled.

Stock Salary Awards

    In 2009, AIG established a program of regular grants of vested stock or units that is generally referred to as "Stock Salary". Stock Salary is determined as a dollar amount through the date that salary is earned and accrued at the same time or times as the salary would otherwise be paid in cash. Stock Salary was granted to any individual qualifying as a senior executive officer or one of AIG's next twenty most highly compensated employees (the Top 25). Stock Salary for a Top 25 employee (other than AIG's CEO) is settled in three equal installments on the first, second and third anniversary of grant. Stock Salary was also granted to individuals qualifying as an executive officer or one of AIG's next 75 most highly compensated employees (Top 26-100), and will be settled on either the first or third anniversary of grant in accordance with the terms of an employee's award. The Stock Salary grants issued in 2009 were awarded in the form of immediately vested RSUs, and the number of units awarded was based on the value of AIG Common Stock on the grant date. The RSUs are settled in cash based on the value of AIG Common Stock on the applicable settlement date. During 2011 and 2010, AIG paid $6 million and $18 million to settle awards and recognized a reduction of $39 million and a charge of $36 million in compensation expense in the respective years for unsettled awards to reflect fluctuations in the price of AIG Common Stock.

AIG Form 8-K            203

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    In 2010, AIG adopted the Long-Term Performance Units Plan (LTPU) and awarded Stock Salary in the form of LTPUs. The units were fully vested on the date of grant and settlement terms are substantially the same as the 2009 Stock Salary awards. Each unit was measured based on the underlying value of a mix of AIG hybrid securities and AIG Common Stock weighted 80 percent and 20 percent, respectively, and both components were market observable. Pursuant to their terms, as a result of the Recapitalization with the Department of the Treasury, the AIG hybrid securities portion of all outstanding LTPUs was converted into AIG Common Stock based on the values of such securities and AIG Common Stock on April 14, 2011, the time of the conversion; thereafter, the value of any unsettled 2010 Stock Salary award was based solely on AIG Common Stock. During 2011, AIG paid $29 million to settle the 2010 Stock Salary awards. AIG also recognized a reduction of $37 million and a charge of $156 million in compensation expense in 2011 and 2010, respectively, related to this plan.

    The terms of the 2011 Stock Salary awards for the Top 25 and the Top 26-100 are substantially the same as the 2009 Stock Salary awards, except that the awards to the Top 26-100 will be settled on the first anniversary of the respective grants. AIG recognized compensation expense of $75 million for fully vested unsettled awards as of December 31, 2011, which reflects fluctuations in the price of AIG Common Stock during 2011.

Restricted Stock Units

TARP RSUs

    TARP RSUs awarded require the achievement of objective performance metrics as a condition to entitlement. TARP RSUs granted to the Top 25 (other than AIG's CEO) vest on the third anniversary of grant, while TARP RSUs granted to the Top 26-100 vest on the second anniversary of grant and are subject to transferability restrictions for an additional year after vesting. When vested and transferable, an award will be settled in 25 percent installments in proportion to AIG's repayment of its TARP obligations.

Other RSUs

    Fully-vested RSUs totaling 271,131 were issued in March 2011 to certain employees in the Top 26-100 based on 2010 performance. Similarly, 301,645 fully vested RSUs were issued in March 2010 for performance in 2009. The RSUs for both awards will be cash-settled in March 2014 and 2013 for the 2010 and 2009 grants, respectively, based on the value of AIG Common Stock on each settlement date. AIG recorded expense of $8 million and $9 million in December 2010 and December 2009, respectively, when the awards were initially granted.

Long Term Incentive Plans

    In 2009, AIG established the Long-Term Incentive Plan (LTIP) under which middle management employees were offered the opportunity to receive additional compensation in the form of cash and SARs if certain performance metrics are met. The SARs component was added to the 2009 LTIP with the adoption of AIG's 2010 Long-Term Incentive Plan (2010 LTIP) in March 2010. The ultimate value of LTIP awards is contingent on the achievement of performance measures aligned to the participant's business unit over a two-year period and such value could range from zero to twice the target amount. Subsequent to the performance period, the earned awards are subject to an additional time-vesting period. This results in a graded vesting schedule for the cash portion of up to two years, while the SARs portion cliff-vests two years after the performance period ends. The strike price for the majority of SARs, which is based on AIG's average share price over the 30-day period prior to the March grant date, was $37.40 for SARs issued under the 2011 LTIP. On January 19, 2011, the previous strike price of $31.91 for SARs issued under both the 2010 LTIP and the 2009 LTIP was adjusted to $26.97 pursuant to anti-dilution provisions of the LTIP due to the issuance of warrants in connection with the Recapitalization (see Note 1 for additional discussion). The cash portion of the awards expensed in 2011 and 2010 totaled approximately $199 million and $258 million, respectively. AIG recognizes compensation expense over the respective vesting periods for these plans.

204            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a rollforward of SARs and cash-settled RSUs as well as the related expenses:

	Number of Units
Year Ended December 31, 2011	SARs	TARP RSUs	RSUs(a)

Unvested, beginning of year	7,960,877	645,546	-
Granted(b)	8,745,612	938,226	271,131
Vested(c)	(2,237,332)	(96,980)	(271,131)
Forfeited	(346,095)	(72,563)	-

Unvested, end of year	14,123,062	1,414,229	-

Net compensation expense for the year (in millions)	$(42)	$3	$(2)

(a)
Represent fully vested RSUs that were awarded in March 2011 based on 2010 performance. On December 20, 2011, 87,267 of these RSUs were replaced with restricted stock, which is reflected in the 2010 Plan discussion and the applicable table above.

(b)
The number of SARS outstanding increased by 1,548,574 on January 19, 2011 pursuant to anti-dilution provisions of the LTIP due to the issuance of warrants in connection with the Recapitalization.

(c)
Pursuant to the terms of the LTIP, vesting was accelerated for SARs awarded to employees who became retirement eligible.

 The total unrecognized compensation cost (net of expected forfeitures) related to unvested SARs and cash-settled RSUs and the weighted-average periods over which those costs are expected to be recognized are as follows:

At December 31, 2011 (in millions)	Unrecognized Compensation Cost	Weighted- Average Period (years)	Expected Period (years)

SARs	$25	1.16	3
TARP RSUs	21	1.17	3

Stock Appreciation Rights Valuation

    AIG uses a Monte Carlo simulation approach, which incorporates a range of input parameters that is consistently applied, to determine the fair value of SARs awards at each reporting period. The table below presents the assumptions used to estimate the fair value of SARs on December 31, 2011.

2011

Expected dividend yield(a)	-%
Expected volatility(b)	35.42 - 43.81%
Weighted-average volatility	42.06%
Risk-free interest rate(c)	0.66 - 0.81%
Expected term(d)	1.0 - 3.0 years

(a)
The dividend yield is estimated at zero percent given AIG's recent dividend history. See Note 17 herein for additional information.

(b)
The expected volatilities are the implied volatilities with the nearest maturity and strike as of valuation date from actively traded stock options on AIG Common Stock.

(c)
The risk-free interest rate is the continuously compounded interest rate for the term between the valuation date and maturity date that is assumed to be constant and equal to the interpolated value between the closest data points on the USD LIBOR-Swap curve as of valuation date.

(d)
The term to maturity is specified in the contract of each SARs grant.

AIG Form 8-K            205

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. EMPLOYEE BENEFITS

PENSION PLANS

    AIG, its subsidiaries and certain affiliated companies offer various defined benefit plans to eligible employees based on years of service.

    AIG's U.S. qualified retirement plan is a noncontributory defined benefit plan which is subject to the provisions of ERISA. U.S. salaried employees who are employed by a participating company, have attained age 21 and completed 12 months of continuous service are eligible to participate in the plan. Employees generally vest after five years of service. Unreduced benefits are paid to retirees at normal retirement (age 65) and are based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years. Non-U.S. defined benefit plans are generally either based on the employee's years of credited service and compensation in the years preceding retirement or on points accumulated based on the employee's job grade and other factors during each year of service.

    AIG also sponsors several non-qualified unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by AIG's other retirement plans. These include the AIG Excess Retirement Income Plan (Excess), which provides a benefit equal to the reduction in benefits payable to certain employees under the AIG U.S. qualified retirement plan as a result of federal tax limitations on compensation and benefits payable and the Supplemental Executive Retirement Plan (Supplemental), which provides additional retirement benefits to designated executives. Under the Supplemental plan, an annual benefit accrues at a percentage of final average pay multiplied by each year of credited service, not greater than 60 percent of final average pay, reduced by any benefits from the current and any predecessor retirement plans (including the Excess Plan and any comparable plans), Social Security, if any, and from any qualified pension plan of prior employers. AIG has complied with the Special Master for TARP Executive Compensation's mandate to suspend future benefits in the non-qualified retirement plans for the Top 100 most highly compensated employees of AIG. The impact to AIG's financial statements was not significant.

    Effective April 1, 2012, the AIG Retirement and AIG Excess Plans will be converted from final average pay to cash balance formulas comprised of pay credits based on 6 percent of a plan participant's annual compensation (subject to IRS limitations for the qualified plan) and annual interest credits. However, employees satisfying certain age and service requirements remain covered under the final average pay formula in the respective plans.

POSTRETIREMENT PLANS

    AIG and its subsidiaries also provide postretirement medical care and life insurance benefits in the U.S. and in certain non-U.S. countries. Eligibility in the various plans is generally based upon completion of a specified period of eligible service and attaining a specified age. Overseas, benefits vary by geographic location.

    U.S. postretirement medical and life insurance benefits are based upon the employee electing immediate retirement and having a minimum of ten years of service. Medical benefits are contributory, while the life insurance benefits are generally non-contributory. Retiree medical contributions vary from requiring no cost for pre-1989 retirees to requiring actual premium payments reduced by certain credits for post-1993 retirees. These contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance and, Medicare coordination. Effective April 1, 2012, the retiree medical employer subsidy for the AIG Postretirement plan will be eliminated for certain employees.

206            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the funded status of the plans, reconciled to the amount reported in the Consolidated Balance Sheet. The measurement date for most of the non-U.S. defined benefit pension and postretirement plans is November 30, consistent with the fiscal year end of the sponsoring companies. For all other plans, measurement occurs as of December 31.

	Pension				Postretirement(a)
	Non-U.S. Plans(b)		U.S. Plans(c)		Non-U.S. Plans		U.S. Plans
As of or for the Years Ended December 31, (in millions)
	2011	2010	2011	2010	2011	2010	2011	2010

Change in projected benefit obligation:
Benefit obligation, beginning of year	$1,981	$2,313	$3,878	$3,687	$66	$106	$279	$274
Service cost	66	137	150	150	4	8	8	8
Interest cost	37	59	207	216	2	4	13	15
Actuarial (gain) loss	(7)	(6)	653	305	7	(10)	6	3
Benefits paid:
AIG assets	(26)	(52)	(8)	(10)	(1)	(1)	(7)	(13)
Plan assets	(48)	(57)	(118)	(115)	-	-	-	-
Plan amendment	(11)	-	(324)	-	-	(1)	(63)	-
Curtailments	-	-	-	(73)	-	-	-	(3)
Settlements	(56)	(28)	-	(282)	-	-	-	(5)
Foreign exchange effect	80	37	-	-	1	5	-	-
Dispositions	(888)	(736)	-	-	(30)	(45)	-	-
Acquisitions	-	329	-	-	-	-	-	-
Other	9	(15)	-	-	3	-	-	-

Projected benefit obligation, end of year	$1,137	$1,981	$4,438	$3,878	$52	$66	$236	$279

Change in plan assets:
Fair value of plan assets, beginning of year	$954	$750	$3,425	$3,362	$-	$-	$-	$-
Actual return on plan assets, net of expenses	3	(3)	125	456	-	-	-	-
AIG contributions	100	161	8	11	1	1	7	13
Benefits paid:
AIG assets	(26)	(52)	(8)	(10)	(1)	(1)	(7)	(13)
Plan assets	(48)	(57)	(118)	(115)	-	-	-	-
Settlements	(56)	(27)	-	(279)	-	-	-	-
Foreign exchange effect	45	39	-	-	-	-	-	-
Dispositions	(295)	(159)	-	-	-	-	-	-
Acquisitions	-	303	-	-	-	-	-	-
Other	6	(1)	-	-	-	-	-	-

Fair value of plan assets, end of year	$683	$954	$3,432	$3,425	$-	$-	$-	$-

Funded status, end of year	$(454)	$(1,027)	$(1,006)	$(453)	$(52)	$(66)	$(236)	$(279)

Amounts recognized in the consolidated balance sheet:

Assets	$80	$43	$-	$-	$-	$-	$-	$-

Liabilities	(534)	(1,070)	(1,006)	(453)	(52)	(66)	(236)	(279)

Total amounts recognized	$(454)	$(1,027)	$(1,006)	$(453)	$(52)	$(66)	$(236)	$(279)

Pre tax amounts recognized in Accumulated other comprehensive income (loss):

Net gain (loss)	$(272)	$(539)	$(1,550)	$(838)	$(2)	$3	$(18)	$(11)

Prior service (cost) credit	30	36	303	(13)	1	1	48	(15)

Total amounts recognized	$(242)	$(503)	$(1,247)	$(851)	$(1)	$4	$30	$(26)

(a)
AIG does not currently fund postretirement benefits.

(b)
Includes unfunded plans for which the aggregate pension benefit obligation was $267 million and $627 million at December 2011 and 2010, respectively. For 2011 and 2010, approximately 32 percent and 72 percent pertain to Japanese plans, which are not required by local regulation to be funded. The projected benefit obligation for these plans total $86 million and $454 million, respectively. The decrease is primarily attributed to the AIG Star and AIG Edison divestiture.

(c)
Includes non-qualified unfunded plans, for which the aggregate projected benefit obligation was $210 million and $219 million at December 2011 and 2010, respectively.

AIG Form 8-K            207

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    At December 31, 2011, the funded status for the Non-U.S. pension plans was reduced by $614 million from December 31, 2010 primarily due to the divestitures of AIG Star, AIG Edison and Nan Shan, which are included in Dispositions in the table above.

The following table presents the accumulated benefit obligations for non-U.S. and U.S. pension benefit plans:

At December 31, (in millions)	2011	2010

Non-U.S. pension benefit plans	$895	$1,720
U.S. pension benefit plans	$4,291	$3,388

Defined benefit pension plan obligations in which the projected benefit obligation was in excess of the related plan assets and the accumulated benefit obligation was in excess of the related plan assets were as follows:

	PBO Exceeds Fair Value of Plan Assets				ABO Exceeds Fair Value of Plan Assets
	Non-U.S. Plans		U.S. Plans		Non-U.S. Plans		U.S. Plans
At December 31, (in millions)
	2011	2010	2011	2010	2011	2010	2011	2010

Projected benefit obligation	$956	$1,716	$4,438	$3,878	$916	$1,594	$4,438	$219
Accumulated benefit obligation	895	1,720	4,291	3,388	864	1,496	4,291	167
Fair value of plan assets	422	646	3,432	3,425	388	612	3,432	-

The following table presents the components of net periodic benefit cost recognized in income and other amounts recognized in Accumulated other comprehensive income (loss) with respect to the defined benefit pension plans and other postretirement benefit plans:

	Pension						Postretirement
	Non-U.S. Plans			U.S. Plans			Non-U.S. Plans			U.S. Plans
(in millions)	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009

Components of net periodic benefit cost:
Service cost	$66	$137	$121	$150	$150	$155	$4	$8	$11	$8	$8	$8
Interest cost	37	59	60	207	216	219	2	4	4	13	15	16
Expected return on assets	(25)	(31)	(31)	(250)	(259)	(226)	-	-	-	-	-	-
Amortization of prior service (credit) cost	(4)	(9)	(13)	(7)	1	-	-	-	-	(2)	-	-
Amortization of net (gain) loss	15	45	41	65	57	88	-	-	1	-	(1)	1
Net curtailment (gain) loss	-	(1)	(2)	-	1	(4)	-	-	-	-	(2)	1
Net settlement (gain) loss	8	3	11	-	58	14	-	-	-	-	(6)	(8)
Other	-	2	1	-	-	-	-	-	-	-	-	-

Net periodic benefit cost	$97	$205	$188	$165	$224	$246	$6	$12	$16	$19	$14	$18

Total recognized in Accumulated other comprehensive income (loss)	$261	$167	$(134)	$(396)	$85	$492	$(6)	$16	$11	$56	$(3)	$10

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$164	$(38)	$(322)	$(561)	$(139)	$246	$(12)	$4	$(5)	$37	$(17)	$(8)

208            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The estimated net loss and prior service credit that will be amortized from Accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $130 million and $38 million, respectively, for AIG's combined defined benefit pension plans. For the defined benefit postretirement plans, the estimated amortization from Accumulated other comprehensive income for net loss and prior service credit that will be amortized into net periodic benefit cost over the next fiscal year will be less than $11 million in the aggregate.

    The annual pension expense in 2012 for the AIG U.S. and non-U.S. defined benefit pension plans is expected to be approximately $273 million. A 100 basis point increase in the discount rate or expected long-term rate of return would decrease the 2012 expense by approximately $82 million and $40 million, respectively, with all other items remaining the same. Conversely, a 100 basis point decrease in the discount rate or expected long-term rate of return would increase the 2012 expense by approximately $87 million and $40 million, respectively, with all other items remaining the same.

ASSUMPTIONS

The following table summarizes the weighted average assumptions used to determine the benefit obligations:

	Pension		Postretirement
	Non-U.S. Plans(a)	U.S. Plans(b)	Non-U.S. Plans(a)	U.S. Plans(b)

December 31, 2011
Discount rate	3.02%	4.62%	4.19%	4.51%
Rate of compensation increase	2.94%	4.00%	3.61%	N/A%

December 31, 2010
Discount rate	2.25%	5.50%	4.00%	5.25%
Rate of compensation increase	3.00%	4.00%	3.00%	N/A%

(a)
The non-U.S. plans reflect those assumptions that were most appropriate for the local economic environments of each of the subsidiaries providing such benefits.

(b)
Due to plan amendments effective in 2012, the AIG Retirement, Excess and Postretirement Plans were remeasured at September 30, 2011 using the following discount rates 4.5, 4.25 and 4.5 percents, respectively,

 The following table summarizes assumed health care cost trend rates for the U.S. plans:

At December 31,	2011		2010

Following year:
Medical (before age 65)	7.59%		7.75%
Medical (age 65 and older)	6.88%		7.00%

Ultimate rate to which cost increase is assumed to decline	4.50%		4.50%

Year in which the ultimate trend rate is reached:
Medical (before age 65)	2027	*	2027
Medical (age 65 and older)	2027	*	2027

*
Increase in ultimate trend rate is based on the current expectation of future increases in medical and prescription drug costs.

A one percent point change in the assumed healthcare cost trend rate would have the following effect on AIG's postretirement benefit obligations:

	One Percent Increase		One Percent Decrease
At December 31, (in millions)
	2011	2010	2011	2010

Non-U.S. plans	$11	$8	$(8)	$(6)
U.S. plans	$3	$4	$(3)	$(3)

    AIG's postretirement plans provide benefits primarily in the form of defined employer contributions rather than defined employer benefits. Changes in the assumed healthcare cost trend rate are subject to caps for U.S. plans. AIG's non-U.S. postretirement plans are not subject to caps.

AIG Form 8-K            209

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the weighted average assumptions used to determine the net periodic benefit costs:

	Pension
				Postretirement
		U.S. Plans
At December 31,	Non-U.S. Plans(a)			Non-U.S. Plans(a)	U.S. Plans

2011
Discount rate	2.25%	5.50	(b)%	4.00%	5.25(c)%
Rate of compensation increase	3.00%	4.00%		3.00%	N/A
Expected return on assets	3.14%	7.50%		N/A	N/A
2010
Discount rate	2.75%	6.00%		3.75%	5.75%
Rate of compensation increase	3.50%	4.00%		3.75%	N/A
Expected return on assets	3.75%	7.75%		N/A	N/A
2009
Discount rate	3.00%	6.00%		3.50%	6.00%
Rate of compensation increase	3.50%	4.25%		3.25%	N/A
Expected return on assets	4.75%	7.75%		N/A	N/A

(a)
The non-U.S. plans reflect those assumptions that were most appropriate for the local economic environments of the subsidiaries providing such benefits.

(b)
As a result of plan amendments effective April 1, 2012, the AIG Retirement and AIG Excess Plans were remeasured utilizing a discount rate of 4.5 and 4.25 percent, respectively at September 30, 2011.

(c)
As a result of a plan amendment effective April 1, 2012, the AIG Postretirement Plan was remeasured utilizing a discount rate of 4.5 percent at September 30, 2011.

Discount Rate Methodology

    The projected benefit cash flows under the U.S. AIG Retirement plan were discounted using the spot rates derived from the Mercer Pension Discount Yield Curve at December 31, 2011 and the Citigroup Pension Discount Curve rounded to the nearest 25 basis points at December 31, 2010, which resulted in a single discount rate that would produce the same liability at the respective measurement dates. The discount rates were 4.62 percent at December 31, 2011 and 5.5 percent at December 31, 2010. Each methodology was consistently applied for the respective years in determining the discount rates for the other U.S. plans.

    In general, the discount rates for non-U.S. pension plans were developed based on the duration of liabilities on a plan by plan basis and were selected by reference to high quality corporate bonds in developed markets or local government bonds where developed markets are not as robust or nonexistent.

    The projected benefit obligation for Japan represents approximately 62 and 76 percent of the total projected benefit obligations for AIG's non-U.S. pension plans at December 31, 2011 and 2010, respectively. The weighted average discount rate of 1.70 and 1.50 percent for Japan was selected by reference to the AA rated corporate bonds reported by Rating and Investment Information, Inc. in 2011 and Moody's/S&P in 2010 based on the duration of the plans' liabilities.

Plan Assets

    The investment strategy with respect to assets relating to AIG's U.S. and non-U.S. pension plans is designed to achieve investment returns that will (a) provide for the benefit obligations of the plans over the long term; (b) limit the risk of short-term funding shortfalls; and (c) maintain liquidity sufficient to address cash needs. Accordingly, the asset allocation strategy is designed to maximize the investment rate of return while managing various risk factors, including but not limited to, volatility relative to the benefit obligations, diversification and concentration, and the risk and rewards profile indigenous to each asset class.

    There were no shares of AIG Common Stock included in the U.S. and non-U.S. pension plans assets at December 31, 2011 or 2010.

210            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Pension Plans

    The long-term strategic asset allocation is reviewed and revised approximately every three years. The plans' assets are monitored by the investment committee of AIG's Retirement Board and the investment managers, which can entail allocating the plans assets among approved asset classes within pre-approved ranges permitted by the strategic allocation.

The following table presents the asset allocation percentage by major asset class for U.S. pension plans and the target allocation:

At December 31,	Target 2012	Actual 2011	Actual 2010

Asset class:
Equity securities	45%	52%	60%
Fixed maturity securities	30%	30%	22%
Other investments	25%	18%	18%

Total	100%	100%	100%

    The expected long-term rate of return for the plan was 7.5 and 7.75 percent for 2011 and 2010, respectively. The expected rate of return is an aggregation of expected returns within each asset class category. The expected asset return and any contributions made by AIG together are expected to maintain the plans' ability to meet all required benefit obligations. The expected asset return with respect to each asset class was developed based on a building block approach that considers historical returns, current market conditions, asset volatility and the expectations for future market returns. While the assessment of the expected rate of return is long-term and thus not expected to change annually, significant changes in investment strategy or economic conditions may warrant such a change. The expected asset return and any contributions made by AIG together are expected to maintain the plan's ability to meet all required benefit obligations.

Non-U.S. Pension Plans

    The assets of the non-U.S. pension plans are held in various trusts in multiple countries and are invested primarily in equities and fixed maturity securities to maximize the long-term return on assets for a given level of risk.

The following table presents the asset allocation percentage by major asset class for Non-U.S. pension plans and the target allocation:

At December 31,	Target 2012	Actual 2011	Actual 2010

Asset class:
Equity securities	36%	38%	57%
Fixed maturity securities	41%	39%	28%
Other investments	12%	6%	10%
Cash and cash equivalents	11%	17%	5%

Total	100%	100%	100%

    The expected weighted average long-term rates of return for the non-U.S. pension plans was 3.14 and 3.75 percent for the years ended December 31, 2011 and 2010, respectively. The expected rate of return for each country is an aggregation of expected returns within each asset class for such country. For each country, the return with respect to each asset class was developed based on a building block approach that considers historical returns, current market conditions, asset volatility and the expectations for future market returns. While the assessment of the expected rate of return is long-term and not expected to change annually, significant changes in

AIG Form 8-K            211

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

investment strategy or economic conditions may warrant such a change. The expected asset return and any contributions made by AIG together are expected to maintain the plan's ability to meet all required benefit obligations.

ASSETS MEASURED AT FAIR VALUE

    AIG is required to disclose the level of the fair value measurement of its plan assets. The inputs and methodology used in determining the fair value of the plan assets are consistent with those used by AIG to measure its assets as noted in Note 6 herein.

The following table presents information about AIG's plan assets based on the level within the fair value hierarchy in which the fair value measurement falls:

	Non-U.S. Plans				U.S. Plans
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

At December 31, 2011
Assets:
Cash & cash equivalents	$114	$-	$-	$114	$9	$-	$-	$9
Equity securities:
U.S.(a)	19	-	-	19	1,449	13	-	1,462
International(b)	242	1	-	243	305	16	-	321
Fixed maturity securities:
U.S. investment grade(c)	-	-	-	-	-	794	1	795
International investment grade(c)	-	139	-	139	-	-	-	-
U.S. and international high yield(d)	-	88	-	88	-	104	-	104
Mortgage and other asset-backed securities(e)	-	-	-	-	-	80	36	116
Other fixed maturity securities	-	40	1	41	-	-	-	-
Other investment types:
Hedge funds(f)	-	-	-	-	-	345	-	345
Commodities	-	-	-	-	-	26	-	26
Private equity(g)	-	-	-	-	-	-	223	223
Insurance contracts	-	-	39	39	-	31	-	31

Total	$375	$268	$40	$683	$1,763	$1,409	$260	$3,432

At December 31, 2010
Assets:
Cash & cash equivalents	$41	$3	$-	$44	$37	$-	$-	$37
Equity securities:
U.S.(a)	24	-	-	24	1,731	13	-	1,744
International(b)	407	112	-	519	278	18	-	296
Fixed maturity securities:
U.S. investment grade(c)	-	10	-	10	-	478	1	479
International investment grade(c)	8	219	-	227	-	-	-	-
U.S. and international high yield(d)	-	32	-	32	-	153	-	153
Mortgage and other asset-backed securities(e)	-	-	-	-	-	44	80	124
Other investment types:
Hedge funds(f)	-	-	-	-	-	332	-	332
Commodities	-	-	-	-	-	19	-	19
Private equity(g)	-	-	-	-	-	-	209	209
Insurance contracts	-	64	34	98	-	32	-	32

Total	$480	$440	$34	$954	$2,046	$1,089	$290	$3,425

(a)
Includes index funds that primarily track several indices including S&P 500 and S&P 600 in addition to other actively managed accounts, comprised of investments in large cap companies.

212            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)
Includes investments in companies in emerging and developed markets.

(c)
Represents investments in U.S. and non-U.S. government issued bonds, U.S. government agency or sponsored agency bonds, and investment grade corporate bonds.

(d)
Consists primarily of investments in securities or debt obligations that have a rating below investment grade.

(e)
Comprised primarily of investments that are guaranteed by a U.S. government agency.

(f)
Includes funds comprised of macro, event driven, long/short equity, and controlled risk hedge fund strategies and a separately managed controlled risk strategy.

(g)
Includes funds that are diverse by geography, investment strategy, and sector.

    The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. Based on AIG's investment strategy, AIG has no significant concentrations of risks.

    The U.S. pension plan holds a group annuity contract with US Life, an AIG subsidiary, which totaled $31 million and $32 million at December 31, 2011 and 2010, respectively.

    The non-U.S. pension plans held an insurance contract with AIG Star, a former AIG subsidiary, which totaled $64 million at December 31, 2010.

Changes in Level 3 fair value measurements

The following table presents changes in AIG's non-U.S. and U.S. Level 3 plan assets measured at fair value:

At December 31, 2011 (in millions)	Balance Beginning of year	Net Realized and Unrealized Gains (Losses)	Purchases	Sales	Issuances	Settlements	Transfers In	Transfers Out	Balance at End of year	Changes in Unrealized Gains (Losses) on Instruments Held at End of year

Non-U.S. Plan Assets:
Other fixed income securities	$-	$-	$1	$-	$-	$-	$-	$-	$1	$-
Insurance contracts	34	3	2	-	-	-	-	-	39	-

Total	$34	$3	$3	$-	$-	$-	$-	$-	$40	$-

U.S. Plan Assets:
Fixed maturity
U.S. investment grade	$1	$-	$-	$-	$-	$-	$-	$-	$1	$-
U.S. and international high yield	-	-	-	-	-	(1)	1	-	-	1
Mortgage and other asset-backed securities	80	1	34	(79)	-	(1)	4	(3)	36	13
Private equity	209	5	30	(20)	-	(1)	-	-	223	(23)

Total	$290	$6	$64	$(99)	$-	$(3)	$5	$(3)	$260	$(9)

AIG Form 8-K            213

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	Balance Beginning of year	Net Realized and Unrealized Gains (Losses)	Purchases, Sales, Issuances and Settlements-Net	Transfers In (Out)	Balance at End of year	Changes in Unrealized Losses on Instruments Held at End of year

At December 31, 2010
Non-U.S. Plan Assets:
Real estate	$19	$-	$-	$(19)	$-	$-
Private equity	21	-	-	(21)	-	-
Insurance contracts	29	3	2	-	34	-

Total	$69	$3	$2	$(40)	$34	$-

U.S. Plan Assets:
Fixed maturity
U.S. investment grade	$1	$-	$-	$-	$1	$-
U.S. and international high yield	1	-	-	(1)	-	(1)
Mortgage and other asset-backed securities	52	7	24	(3)	80	(14)
Private equity	175	17	17	-	209	-

Total	$229	$24	$41	$(4)	$290	$(15)

Transfers of Level 1 and Level 2 Assets and Liabilities

    AIG's policy is to record transfers of assets and liabilities between Level 1 and Level 2 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. Conversely, assets are transferred from Level 2 to Level 1 when transaction volume and frequency are indicative of an active market. AIG had no significant transfers between Level 1 and Level 2 during the twelve months ended December 31, 2011.

Transfers of Level 3 Assets

    During the year ended December 31, 2011, transfers into Level 3 included certain corporate high yield and mortgage backed securities. The transfers into Level 3 related to investments in certain corporate high yield and mortgage backed securities were due to a decrease in market transparency, downward credit migration and an overall increase in price disparity for certain individual security types.

EXPECTED CASH FLOWS

    Funding for the U.S. pension plan ranges from the minimum amount required by ERISA to the maximum amount that would be deductible for U.S. tax purposes. Contributed amounts in excess of the minimum amounts are deemed voluntary. Amounts in excess of the maximum amount would be subject to an excise tax and may not be deductible under the Internal Revenue Code. There are no minimum required cash contributions for the AIG Retirement Plan in 2012. Supplemental, Excess and postretirement plan payments are deductible when paid.

    AIG's annual pension contribution in 2012 is expected to be approximately $91 million for its non-U.S. and U.S. non-qualified plans. No contributions to the AIG Retirement Plan are currently anticipated. These estimates are subject to change, since contribution decisions are affected by various factors including AIG's liquidity, market performance and management's discretion.

214            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The expected future benefit payments, net of participants' contributions, with respect to the defined benefit pension plans and other postretirement benefit plans, are as follows:

	Pension		Postretirement
(in millions)	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans

2012	$45	$276	$1	$16
2013	43	292	1	16
2014	44	298	1	17
2015	42	304	1	17
2016	45	311	1	18
2017 - 2021	266	1,654	8	104

DEFINED CONTRIBUTION PLANS

    In addition to several small defined contribution plans, AIG sponsors a voluntary savings plan for U.S. employees which provides for salary reduction contributions by employees and matching U.S. contributions by AIG of up to seven percent of annual salary depending on the employees' years of service subject to certain compensation limits. Pre-tax expense associated with this plan was $99 million, $103 million and $100 million in 2011, 2010 and 2009, respectively.

    Effective January 1, 2012, the plan was amended to change the company matching contribution to 100% of the first six percent of participant contributions and to allow all employees to contribute up to the annual IRS contribution maximum of $17,000.

21. OWNERSHIP

    The Department of the Treasury holds 1,455,037,962 shares of AIG Common Stock, representing ownership of approximately 77 percent of the outstanding AIG Common Stock at December 31, 2011. For discussion of the Recapitalization and the ownership by the Department of the Treasury, see Note 1 herein.

    A Schedule 13G filed February 17, 2012 reports aggregate ownership of 116,573,542 shares, or approximately 6.1 percent (based on the AIG Common Stock outstanding, as adjusted to reflect the warrants owned), of AIG Common Stock and warrants (92,044,583 shares plus 24,528,959 warrants) as of December 31, 2011, including securities beneficially owned by The Fairholme Fund and other funds and investment vehicles managed by Fairholme Capital Management and securities owned by Mr. Bruce Berkowitz personally.

    The calculation of ownership interest for purposes of the AIG Tax Asset Protection Plan and Article 13 of AIG's Restated Certificate of Incorporation is different than beneficial ownership for Schedule 13G. To the best of AIG's knowledge, the Department of the Treasury is the only person deemed for such purposes to have an ownership interest of 4.99 percent or more of AIG Common Stock at December 31, 2011.

22. INCOME TAXES

The following table presents income (loss) from continuing operations before income tax expense (benefit) by U.S. and foreign location in which such pre-tax income (loss) was earned or incurred.

Years Ended December 31, (in millions)	2011	2010	2009

U.S.	$(1,626)	$15,118	$(17,180)
Foreign	725	4,548	2,738

Total	$(901)	$19,666	$(14,442)

AIG Form 8-K            215

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the income tax expense (benefit) attributable to pre-tax income (loss) from continuing operations:

Years Ended December 31, (in millions)	2011	2010	2009

Foreign and U.S. components of actual income tax expense:
Foreign:
Current	$303	$807	$1,573
Deferred	48	270	3,636
U.S.:
Current	(208)	(163)	1,229
Deferred	(19,907)	5,822	(8,493)

Total	$(19,764)	$6,736	$(2,055)

AIG's actual income tax (benefit) expense differs from the statutory U.S. federal amount computed by applying the federal income tax rate due to the following:

	2011			2010			2009
Years Ended December 31, (dollars in millions)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (Loss)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (Loss)	Pre-Tax (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax (Loss)

U.S. federal income tax at statutory rate	$2,604	$911	35.0%	$22,877	$8,007	35.0%	$(13,495)	$(4,723)	35.0%
Adjustments:
Tax exempt interest		(454)	(17.4)		(587)	(2.6)		(677)	5.0
Investment in subsidiaries and partnerships		(224)	(8.6)		(1,319)	(5.8)		(473)	3.5
Variable interest entities		(43)	(1.7)		(2)	(0.0)		435	(3.2)
Uncertain tax positions		(25)	(1.0)		(37)	(0.2)		874	(6.5)
Dividends received deduction		(52)	(2.0)		(108)	(0.5)		(117)	0.9
Effect of foreign operations		(386)	(14.8)		602	2.6		(497)	3.7
Bargain purchase gain		-	-		(116)	(0.5)		-	-
State income taxes		(87)	(3.3)		(126)	(0.6)		155	(1.2)
Other		131	5.0		184	0.8		313	(2.3)
Effect of discontinued operations		(190)	(7.3)		173	0.8		(1,827)	13.5
Effect of discontinued operations – goodwill		-	-		1,268	5.5		3	(0.0)
Valuation allowance:
Continuing operations		(18,307)	NM		1,361	6.0		2,986	(22.1)
Discontinued operations		-	-		1,292	5.7		(221)	1.6

Consolidated total amounts	2,604	(18,726)	NM	22,877	10,592	46.3	(13,495)	(3,769)	27.9
Amounts attributable to discontinued operations	3,505	1,038	29.6	3,211	3,856	120.1	947	(1,714)	(180.9)

Amounts attributable to continuing operations	$(901)	$(19,764)	NM %	$19,666	$6,736	34.3%	$(14,442)	$(2,055)	14.2%

    For the year ended December 31, 2011, the effective tax rate on pre-tax loss from continuing operations was not meaningful, due to the significant effect of releasing approximately $18.4 billion of the deferred tax asset valuation allowance. Other less significant factors that contributed to the difference from the statutory rate included tax benefits of $454 million associated with tax exempt interest income, $386 million associated with the effect of foreign operations, and $224 million associated with AIG's investment in subsidiaries and partnerships

216            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    For the year ended December 31, 2010, the effective tax rate on pre-tax income from continuing operations was 34.3 percent. The effective tax rate for the year ended December 31, 2010, attributable to continuing operations differs from the statutory rate primarily due to tax benefits of $1.3 billion associated with AIG's investment in subsidiaries and partnerships, principally the AIA SPV which is treated as a partnership for U.S. tax purposes, and $587 million associated with tax exempt interest, partially offset by an increase in the valuation allowance attributable to continuing operations of $1.4 billion.

    For the year ended December 31, 2009, the effective tax rate on pre-tax loss from continuing operations was 14.2 percent. The effective tax rate on the pre-tax loss from continuing operations for the year ended December 31, 2009, differs from the statutory rate primarily due to increases in the valuation allowance of $3.0 billion and reserve for uncertain tax positions of $874 million, partially offset by tax exempt interest of $677 million and the change in investment in subsidiaries and partnerships of $473 million which was principally related to changes in the estimated U.S. tax liability with respect to the potential sales of subsidiaries.

The following table presents the components of the net deferred tax assets (liabilities):

December 31, (in millions)	2011	2010

Deferred tax assets:
Losses and tax credit carryforwards	$28,223	$25,195
Unrealized loss on investments	2,436	3,223
Accruals not currently deductible, and other	6,431	3,036
Investments in foreign subsidiaries and joint ventures	1,432	2,207
Loss reserve discount	1,260	1,264
Loan loss and other reserves	877	1,093
Unearned premium reserve reduction	1,696	825
Employee benefits	1,217	1,034

Total deferred tax assets	43,572	37,877

Deferred tax liabilities:
Adjustment to life policy reserves	(1,978)	(458)
Deferred policy acquisition costs	(3,340)	(2,594)
Flight equipment, fixed assets and intangible assets	(4,530)	(4,753)
Unrealized gains related to available for sale debt securities	(4,010)	(3,317)
Other	(378)	(466)

Total deferred tax liabilities	(14,236)	(11,588)

Net deferred tax assets before valuation allowance	29,336	26,289
Valuation allowance	(11,047)	(27,548)

Net deferred tax assets (liabilities)	$18,289	$(1,259)

The following table presents AIG's U.S. consolidated income tax group tax losses and credits carryforwards as of December 31, 2011 on a tax return basis.

December 31, 2011 (in millions)	Gross	Tax Effected	Expiration Periods

Net operating loss carryforwards	$45,273	$15,846	2028 - 2031
Capital loss carryforwards – Life	21,213	7,425	2013 - 2014
Capital loss carryforwards – Non-Life	88	30	2014 - 2015
Foreign tax credit carryforwards	-	4,609	2016 - 2021
Other carryforwards and other	-	496	Various

Total AIG U.S. consolidated income tax group tax losses and credits carryforwards		$28,406

AIG Form 8-K            217

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSESSMENT OF DEFERRED TAX ASSET VALUATION ALLOWANCE

    The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires AIG to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.

    AIG's framework for assessing the recoverability of deferred tax assets weighs the sustainability of recent operating profitability, the predictability of future operating profitability of the character necessary to realize the deferred tax assets, and AIG's emergence from cumulative losses in recent years. The framework requires AIG to consider all available evidence, including:

  •
  the nature, frequency, and severity of cumulative financial reporting losses in recent years;

  •
  the sustainability of recent operating profitability of AIG's subsidiaries in various tax jurisdictions;

  •
  the predictability of future operating profitability of the character necessary to realize the net deferred tax asset;

  •
  the carryforward periods for the net operating loss, capital loss and foreign tax credit carryforwards, including the effect of reversing taxable temporary differences; and,

  •
  prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax assets.

    During 2011, AIG experienced significant favorable developments, including the completion of the Recapitalization in January 2011, the wind-down of AIGFP's portfolios, the sale of certain businesses, emergence from cumulative losses in recent years and a return to sustainable operating profits within its primary operations. During 2011, AIG's level of profitability, excluding the $3.3 billion loss on extinguishment of debt in January confirmed its return to sustainable operating profit for the full year. This, together with the emergence from cumulative losses in recent years and projections of sufficient future taxable income, represent significant positive evidence. As of December 31, 2011, the cumulative positive evidence outweighed the historical negative evidence regarding the likelihood that the deferred tax asset for AIG's U.S. consolidated income tax group (other than the life-insurance-business capital loss carryforwards) will be realized. This assessment was evidenced by AIG meeting all of the criteria in its framework, resulting in its conclusion that $18.4 billion of the deferred tax asset valuation allowance for AIG's U.S. consolidated income tax group should be released in 2011. The life-insurance-business capital loss carryforwards may be realized in the future if and when either capital gains are realized or when prudent and feasible tax planning strategies are identified that result in an assessment that the life-insurance-business capital loss carryforwards will be realized on a more-likely-than-not basis prior to their expiration.

218            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the net deferred tax assets (liabilities) for December 31, 2011, and December 31, 2010, respectively, on a U.S. GAAP basis:

	December 31,
(in millions)	2011	2010

Net U.S. consolidated return group deferred tax assets	$29,442	$28,423
Net deferred tax assets (liabilities) in Other comprehensive income	(3,041)	(2,975)
Valuation allowance	(7,240)	(25,626)

Subtotal	19,161	(178)

Net foreign, state & local deferred tax assets*	2,935	2,132
Valuation allowance	(3,807)	(3,213)

Subtotal	(872)	(1,081)

Total AIG net deferred tax assets (liabilities)	$18,289	$(1,259)

*
Amount includes deferred tax liabilities for certain jurisdictions which are not available to offset deferred tax assets from other jurisdictions.

 DEFERRED TAX ASSET VALUATION ALLOWANCE OF U.S. CONSOLIDATED INCOME TAX GROUP

    At December 31, 2011, and December 31, 2010, AIG's U.S. consolidated income tax group had net deferred tax assets (liabilities) after valuation allowance of $19.2 billion and $(178) million, respectively. At December 31, 2011, and December 31, 2010, AIG's U.S. consolidated income tax group had valuation allowances of $7.2 billion and $25.6 billion, respectively.

    For the year ended December 31, 2011, the decrease in the U.S. consolidated income tax group deferred tax asset valuation allowance was $18.4 billion. The entire decrease in valuation allowance was allocated to continuing operations. The amount allocated to continuing operations also included the decrease in the valuation allowance attributable to the anticipated inclusion of the ALICO SPV within the 2011 U.S. consolidated federal income tax return.

DEFERRED TAX LIABILITY – FOREIGN, STATE AND LOCAL

    At December 31, 2011 and December 31, 2010, AIG had net deferred tax liabilities of $872 million and $1.1 billion, respectively, related to foreign subsidiaries, state and local tax jurisdictions, and certain domestic subsidiaries that file separate tax returns.

    At December 31, 2011 and December 31, 2010, AIG had deferred tax asset valuation allowances of $3.8 billion and $3.2 billion, respectively, related to foreign subsidiaries, state and local tax jurisdictions, and certain domestic subsidiaries that file separate tax returns. AIG maintained these valuation allowances following its conclusion that it could not demonstrate that it was more likely than not that the related deferred tax assets will be realized. This was primarily due to factors such as cumulative losses in recent years and the inability to demonstrate profits within the specific jurisdictions over the relevant carryforward periods.

TAX EXAMINATIONS AND LITIGATION

    AIG and its eligible U.S. subsidiaries file a consolidated U.S. federal income tax return. Several U.S. subsidiaries included in the consolidated financial statements previously filed separate U.S. federal income tax returns and were not part of the AIG U.S. consolidated income tax group. Subsidiaries operating outside the U.S. are taxed, and income tax expense is recorded, based on applicable U.S. and foreign law.

AIG Form 8-K            219

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The statute of limitations for all tax years prior to 2000 has expired for AIG's consolidated federal income tax return. AIG is currently under examination for the tax years 2000 through 2006.

    On March 20, 2008, AIG received a Statutory Notice of Deficiency (Notice) from the IRS for years 1997 to 1999. The Notice asserted that AIG owes additional taxes and penalties for these years primarily due to the disallowance of foreign tax credits associated with cross-border financing transactions. The transactions that are the subject of the Notice extend beyond the period covered by the Notice, and the IRS is challenging the later periods. It is also possible that the IRS will consider other transactions to be similar to these transactions. AIG has paid the assessed tax plus interest and penalties for 1997 to 1999. On February 26, 2009, AIG filed a complaint in the United States District Court for the Southern District of New York seeking a refund of approximately $306 million in taxes, interest and penalties paid with respect to its 1997 taxable year. AIG alleges that the IRS improperly disallowed foreign tax credits and that AIG's taxable income should be reduced as a result of AIG's 2005 restatement of its consolidated financial statements.

    On March 29, 2011, the U.S. District Court, Southern District of New York, ruled on a motion for partial summary judgment that AIG filed on July 30, 2010 related to the disallowance of foreign tax credits associated with cross border financing transactions. The court denied AIG's motion with leave to renew following the completion of discovery regarding certain transactions referred to in AIG's motion, which AIG believes may be significant to the outcome of the action.

    AIG also filed an administrative refund claim on September 9, 2010 for its 1998 and 1999 tax years. AIG will vigorously defend its position, and continues to believe that it has adequate reserves for any liability that could result from the IRS actions.

ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES

The following table presents a rollforward of the beginning and ending balances of the total amounts of gross unrecognized tax benefits:

Years Ended December 31, (in millions)	2011	2010	2009

Gross unrecognized tax benefits, beginning of year	$5,296	$4,843	$3,368
Increases in tax positions for prior years	239	888	1,628
Decreases in tax positions for prior years	(1,046)	(470)	(132)
Increases in tax positions for current year	48	49	142
Lapse in statute of limitations	(7)	(6)	(47)
Settlements	(259)	(12)	(9)
Activity of discontinued operations	8	-	(46)
Less: Unrecognized tax benefits of held for sale entities	-	4	(61)

Gross unrecognized tax benefits, end of year	$4,279	$5,296	$4,843

    At December 31, 2011, 2010 and 2009, AIG's unrecognized tax benefits related to tax positions that if recognized would not affect the effective tax rate as they relate to such factors as the timing, rather than the permissibility, of the deduction were $0.7 billion, $1.7 billion and $1.4 billion, respectively. Accordingly, at December 31, 2011, 2010 and 2009, the amounts of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate were $3.5 billion, $3.6 billion and $3.4 billion, respectively.

    The decrease in the gross unrecognized tax benefits for 2011 was primarily related to tax positions that did not affect the effective tax rate because they relate to timing.

    Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At December 31, 2011 and 2010, AIG had accrued liabilities of $744 million and $952 million, respectively, for the

220            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

payment of interest (net of the federal benefit) and penalties. For the years ended December 31, 2011, 2010 and 2009, AIG accrued expense (benefits) of $(170) million, $152 million and $393 million, respectively, for the payment of interest (net of the federal benefit) and penalties.

    AIG regularly evaluates adjustments proposed by taxing authorities. At December 31, 2011, such proposed adjustments would not have resulted in a material change to AIG's consolidated financial condition, although it is possible that the effect could be material to AIG's consolidated results of operations for an individual reporting period. Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next 12 months, based on the information currently available, AIG does not expect any change to be material to AIG's consolidated financial condition.

Listed below are the tax years that remain subject to examination by major tax jurisdictions:

At December 31, 2011	Open Tax Years

Major Tax Jurisdiction
United States	2000 - 2010
France	2008 - 2010
Hong Kong	2004 - 2009
Japan	2006 - 2010
Korea	2009
Malaysia	2002 - 2010
Taiwan	2007 - 2010
Thailand	2006 - 2010
United Kingdom	2008 - 2009

AIG Form 8-K            221

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
(dollars in millions, except per share data)
	2011	2010	2011	2010	2011	2010	2011	2010

Total revenues	$17,439	$18,560	$16,680	$18,318	$12,719	$19,456	$17,419	$21,203
Income (loss) from continuing operations before income tax expense (benefit)	(1,310)	1,684	1,794	1,235	(4,270)	179	2,885	16,568
Income (loss) from discontinued operations, net of income tax expense (benefit)	2,585	295	(37)	(2,645)	(221)	(1,869)	140	3,574
Net income (loss)	1,501	2,444	2,053	(2,321)	(3,826)	(2,225)	21,602	14,387
Net income from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior, and senior preferred interests	252	519	141	508	145	388	96	403
Other	(55)	119	64	20	19	104	27	112

Total net income from continuing operations attributable to noncontrolling interests	197	638	205	528	164	492	123	515
Net income (loss) attributable to AIG	$1,297	$1,796	$1,836	$(2,862)	$(3,990)	$(2,729)	$21,479	$13,853

Earnings (loss) per common share attributable to AIG common shareholders:
Basic:
Income (loss) from continuing operations	$(1.34)	$2.26	$1.03	$(1.52)	$(1.99)	$(6.23)	$11.24	$15.30
Income (loss) from discontinued operations	$1.65	$0.42	$(0.03)	$(19.56)	$(0.11)	$(13.85)	$0.07	$5.28
Diluted:
Income (loss) from continuing operations	$(1.34)	$2.26	$1.03	$(1.52)	$(1.99)	$(6.23)	$11.24	$15.30
Income (loss) from discontinued operations	$1.65	$0.42	$(0.03)	$(19.56)	$(0.11)	$(13.85)	$0.07	$5.28

Weighted average shares outstanding:
Basic	1,557,748,353	135,658,680	1,836,713,069	135,813,034	1,899,500,628	135,879,125	1,898,734,116	138,395,856
Diluted	1,557,748,353	135,724,939	1,836,771,513	135,813,034	1,899,500,628	135,879,125	1,898,845,071	138,447,775

Noteworthy quarterly items – income (expense):
Other-than-temporary impairments	(254)	(864)	(181)	(583)	(496)	(824)	(349)	(768)
Net gain (loss) on sale of divested businesses	(72)	(73)	(2)	205	(2)	4	2	19,430
Adjustment to federal and foreign deferred tax valuation allowance	(529)	775	588	(532)	(1,162)	20	19,410	(1,624)
Accelerated amortization of prepaid commitment fee asset	-	(162)	-	(76)	-	(762)	-	(705)
Reserve strengthening charge	-	-	-	-	-	-	-	(4,203)
Net gain (loss) on extinguishment of debt	(3,313)	-	(79)	-	-	-	484	(104)
Aircraft Leasing impairment charges, fair value adjustments and lease-related charges	(113)	(431)	(42)	(66)	(1,518)	(465)	(16)	(742)
Change in fair value of AIA securities	1,062	-	1,521	-	(2,315)	-	1,021	(638)
Change in fair value of Maiden Lane Interests	995	911	(843)	478	(974)	457	218	459

222            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. INFORMATION PROVIDED IN CONNECTION WITH OUTSTANDING DEBT

    The following condensed consolidating financial statements reflect the results of SunAmerica Financial Group, Inc. (SAFG, Inc.), formerly known as AIG Life Holdings (U.S.), Inc. (AIGLH), a holding company and a wholly owned subsidiary of AIG. AIG provides a full and unconditional guarantee of all outstanding debt of SAFG, Inc.

CONDENSED CONSOLIDATING BALANCE SHEET

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries	Reclassifications and Eliminations	Consolidated AIG

December 31, 2011
Assets:
Short-term investments	$12,868	$-	$14,110	$(4,406)	$22,572
Other investments(a)	6,599	-	481,525	(100,258)	387,866

Total investments	19,467	-	495,635	(104,664)	410,438
Cash	176	13	1,285	-	1,474
Loans to subsidiaries(b)	39,971	-	(39,971)	-	-
Debt issuance costs	196	-	297	-	493
Investment in consolidated subsidiaries(b)	79,802	32,361	(11,600)	(100,563)	-
Other assets, including current and deferred income taxes	24,317	2,704	117,231	(4,297)	139,955

Total assets	$163,929	$35,078	$562,877	$(209,524)	$552,360

Liabilities:
Insurance liabilities	$-	$-	$282,790	$(274)	$282,516
Other long-term debt	35,906	1,638	138,240	(100,531)	75,253
Other liabilities, including intercompany balances(a)(c)	14,169	2,402	75,132	(8,028)	83,675
Loans from subsidiaries(b)	12,316	249	(12,565)	-	-

Total liabilities	62,391	4,289	483,597	(108,833)	441,444

Redeemable noncontrolling interests (see Note 1):
Nonvoting, callable, junior preferred interests held by Department of the Treasury	-	-	-	8,427	8,427
Other	-	-	29	67	96

Total redeemable noncontrolling interests	-	-	29	8,494	8,523

Total AIG shareholders' equity	101,538	30,789	78,859	(109,648)	101,538
Other noncontrolling interests	-	-	392	463	855

Total noncontrolling interests	-	-	392	463	855

Total equity	101,538	30,789	79,251	(109,185)	102,393

Total liabilities and equity	$163,929	$35,078	$562,877	$(209,524)	$552,360

AIG Form 8-K            223

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET (Continued)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries	Reclassifications and Eliminations	Consolidated AIG

December 31, 2010
Assets:
Short-term investments	$5,602	$-	$39,907	$(1,771)	$43,738
Other investments(a)	5,852	-	486,494	(125,672)	366,674

Total investments	11,454	-	526,401	(127,443)	410,412
Cash	49	-	1,509	-	1,558
Loans to subsidiaries(b)	61,630	-	(61,630)	-	-
Debt issuance costs, including prepaid commitment fee asset of $3,628	3,838	-	241	-	4,079
Investment in consolidated subsidiaries(b)	88,834	31,152	(6,788)	(113,198)	-
Other assets, including current and deferred income taxes	6,066	2,717	144,779	1,001	154,563
Assets held for sale	-	-	104,961	-	104,961

Total assets	$171,871	$33,869	$709,473	$(239,640)	$675,573

Liabilities:
Insurance liabilities	$-	$-	$274,590	$(237)	$274,353
Federal Reserve Bank of New York credit facility	20,985	-	-	-	20,985
Other long-term debt	40,443	1,637	167,532	(124,136)	85,476
Other liabilities, including intercompany balances(a)(c)	31,586	3,643	59,336	(2,939)	91,626
Loans from subsidiaries(b)	1	379	(380)	-	-
Liabilities held for sale	-	-	95,911	12	95,923

Total liabilities	93,015	5,659	596,989	(127,300)	568,363

Redeemable noncontrolling nonvoting, callable, junior preferred interests	-	-	207	227	434
Total AIG shareholders' equity	78,856	28,210	111,178	(139,388)	78,856
Noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests held by Federal Reserve Bank of New York	-	-	-	26,358	26,358
Other	-	-	1,099	463	1,562

Total noncontrolling interests	-	-	1,099	26,821	27,920

Total equity	78,856	28,210	112,277	(112,567)	106,776

Total liabilities and equity	$171,871	$33,869	$709,473	$(239,640)	$675,573

(a)
Includes intercompany derivative asset positions, which are reported at fair value before credit valuation adjustment.

(b)
Eliminated in consolidation.

(c)
For December 31, 2011 and December 31, 2010, includes intercompany tax payable of $9.8 billion and $28.1 billion, respectively, and intercompany derivative liabilities of $901 million and $150 million, respectively, for American International Group, Inc. (As Guarantor) and intercompany tax receivable of $128 million and $152 million, respectively, for SAFG, Inc.

224            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME (LOSS)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries	Reclassifications and Eliminations	Consolidated AIG

Year Ended December 31, 2011
Revenues:
Equity in earnings of consolidated subsidiaries(a)	$6,260	$159	$-	$(6,419)	$-
Change in fair value of ML III	(723)	-	77	-	(646)
Other income(b)	1,088	1,616	63,388	(1,189)	64,903

Total revenues	6,625	1,775	63,465	(7,608)	64,257

Expenses:
Interest expense on FRBNY Credit Facility	72	-	-	(2)	70
Other interest expense(c)	2,845	281	1,864	(1,189)	3,801
Net loss on extinguishment of debt	2,847	-	61	-	2,908
Other expenses	867	-	57,512	-	58,379

Total expenses	6,631	281	59,437	(1,191)	65,158

Income (loss) from continuing operations before income tax expense (benefit)	(6)	1,494	4,028	(6,417)	(901)
Income tax expense (benefit)(d)	(19,695)	(103)	34	-	(19,764)

Income (loss) from continuing operations	19,689	1,597	3,994	(6,417)	18,863
Income (loss) from discontinued operations	933	-	1,536	(2)	2,467

Net income (loss)	20,622	1,597	5,530	(6,419)	21,330
Less:
Net income from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	-	-	-	634	634
Other	-	-	55	-	55

Total income from continuing operations attributable to noncontrolling interests	-	-	55	634	689
Income from discontinued operations attributable to noncontrolling interests	-	-	19	-	19

Total net income attributable to noncontrolling interests	-	-	74	634	708

Net income (loss) attributable to AIG	$20,622	$1,597	$5.456	$(7,053)	$20,622

(a)
Eliminated in consolidation.

(b)
Includes intercompany income of $489 million 2011 for American International Group, Inc. (As Guarantor).

(c)
Includes intercompany interest expense of $700 million for 2011 for American International Group, Inc. (As Guarantor).

(d)
The income tax benefit includes the effect of releasing a significant portion of the deferred tax asset valuation allowance. See Note 22 herein for additional information.

AIG Form 8-K            225

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME (LOSS) (continued)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries	Reclassifications and Eliminations	Consolidated AIG

Year Ended December 31, 2010
Revenues:
Equity in earnings of consolidated subsidiaries(a)	$21,385	$1,695	$—	$(23,080)	$—
Change in fair value of ML III	-	-	1,792	-	1,792
Other income(b)	3,046	246	75,111	(2,658)	75,745

Total revenues	24,431	1,941	76,903	(25,738)	77,537

Expenses:
Interest expense on FRBNY Credit Facility	4,107	-	-	(79)	4,028
Other interest expense(c)	2,279	378	3,950	(2,654)	3,953
Net loss on extinguishment of debt	104	-	-	-	104
Other expenses	1,664	-	48,122	-	49,786

Total expenses	8,154	378	52,072	(2,733)	57,871

Income (loss) from continuing operations before income tax expense (benefit)	16,277	1,563	24,831	(23,005)	19,666
Income tax expense (benefit)(d)	5,402	(101)	1,435	-	6,736

Income (loss) from continuing operations	10,875	1,664	23,396	(23,005)	12,930
Income (loss) from discontinued operations	(817)	-	251	(79)	(645)

Net income (loss)	10,058	1,664	23,647	(23,084)	12,285
Less:
Net income from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	-	-	-	1,818	1,818
Other	-	-	355	-	355

Total income from continuing operations attributable to noncontrolling interests	-	-	355	1,818	2,173
Income from discontinued operations attributable to noncontrolling interests	-	-	54	-	54

Total net income attributable to noncontrolling interests	-	-	409	1,818	2,227

Net income (loss) attributable to AIG	$10,058	$1,664	$23,238	$(24,902)	$10,058

(a)
Eliminated in consolidation.

(b)
Includes intercompany income of $2.6 billion for 2010 for American International Group, Inc. (As Guarantor).

(c)
Includes intercompany interest expense of $28 million for 2010 for American International Group, Inc. (As Guarantor).

(d)
Income taxes recorded by American International Group, Inc. (As Guarantor) include deferred tax expense attributable to foreign businesses sold and a valuation allowance to reduce the consolidated deferred tax asset to the amount more likely than not to be realized.

226            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME (LOSS) (continued)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries	Reclassifications and Eliminations	Consolidated AIG

Year Ended December 31, 2009
Revenues:
Equity in earnings of consolidated subsidiaries(a)	$(226)	$(366)	$—	$592	$—
Change in fair value of ML III	(1,401)	-	1,820	-	419
Other income(b)	4,166	199	74,100	(3,437)	75,028

Total revenues	2,539	(167)	75,920	(2,845)	75,447

Expenses:
Interest expense on FRBNY Credit Facility	10,381	-	-	(89)	10,292
Other interest expense(c)	2,496	355	4,652	(3,437)	4,066
Other expenses	1,637	-	73,894	-	75,531

Total expenses	14,514	355	78,546	(3,526)	89,889

Income (loss) from continuing operations before income tax expense (benefit)	(11,975)	(522)	(2,626)	681	(14,442)
Income tax expense (benefit)(d)	(2,798)	(7)	750	-	(2,055)

Income (loss) from continuing operations	(9,177)	(515)	(3,376)	681	(12,387)
Income (loss) from discontinued operations	815	-	1,935	(89)	2,661

Net income (loss)	(8,362)	(515)	(1,441)	592	(9,726)
Less:
Net income (loss) from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	-	-	96	44	140
Other	-	-	(1,576)	-	(1,576)

Total income (loss) from continuing operations attributable to noncontrolling interests	-	-	(1,480)	44	(1,436)
Income from discontinued operations attributable to noncontrolling interests	-	-	72	-	72

Total net income (loss) attributable to noncontrolling interests	-	-	(1,408)	44	(1,364)

Net income (loss) attributable to AIG	$(8,362)	$(515)	$(33)	$548	$(8,362)

(a)
Eliminated in consolidation.

(b)
Includes intercompany income of $3.4 billion for 2009 for American International Group, Inc. (As Guarantor).

(c)
Includes intercompany interest expense of $27 million for 2009 for American International Group, Inc. (As Guarantor).

(d)
Income taxes recorded by American International Group, Inc. (As Guarantor) include deferred tax expense attributable to foreign businesses sold and a valuation allowance to reduce the consolidated deferred tax asset to the amount more likely than not to be realized.

AIG Form 8-K            227

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries	Reclassifications and Eliminations	Consolidated AIG

Year Ended December 31, 2011
Net income (loss)	$20,622	$1,597	$5,530	$(6,419)	$21,330
Other comprehensive income (loss)	(2,604)	-	(1,809)	1,809	(2,604)

Comprehensive income (loss)	18,018	1,597	3,721	(4,610)	18,726
Total comprehensive income (loss) attributable to noncontrolling interests	(121)	-	73	635	587

Total comprehensive income (loss) attributable to AIG	$18,139	$1,597	$3,648	$(5,245)	$18,139

Year Ended December 31, 2010
Net income (loss)	$10,058	$1,664	$23,647	$(23,084)	$12,285
Other comprehensive income (loss)	2,963	-	11,968	(11,968)	2,963

Comprehensive income (loss)	13,021	1,664	35,615	(35,052)	15,248
Total comprehensive income attributable to noncontrolling interests	181	-	415	1,812	2,408

Comprehensive income (loss) attributable to AIG	$12,840	$1,664	$35,200	$(36,864)	$12,840

Year Ended December 31, 2009
Net income (loss)	$(8,362)	$(515)	$(1,441)	$592	$(9,726)
Other comprehensive income (loss)	21,799	-	8,366	(8,366)	21,799

Comprehensive income (loss)	13,437	(515)	6,925	(7,774)	12,073
Total comprehensive income (loss) attributable to noncontrolling interests	388	-	(1,407)	43	(976)

Comprehensive income (loss) attributable to AIG	$13,049	$(515)	$8,332	$(7,817)	$13,049

228            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries and Eliminations	Consolidated AIG

Year Ended December 31, 2011
Net cash (used in) provided by operating activities – continuing operations	$(5,600)	$1,277	$988	$(3,335)
Net cash (used in) provided by operating activities – discontinued operations	-	-	3,370	3,370

Net cash (used in) provided by operating activities	(5,600)	1,277	4,358	35

Cash flows from investing activities:
Sales of investments	2,565	-	82,468	85,033
Sales of divested businesses, net	1,075	-	(488)	587
Purchase of investments	(19)	-	(101,136)	(101,155)
Loans to subsidiaries – net	3,757	-	(3,757)	-
Contributions to subsidiaries – net*	(15,973)	(2)	15,975	-
Net change in restricted cash	1,945	-	25,299	27,244
Net change in short-term investments	(7,130)	-	27,118	19,988
Other, net*	1,543	-	(1,386)	157

Net cash (used in) provided by investing activities – continuing operations	(12,237)	(2)	44,093	31,854
Net cash (used in) provided by investing activities – discontinued operations	-	-	4,478	4,478

Net cash (used in) provided by investing activities	(12,237)	(2)	48,571	36,332

Cash flows from financing activities:
Federal Reserve Bank of New York credit facility repayments	(14,622)	-	-	(14,622)
Issuance of other long-term debt	2,135	117	5,510	7,762
Repayments on other long-term debt	(6,181)	-	(11,629)	(17,810)
Proceeds from drawdown on the Department of the Treasury Commitment*	20,292	-	-	20,292
Issuance of Common Stock	5,055	-	-	5,055
Purchase of Common Stock	(70)	-	-	(70)
Intercompany loans – net	11,519	(1,379)	(10,140)	-
Other, net*	(164)	-	(35,427)	(35,591)

Net cash (used in) provided by financing activities – continuing operations	17,964	(1,262)	(51,686)	(34,984)
Net cash (used in) provided by financing activities – discontinued operations	-	-	(1,942)	(1,942)

Net cash (used in) provided by financing activities	17,964	(1,262)	(53,628)	(36,926)
Effect of exchange rate changes on cash	-	-	29	29

Change in cash	127	13	(670)	(530)
Cash at beginning of period	49	-	1,509	1,558
Change in cash of businesses held for sale	-	-	446	446

Cash at end of period	$176	$13	$1,285	$1,474

AIG Form 8-K            229

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Continued)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries and Eliminations	Consolidated AIG

Year Ended December 31, 2010
Net cash (used in) provided by operating activities – continuing operations	$(1,942)	$(141)	$11,786	$9,703
Net cash (used in) provided by operating activities – discontinued operations	-	-	7,207	7,207

Net cash (used in) provided by operating activities	(1,942)	(141)	18,993	16,910

Cash flows from investing activities:
Sales of investments	3,997	-	89,091	93,088
Sales of divested businesses, net	278	-	21,482	21,760
Purchase of investments	(55)	-	(93,056)	(93,111)
Loans to subsidiaries – net	5,703	-	(5,703)	-
Contributions to subsidiaries – net	(2,574)	-	2,574	-
Net change in restricted cash	(183)	-	(26,932)	(27,115)
Net change in short-term investments	(4,291)	-	(942)	(5,233)
Other, net	(300)	-	(32)	(332)

Net cash (used in) provided by investing activities – continuing operations	2,575	-	(13,518)	(10,943)
Net cash (used in) provided by investing activities – discontinued operations	-	-	718	718

Net cash (used in) provided by investing activities	2,575	-	(12,800)	(10,225)

Cash flows from financing activities:
Federal Reserve Bank of New York credit facility borrowings	19,900	-	-	19,900
Federal Reserve Bank of New York credit facility repayments	(19,110)	-	(4,068)	(23,178)
Issuance of other long-term debt	1,996	-	11,050	13,046
Repayments on other long-term debt	(3,681)	(500)	(11,795)	(15,976)
Proceeds from drawdown on the Department of the Treasury Commitment	2,199	-	-	2,199
Intercompany loans – net	(1,777)	639	1,138	-
Other, net	(168)	-	(1,368)	(1,536)

Net cash (used in) provided by financing activities – continuing operations	(641)	139	(5,043)	(5,545)
Net cash (used in) provided by financing activities – discontinued operations	-	-	(3,716)	(3,716)

Net cash (used in) provided by financing activities	(641)	139	(8,759)	(9,261)

Effect of exchange rate changes on cash	-	-	39	39

Change in cash	(8)	(2)	(2,527)	(2,537)
Cash at beginning of period	57	2	4,341	4,400
Change in cash of businesses held for sale	-	-	(305)	(305)

Cash at end of period	$49	$-	$1,509	$1,558

230            AIG Form 8-K

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Continued)

(in millions)	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries and Eliminations	Consolidated AIG

Year Ended December 31, 2009
Net cash (used in) provided by operating activities – continuing operations	$(1,393)	$(120)	$13,796	$12,283
Net cash (used in) provided by operating activities – discontinued operations	-	-	6,301	6,301

Net cash (used in) provided by operating activities	(1,393)	(120)	20,097	18,584

Cash flows from investing activities:
Sales of investments	1,981	-	86,199	88,180
Sales of divested businesses, net	857	169	4,252	5,278
Purchase of investments	(400)	-	(79,866)	(80,266)
Loans to subsidiaries – net	(5,927)	-	5,927	-
Contributions to subsidiaries – net	(5,683)	(2,350)	8,033	-
Net change in restricted cash	99	-	(349)	(250)
Net change in short-term investments	702	-	(9,723)	(9,021)
Other, net	(254)	-	2,739	2,485

Net cash (used in) provided by investing activities – continuing operations	(8,625)	(2,181)	17,212	6,406
Net cash (used in) provided by investing activities – discontinued operations	-	-	(628)	(628)

Net cash (used in) provided by investing activities	(8,625)	(2,181)	16,584	5,778

Cash flows from financing activities:
Federal Reserve Bank of New York credit facility borrowings	32,526	-	-	32,526
Federal Reserve Bank of New York credit facility repayments	(26,400)	-	(26)	(26,426)
Issuance of other long-term debt	-	-	3,452	3,452
Repayments on other long-term debt	(2,931)	-	(16,520)	(19,451)
Proceeds from drawdown on the Department of the Treasury Commitment	5,344	-	-	5,344
Intercompany loans – net	1,563	1,103	(2,666)	-
Other, net	(130)	1,200	(17,525)	(16,455)

Net cash (used in) provided by financing activities – continuing operations	9,972	2,303	(33,285)	(21,010)
Net cash (used in) provided by financing activities – discontinued operations	-	-	(7,987)	(7,987)

Net cash (used in) provided by financing activities	9,972	2,303	(41,272)	(28,997)

Effect of exchange rate changes on cash	-	-	533	533

Change in cash	(46)	2	(4,058)	(4,102)
Cash at beginning of period	103	-	8,539	8,642
Change in cash of businesses held for sale	-	-	(140)	(140)

Cash at end of period	$57	$2	$4,341	$4,400

*
Includes activities related to the Recapitalization. See Note 17 herein.

AIG Form 8-K            231

American International Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:

	American International Group, Inc. (As Guarantor)	SAFG, Inc.	Other Subsidiaries and Eliminations	Consolidated AIG

Cash (paid) received during the year ended December 31, 2011 for:
Interest:
Third party*	$(6,909)	$(129)	$(1,947)	$(8,985)
Intercompany	(311)	(153)	464	-
Taxes:
Income tax authorities	$13	$-	$(729)	$(716)
Intercompany	(335)	-	335	-

Cash (paid) received during the year ended December 31, 2010 for:
Interest:
Third party	$(2,493)	$(152)	$(2,521)	$(5,166)
Intercompany	(12)	(226)	238	-
Taxes:
Income tax authorities	$(32)	$-	$(970)	$(1,002)
Intercompany	859	-	(859)	-

Cash (paid) received during the year ended December 31, 2009 for:
Interest:
Third party	$(2,595)	$(166)	$(3,016)	$(5,777)
Intercompany	(6)	(186)	192	-
Taxes:
Income tax authorities	$1,140	$-	$(1,366)	$(226)
Intercompany	(1,287)	(21)	1,308	-

*
Includes payment of FRBNY Credit Facility accrued compounded interest of $4.7 billion in the first quarter of 2011.

American International Group, Inc. (As Guarantor) supplementary disclosure of non-cash activities:

Year Ended December 31, (in millions)	2011	2010	2009

Intercompany non-cash financing and investing activities:
Paydown of FRBNY Credit Facility by subsidiary	$-	$4,068	$26
Return of capital and dividend received in the form of bond trading securities	3,668	-	-
Capital contributions to subsidiaries through forgiveness of loans	-	2,510	287
Intercompany loan receivable offset by intercompany payable	18,284	1,364	-
Investment assets received through reduction of intercompany loan receivable	-	468	-
Settlement of payable to subsidiary with return of capital from subsidiary	-	-	15,500
Exchange of intercompany payable with loan payable	-	469	-
Exchange of intercompany receivable with loan receivable	-	-	528
Capital contributions in the form of bonds	-	-	2,698
Other capital contributions – net	523	346	2,834

232            AIG Form 8-K

American International Group, Inc.

ITEM 15. FINANCIAL STATEMENT SCHEDULES

Summary of Investments – Other than Investments in Related Parties

Schedule I

At December 31, 2011 (in millions)	Cost*	Fair Value	Amount at which shown in the Balance Sheet

Fixed maturities:
U.S. government and government sponsored entities	$13,165	$13,582	$13,582
Obligations of states, municipalities and political subdivisions	35,274	37,755	37,755
Non-U.S. governments	24,603	25,770	25,770
Public utilities	21,938	24,216	24,216
All other corporate debt securities	113,852	121,418	121,418
Mortgage-backed, asset-backed and collateralized	66,302	65,604	65,604

Total fixed maturity securities	275,134	288,345	288,345

Equity securities and mutual funds:
Common stocks:
Public utilities	4	5	5
Banks, trust and insurance companies	428	1,709	1,709
Industrial, miscellaneous and all other	1,375	1,832	1,832

Total common stocks	1,807	3,546	3,546
Preferred stocks	83	143	143
Mutual funds	55	60	60

Total equity securities and mutual funds	1,945	3,749	3,749

Mortgage and other loans receivable, net of allowance	19,489	20,600	19,489
Other invested assets	39,177	39,586	40,744
Short-term investments, at cost (approximates fair value)	22,572	22,572	22,572
Derivative assets	4,499	4,499	4,499

Total investments			$379,398

*
Original cost of equity securities and fixed maturities is reduced by other-than-temporary impairment charges, and, as to fixed maturity securities, reduced by repayments and adjusted for amortization of premiums or accretion of discounts.

AIG Form 8-K            233

American International Group, Inc.

Condensed Financial Information of Registrant
Balance Sheet – Parent Company Only

Schedule II

December 31, (in millions)	2011	2010

Assets:
Short-term investments	$12,868	$5,602
Other investments	6,599	5,852

Total investments	19,467	11,454
Cash	176	49
Loans to subsidiaries*	39,971	61,630
Due from affiliates – net*	303	380
Current and deferred income taxes	22,438	2,171
Debt issuance costs including prepaid commitment fee asset of $3,628 in 2010	196	3,838
Investments in consolidated subsidiaries*	79,802	88,834
Other assets	1,576	3,515

Total assets	$163,929	$171,871

Liabilities:
Intercompany tax payable*	$9,801	$28,083
Federal Reserve Bank of New York credit facility	-	20,985
Parent company long-term debt	21,584	24,953
MIP notes payable	10,138	11,318
Series AIGFP matched notes and bonds payable	3,560	3,703
Loans and notes payable	624	469
Loans from subsidiaries*	12,316	1
Other liabilities (includes intercompany derivative liabilities of $901 in 2011 and $150 in 2010)	4,368	3,503

Total liabilities	62,391	93,015

AIG shareholders' equity:
Preferred stock	-	71,983
Common stock	4,766	368
Treasury stock	(942)	(873)
Additional paid-in capital	81,787	9,683
Retained earnings (accumulated deficit)	10,774	(9,848)
Accumulated other comprehensive income	5,153	7,543

Total AIG shareholders' equity	101,538	78,856

Total liabilities and equity	$163,929	$171,871

*
Eliminated in consolidation.

See accompanying Notes to Condensed Financial Information of Registrant, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

234            AIG Form 8-K

American International Group, Inc.

Condensed Financial Information of Registrant (Continued)
Statement of Income (Loss) – Parent Company Only

Schedule II

Years Ended December 31, (in millions)	2011	2010	2009

Revenues:
Equity in earnings of consolidated subsidiaries*	$6,260	$21,385	$(226)
Interest income	596	3,249	4,126
Change in fair value of ML III	(723)	-	(1,401)
Net realized capital gains (losses)	213	(209)	(54)
Other income	279	6	94
Expenses:
Accrued and compounding interest	(24)	(636)	(2,022)
Amortization of prepaid commitment asset	(48)	(3,471)	(8,359)

Total interest expense on FRBNY Credit Facility	(72)	(4,107)	(10,381)
Other interest expense	(2,845)	(2,279)	(2,496)
Restructuring expense and related asset impairment and other expenses	(36)	(451)	(407)
Net loss on extinguishment of debt	(2,847)	(104)	-
Other expenses	(831)	(1,213)	(1,230)

Income (loss) from continuing operations before income tax expense (benefit)	(6)	16,277	(11,975)
Income tax expense (benefit)	(19,695)	5,402	(2,798)

Net income (loss)	19,689	10,875	(9,177)
Income (loss) from discontinued operations	933	(817)	815

Net income (loss) attributable to AIG Parent Company	$20,622	$10,058	$(8,362)

*
Eliminated in consolidation.

See accompanying Notes to Condensed Financial Information of Registrant, which include a summary of revisions to prior year balances in connection with a change in accounting principle.

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American International Group, Inc.

Condensed Financial Information of Registrant (Continued)
Statement of Comprehensive Income (Loss) – Parent Company Only

Schedule II

Years Ended December 31, (in millions)	2011	2010	2009

Net income (loss)	$20,622	$10,058	$(8,362)
Other comprehensive income (loss)	(2,604)	2,963	21,799

Comprehensive income (loss)	18,018	13,021	13,437
Total comprehensive income (loss) attributable to noncontrolling interests	(121)	181	388

Total comprehensive income attributable to AIG	$18,139	$12,840	$13,049

See accompanying Notes to Condensed Financial Information of Registrant

236            AIG Form 8-K

American International Group, Inc.

Condensed Financial Information of Registrant (Continued)
Statement of Cash Flows – Parent Company Only

Schedule II

Years Ended December 31, (in millions)	2011	2010	2009

Net cash used in operating activities	$(5,600)	$(1,942)	$(1,393)

Cash flows from investing activities:
Sale of investments	2,215	3,201	1,466
Maturities of investments	9	11	-
Sales of divested businesses	1,075	278	857
Purchase of investments	(19)	(55)	(400)
Net change in restricted cash	1,945	(183)	99
Net change in short-term investments	(7,130)	(4,291)	702
Contributions to subsidiaries – net	(15,973)	(2,574)	(5,683)
Payments received on mortgages and other loan receivables	341	785	515
Loans to subsidiaries – net	3,757	5,703	(5,927)
Other, net	1,543	(300)	(254)

Net cash provided by (used in) investing activities	(12,237)	2,575	(8,625)

Cash flows from financing activities:
Federal Reserve Bank of New York credit facility borrowings	-	19,900	32,526
Federal Reserve Bank of New York credit facility repayments	(14,622)	(19,110)	(26,400)
Issuance of other long-term debt	2,135	1,996	-
Repayment of other long-term debt	(6,181)	(3,681)	(2,931)
Proceeds from drawdown on the Department of the Treasury Commitment	20,292	2,199	5,344
Issuance of Common Stock	5,055	-	-
Loans from subsidiaries – net	11,519	(1,777)	1,563
Purchase of Common Stock	(70)	-	-
Other, net	(164)	(168)	(130)

Net cash provided by (used in) financing activities	17,964	(641)	9,972

Change in cash	127	(8)	(46)
Cash at beginning of year	49	57	103

Cash at end of year	$176	$49	$57

Supplementary disclosure of cash flow information:

Years Ended December 31, (in millions)	2011	2010	2009

Intercompany non-cash financing and investing activities:
Capital contributions in the form of bonds	$-	$-	$2,698
Capital contributions to subsidiaries through forgiveness of loans	-	2,510	287
Other capital contributions – net	523	346	2,834
Paydown of FRBNY Credit Facility by subsidiary	-	4,068	26
Investment assets received through reduction of intercompany loan receivable	-	468	-
Exchange of intercompany payable with loan payable	-	469	-
Settlement of payable to subsidiary with return of capital from subsidiary	-	-	15,500
Exchange of intercompany receivable with loan receivable	-	-	528
Intercompany loan receivable offset by intercompany payable	18,284	1,364	-
Return of capital and dividend received in the form of bond trading securities	3,668	-	-

See Accompanying Notes to Condensed Financial Information of Registrant.

AIG Form 8-K            237

American International Group, Inc.

 Notes to Condensed Financial Information of Registrant

    American International Group, Inc.'s (the Registrant) investments in consolidated subsidiaries are stated at cost plus equity in undistributed income of consolidated subsidiaries. The accompanying condensed financial statements of the Registrant should be read in conjunction with the consolidated financial statements and notes thereto of American International Group, Inc. and subsidiaries included in this Current Report on Form 8-K filed with the Securities and Exchange Commission.

    On January 1, 2012, the Registrant retrospectively adopted a standard that changed its subsidiaries' method of accounting for costs associated with acquiring or renewing insurance contracts. The standard clarifies how to determine whether the costs incurred in connection with the acquisition of new or renewal insurance contracts qualify as deferred policy acquisition costs. Accordingly, the Registrant revised its financial information and accompanying notes included herein.

The following tables present the Condensed Balance Sheet as of December 31, 2011 and 2010 and the Condensed Statement of Income (Loss) for the years ended December 31, 2011, 2010 and 2009, showing the amounts previously reported, the effect of the change due to the adoption of the standard and the adjusted amounts that are reflected in the Registrant's condensed financial information:

December 31, 2011 (in millions)	As Previously Reported	Effect of Change	As Currently Reported

Assets:
Investments in consolidated subsidiaries	$83,215	$(3,413)	$79,802

Total assets	167,342	(3,413)	163,929

AIG shareholders' equity:
Retained earnings	14,332	(3,558)	10,774
Accumulated other comprehensive income	5,008	145	5,153

Total AIG shareholders' equity	$104,951	$(3,413)	$101,538

December 31, 2010 (in millions)	As Previously Reported	Effect of Change	As Currently Reported

Assets:
Current and deferred income tax asset	$3,957	$(1,786)	$2,171
Investments in consolidated subsidiaries	93,511	(4,677)	88,834

Total assets	178,334	(6,463)	171,871

AIG shareholders' equity:
Accumulated deficit	(3,466)	(6,382)	(9,848)
Accumulated other comprehensive income	7,624	(81)	7,543

Total AIG shareholders' equity	$85,319	$(6,463)	$78,856

238            AIG Form 8-K

American International Group, Inc.

Year Ended December 31, 2011 (dollars in millions)	As Previously Reported	Effect of Change	As Currently Reported

Statement of Operations:
Equity in earnings of consolidated subsidiaries	$5,222	$1,038	$6,260

Income (loss) from continuing operations before income tax benefit	(1,044)	1,038	(6)

Income tax benefit	(17,909)	(1,786)	(19,695)

Net income	16,865	2,824	19,689

Net income attributable to AIG Parent Company	$17,798	$2,824	$20,622

Year Ended December 31, 2010 (dollars in millions)	As Previously Reported	Effect of Change	As Currently Reported

Statement of Operations:
Equity in earnings of consolidated subsidiaries	$18,040	$3,345	$21,385

Income from continuing operations before income tax expense	12,932	3,345	16,277

Income tax expense	5,144	258	5,402

Net income	7,788	3,087	10,875

Loss from discontinued operations	(2)	(815)	(817)

Net income attributable to AIG Parent Company	$7,786	$2,272	$10,058

Year Ended December 31, 2009 (dollars in millions)	As Previously Reported	Effect of Change	As Currently Reported

Statement of Operations:
Equity in earnings of consolidated subsidiaries	$(1,477)	$1,251	$(226)

Income (loss) from continuing operations before income tax benefit	(13,226)	1,251	(11,975)

Income tax benefit	(2,277)	(521)	(2,798)

Net income (loss)	(10,949)	1,772	(9,177)

Income from discontinued operations	-	815	815

Net income attributable to AIG Parent Company	$(10,949)	$2,587	$(8,362)

    In June 2011, the FASB issued an accounting standard that requires the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components, followed consecutively by a second statement that presents total other comprehensive income and its components. This presentation is effective January 1, 2012 and is required to be applied retrospectively. The Registrant adopted this standard on January 1, 2012 and included the Condensed Consolidating Statement of Comprehensive Income (Loss).

    The Registrant includes in its statement of income (loss) dividends from its subsidiaries and equity in undistributed income (loss) of consolidated subsidiaries, which represents the net income (loss) of each of its wholly-owned subsidiaries.

    On December 1, 2009, the Registrant and the Federal Reserve Bank of New York (FRBNY) completed two transactions that reduced the outstanding balance and the maximum amount of credit available under the FRBNY Credit Facility by $25 billion. In connection with one of those transactions, the Registrant assigned $16 billion of its obligation under the FRBNY Credit Agreement to a subsidiary. The Registrant subsequently settled its obligation to the subsidiary with a $15.5 billion non-cash dividend from the subsidiary. The difference was recognized over the remaining term of the FRBNY Credit Agreement as a reduction to interest expense. The

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American International Group, Inc.

remaining difference was derecognized by AIG through earnings due to the repayment in January 2011 of all amounts owed under, and the termination of, the FRBNY Credit Facility.

    Certain prior period amounts have been reclassified to conform to the current period presentation.

    The five-year debt maturity schedule is incorporated by reference from Note 15 to Consolidated Financial Statements.

    The Registrant files a consolidated federal income tax return with certain subsidiaries and acts as an agent for the consolidated tax group when making payments to the Internal Revenue Service. The Registrant and its subsidiaries have adopted, pursuant to a written agreement, a method of allocating consolidated Federal income taxes. Amounts allocated to the subsidiaries under the written agreement are included in Due to Affiliates in the accompanying Condensed Balance Sheets.

    Income taxes in the accompanying Condensed Balance Sheets are comprised of the Registrant's current and deferred tax assets, the consolidated group's current income tax receivable, deferred taxes related to tax attribute carryforwards of AIG's U.S. consolidated income tax group and a valuation allowance to reduce the consolidated deferred tax asset to an amount more likely than not to be realized. See Note 22 to the Consolidated Financial Statements for additional information.

    The consolidated U.S. deferred tax asset for net operating loss, capital loss and tax credit carryforwards and valuation allowance are recorded by the Parent Company, which files the consolidated U.S. Federal income tax return, and are not allocated to its subsidiaries. Generally, as, and if, the consolidated net operating losses and other tax attribute carryforwards are utilized, the intercompany tax balance will be settled with the subsidiaries.

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American International Group, Inc.

Supplementary Insurance Information

Schedule III

At December 31, 2011, 2010 and 2009 and for the years then ended

Segment (in millions)	Deferred Policy Acquisition Costs(c)	Liability for Unpaid Claims and Claims Adjustment Expense, Future Policy Benefits(a)	Reserve for Unearned Premiums	Policy and Contract Claims(b)	Premiums and Policy Fees	Net Investment Income	Losses and Loss Expenses Incurred, Benefits(c)	Amortization of Deferred Policy Acquisition Costs(c)	Other Operating Expenses	Net Premiums Written

2011
Chartis	$2,375	$91,686	$23,236	$26	$35,689	$4,348	$27,949	$4,324	$6,546	$34,840
SunAmerica	6,502	30,607	-	880	5,217	9,882	9,110	1,142	2,085	-
Mortgage Guaranty	25	3,104	229	-	792	132	834	21	167	801
Other	35	65	-	5	(3)	393	2	-	(335)	-

	$8,937	$125,462	$23,465	$911	$41,695	$14,755	$37,895	$5,487	$8,463	$35,641

2010
Chartis	$2,099	$90,026	$23,573	$21	$32,521	$4,392	$27,867	$3,894	$6,208	$31,612
SunAmerica	7,258	28,192	-	686	5,230	10,768	8,749	1,086	2,207	-
Mortgage Guaranty	32	3,907	230	-	975	1,941	500	26	245	756
Divested Businesses	-	-	-	-	9,266	3,963	8,719	814	1,821	-
Other	42	294	-	5	37	(130)	39	1	(317)	-

	$9,431	$122,419	$23,803	$712	$48,029	$20,934	$45,874	$5,821	$10,164	$32,368

2009
Chartis	$1,919	$79,617	$20,699	$-	$32,261	$3,292	$25,362	$4,316	$5,310	$30,653
SunAmerica	8,462	27,350	-	1,217	5,327	9,553	9,097	1,287	2,193	-
Mortgage Guaranty	66	5,769	657	-	1,030	1,988	2,869	56	(56)	909
Divested Businesses	17,439	88,678	7	2,074	12,547	5,573	12,644	1,010	2,603	3,283
Other	49	(27)	-	-	74	(1,414)	43	1	(235)	-

	$27,935	$201,387	$21,363	$3,291	$51,239	$18,992	$50,015	$6,670	$9,815	$34,845

(a)
Liability for unpaid claims and claims adjustment expense with respect to the General Insurance operations is net of discounts of $3.18 billion, $3.22 billion and $2.66 billion at December 31, 2011, 2010 and 2009, respectively.

(b)
Reflected in insurance balances payable in the accompanying Consolidated Balance Sheet.

(c)
These amounts have been revised to reflect the adoption of the acquisition cost accounting standard on January 1, 2012. This standard was adopted on a retrospective basis.

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American International Group, Inc.

Reinsurance

Schedule IV

At December 31, 2011, 2010 and 2009 and for the years then ended

(in millions)	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount		Percent of Amount Assumed to Net

2011
Long-duration insurance in force	$918,982	$140,156	$643	$779,469		0.1%

Premiums:
Chartis	$41,710	$9,901	$3,031	$34,840		8.7%
SunAmerica	3,085	591	19	2,513		0.8
Mortgage Guaranty	898	97	-	801		-
Divested businesses	15	6	2	11		18.2
Eliminations	-	(5)	(5)	-		-

Total premiums	$45,708	$10,590	$3,047	$38,165		8.0%

2010
Long-duration insurance in force(a)	$891,145	$148,605	$1,220	$743,760		0.2%

Chartis	$38,965	$9,795	$2,442	$31,612		7.7%
SunAmerica	3,119	621	22	2,520		0.9
Mortgage Guaranty	927	169	(2)	756		(0.3)
Divested businesses	9,643	435	27	9,235	(b)	0.3
Eliminations	-	(25)	(25)	-		-

Total premiums	$52,654	$10,995	$2,464	$44,123		5.6%

2009
Long-duration insurance in force(a)	$2,340,019	$339,183	$1,023	$2,001,859		0.1%

Premiums:
Chartis	$38,461	$9,869	$2,061	$30,653		6.7%
SunAmerica	3,421	767	17	2,671		0.6
Mortgage Guaranty	1,082	210	37	909		4.1
Divested businesses	10,562	766	2,717	12,513	(b)	21.7
Eliminations	-	(913)	(913)	-		-

Total premiums	$53,526	$10,699	$3,919	$46,746		8.4%

(a)
Excludes long-duration insurance in force of $399.4 billion and $157.8 billion related to held-for-sale entities at December 31, 2010 and 2009, respectively.

(b)
Includes accident and health premiums of $1.57 billion and $1.73 billion in 2010 and 2009, respectively.

242            AIG Form 8-K

American International Group, Inc.

Valuation and Qualifying Accounts

Schedule V

For the years ended December 31, 2011, 2010 and 2009

		Additions
(in millions)	Balance, Beginning of year	Charged to Costs and Expenses	Charge Offs	Activity of Discontinued Operations	Reclassified to Assets of Businesses Held for Sale	Divested Businesses	Other Changes(a)	Balance, End of year

2011
Allowance for mortgage and other loans receivable	$878	$4	$(125)	$-	$-	$-	$(17)	$740
Allowance for premiums and insurances balances receivable	515	63	(94)	-	-	-	-	484
Allowance for reinsurance assets	492	(116)	(63)	-	-	-	51	364
Federal and foreign valuation allowance for deferred tax assets(b)	27,548	(18,307)	-	-	-	-	1,806	11,047

2010
Allowance for mortgage and other loans receivable	$2,444	$369	$(354)	$(126)	$(58)	$(1,474)	$77	$878
Allowance for premiums and insurances balances receivable	537	87	(113)	(2)	-	(7)	13	515
Allowance for reinsurance assets	440	3	14	(4)	-	-	39	492
Federal and foreign valuation allowance for deferred tax assets(b)	25,605	1,361	-	1,292	-	-	(710)	27,548

2009
Allowance for mortgage and other loans receivable	$1,680	$1,010	$(564)	$493	$(204)	$-	$29	$2,444
Allowance for premiums and insurances balances receivable	578	109	(74)	3	-	-	(79)	537
Allowance for reinsurance assets	425	(35)	102	-	-	-	(52)	440
Federal and foreign valuation allowance for deferred tax assets(b)	22,947	2,986	-	(221)	-	-	(107)	25,605

(a)
Includes recoveries of amounts previously charged off and reclassifications to/from other accounts.

(b)
These amounts have been revised to reflect the adoption of the acquisition cost accounting standard on January 1, 2012. This standard was adopted on a retrospective basis.

AIG Form 8-K            243